    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996.

                                                       REGISTRATION NO. 333-6919
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-4/A

                                AMENDMENT NO. 2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                METROCALL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4812                           54-1215634
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------
                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            WILLIAM L. COLLINS, III
                            CHIEF EXECUTIVE OFFICER
                                METROCALL, INC.
                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                With a copy to:

                                                                     HOWARD W. HERNDON, ESQ.
               GEORGE P. STAMAS, ESQ.                     WALLER LANSDEN DORTCH & DAVIS, A PROFESSIONAL
             WILMER, CUTLER & PICKERING                             LIMITED LIABILITY COMPANY
                2445 M STREET, N.W.                                511 UNION STREET, SUITE 2100
               WASHINGTON, D.C. 20037                                  NASHVILLE, TN 37219
                   (202) 663-6000                                         (615) 244-6380

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   /X/
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

[CAPTION]

---------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
            TITLE OF SECURITIES              AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
             TO BE REGISTERED                 REGISTERED        PER SHARE(1)           PRICE             FEE(4)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.....        (2)            $13.625           $123,200,793         $42,483
---------------------------------------------------------------------------------------------------------------------
Variable Common Rights(2)..................     9,042,260            --                  --                --
---------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01 per
  share....................................        (2)               --                  --                --
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) and 457(f)(1) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of A+ Network, Inc. common stock, par value $.01 per share, on June 25, 1996, as reported on the Nasdaq Stock Market's National Market.
(2) In addition to the up to 9,042,260 shares of Common Stock to be issued as consideration in the Merger described in this Registration Statement, the Registrant is registering shares of Common Stock and Preferred Stock in an amount that cannot be determined that may be issued as payment for the Variable Common Rights registered hereunder. Because the number of shares of Common Stock and Preferred Stock cannot be determined, these securities are registered by dollar amount rather than number pursuant to Rule 457(o). No separate consideration will be received with respect to such additional shares of Common Stock and Preferred Stock if they are issued.
(3) In accordance with the requirements of Rule 457(f)(1), no separate value has been allocated to the Variable Common Rights.
(4) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO


                                METROCALL, INC.


                             6677 RICHMOND HIGHWAY


                              ALEXANDRIA, VA 22306



                                                                 OCTOBER 8, 1996


Dear Stockholder:


     You are cordially invited to attend the Special Meeting of Stockholders (the "Metrocall Meeting") of Metrocall, Inc. ("Metrocall") to be held on November 6, 1996 at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia at 9:00 a.m., local time. As described in the enclosed Joint Proxy Statement/Prospectus, at the Metrocall Meeting, the stockholders of Metrocall will be asked to consider and vote upon (i) the business combination of A+ Network, Inc., a Tennessee corporation ("A+ Network"), and Metrocall through the merger (the "Merger") of A+ Network with and into Metrocall, (ii) an amendment (the "Charter Amendment") to the Amended and Restated Certificate of Incorporation of Metrocall to increase the number of authorized shares of Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares, (iii) an amendment (the "Plan Amendment") to the Metrocall 1996 Stock Option Plan to increase the number of shares of Metrocall Common Stock that may be issued thereunder by 1,000,000 and (iv) the issuance of $35 million aggregate liquidation value of Series A Convertible Preferred Stock of Metrocall (the "Preferred Stock Issuance").



     The Merger is subject to the terms and conditions of an Agreement and Plan of Merger dated as of May 16, 1996 and amended on October 8, 1996 (the "Merger Agreement") between Metrocall and A+ Network. Upon consummation of the Merger, each outstanding share of the common stock of A+ Network ("A+ Network Common Stock" or the "Shares"), other than Shares owned by Metrocall or its subsidiaries, will be converted, without any action on the part of the holder thereof, into the right to receive (i) the number of newly issued shares of the common stock of Metrocall (the "Metrocall Shares" or the "Metrocall Common Stock") equal to the Conversion Ratio (as defined in the Merger Agreement), (ii) the same number of indexed Variable Common Rights ("VCRs" and, together with the Metrocall Shares, the "Metrocall Securities"), plus (iii) cash in respect of fractional Metrocall Securities. The shares of Metrocall Common Stock held by Metrocall stockholders prior to the Merger will be unchanged by the Merger. It is expected that up to approximately 9,042,260 shares of Metrocall Common Stock (approximately 36.0% of the total shares of Metrocall Common Stock expected to be issued and outstanding after the Merger) will be issued to the shareholders of A+ Network in the Merger in exchange for their shares of A+ Network Common Stock.


     The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the Merger Agreement and information regarding other matters to be considered at the Metrocall Meeting. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Exhibit A.


     The Metrocall Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. The Board of Directors (including nonemployee directors) believes that the transaction is fair to Metrocall stockholders, has unanimously (with one director absent) approved the Merger Agreement and the Merger and recommended that stockholders vote FOR approval and adoption of the Merger Agreement. The Metrocall Board of Directors also recommends that stockholders vote FOR the Charter Amendment, FOR the Plan Amendment and FOR the Preferred Stock Issuance.


     Metrocall retained the investment banking firm of Wheat, First Securities, Inc. ("Wheat, First") to render an opinion as to the fairness, from a financial point of view, to Metrocall of the consideration to be paid for the A+ Network Common Stock. Wheat, First has delivered to Metrocall's Board of Directors a written opinion, dated May 14, 1996, to the effect that, as of such date and based upon and subject to certain matters stated therein, taken together, the consideration to be paid (i) to the holders of Shares pursuant to a completed tender offer by Metrocall to purchase 2,140,526 Shares and (ii) to the holders of the Shares pursuant to the Merger is fair to the holders of Metrocall Common Stock from a financial point of view. A copy of Wheat, First's opinion is attached to the Joint Proxy Statement/Prospectus as Exhibit B.

     Your vote on these matters is very important. The Merger must be approved and adopted by a majority of the issued and outstanding shares of Metrocall Common Stock so a failure to vote is equivalent to a vote against the Merger. We urge you to review carefully the enclosed materials and to return your proxy promptly. Stockholders with questions regarding the Merger or other transactions or matters described herein may contact Shirley B. White, Assistant Secretary of Metrocall, at (703) 660-6677.

     Whether or not you plan to attend the Metrocall Meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,

                                          /s/ RICHARD M. JOHNSTON

                                          Richard M. Johnston
                                          Chairman of the Board

                                      LOGO

                                A+ NETWORK, INC.
                            40 SOUTH PALAFOX STREET
                              PENSACOLA, FL 32501


                                October 8, 1996


Dear Fellow Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "A+ Network Meeting") of A+ Network, Inc. ("A+ Network") to be held on Wednesday, November 6, 1996 at 2:00 p.m., local time, at the First American Center auditorium, fifth floor, 300 Union Street, Nashville, Tennessee. Enclosed are a Notice of the A+ Network Meeting, a Joint Proxy Statement/Prospectus and a proxy card containing information about the matters to be acted upon.


     At the A+ Network Meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of May 16, 1996 and amended on October 8, 1996 (the "Merger Agreement"), between A+ Network and Metrocall, Inc. ("Metrocall"). The Merger Agreement provides for the merger (the "Merger") of A+ Network with and into Metrocall with Metrocall being the surviving entity (the "Surviving Corporation"). The Merger would be the final step in the business combination of A+ Network and Metrocall. In the initial steps, Metrocall acquired 4,350,743 shares of A+ Network common stock for $21.10 per share pursuant to a cash tender offer (the "Tender Offer") and pursuant to purchases from certain principal shareholders of A+ Network in accordance with an agreement with such shareholders (the "Shareholders' Agreement"), as a result of which Metrocall now owns approximately 40.0% of A+ Network's outstanding capital stock. The Merger is intended to qualify as a tax-free transaction under the Internal Revenue Code of 1986, as amended. We urge you to read the enclosed Joint Proxy Statement/Prospectus for a description of the federal income tax consequences of the Merger.


     In the Merger, each outstanding share of common stock, par value $.01 per share, of A+ Network (the "A+ Network Common Stock"), other than shares of A+ Network Common Stock held by Metrocall or any of its subsidiaries (which will be cancelled), will be converted into the right to receive (i) that number of shares of common stock, par value $.01 per share, of Metrocall as the Surviving Corporation (the "Metrocall Common Stock") equal to the Conversion Ratio (as defined in the Merger Agreement) and (ii) the same number of indexed Variable Common Rights ("VCRs" and together with the Metrocall Common Stock, the "Metrocall Securities") having the terms described in the Merger Agreement. Pursuant to the Merger Agreement, the Conversion Ratio will be determined by dividing $21.10 by the average of the last reported bid prices for shares of Metrocall Common Stock on the Nasdaq National Market for the 50 consecutive trading days ending on the trading day which is five days prior to the effective time of the Merger (the "Average Metrocall Share Price"), provided that the Average Metrocall Share Price will not exceed $21.88 or be less than $17.90. Holders of A+ Network Common Stock do not have rights of appraisal under Tennessee law in connection with the Merger. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF A+ NETWORK AND ITS SHAREHOLDERS AND HAS ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER. THE BOARD OF DIRECTORS HAS RECOMMENDED THAT THE SHAREHOLDERS OF A+ NETWORK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Joint Proxy Statement/Prospectus, including the written opinion, dated May 15, 1996, of Prudential Securities Incorporated, A+ Network's financial advisor, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by holders of A+ Network Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, including the Tender Offer, was fair to such holders from a financial point of view. The Joint Proxy Statement/Prospectus contains other important information relating to the Merger, and you are encouraged to read the Joint Proxy Statement/Prospectus carefully.

     The Merger will require the approval of the Federal Communications Commission and state regulatory authorities, the approval of a majority of the issued and outstanding shares of A+ Network Common Stock, the approval of the shareholders of Metrocall and the satisfaction or waiver of other conditions as described in the attached Joint Proxy Statement/Prospectus. Pursuant to purchases under the Tender Offer and the Shareholders' Agreement, and rights granted under the Shareholders' Agreement, Metrocall has the right, and has agreed, to vote in excess of a majority of the shares of A+ Network Common Stock to approve the Merger Agreement.

     In view of the importance of the action to be taken at the A+ Network Meeting, we urge you to read the enclosed material carefully and to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the A+ Network Meeting. If you attend the A+ Network Meeting in person, you may, if you wish, vote your shares personally on all matters whether or not you have previously submitted a proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely yours,


                                          /s/ CHARLES A. EMLING III
                                          Charles A. Emling III
                                          President and Chief Executive Officer

                                      LOGO


                                METROCALL, INC.


                             6677 RICHMOND HIGHWAY


                              ALEXANDRIA, VA 22306


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1996

TO THE STOCKHOLDERS OF METROCALL, INC.:

     A Special Meeting of the Stockholders of Metrocall, Inc. ("Metrocall") will be held at the Ritz-Carlton, Pentagon City, located at 1250 South Hayes Street, Arlington, Virginia, on November 6, 1996 at 9:00 a.m. local time to consider and act upon the following proposals:


     1. To approve and adopt an Agreement and Plan of Merger dated as of May 16, 1996 and amended on October 8, 1996 (the "Merger Agreement"), a copy of which is included as Exhibit A to the Joint Proxy Statement/Prospectus accompanying this Notice, pursuant to which (a) A+ Network, Inc. a Tennessee corporation ("A+ Network") will be merged with and into Metrocall, and (b) each share of A+ Network common stock, par value $.01 per share ("A+ Network Common Stock" or the "Shares"), outstanding immediately prior to the effective time of the Merger, other than Shares owned by Metrocall or its subsidiaries, will be converted into the right to receive (i) the number of newly issued shares of Metrocall common stock, par value $.01 per share (the "Metrocall Shares" or "Metrocall Common Stock") equal to the Conversion Ratio (as defined in the Merger Agreement), (ii) the same number of indexed Variable Common Rights ("VCRs" and, together with the Metrocall Shares, the "Metrocall Securities"), plus (iii) cash in respect of fractional Metrocall Securities, if any. The Merger must be approved and adopted by a majority of the issued and outstanding shares of Metrocall Common Stock.



     2. To approve and adopt an amendment (the "Charter Amendment") to the Amended and Restated Certificate of Incorporation of Metrocall to increase the authorized Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares. The Charter Amendment must be approved by a majority of the issued and outstanding shares of Metrocall Common Stock.


     3. To approve and adopt an amendment (the "Plan Amendment") to the Metrocall 1996 Stock Option Plan to increase the number of shares of Metrocall Common Stock that may be issued thereunder by 1,000,000.

     4. To approve the issuance of $35 million aggregate liquidation value of Series A Convertible Preferred Stock of Metrocall (the "Preferred Stock Issuance").

     Pursuant to Metrocall's Bylaws, the Board of Directors has fixed the close of business on October 4, 1996 as the record date for the Special Meeting. Only holders of Metrocall Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.
                                          By Order of the Board of Directors

                                          /s/ SHIRLEY B. WHITE
                                          --------------------------------------
                                          Shirley B. White
                                          Assistant Secretary

Alexandria, Virginia

October 8, 1996


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                                      LOGO

                                A+ NETWORK, INC.
                            40 SOUTH PALAFOX STREET
                              PENSACOLA, FL 32501

              NOTICE OF A+ NETWORK SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 6, 1996

TO THE SHAREHOLDERS OF A+ NETWORK, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of A+ Network, Inc., a Tennessee corporation ("A+ Network"), will be held on Wednesday, November 6, 1996 at 2:00 p.m., local time, at the First American Center auditorium, fifth floor, 300 Union Street, Nashville, Tennessee (the "A+ Network Meeting") for the following purpose:


        1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 16, 1996 and amended on October 8, 1996 (the "Merger Agreement"), between A+ Network and Metrocall, Inc., a Delaware corporation ("Metrocall"), providing for the merger (the "Merger") of A+ Network with and into Metrocall, with Metrocall being the surviving entity (the "Surviving Corporation") and pursuant to which each outstanding share of common stock, par value $.01 per share, of A+ Network (the "A+ Network Common Stock") will be converted into the right to receive (i) that number of shares of common stock, par value $.01 per share, of the Surviving Corporation (the "Metrocall Common Stock") equal to the Conversion Ratio (as defined in the Merger Agreement) and (ii) the same number of indexed Variable Common Rights (the "VCRs" and together with the Metrocall Common Stock, the "Metrocall Securities") having the terms described in the Merger Agreement. The Conversion Ratio will be based on the last reported bid prices for shares of the Metrocall Common Stock on the Nasdaq National Market for the 50 consecutive trading days ending on the trading date that is five days prior to the effective time of the Merger but in no event will be lower than .96435 or higher than 1.17877. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus.


    Only holders of record of A+ Network Common Stock at the close of business on October 1, 1996 (the "A+ Network Record Date"), are entitled to notice of and to vote at the A+ Network Meeting and any adjournments or postponements thereof. The list of A+ Network shareholders entitled to vote at the A+ Network Meeting will be available for examination for ten days prior to the A+ Network Meeting at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, 511 Union Street, Suite 2100, Nashville, Tennessee 37219.

    All shareholders are cordially invited to attend the A+ Network Meeting. To ensure your representation at the A+ Network Meeting, however, you are urged to mark, sign and return the enclosed proxy card in the accompanying envelope, whether or not you expect to attend the A+ Network Meeting. No postage is required if mailed in the United States. Any A+ Network shareholder attending the A+ Network Meeting may vote in person even if that shareholder has returned a proxy card.

                                          By order of the Board of Directors

                                          /s/ CHARLES A. EMLING III

                                          Charles A. Emling III
                                          President and Chief Executive Officer

October 8, 1996.


        TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

              PLEASE DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                                METROCALL, INC.
                     PROXY STATEMENT FOR SPECIAL MEETING OF
                    STOCKHOLDERS TO BE HELD NOVEMBER 6, 1996
       AND PROSPECTUS REGARDING THE ISSUANCE OF UP TO 9,042,260 SHARES OF
             METROCALL COMMON STOCK, INDEXED VARIABLE COMMON RIGHTS
            AND SHARES OF METROCALL COMMON STOCK AND PREFERRED STOCK
      THAT MAY BE ISSUED IN PAYMENT OF THE INDEXED VARIABLE COMMON RIGHTS
                    ----------------------------------------
                                A+ NETWORK, INC.
                     PROXY STATEMENT FOR SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD NOVEMBER 6, 1996
                    ----------------------------------------


    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Metrocall, Inc., a Delaware corporation ("Metrocall"), and to the shareholders of A+ Network, Inc., a Tennessee corporation ("A+ Network"), and relates to the Special Meeting of Stockholders of Metrocall (the "Metrocall Meeting") to be held on November 6, 1996 and the Special Meeting of Shareholders of A+ Network (the "A+ Network Meeting") to be held on November 6, 1996 (collectively, the "Stockholders Meetings"). At the respective Stockholders Meetings, stockholders of Metrocall and of A+ Network, respectively, will be asked to consider and act upon the Agreement and Plan of Merger, as amended (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A. In addition, stockholders of Metrocall will be asked to vote to approve and adopt an amendment (the "Charter Amendment") to the Amended and Restated Certificate of Incorporation of Metrocall increasing the number of authorized shares of Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares, an amendment (the "Plan Amendment") to the Metrocall 1996 Stock Option Plan to increase the number of shares of Metrocall Common Stock that may be issued thereunder by 1,000,000 and the issuance of $35 million aggregate liquidation value of Series A Convertible Preferred Stock of Metrocall (the "Preferred Stock Issuance").


    Pursuant to the Merger Agreement, (i) A+ Network will be merged with and into Metrocall (the "Merger") and (ii) each share of A+ Network common stock, par value $.01 per share, together with the related share purchase rights ("A+ Network Common Stock" or the "Shares"), outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than Shares owned by Metrocall or its subsidiaries, will be converted into the right to receive (A) that number of newly issued shares of the Metrocall Common Stock, par value $.01 per share, of Metrocall ("Metrocall Common Stock" or the "Metrocall Shares") equal to the Conversion Ratio, (B) the same number of indexed Variable Common Rights ("VCRs" and, together with the Metrocall Shares, the "Metrocall Securities"), plus (C) cash in respect of fractional Metrocall Securities. The Conversion Ratio will be determined by dividing $21.10 by the average of the last bid prices for shares of Metrocall Common Stock on the Nasdaq National Market (the "NNM") for the 50 consecutive trading days ending on the trading day that is five days prior to the Effective Time of the Merger (the "Average Metrocall Share Price"), except that if the Average Metrocall Share Price is greater than $21.88 or less than $17.90, then the Conversion Ratio will be
 .96435 or 1.17877, respectively.

    Prior to the date of this Joint Proxy Statement/Prospectus, and pursuant to the terms of the Merger Agreement, Metrocall purchased 2,140,526 Shares pursuant to a tender offer dated May 22, 1996 to the holders of Shares (the "Offer") and Metrocall purchased 2,210,217 additional Shares from certain shareholders of A+ Network pursuant to a Shareholders' Option and Sale Agreement dated May 16, 1996 (the "Shareholders' Agreement") among Metrocall and certain shareholders of A+ Network named therein. Metrocall has agreed to vote all of the foregoing shares (which constitute approximately 40.0% of the issued and outstanding shares as of the record date for the A+ Network Meeting) in favor of the Merger. In addition, certain other shareholders holding approximately 30.4% of the issued and outstanding Shares as of the record date for the A+ Network Meeting have also agreed to vote in favor of the Merger.
                            ------------------------

THE BOARDS OF DIRECTORS OF METROCALL AND A+ NETWORK RECOMMEND THAT STOCKHOLDERS OF THEIR RESPECTIVE COMPANIES VOTE FOR APPROVAL OF THE MERGER AGREEMENT. THE
  BOARD OF DIRECTORS OF METROCALL ALSO RECOMMENDS THAT STOCKHOLDERS OF
     METROCALL VOTE FOR APPROVAL OF THE CHARTER AMENDMENT, THE PLAN
      AMENDMENT AND THE PREFERRED STOCK ISSUANCE.
                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
          PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     SEE "RISK FACTORS," BEGINNING ON PAGE 15, FOR INFORMATION THAT SHOULD BE CONSIDERED REGARDING THE SECURITIES OFFERED HEREBY.
                            ------------------------


    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to the stockholders of Metrocall and the shareholders of A+ Network on or about October 8, 1996.


     The date of this Joint Proxy Statement/Prospectus is October 8, 1996.

                             AVAILABLE INFORMATION

     Metrocall and A+ Network are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission in Chicago, Illinois at Northwestern Atrium Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Such information may also be accessed on the internet at http://www.sec.gov. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Metrocall has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Metrocall filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Joint Proxy Statement/Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above. After the Merger, registration of the A+ Network Common Stock under the Exchange Act will be terminated.
                            ------------------------

     Information in this Joint Proxy Statement/Prospectus regarding A+ Network has been prepared and/or supplied by A+ Network or its representatives and information regarding Metrocall has been prepared and/or supplied by Metrocall or its representatives. Each of A+ Network and Metrocall has represented and warranted to the other party in the Merger Agreement that none of such information contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make such information not misleading.
                            ------------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY METROCALL OR A+ NETWORK. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, NOR A SOLICITATION OF AN OFFER TO BUY, METROCALL COMMON STOCK, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF METROCALL COMMON STOCK MADE UNDER THIS JOINT PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF METROCALL OR A+ NETWORK OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Metrocall incorporates herein by reference the following documents filed by it with the Commission (File No. 0-21924) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1995; (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (iii) its Proxy Statement for the Annual Meeting of Stockholders held on May 1, 1996; (iv) its Current Report on Form 8-K filed on May 21, 1996; and
(v) its Schedule 13D and Tender Offer Statement on Schedule 14D-1 of Metrocall filed on May 22, 1996 (as amended).

     A+ Network incorporates herein by reference the following documents filed by it with the Commission (File No. 0-22238) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1995; (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (iii) its Current Reports on Form 8-K dated May 20, 1996 and June 24, 1996; (iv) its Proxy Statement for the Annual Meeting of Shareholders held on May 29, 1996; and (v) its Schedule 14D-9 filed on May 22, 1996.

     All documents filed by Metrocall and A+ Network pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Metrocall Meeting and the A+ Network Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. METROCALL AND A+ NETWORK HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO METROCALL ARE AVAILABLE UPON REQUEST FROM METROCALL, INC., 6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22306,
ATTENTION: SHIRLEY B. WHITE, ASSISTANT SECRETARY, TELEPHONE NUMBER 703-660-6677. DOCUMENTS RELATING TO A+ NETWORK ARE AVAILABLE UPON REQUEST FROM A+ NETWORK, INC., 40 SOUTH PALAFOX, PENSACOLA, FLORIDA 32501, ATTENTION: RANDY K. SCHULTZ, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER 904-438-1653. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY OCTOBER 25, 1996.

                        JOINT PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
SUMMARY.............................................................................      1
  The Companies.....................................................................      1
  The Stockholders' Meetings........................................................      2
  The Merger........................................................................      3
  Comparison of Stockholders' Rights................................................      7
  Regulatory Approvals..............................................................      7
  Market Prices and Dividends.......................................................      8
  Summary Financial Information.....................................................      9
  Other Proposals to be Presented at the Metrocall Meeting..........................     14
RISK FACTORS........................................................................     15
THE MEETINGS........................................................................     20
  Date, Time and Place of Meetings..................................................     20
  Purpose of the Meetings...........................................................     20
  Record Date and Outstanding Shares................................................     21
  Voting and Revocation of Proxies..................................................     21
  Vote Required for Approval........................................................     21
  Solicitation of Proxies...........................................................     22
  Other Matters.....................................................................     22
  Appraisal Rights..................................................................     22
THE MERGER AND RELATED TRANSACTIONS.................................................     23
  Purchases Pursuant to the Offer and the Shareholders' Agreement...................     23
  General Description of the Merger.................................................     23
  Background of the Merger..........................................................     23
  Recommendation of the Board of Directors of Metrocall.............................     25
  Metrocall's Reasons for the Merger................................................     25
  Opinion of Financial Advisor to Metrocall.........................................     26
  Recommendation of the Board of Directors of A+ Network............................     30
  A+ Network's Reasons for the Merger...............................................     30
  Opinion of Financial Advisor to A+ Network........................................     31
  Interests of Certain Persons in the Merger........................................     35
  Shareholders' Agreement...........................................................     36
  Other Agreements..................................................................     37
  Certain Federal Income Tax Consequences...........................................     38
  Accounting Treatment..............................................................     40
  Government and Regulatory Approvals...............................................     40
  Restrictions on Resales by Affiliates.............................................     41
THE MERGER AGREEMENT AND TERMS OF THE MERGER........................................     41
  The Offer.........................................................................     41
  Effective Time of the Merger......................................................     41
  Manner and Basis of Converting Shares.............................................     42
  Treatment of Stock Options........................................................     42
  Employee Arrangements.............................................................     43
  Indemnification...................................................................     43
  Representations and Warranties....................................................     43

                                                                                        PAGE
                                                                                        ----
  Conduct of Business Pending the Merger............................................     44
  Response to Other Offers..........................................................     46
  Repurchase Option.................................................................     46
  Conditions to the Merger..........................................................     48
  Termination.......................................................................     49
  Termination Fees..................................................................     49
  Amendment and Modification........................................................     50
DESCRIPTION OF METROCALL SECURITIES.................................................     50
  Metrocall Capital Stock...........................................................     50
  Metrocall VCRs....................................................................     52
  Metrocall Preferred Stock.........................................................     55
COMPARATIVE RIGHTS OF METROCALL STOCKHOLDERS AND A+ NETWORK SHAREHOLDERS............     55
PRO FORMA CONDENSED COMBINED FINANCIAL DATA.........................................     59
RECENT DEVELOPMENTS REGARDING METROCALL.............................................     67
MANAGEMENT OF THE SURVIVING CORPORATION.............................................     69
RECENT DEVELOPMENTS REGARDING A+ NETWORK............................................     71
A+ NETWORK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................................................................     73
AMENDMENT OF METROCALL CHARTER TO INCREASE THE NUMBER OF AUTHORIZED METROCALL
  SHARES............................................................................     79
AMENDMENT TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER METROCALL'S 1996
  STOCK OPTION PLAN.................................................................     80
APPROVAL OF ISSUANCE OF METROCALL CONVERTIBLE PREFERRED STOCK.......................     83
LEGAL MATTERS.......................................................................     84
EXHIBIT A -- Agreement and Plan of Merger dated as of May 16, 1996 between
             Metrocall, Inc. and A+ Network, Inc. (as amended)
EXHIBIT B -- Opinion of Wheat, First Securities, Inc. dated May 14, 1996.
EXHIBIT C -- Opinion of Prudential Securities Incorporated dated May 15, 1996.
EXHIBIT D -- Amendment to the Amended and Restated Certificate of Incorporation of
             Metrocall.
EXHIBIT E -- Amendment to the Metrocall 1996 Stock Option Plan.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and/or in the Exhibits attached hereto. Certain capitalized terms used in this Summary are defined elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Exhibits attached hereto. Stockholders of Metrocall and of A+ Network are urged to read carefully all of the information contained in this Joint Proxy Statement/Prospectus and the Exhibits attached hereto.

                                 THE COMPANIES

METROCALL


     Metrocall currently has 1,109,647 pagers in service at June 30, 1996, providing local, regional and nationwide paging and other wireless messaging services. Metrocall currently operates regional and nationwide paging networks throughout the United States and has historically concentrated its selling efforts in four operating regions: (i) the Northeast (Massachusetts through Delaware); (ii) the Mid-Atlantic (Maryland and the Washington, D.C. metropolitan area); (iii) the Southeast (Virginia and Florida); and (iv) the West (California, Nevada and Arizona). Through the Metrocall Nationwide Wireless Network, Metrocall can provide paging services in approximately 864 U.S. cities which include the top 100 Standard Metropolitan Statistical Areas ("SMSAs").



     Metrocall has announced a pending acquisition which, when consummated, will add approximately 220,000 subscribers to its base of pagers in service. In addition, one acquisition was consummated on July 16, 1996 and another was consummated on August 30, 1996, adding approximately 140,000 and 100,000 subscribers, respectively. Through these acquisitions Metrocall will expand its operations into the Midwest, Southwest and Southeast, while strengthening its existing customer base in the Northeast. On a combined basis (pro forma for all acquisitions), A+ Network and Metrocall would service a total subscriber base consisting of approximately 2.2 million units in service, and would constitute the fifth largest paging company in the United States. Metrocall was organized as a Delaware corporation in October 1982. Metrocall Common Stock is traded on the Nasdaq National Market under the symbol "MCLL". Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677. Unless the context otherwise requires, all references to Metrocall shall mean Metrocall prior to consummation of the Merger.


A+ NETWORK

     A+ Network is a leading provider of paging services, operating primarily in the southeastern United States. On October 24, 1995, Network Paging Corporation ("Network") was merged into A+ Communications Inc. (the "A+/Network Merger"), resulting in an increase in the number of pagers and voicemail units in service from approximately 248,000 to approximately 495,000. The name of the surviving corporation was changed to A+ Network, Inc. At December 31, 1995, A+ Network had 529,450 pagers and voicemail units in service, serviced by a network of approximately 485 transmitters located in Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. Through an interconnected network (the "USA Network") of approximately 120 independent local and regional paging companies (the "Network Affiliates") throughout the United States, A+ Network augments its paging coverage in areas where direct service through A+ Network's own transmission network facilities is not available.

     A+ Network is engaged in two principal business segments, mobile communications services and telemessaging services. A+ Network's mobile communications services business segment provides paging, voicemail and other mobile communication services and equipment and represents several cellular service providers for sale and distribution of cellular phones and services. A+ Network's telemessaging services business segment provides a variety of message management services over the telephone to a diverse client base.

     A+ Network was incorporated under the laws of Tennessee in 1985 as A+ Communications Inc. Simultaneous with the A+/Network Merger, the name was changed to A+ Network, Inc. A+ Network Common Stock is traded on the Nasdaq National Market under the symbol "ACOM." A+ Network maintains executive offices at 40 South Palafox Street, Pensacola, Florida 32501 where its telephone number is (904) 438-1653 and at 2416 Hillsboro Road, Nashville, Tennessee 37212 where its telephone number is (615) 385-4500.

SURVIVING CORPORATION

     Unless otherwise stated, all references to the "Surviving Corporation" shall mean Metrocall after consummation of the Merger.

                           THE STOCKHOLDERS' MEETINGS

METROCALL

     The Metrocall Meeting will be held on November 6, 1996 at 9:00 a.m. local time at the Ritz-Carlton, Pentagon City located at 1250 South Hayes Street, Arlington, Virginia. Only holders of record of shares of Metrocall Common Stock at the close of business on October 4, 1996 (the "Metrocall Record Date") are entitled to notice of and to vote at the Metrocall Meeting.


     At the Metrocall Meeting, stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, which provides for the merger of A+ Network with and into Metrocall, (ii) the Charter Amendment, which provides for the increase in the authorized shares of Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares,
(iii) the Plan Amendment, which provides for the increase in the number of shares of Metrocall Common Stock that may be issued under the Metrocall 1996 Stock Option Plan by 1,000,000 shares, and (iv) the Preferred Stock Issuance, which provides for the issuance of $35 million aggregate liquidation value of Series A Convertible Preferred Stock of Metrocall.



     Each of the Merger Agreement and the Charter Amendment will be approved and adopted if a majority of outstanding shares of Metrocall Common Stock entitled to vote thereon vote in favor of the Merger Agreement and the Charter Amendment, respectively. The Plan Amendment and the Preferred Stock Issuance will be approved and adopted if a majority of the shares present in person or by proxy at the Metrocall meeting vote in favor of the Plan Amendment and the Preferred Stock Issuance, respectively. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be treated as votes cast against the Merger Agreement and the Charter Amendment, but will not be counted for purposes of the Plan Amendment or the Preferred Stock Issuance. Broker non-votes will be equivalent to votes cast against the Merger Agreement and the Charter Amendment, but will not be counted for purposes of the Plan Amendment or the Preferred Stock Issuance. On the Metrocall Record Date, there were 16,060,117 shares of Metrocall Common Stock outstanding and entitled to vote, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Metrocall Meeting. Of such shares, 5,048,046 shares (approximately 31.4% of the shares entitled to vote at the Metrocall Meeting) were held by persons who have agreed to vote in favor of the Merger Agreement.


A+ NETWORK

     The A+ Network Meeting is to be held on November 6, 1996 at 2:00 p.m. local time at the First American Center auditorium, fifth floor, 300 Union Street, Nashville, Tennessee. Only holders of record of shares of A+ Network Common Stock at the close of business on October 1, 1996 (the "A+ Network Record Date") are entitled to notice of and to vote at the A+ Network Meeting.

     The purpose of the A+ Network Meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for the merger of A+ Network with and into Metrocall. If the Merger Agreement is approved, subject to certain adjustments, each outstanding share of Common Stock and related rights

(other than Shares held by Metrocall or any of its subsidiaries, which will be cancelled) will be converted into the right to receive: (i) that number of shares of Metrocall Common Stock equal to the Conversion Ratio (as defined in the Merger Agreement), (ii) the same number of indexed Variable Common Rights ("VCRs" and, together with the Metrocall Common Stock, "Metrocall Securities"), plus (iii) cash in respect of fractional Metrocall Securities, if any.

     The affirmative vote of a majority of the outstanding shares of A+ Network Common Stock is required to adopt the Merger Agreement. Each share of A+ Network Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the A+ Network Meeting. On the A+ Network Record Date, Metrocall owned 4,350,743 shares of A+ Network Common Stock representing approximately 40.0% of the outstanding shares of A+ Network Common Stock. Metrocall has agreed to vote all of its A+ Network Common Stock in favor of the approval of the Merger Agreement. In addition, 3,315,326 shares (approximately 30.4% of the shares entitled to vote at the A+ Network Meeting) were held by certain shareholders who have agreed to vote in favor of the Merger Agreement.

                                   THE MERGER

GENERAL


     Upon consummation of the Merger, A+ Network will be merged with and into Metrocall. Each share of A+ Network Common Stock outstanding immediately prior to consummation of the Merger (other than Shares held by Metrocall or any of its subsidiaries, which will be cancelled) will be converted, without any action on the part of the holder thereof, into the right to receive: (i) that number of shares of Metrocall Common Stock equal to the Conversion Ratio, (ii) the same number of VCRs, plus (iii) cash in respect of fractional Metrocall Securities, if any. The Conversion Ratio shall be determined by dividing $21.10 by the average of the last bid prices for shares of Metrocall Common Stock on the Nasdaq National Market (the "NNM") for the 50 consecutive trading days ending on the trading day that is five days prior to the effective time of the Merger (the "Average Metrocall Share Price"), except that if the Average Metrocall Share Price is greater than $21.88 or less than $17.90, then the Conversion Ratio shall be .96435 or 1.17877, respectively. Each VCR will entitle the holder to receive the amount, not to exceed $5.00 per VCR (unless increased as described below), by which the market value of Metrocall Shares determined as of the first anniversary of the Effective Time (the "Maturity Date") is less than the "Target Price" of $21.10 per share, adjusted downward, but not upward, based on changes in an index composed of average closing bid prices of three other companies in the paging industry. If Metrocall extends the Maturity Date by one year (the "Extended Maturity Date"), the Target Price will increase to $25.10, adjusted as previously described, and the maximum amount which the holder may receive will be $7.00 per VCR. The market value of Metrocall Common Stock for this purpose will be the median of the averages of the last bid price for the Metrocall Common Stock on each trading day during each 20 trading-day period within the 60 trading days prior to the Maturity Date. In addition, if the last bid price of the Metrocall Common Stock exceeds $21.10 on each day during any period of 50 consecutive calendar days after the Effective Time and before the Maturity Date, or, if the Maturity Date is extended, $25.10 on each day during any period of 50 consecutive calendar days after the Maturity Date and before the Extended Maturity Date, then the right to receive payments under the VCR will terminate. Any amounts payable under the VCRs will be paid in cash, Metrocall Common Stock or shares of preferred stock of Metrocall ("Metrocall Preferred Stock") having economic and other rights substantially equivalent to the rights of holders of shares of Metrocall Common Stock, as determined by Metrocall. The terms of the VCRs are described in "DESCRIPTION OF METROCALL SECURITIES -- Metrocall VCRs." Up to 9,042,260 shares of Metrocall Common Stock will be issued in the Merger, and additional shares may be issued if Metrocall elects to make any payments required under the VCRs in the form of shares of Metrocall Common Stock. The Merger will become effective upon the later of the acceptance by the Secretary of State of the State of Delaware or the Secretary of State of the State of Tennessee of the filing of the Certificate of Merger, which is expected to be executed by Metrocall and A+ Network and filed as soon as practicable following approval of the Merger Agreement by the requisite vote of the Metrocall stockholders and the A+ Network shareholders and satisfaction or waiver of the other conditions set forth in the Merger Agreement.

     At the Effective Time all shares of A+ Network Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of A+ Network Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Metrocall Common Stock to be issued in exchange therefor upon the surrender of such certificate.

     After the Effective Time, the exchange agent will deliver a letter of transmittal and instructions to all holders of record of A+ Network Common Stock for use in exchanging their A+ Network Common Stock certificates for Metrocall Common Stock certificates.

HOLDERS OF A+ NETWORK COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Prior to the date of this Joint Proxy Statement/Prospectus, and pursuant to the terms of the Merger Agreement, Metrocall purchased 2,140,526 Shares pursuant to a tender offer dated May 22, 1996 to the holders of Shares (the "Offer") and Metrocall purchased 2,210,217 additional Shares from certain shareholders of A+ Network pursuant to a Shareholders' Option and Sale Agreement dated May 16, 1996 (the "Shareholders' Agreement") among Metrocall and certain shareholders of A+ Network named therein.

     Based upon the capitalization of Metrocall and A+ Network as of October 4, 1996, the shareholders of A+ Network immediately prior to consummation of the Merger (other than Metrocall and its subsidiaries) are expected to receive securities in the Merger representing between 31.5% and 36.0% of the outstanding voting power of the Surviving Corporation following the Merger.

     The shares of Metrocall Common Stock held by existing Metrocall stockholders prior to the Merger will remain unchanged by the Merger.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Board of Directors of Metrocall (including the nonemployee directors) unanimously (with one member absent) has approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Metrocall and its stockholders. The Board of Directors of Metrocall has unanimously (with one member absent) recommended that the stockholders of Metrocall vote FOR the approval and adoption of the Merger Agreement.


     The Board of Directors of A+ Network (including the nonemployee directors) has approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, A+ Network and its shareholders. The Board of Directors of A+ Network has recommended that the shareholders of A+ Network vote FOR the approval of the Merger Agreement.


REASONS FOR THE MERGER

     In reaching the determination that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Metrocall and its stockholders and A+ Network and its shareholders, respectively, the Boards of Directors of Metrocall and A+ Network considered the factors set forth under "THE MERGER AND RELATED TRANSACTIONS -- Metrocall's Reasons for the Merger" and "-- A+ Network's Reasons for the Merger."

METROCALL'S FINANCIAL ADVISOR

     Metrocall retained the investment banking firm of Wheat, First Securities, Inc. ("Wheat, First") to render an opinion as to the fairness, from a financial point of view, to Metrocall and the holders of Metrocall Common Stock of the consideration to be paid for the A+ Network Common Stock. Wheat, First has delivered to Metrocall's Board of Directors a written opinion, dated May 14, 1996, to the effect that, as of such date and based upon and subject to certain matters stated therein, taken together, the consideration to be paid (i) to the holders of Shares pursuant to the Offer and (ii) to the holders of the Shares pursuant to the Merger is fair to Metrocall and the holders of Metrocall Common Stock from a financial point of view. See "THE MERGER AND RELATED TRANSACTIONS -- Opinion of Financial Advisor to Metrocall." A copy of Wheat, First's opinion is attached hereto as Exhibit B.

A+ NETWORK'S FINANCIAL ADVISOR

     A+ Network retained Prudential Securities, Inc. ("Prudential Securities") to render an opinion as to the fairness, from a financial point of view, to the A+ Network shareholders of the consideration to be paid for the A+ Network Common Stock. Prudential Securities has delivered to the A+ Network Board of Directors a written opinion dated May 15, 1996, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by holders of Shares (other than Metrocall and its affiliates) pursuant to the Merger Agreement and the transactions contemplated thereby was fair to such holders from a financial point of view. A copy of Prudential Securities' opinion is attached hereto as Exhibit C.

PROHIBITION ON CERTAIN ACTIVITIES

     The Merger Agreement generally provides that, prior to the Effective Time, A+ Network will conduct its business in the ordinary course and Metrocall will be subject to certain limitations, as discussed in this Joint Proxy Statement/Prospectus in "THE MERGER AGREEMENT AND TERMS OF THE MERGER -- Conduct of Business Pending the Merger." In particular, both Metrocall and A+ Network have agreed that they will not solicit, encourage or participate in certain transactions except with respect to an offer which meets certain conditions set forth in the Merger Agreement. In addition, Metrocall is precluded from exercising control over A+ Network and its facilities prior to receipt of Federal Communications Commission ("FCC") approval.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of each party to effect the Merger are subject to satisfaction or waiver of certain conditions set forth in the Merger Agreement including, among others, (i) favorable votes with respect to the Merger Agreement by the stockholders of Metrocall and A+ Network, (ii) the absence of any statute, rule, order, decree or regulation of a governmental entity, or injunction or other court order, that would prohibit the consummation of the Merger, (iii) the approval for quotation of the shares of Metrocall Common Stock issuable pursuant to the Merger Agreement on NNM, (iv) receipt of all authorizations, consents and approvals necessary from the FCC and of any other governmental entity necessary for consummation of the Merger, (v) the continued accuracy of the representations and warranties made by each party in the Merger Agreement, and (vi) the absence of any material adverse change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of either party since the date of the Merger Agreement, with certain allowable exceptions. See "THE MERGER AGREEMENT AND TERMS OF THE MERGER -- Conditions to the Merger."

AMENDMENT AND TERMINATION

     The Merger Agreement may be amended at any time before or after stockholder approval and adoption of the Merger Agreement by an agreement in writing executed by each party to the Merger Agreement, provided, however, that after stockholder approval has been obtained, no amendment may be made which changes the Conversion Ratio.

     The Merger Agreement provides that it may be terminated prior to the Effective Time, whether before or after shareholder approval, by the mutual written consent of Metrocall and A+ Network. The Merger Agreement may also be terminated prior to the Effective Time, whether before or after shareholder approval, by either A+ Network or Metrocall upon the occurrence of certain events, including the failure of the Merger to be consummated by November 16, 1996, other than by reason of default by the party attempting to terminate or by reason of the failure to obtain a final order permitting the consummation of the Merger from the FCC.

     In addition, the Merger Agreement provides that if, prior to the Effective Time, it is terminated by either Metrocall or A+ Network and certain circumstances exist relating to the failure to recommend and/or approve the Merger Agreement by the Board of Directors or stockholders of either Metrocall or A+ Network, the party whose stockholders or directors failed to approve and/or recommend the Merger Agreement will immediately pay to the other party a termination fee equal to $10,000,000 in cash.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of Metrocall's and A+ Network's Boards of Directors with respect to the Merger, stockholders should be aware that certain members of the Board of Directors and management of A+ Network have certain interests in the Merger that are in addition to the interests of stockholders of A+ Network generally. Certain of such persons will enter into employment and non-competition agreements that will become effective upon consummation of the Merger and/or may be appointed to the Board of Directors of Metrocall following the Merger. See "THE MERGER AND RELATED
TRANSACTIONS -- Interests of Certain Persons in the Merger."

BOARD OF DIRECTORS OF THE SURVIVING CORPORATION

     The Board of Directors of the Surviving Corporation will have the same membership as the Board of Directors of Metrocall prior to the Effective Time, except that Steven D. Jacoby and Vincent D. Kelly have both agreed to resign as directors and Ray D. Russenberger and Elliott H. Singer will both be appointed directors. In addition, Metrocall expects that purchasers of the Metrocall Series A Convertible Preferred Stock will have the right to elect a director, and that the Board of Directors will be expanded to ten members. See "MANAGEMENT OF THE SURVIVING CORPORATION."

MANAGEMENT OF THE SURVIVING CORPORATION; EMPLOYMENT AGREEMENTS

     The executive officers of Metrocall will be the executive officers of the Surviving Corporation. In addition, pursuant to an Employment Agreement, Charles
A. Emling III, currently President and Chief Executive Officer of A+ Network, has agreed, effective as of the Effective Time, to serve as President, Southeast Region of the Surviving Corporation for a term of one year, subject to automatic annual extension unless either party notifies the other that the contract should be terminated and such notice is given at least 90 days before an anniversary of the Effective Time. The Employment Agreement also provides Mr. Emling with certain severance rights. The Employment Agreement will replace Mr. Emling's current employment agreement with A+ Network. See "MANAGEMENT OF THE SURVIVING CORPORATION."

ACCOUNTING TREATMENT

     The Merger will be accounted for by Metrocall under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Surviving Corporation will not include income (or loss) of A+ Network prior to the Effective Time. See "THE MERGER AND RELATED TRANSACTIONS -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The A+ Network shareholders are not expected to recognize any gain or loss as a result of their exchange of A+ Network Common Stock for Metrocall Common Stock in the Merger. However, gain (but not loss) will be recognized to the extent of the value of VCRs and cash in lieu of fractional VCRs (if any) received in the Merger. Gain or loss will generally be recognized with respect to cash received in lieu of fractional shares of Metrocall Common Stock (if any) received in the Merger. For a more complete discussion of certain federal income tax consequences to the A+ Network shareholders, see "THE MERGER AND RELATED TRANSACTIONS -- Certain Federal Income Tax Matters." A+ Network shareholders are urged to consult their own tax advisors.

FLUCTUATION IN MARKET PRICE

     The value realized by A+ Network shareholders in the Merger and the value assigned to intangible assets recorded in the purchase accounting for the Surviving Corporation will depend upon the market price of Metrocall Common Stock, which is subject to fluctuation. The market price of Metrocall Common Stock is currently less than $17.90. See "Market Prices and Dividends," below. As a result, the maximum conversion ratio has been reached, and the market value of shares of Metrocall Common Stock received by A+ Network shareholders would be less than $21.10 if the Merger occurred today. Furthermore, there can be no assurance that the recent market prices of Metrocall Common Stock will be maintained until or after the consummation of the Merger.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     See "COMPARATIVE RIGHTS OF METROCALL STOCKHOLDERS AND A+ NETWORK SHAREHOLDERS" for a summary of the material differences between the rights of holders of Metrocall Common Stock and of A+ Network Common Stock.

                              REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions, such as the Merger, may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. On June 3, 1996 and May 24, 1996, respectively, A+ Network and Metrocall filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the Merger. The waiting period for the Offer expired, and the waiting period for the Merger terminated, on June 8, 1996.

     A+ Network and the respective operating subsidiaries of A+ Network and Metrocall are licensed by the FCC to provide paging services in the respective geographic areas in which they have operations. The Communications Act of 1934 (the "Communications Act") requires prior FCC approval for the transfer of actual or legal control of companies holding FCC authorizations. Metrocall has filed applications seeking FCC approval to take control of A+ Network and its operating subsidiaries. There can be no assurance that the FCC will grant such approval or that, if granted, such FCC approval will be on a timely basis or on terms and conditions acceptable to Metrocall, or that any such approval will not be subject to administrative or judicial review.

                          MARKET PRICES AND DIVIDENDS

     Each of the Metrocall Common Stock and the A+ Network Common Stock is traded on the NNM. The following table sets forth the high and low closing sale prices for the Metrocall Common Stock and the A+ Network Common Stock as reported by the NNM for the periods indicated. The information does not include certain transaction costs.


                                                                                   A+ NETWORK
                                                                  METROCALL
                                                                 COMMON STOCK     COMMON STOCK
                                                                 ------------     ------------
                                                                 HIGH     LOW     HIGH     LOW
                                                                 ----     ---     ----     ---
1994
  First Quarter................................................  $20      $16     $14      $ 9 1/2
  Second Quarter...............................................   18 1/4   12      11 3/4    7 1/2
  Third Quarter................................................   17 3/4   12 1/2  13 3/4    9 1/4
  Fourth Quarter...............................................   18 3/4   15      15 3/8   11 3/4
1995
  First Quarter................................................   18       14 1/2  14 3/4   12 1/4
  Second Quarter...............................................   18 3/8   17      15 1/2   11 3/4
  Third Quarter................................................   29       18      16 1/4   12 1/4
  Fourth Quarter...............................................   28 1/4   19 1/2  16       11 1/4
1996
  First Quarter................................................   21 1/4   16 1/2  12 1/2   10 1/4
  Second Quarter...............................................   21 3/4   10      20 1/2   10 3/4
  Third Quarter................................................   11        6 1/4  12 3/4    7 1/8
  Fourth Quarter (through October 4)...........................    6 1/2    5 7/8   7 1/2    6 3/4



     On May 15, 1996 the last full trading day for Metrocall Common Stock and A+ Network Common Stock prior to the public announcement of the execution of the Merger Agreement, the reported closing sale prices of Metrocall Common Stock and of A+ Network Common Stock, as reported by the NNM, were $20 1/2 and $15 1/2 per share, respectively. The closing prices of Metrocall Common Stock and of A+ Network Common Stock, as reported by NNM, on October 4, 1996 were $6 1/2 and
$7 1/2 per share, respectively. At the A+ Network Record Date, there were approximately 149 shareholders of record of A+ Network Common Stock and at the Metrocall Record Date, there were approximately 346 stockholders of record of Metrocall Common Stock. Because the market price of Metrocall Common Stock is subject to fluctuation, the market value of the shares of Metrocall Common Stock that holders of A+ Network Common Stock will receive in the Merger may increase or decrease prior to the Merger. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE METROCALL AND A+ NETWORK COMMON STOCK.


     Neither Metrocall nor A+ Network has paid any cash dividends on its common stock (except for distributions by Metrocall prior to its initial public offering), and the Board of Directors of each of Metrocall and A+ Network currently do not anticipate paying cash dividends in the foreseeable future on shares of their respective common stock. Following the Merger, any future payment of dividends will be at the discretion of the Surviving Corporation's Board of Directors and will depend upon the financial condition and capital requirements of the Surviving Corporation as well as other factors that the Surviving Corporation's Board of Directors may deem relevant. In addition, certain covenants in Metrocall's bank credit agreement prohibit the payment of dividends by Metrocall.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                METROCALL, INC.
            (IN THOUSANDS, EXCEPT UNIT, PER UNIT AND PER SHARE DATA)


                                                                                                          SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,(1)                       JUNE 30,
                                                ----------------------------------------------------    --------------------
                                                 1991       1992       1993       1994        1995      1995(1)      1996
                                                -------    -------    -------    -------    --------    -------    ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(2):
Service, rent and maintenance revenues......... $29,140    $30,996    $33,111    $49,716    $ 92,160    $45,504    $  48,829
Product sales..................................   4,101      4,196      4,549      8,139      18,699      7,932       13,158
                                                -------    -------    -------    -------     -------    -------      -------
        Total revenues.........................  33,241     35,192     37,660     57,855     110,859     53,436       61,987
Net book value of products sold................  (3,319)    (3,439)    (4,130)    (6,962)    (15,527)    (6,750)     (10,560)
                                                -------    -------    -------    -------     -------    -------      -------
        Net revenues...........................  29,922     31,753     33,530     50,893      95,332     46,686       51,427
Operating expenses before depreciation and
  amortization(3)..............................  19,770     20,683     27,438     34,741      69,611     32,595       39,192
Depreciation and amortization..................   6,695      6,594      6,525     13,829      31,504     12,713       25,098
                                                -------    -------    -------    -------     -------    -------      -------
Income (loss) from operations..................   3,457      4,476       (433)     2,323      (5,783)     1,378      (12,863)
Interest and other income (expense)............   2,105      1,212         77        161       2,011         (9)       2,511
Interest expense...............................  (4,101)    (2,631)    (1,331)    (3,726)    (12,533)    (5,408)      (8,401)
                                                -------    -------    -------    -------     -------    -------      -------
Income (loss) before income tax benefit
  (provision) and extraordinary item...........   1,461      3,057     (1,687)    (1,242)    (16,305)    (4,039)     (18,753)
Income tax benefit (provision).................     (12)       (69)       (59)       152         595        312          108
                                                -------    -------    -------    -------     -------    -------      -------
Income (loss) before extraordinary item........   1,449      2,988     (1,746)    (1,090)    (15,710)    (3,727)     (18,645)
Extraordinary item(4)..........................      --         --       (439)    (1,309)     (4,392)        --           --
                                                -------    -------    -------    -------     -------    -------      -------
  Net income (loss)............................ $ 1,449    $ 2,988    $(2,185)   $(2,399)   $(20,102)   $(3,727)   $ (18,645)
                                                =======    =======    =======    =======     =======    =======      =======
Net income (loss) per common share:
  Loss per common share before extraordinary
    item.......................................                                  $ (0.14)   $  (1.34)   $ (0.35)   $   (1.27)
  Extraordinary item, net of income tax
    benefit....................................                                    (0.16)      (0.38)        --           --
                                                                                 -------     -------    -------      -------
  Net loss per common share....................                                  $ (0.30)   $  (1.72)   $ (0.35)   $   (1.27)
                                                                                 =======     =======    =======      =======
OPERATING AND OTHER DATA:
Units in service (end of period)............... 193,051    201,397    247,716    755,546     944,013    839,358    1,109,647
EBITDA(5)...................................... $10,152    $11,070    $10,923    $16,152    $ 27,771    $14,091    $  12,235
EBITDA margin(6)...............................    33.9%      34.9%      32.6%      31.7%       29.1%      30.2%        23.8%
ARPU(7)........................................ $ 13.07    $ 13.10    $ 12.29    $ 10.53    $   9.15    $  9.51    $    7.93
Average monthly operating expense per
  unit(8)...................................... $  8.87    $  8.74    $  8.39    $  7.36    $   6.71    $  6.81    $    6.36
Units in service per employee (end of
  period)......................................     692        730        716      1,007       1,047      1,103        1,218
Capital expenditures........................... $ 4,863    $ 3,918    $13,561    $19,091    $ 44,058    $15,128    $  39,065
Cash dividends or distributions(9)............. $    --    $11,824    $14,115    $    --    $     --    $    --    $      --


                                                                    DECEMBER 31,
                                                ----------------------------------------------------               JUNE 30,
                                                 1991       1992       1993       1994        1995                   1996
                                                -------    -------    -------    -------    --------               ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................... $   882    $ 1,700    $ 1,014    $ 2,773    $123,574               $  49,377
Total assets...................................  56,429     26,180     33,857    200,580     340,614                 374,880
Total long-term debt...........................  47,694     31,143     12,102    104,846     154,055                 153,934
Total stockholders' equity (deficit)...........   2,929    (11,374)    13,729     68,136     155,238                 136,593

---------------

(1) Certain reclassifications have been made to conform to the presentation utilized in Metrocall's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.



(2) 1994 includes the results of operations of acquired companies from their respective acquisition dates.



(3) Includes the impact of non-recurring charges for the forgiveness of certain shareholder notes receivable of approximately $4.8 million in 1993, and severance and other compensation costs incurred as part of a management reorganization charge of approximately $2.0 million in 1995.



(4) In 1993, 1994, and 1995 Metrocall refinanced balances outstanding under its then existing credit facilities. As a result of these refinancings Metrocall recorded extraordinary items of approximately

    $439,000, $1.3 million and $4.4 million, respectively, representing charges to expense unamortized deferred financing costs and other costs, net of any income tax benefits, related to those credit facilities.


(5) EBITDA (earnings before interest, taxes, depreciation and amortization) is a standard measure of financial performance in the paging industry, but should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under generally accepted accounting principles ("GAAP"). EBITDA excludes non-recurring charges for the forgiveness of certain shareholder notes receivable of approximately $4.8 million in 1993 and approximately $2.0 million incurred as part of a management reorganization charge in 1995.



(6) EBITDA margin is calculated by dividing (a) EBITDA by (b) net revenues.



(7) ARPU (average monthly recurring revenue per unit) is calculated by dividing
    (a) monthly service, rent and maintenance revenues for the period by (b) the average number of units in service for the period.



(8) Average monthly operating expense per unit is calculated by dividing (a) total operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period. Operating expenses exclude non-recurring charges for the forgiveness of certain shareholder notes receivable of approximately $4.8 million in 1993 and approximately $2.0 million incurred as part of a management reorganization charge in 1995.



(9) Distributions made in 1992 and 1993 occurred while Metrocall was a Subchapter S corporation.

                                A+ NETWORK, INC.
                (IN THOUSANDS, EXCEPT UNITS AND PER SHARE DATA)

                                                                                                         SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,(2)                        JUNE 30,
                                             ------------------------------------------------------    ---------------------
                                              1991       1992        1993        1994        1995      1995(2)        1996
                                             -------    -------    --------    --------    --------    --------     --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Mobile communications..................... $20,636    $20,131    $ 26,470    $ 37,899    $ 45,972    $ 20,053     $ 40,389
  Telemessaging.............................   5,518      9,626      10,065      11,227      11,359       5,584        5,786
                                             -------    -------     -------     -------     -------     -------      -------
        Total revenues......................  26,154     29,757      36,535      49,126      57,331      25,637       46,175
  Costs of equipment sales..................  (4,805)    (2,965)     (4,563)     (9,065)     (7,878)     (3,867)      (4,159)
                                             -------    -------     -------     -------     -------     -------      -------
                                              21,349     26,792      31,972      40,061      49,453      21,770       42,016
Costs and expenses:
  Operating expenses........................   5,228      7,667       8,485       8,298      11,584       4,997        9,273
  Depreciation and amortization.............   2,450      3,534       4,318       7,476      14,835       6,310       13,236
  Selling...................................   4,200      5,751       7,064      11,072      10,936       5,421        7,673
  General and administrative................   7,876     11,392      12,568      16,743      21,566       9,903       15,929
  Restructuring charges.....................      --         --          --          --         669          --          396
                                             -------    -------     -------     -------     -------     -------      -------
        Total costs and expenses............  19,754     28,344      32,435      43,589      59,590      26,631       46,507
                                             -------    -------     -------     -------     -------     -------      -------
Operating income (loss).....................   1,595     (1,552)       (463)     (3,528)    (10,137)     (4,861)      (4,491)
Equity in loss of affiliate.................     (27)      (248)         --          --          --          --           --
Interest expense, net.......................    (480)      (619)       (817)       (547)     (3,708)       (811)      (6,580)
Income tax (expense) benefit................    (420)       665          --          --          --          --           --
                                             -------    -------     -------     -------     -------     -------      -------
Income (loss) before extraordinary item.....     668     (1,754)     (1,280)     (4,075)    (13,845)     (5,672)     (11,071)
Extraordinary item..........................      --         --        (236)         --        (607)         --           --
                                             -------    -------     -------     -------     -------     -------      -------
Net income (loss)........................... $   668    $(1,754)   $ (1,516)   $ (4,075)   $(14,452)   $ (5,672)    $(11,071)
                                             =======    =======     =======     =======     =======     =======      =======
Income (loss) before extraordinary item per
  share..................................... $   .28    $  (.72)   $   (.35)   $   (.68)   $  (2.03)   $   (.95)    $  (1.07)
Extraordinary item per share................      --         --        (.07)         --        (.09)         --           --
                                             -------    -------     -------     -------     -------     -------      -------
Income (loss) per share..................... $   .28    $  (.72)   $   (.42)   $   (.68)   $  (2.12)   $   (.95)    $  (1.07)
                                             =======    =======     =======     =======     =======     =======      =======
Weighted average shares outstanding.........   2,424      2,424       3,648       5,966       6,822       5,992       10,348
OTHER DATA:
Units in service (at period end)............  70,280     91,961     126,976     216,199     529,450     227,087      618,657
EBITDA(1)................................... $ 4,045    $ 1,982    $  3,855    $  3,947    $  5,367    $  1,449     $  9,141
Cash provided by (used in) operating
  activities................................   3,642      2,584       1,935       1,043       2,347       3,837       (3,112)
Capital expenditures........................   2,972      8,432       7,302      19,098      12,396       6,066       22,857
Acquisition expenditures....................   1,353        798      10,751       1,411      20,595       1,867        4,615

                                                                  DECEMBER 31,
                                             ------------------------------------------------------                 JUNE 30,
                                              1991       1992        1993        1994      1995(2)                    1996
                                             -------    -------    --------    --------    --------                 --------
CONSOLIDATED BALANCE SHEET DATA:
Current assets.............................. $ 3,624    $ 5,099    $ 14,559    $ 10,287    $ 71,933                 $ 44,876
Total assets................................  13,881     21,198      45,256      54,611     211,013                  208,366
Total debt..................................   5,555     12,403       2,721      15,158     124,101                  124,776
Shareholders' equity........................   3,814      2,060      36,052      32,225      69,464                   66,688

---------------
(1) EBITDA consists of operating income (loss) plus depreciation and amortization. EBITDA is a financial measure commonly used in A+ Network's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP) as an indicator of operating performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA is also the primary financial measure by which A+ Network's covenants are calculated under its bond indenture and bank loan agreements. EBITDA does not represent funds available for dividends, reinvestment or other discretionary activities. EBITDA excludes non-recurring charges of approximately $669,000 and $396,000 in 1995 and the six months ended June 30, 1996, respectively, incurred in connection with the A+/Network Merger.

(2) Certain reclassifications have been made to conform to the presentation utilized in A+ Network's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


    The following summary unaudited pro forma condensed combined statements of operations data of Metrocall for the year ended December 31, 1995 and for the six-month period ended June 30, 1996 give effect to the acquisitions of Parkway Paging, Inc. (the "Parkway Acquisition") and of Satellite Paging and Message Network (the "Satellite Acquisition") by Metrocall under the heading "Pro Forma Metrocall". The heading "Pro Forma Combined Company" gives effect to the acquisition of A+ Network by Metrocall. The heading "Pro Forma Combined Company" also gives effect to the issuance of $35 million in Metrocall Series A Convertible Preferred Stock that Metrocall expects to issue in order to obtain the debt financing necessary to consummate the acquisition of A+ Network. The acquisition of Page America Group, Inc. by Metrocall (the "Page America Acquisition") is given effect under the heading "Pro Forma Combined Company and Page America." In each case the pro forma condensed combined statements of operations data is presented as though the acquisitions and equity placement occurred on January 1, 1995. See "RECENT DEVELOPMENTS REGARDING
METROCALL -- Recent and Pending Acquisitions" and "RECENT DEVELOPMENTS REGARDING A+ NETWORK." The unaudited pro forma condensed combined balance sheet data under the heading "Pro Forma Combined Company and Page America" give effect to the acquisitions of Parkway, Satellite, A+ Network and the Page America Acquisition and to the issuance of $35 million in Metrocall Series A Convertible Preferred Stock as if each of the transactions had occurred on June 30, 1996.


    This information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Data and the notes thereto included herein, the Metrocall Consolidated Financial Statements and the A+ Network Consolidated Financial Statements included herewith and "A+ NETWORK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The unaudited pro forma condensed combined financial data do not purport to represent what the Surviving Corporation's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project the Surviving Corporation's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of management of Metrocall, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial data.

                      FOR THE YEAR ENDED DECEMBER 31, 1995
         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND UNITS IN SERVICE)
                                  (UNAUDITED)


                                                                                                  PRO FORMA
                                                                                    PRO FORMA      COMBINED
                                                      PRO FORMA       PRO FORMA      COMBINED    COMPANY AND
                                                     METROCALL(1)   A+ NETWORK(2)   COMPANY(3)   PAGE AMERICA
                                                     ------------   -------------   ----------   ------------
CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA:
  Total revenues...................................   $  132,698      $  86,043     $ 218,741     $  243,458
  Operating expenses before depreciation and
    amortization(4)................................       83,510         62,630       146,140        164,037
  Loss from operations.............................       (7,381)       (13,583)      (39,692)       (45,236)
  Interest expense and other, net..................      (13,582)       (14,589)      (30,443)       (32,768)
  Benefit for income taxes.........................        1,448             --         6,042          6,042
  Extraordinary item...............................        1,536           (607)          929            929
  Net loss.........................................      (17,979)       (28,779)      (63,164)       (71,033)
  Preferred dividends..............................           --             --        (2,800)        (2,800)
  Loss attributable to common stockholders.........      (17,979)       (28,779)      (65,964)       (73,833)
  Net loss from continuing operations attributable
    to common stockholders.........................   $    (1.48)     $   (2.81)    $   (3.00)    $    (3.24)
  Net loss per share attributable to common
    stockholders...................................   $    (1.36)     $   (2.81)    $   (2.96)    $    (3.20)
  Weighted average common shares outstanding.......       13,222         10,228        22,264         23,047
OTHER DATA:
  Units in service (end of period).................    1,202,261        529,450     1,731,711      1,952,711
  EBITDA(5)........................................   $   32,296      $  11,469     $  43,765     $   49,104


---------------
(1) Gives effect to the Parkway Acquisition and the Satellite Acquisition as if they had occurred on January 1, 1995. See "Unaudited Pro Forma Condensed Combined Financial Data" included herewith.
(2) Gives effect to the A+/Network Merger as if the acquisition had occurred on January 1, 1995. See "Unaudited Pro Forma Condensed Combined Financial Data" and Note 2 of the A+ Network Consolidated Financial Statements included herewith.

(3) Does not include the effect of purchase of the A+ Network 11 7/8% senior subordinated notes using borrowings under the New Credit Facility. See "RECENT DEVELOPMENTS REGARDING METROCALL -- Offer and Solicitation Relating to A+ Network Notes."


(4) Includes the impact of non-recurring charges for severance and other compensation costs incurred as part of Metrocall's management reorganization charge of approximately $2.0 million in 1995, and approximately $0.4 million of costs incurred by Satellite Paging and Message Network in connection with its emergence from bankruptcy in 1995.


(5) EBITDA (earnings before interest, taxes, depreciation and amortization) is a standard measure of financial performance in the paging industry, but should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA excludes nonrecurring charges described in Note 4 above.

                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1996
         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND UNITS IN SERVICE)
                                  (UNAUDITED)


                                                                                             PRO FORMA
                                                                                              COMBINED
                                                                                              COMPANY
                                                                               PRO FORMA        AND
                                                  PRO FORMA      HISTORICAL     COMBINED        PAGE
                                                 METROCALL(1)    A+ NETWORK    COMPANY(2)     AMERICA
                                                 ------------    ----------    ----------    ----------
CONDENSED COMBINED STATEMENTS OF OPERATIONS
  DATA:
  Total revenues..............................    $   72,845      $ 46,175     $  119,020    $  130,556
  Operating expenses before depreciation and
     amortization.............................        45,642        33,271         78,913        87,231
  Loss from operations........................       (13,198)       (4,491)       (26,890)      (30,040)
  Interest and other expense, net.............        (6,860)       (6,580)       (15,067)      (16,040)
  Benefit for income taxes....................           513            --          4,248         4,248
  Net loss....................................       (19,545)      (11,071)       (37,709)      (41,832)
  Preferred dividends.........................            --            --         (1,400)       (1,400)
  Loss attributable to common stockholders....       (19,545)      (11,071)       (39,109)      (42,232)
  Net loss per share attributable to common
     stockholders.............................    $    (1.21)     $  (1.07)    $    (1.55)   $    (1.66)
  Weighted average common shares
     outstanding..............................        16,180        10,348         25,223        26,005
OTHER DATA:
  Units in service (end of period)............     1,380,791       618,657      1,999,448     2,221,325
  EBITDA(3)...................................    $   15,293      $  9,141     $   24,434    $   26,940
CONDENSED COMBINED BALANCE SHEET DATA
  (AS OF JUNE 30, 1996):
  Working capital (deficit)...................    $  (10,656)     $ 28,792     $    5,024    $  (30,342)
  Total assets................................       444,688       208,366        675,456       711,915
  Long-term obligations, net of current
     portion..................................       199,361       124,776        289,137       314,137
  Total stockholders' equity(4)...............       147,569        66,688        236,823       241,518


---------------
(1) Gives effect to the Parkway Acquisition and the Satellite Acquisition as if they had occurred on January 1, 1995. See "Unaudited Pro Forma Condensed Combined Financial Data" included herewith.


(2) Does not include the effect of purchase of the A+ Network 11 7/8% senior subordinated notes using borrowings under the New Credit Facility. See "RECENT DEVELOPMENTS REGARDING METROCALL -- Offer and Solicitation Relating to A+ Network Notes."



(3) EBITDA (earnings before interest, taxes, depreciation and amortization) is a standard measure of financial performance in the paging industry, but should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. For A+ Network and for the pro forma data, EBITDA excludes nonrecurring charges of $396,000 incurred in connection with the A+/Network Merger. For Pro Forma Metrocall, EBITDA excludes approximately $12,000 related to Satellite Acquisition reorganization costs.



(4) The pro forma stockholders' equity assumes a per share price of $6.00 for Metrocall Common Stock as of the closing date of each acquisition.

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain historical per share data of Metrocall and A+ Network and combined unaudited pro forma per share data after giving effect to the Merger. This information should be read in conjunction with the Pro Forma Condensed Combined Financial Data and the notes thereto included herein and with the Metrocall Consolidated Financial Statements and the A+ Network Consolidated Financial Statements included herewith. The unaudited pro forma per share data do not purport to represent what the Surviving Corporation's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project the Surviving Corporation's results of operations or financial position for any future period or date.

                                                                                                            PRO FORMA
                                                                                                         COMBINED COMPANY
                                                               PRO FORMA COMBINED COMPANY              AND PAGE AMERICA(2)
                                                           -----------------------------------   --------------------------------
                                                                                A+ NETWORK                         A+ NETWORK
                                                                              EQUIVALENT(4)                      EQUIVALENT(4)
                                   PRO FORMA       A+        SURVIVING      ------------------    SURVIVING    ------------------
                                  METROCALL(1)   NETWORK   CORPORATION(3)    HIGH        LOW     CORPORATION    HIGH        LOW
                                  ------------   -------   --------------   ------      ------   -----------   ------      ------
Loss from continuing operations
  attributable to common
  stockholders:
  Six months ended
    June 30, 1996...............     $(1.21)     $(1.07 )      $(1.55)      $(1.83)     $(1.49)    $ (1.66)    $(1.96)     $(1.60)
  Year ended December 31, 1995
    (5).........................      (1.48)      (2.81 )       (3.00)       (3.54)      (2.89)      (3.24)     (3.82)      (3.12)
Book value per common share:
  June 30, 1996.................     $ 9.12      $ 6.12        $ 8.00       $ 9.43      $ 7.71     $  7.94     $ 9.36      $ 7.66

---------------
(1) Reflects the acquisitions of Parkway Paging and Satellite as if they had occurred on January 1, 1995.
(2) Reflects the pending acquisition of Page America by Metrocall.

(3) Gives effect to the 8% dividend rate on the $35 million aggregate liquidation value of Series A Convertible Preferred Stock as if it had been issued on January 1, 1995 for purposes of computing loss from continuing operations attributable to common stockholders. Does not include the effect of purchase of the A+ Network 11 7/8% senior subordinated notes using borrowings under the New Credit Facility. See "RECENT DEVELOPMENTS REGARDING METROCALL -- Offer and Solicitation Relating to A+ Network Notes."

(4) The A+ Network Equivalent is equal to the respective pro forma per share amounts multiplied by the Conversion Ratio, which will in no event be higher than 1.17877 or lower than 0.96435.
(5) Data for A+ Network gives effect to the A+/Network Merger on a pro forma basis, assuming the merger occurred January 1, 1995. See "RECENT DEVELOPMENTS REGARDING A+ NETWORK."

              OTHER PROPOSALS TO BE PRESENTED AT THE METROCALL MEETING


     In addition to approval and adoption of the Merger Agreement, the Metrocall stockholders are also being asked to consider and vote upon the Amendment to the Restated Certificate of Incorporation of Metrocall to increase the number of authorized shares of Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares. See "AMENDMENT OF METROCALL CHARTER TO INCREASE THE NUMBER OF AUTHORIZED METROCALL SHARES." The Metrocall stockholders are also being asked to consider and vote on the Plan Amendment to increase the number of shares of Metrocall Common Stock that may be issued under the Metrocall 1996 Stock Option Plan by 1,000,000. See "AMENDMENT TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER METROCALL'S 1996 STOCK OPTION PLAN." Finally, the Metrocall stockholders are being asked to consider and vote on the Preferred Stock Issuance pursuant to which Metrocall intends to issue $35 million aggregate liquidation value of Series A Convertible Preferred Stock bearing dividends of approximately 8% (payable in cash or, at Metrocall's option, additional shares of preferred stock) and convertible into Metrocall Common Stock at a premium of approximately 25% over the market price of Metrocall Common Stock on the date of issuance of the preferred stock. See "APPROVAL OF ISSUANCE OF METROCALL CONVERTIBLE PREFERRED STOCK."

                                  RISK FACTORS

     In evaluating the proposed transaction, A+ Network and Metrocall stockholders should carefully consider the following factors as well as the other matters discussed in this Joint Proxy Statement/Prospectus.

SUBSTANTIAL INDEBTEDNESS


     Metrocall currently has incurred approximately $222 million in indebtedness, and will assume or refinance approximately $125 million of A+ Network indebtedness in connection with the Merger. In addition, Metrocall expects to incur additional indebtedness as a result of the Page America Acquisition (estimated at $55 million). Metrocall has a credit facility (the "New Credit Facility") in the principal amount of $350 million, and intends to use funds available under this facility to fund the pending acquisition of Page America and/or to refinance indebtedness of A+ Network. See "RECENT DEVELOPMENTS REGARDING METROCALL -- Offer and Solicitation Relating to A+ Network Notes." The Surviving Corporation may also incur additional indebtedness (in the form of draws on the New Credit Facility or otherwise) in connection with future acquisitions or for other purposes. However, the ability to incur additional indebtedness (including draws on the New Credit Facility) is subject to certain limitations in the agreements relating to existing indebtedness of Metrocall and A+ Network and Metrocall currently may not incur additional indebtedness. In particular, Metrocall cannot assume the indebtedness of A+ Network in connection with the Merger without triggering defaults unless certain financial covenants are met after assumption of the indebtedness. In order to be in compliance with these covenants after the Merger, reported cash flow of Metrocall and A+ Network must increase to a level that is sufficient to allow Metrocall to assume or refinance the indebtedness of A+ Network, or the overall level of indebtedness that would exist after the Merger must be reduced by raising additional equity capital or by other means. See "Need for Additional Capital." Moreover, the ability of the Surviving Corporation to meet its debt service and other obligations will be dependent upon the future performance of the Surviving Corporation and its cash flows from operations, which will be subject to financial, business and other factors, certain of which are beyond its control, such as prevailing economic conditions. No assurance can be given that, in the event the Surviving Corporation were to require additional financing, such additional financing would be available on terms permitted by agreements relating to existing indebtedness or otherwise satisfactory to the Surviving Corporation.


NEED FOR ADDITIONAL CAPITAL

     As set forth above, Metrocall is seeking to raise additional equity capital in order to insure that it will remain in compliance with certain debt covenants after completion of the Merger. In addition, only $100 million of the $350 million under the New Credit Facility is available (subject in any event to compliance with certain financial ratios) until Metrocall raises at least $25 million in additional equity capital, and this capital must be raised before Metrocall can complete the Page America Acquisition. The New Credit Facility will also require Metrocall to raise a further $25 million in equity capital if Metrocall's ratio of cash flow to interest expense is less than 2.0 to 1 for the quarter ended June 30, 1997. See "RECENT DEVELOPMENTS REGARDING METROCALL -- New Credit Facility." Metrocall is exploring options for raising up to $50 million of additional equity financing and currently intends to issue $35 million in aggregate liquidation value of Series A Convertible Preferred Stock. See "APPROVAL OF ISSUANCE OF METROCALL CONVERTIBLE PREFERRED STOCK." There can be no assurance that Metrocall will be successful in raising the equity capital it seeks to raise. Such additional equity may be in the form of additional shares of Metrocall Common Stock, preferred stock, or some other instrument. Any equity issued in the form of preferred stock would have preference as to dividends and liquidating distributions over Metrocall Common Stock and may contain other terms adversely affecting holders of Metrocall Common Stock.

CHALLENGES OF BUSINESS INTEGRATION

     The Merger will require integration of each company's development, administrative, finance, sales and marketing organizations, as well as the integration of each company's communication technologies and the coordination of their sales efforts. Further, both companies' customers will need to be reassured that their paging services will continue uninterrupted. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the revenue and operating results of the

Surviving Corporation. Additionally, attempts to achieve economies of scale through cost cutting and lay-offs of existing personnel may, at least in the short term, have an adverse impact upon the Surviving Corporation's operations.

     Metrocall and A+ Network believe that a key benefit to be realized from the Merger will be the integration of their paging service coverage, which will allow the Surviving Corporation to provide paging services in new markets. There can be no assurance, however, that the Surviving Corporation will be able to integrate such paging service coverage successfully. If the Surviving Corporation is not successful in integrating such paging service coverage, the business of the Surviving Corporation will be adversely affected.

     Metrocall has implemented a strategy of acquiring other paging companies and intends to continue to seek additional acquisition candidates. The process of integrating acquired businesses into the Surviving Corporation's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Surviving Corporation's resources.

     No assurance can be given that additional suitable acquisition candidates can be identified, financed and purchased on acceptable terms, or that future acquisitions, if completed, will be successful. Metrocall also intends to continue to pursue internal growth through expansion of its paging operations. The Surviving Corporation's continued internal growth will depend, in part, upon its ability to attract and retain skilled employees, and the ability of the Surviving Corporation's officers and key employees to manage successfully rapid growth and to implement appropriate management information systems and controls. If the Surviving Corporation were unable to attract and retain skilled employees, manage successfully rapid growth and/or implement appropriate systems and controls, the Surviving Corporation's operations could be adversely affected.

     The paging industry is currently undergoing significant consolidation as various participants seek to accomplish growth strategies similar to those of Metrocall. Although Metrocall is not currently engaged in any negotiations with respect to a business combination involving the acquisition of Metrocall and intends to continue to pursue its own business strategy, an unsolicited proposal to acquire the Surviving Corporation could cause a distraction of management of the Surviving Corporation and impede the Surviving Corporation's ability to accomplish its strategic goals and objectives and could cause significant volatility in the price of the Metrocall Common Stock.

POSSIBLE IMPACT OF COMPETITION AND TECHNOLOGICAL CHANGE

     The Surviving Corporation will face competition from other paging companies in all markets in which it operates. The wireless communications industry is a highly competitive industry, with price being the primary means of differentiation among providers of numeric messaging services (which account for the majority of the current revenues of both Metrocall and A+ Network). Companies in the industry also compete on the basis of coverage area, enhanced services, transmission quality, system reliability and customer service. Certain of the Surviving Corporation's competitors, which include regional and national paging companies, will possess greater financial, technical, marketing and other resources than the Surviving Corporation. In addition, other entities offering wireless two-way communications technology, including cellular telephone and specialized mobile radio services, will also compete with the paging services the Surviving Corporation provides. There can be no assurance that additional competitors will not enter markets served by the Surviving Corporation or that the Surviving Corporation will be able to compete successfully. In this regard, certain long distance carriers have announced their intention to market paging services jointly with other telecommunications services.

     The wireless communications industry is characterized by rapid technological change. Future technological advances in the wireless communications industry could create new services or products competitive with the paging and wireless messaging services provided or to be developed by the Surviving Corporation. Recent and proposed regulatory changes by the FCC are aimed at encouraging such new services and products.

     In particular, in 1994, the FCC began auctioning licenses for new personal communications services ("PCS"). The FCC's rules also provide for the private use of PCS spectrum on an unlicensed basis. PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile voice and data communications. There are two types of PCS, narrowband and broadband. Narrowband PCS is expected to provide enhanced or advanced paging and messaging capabilities, such as "acknowledgment paging" or "talk-back" paging. Broadband PCS is expected to provide new types of communications devices that will include multi-functional portable phones and imaging devices, which may also have paging and messaging capabilities. PCS systems may compete directly and indirectly with the Surviving Corporation.

     Moreover, changes in technology could lower the cost of competitive services and products to a level where the Surviving Corporation's services and products would become less competitive or to where the Surviving Corporation would be required to reduce the prices of its services and products. There can be no assurance that the Surviving Corporation will be able to develop or introduce new services and products to remain competitive or that the Surviving Corporation will not be adversely affected in the event of such technological developments.

     Technological change also may affect the value of the pagers owned by the Surviving Corporation and leased to its subscribers. If the Surviving Corporation's subscribers requested more technologically advanced pagers, the Surviving Corporation could incur additional inventory costs and capital expenditures if it were required to replace pagers leased to its subscribers within a short period of time.

HISTORY OF NET LOSSES

     Metrocall sustained net losses of $2.2 million, $2.4 million and $20.1 million for the years ended December 31, 1993, 1994 and 1995, respectively, and a loss of $18.6 million for the six months ended June 30, 1996. No assurance can be given that losses can be reversed in the future. In addition, at June 30, 1996, Metrocall's accumulated deficit was $65.5 million. Metrocall's net losses have resulted primarily from substantial amortization of intangible assets, depreciation of capital investments and interest expense. Metrocall's business requires substantial funds for capital expenditures and acquisitions that result in significant depreciation and amortization charges. Additionally, substantial levels of borrowing, which will result in significant interest expense, are expected to be outstanding in the foreseeable future. Accordingly, net losses are expected to continue to be incurred in the future. There can be no assurance that the Surviving Corporation will be able to operate profitably at any time in the future.

SUBSCRIBER TURNOVER

     The results of operations of paging service providers, such as Metrocall, can be significantly affected by subscriber cancellations and by subscribers who switch their service to other carriers. In order to realize net growth in subscribers, disconnected subscribers must be replaced and new subscribers must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because Metrocall's business is characterized by high fixed costs, disconnections directly and adversely affect operating cash flow. An increase in its subscriber cancellation rate may adversely affect the Surviving Corporation's results of operations.

POTENTIAL FOR CHANGE IN REGULATORY ENVIRONMENT

     The Surviving Corporation's paging operations will be subject to regulation by the FCC and, to a lesser extent, by various state regulatory agencies. There can be no assurance that those agencies will not adopt regulations or take actions that would have a material adverse effect on the business of the Surviving Corporation. Changes in regulation of the Surviving Corporation's paging business or the allocation of radio spectrum for services that compete with the Surviving Corporation's business could adversely affect the Surviving Corporation's results of operations. For example, the FCC is currently engaged in a rule making proceeding whereby it proposes to issue paging licenses on a wide-area basis by competitive bidding (i.e., auctions). Although Metrocall believes that the proposed rule changes may simplify the Surviving Corporation's regulatory compliance burdens, particularly regarding adding or relocating transmitter sites, those rule changes may also increase the Surviving Corporation's costs of obtaining paging licenses.

RISKS RELATED TO VCRS

     As part of the Merger Consideration, shareholders of A+ Network will receive indexed variable common rights ("VCRs") equal to the number of shares of Metrocall Common Stock they receive in the Merger. The VCRs will entitle the holders thereof to receive certain payments from Metrocall in the event that the trading price of Metrocall Common Stock does not achieve certain target prices as of the first anniversary of the Effective Time (subject to extension at Metrocall's option for an additional year), adjusted downward, but not upward based on an index of companies in the paging industry. See "DESCRIPTION OF METROCALL SECURITIES -- Metrocall VCRs."

     While the VCRs will be certificated and can trade separately from the Metrocall Common Stock, Metrocall does not intend to seek to list the VCRs on any exchange or Nasdaq, and there can be no assurance that any public trading market for the VCRs will develop or continue after the Merger.

     No assurances can be given with respect to the price, if any, at which the VCRs will trade after the Effective Time. The market value, if any, of the VCRs will be affected by the trading prices of Metrocall Common Stock and adjustments to the Target Price during the relevant valuation period, and will also be affected to the extent that the index referred to above declines. As of September 30, 1996, the index had declined to a level such that no payments would be made on the VCRs if they had matured on that date. Moreover, the market value of the VCRs after the Effective Time may be discounted for time value inherent in the fact that such payments will not be made, if at all, for one year after the Effective Time, or two years if extended by Metrocall. In addition, if Metrocall Common Stock trades above the relevant target price during any consecutive 50-day period, the rights of holders of VCRs will terminate and no payment will be made. Thus, the market value may be also discounted by the inherent uncertainty as to whether any payment will ultimately be made pursuant to the terms of the VCRs.

     Any payments under the VCRs can be made, at Metrocall's option, in cash, Metrocall Common Stock, or, in certain limited circumstances defined below (see "DESCRIPTION OF METROCALL SECURITIES -- Metrocall VCRs"), in Metrocall Preferred Stock except that, if an event of default under the VCRs has occurred and is continuing, Metrocall must pay in cash or shares of Preferred Stock. Metrocall anticipates that, due to restrictions in its existing debt agreements, any payments will be made in Metrocall Common Stock or Preferred Stock, not in cash. Any such securities will be subject to the same risks identified herein with respect to Metrocall Common Stock except that Preferred Stock issued if an event of default has occurred and is continuing will have a liquidation preference over Metrocall Common Stock.

CONSEQUENCES IF NO TAX-FREE REORGANIZATION

     Metrocall and A+ Network do not intend to seek an opinion of counsel or a ruling from the Internal Revenue Service concerning the federal income tax consequences of the Merger. No assurance can be given that the IRS will not challenge the qualification of the Merger as a tax-free reorganization. If such a challenge were sustained by a court, each shareholder at the time of the Merger would recognize capital gain or loss measured by the difference between the fair market value of all the consideration received in the Merger and the shareholder's basis in the Shares exchanged in the Merger. See "THE MERGER AND RELATED TRANSACTIONS -- Certain Federal Income Tax Consequences."

NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

     It is not anticipated that the Surviving Corporation will pay cash dividends on Metrocall Common Stock in the foreseeable future. Certain covenants in Metrocall's bank credit agreement prohibit the payment of dividends on Metrocall Common Stock by Metrocall. See "RECENT DEVELOPMENTS REGARDING METROCALL -- New Credit Facility."

RELIANCE ON KEY PERSONNEL

     Both Metrocall and A+ Network are dependent upon the efforts and abilities of a number of their current key management, sales, support and technical personnel. The success of the Surviving Corporation will depend to a large extent upon its ability to retain and continue to attract key employees. The loss of certain of these employees or the Surviving Corporation's inability to retain or attract key employees in the future could have an adverse affect upon the Surviving Corporation's operations.

POSSIBLE VOLATILITY OF STOCK PRICE; SHARES ELIGIBLE FOR FUTURE SALE

     The value realized by A+ Network shareholders in the Merger and the value assigned to intangible assets recorded in the purchase accounting for the Surviving Corporation will depend upon the market price of Metrocall Common Stock, which is subject to fluctuation. Since the Metrocall Common Stock became publicly traded in July 1993, the closing price has ranged from a low of $5 7/8 per share to a high of $29 per share. The market price of the Metrocall Common Stock may be volatile due to, among other things, technological innovations affecting the paging industry, the Surviving Corporation's acquisition strategy and the shares being registered pursuant to this registration statement. In addition, Metrocall currently has effective registration statements with respect to approximately 8.1 million shares of Metrocall Common Stock held by certain stockholders of Metrocall. Metrocall also expects to issue additional shares of Metrocall Common Stock in connection with the Page America Acquisition, with the amount of such shares depending on purchase price adjustments under the acquisition agreement and the market price of Metrocall Common Stock at the time of the purchase. Based on second quarter results of Page America and assuming a price of $6 per share for Metrocall Common Stock, the number of additional shares would be approximately 782,000 shares. There can be no assurance that any action taken by holders of these shares or other stockholders would not have an adverse effect on the market price of the Metrocall Common Stock.

CONCENTRATION OF OWNERSHIP

     Immediately following the Effective Time, the Surviving Corporation's executive officers, directors and their affiliates together will beneficially own 34.4% of the outstanding shares of Metrocall Common Stock. As a result, such persons, if they act together, will have the ability to substantially influence the Surviving Corporation's direction and to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change of control of the Surviving Corporation.

ANTI-TAKEOVER AND OTHER PROVISIONS

     The Surviving Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Third Amended and Restated Bylaws (the "Bylaws") will include provisions that could operate to delay, defer or prevent a change of control in the event of certain transactions such as a tender offer, merger, or sale or transfer of substantially all of the Surviving Corporation's assets. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Surviving Corporation first to negotiate with the Board of Directors of the Surviving Corporation. In addition, the New Credit Facility will include, and indentures relating to notes issued by Metrocall and assumed by Metrocall in the Merger include, certain covenants limiting the ability of the Surviving Corporation to engage in certain mergers and consolidations or transactions involving a change of control of the Surviving Corporation.

     The Certificate of Incorporation will authorize the Board of Directors, when considering a tender offer, merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. In addition, the Certificate of Incorporation will generally prohibit the Surviving Corporation from purchasing any shares of the Surviving Corporation's stock from any person, entity or group that beneficially owns five percent or more of the Surviving Corporation's stock at a price exceeding the average closing price for the 20 business days prior to the purchase date, unless a majority of the Surviving Corporation's disinterested stockholders approve the transaction, or as may be necessary to protect the Surviving Corporation's regulatory licenses.

     The Surviving Corporation will be subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended ("Section 203"). Under
Section 203, a resident domestic corporation may not engage in a business combination with a person who owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, or
(iii) on or subsequent to such date the business combination is approved by the board of directors and authorized by the affirmative vote of holders of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

POTENTIAL CONFLICTS OF INTEREST

     Certain members of the Board of Directors and senior management of A+ Network have interests in the transactions contemplated under the Merger Agreement that may present them with certain potential conflicts of interest. Certain of such persons have entered into employment and non-competition agreements with Metrocall that will become effective upon consummation of the Merger and/or are to be appointed to the Metrocall Board of Directors effective as of the Effective Time. The Board of Directors of each of Metrocall and A+ Network was aware of these potential conflicts at the time of its consideration of the matters described under the captions "THE MERGER AND RELATED TRANSACTIONS -- Recommendation of the Board of Directors of Metrocall,"
"-- Metrocall's Reasons for the Merger," "-- Recommendation of the Board of Directors of A+ Network" and "-- A+ Network's Reasons for the Merger," respectively. A summary of these potential conflicts of interest and certain agreements between Metrocall and A+ Network and certain members respective of their Boards of Directors and senior managements is provided in "THE MERGER AND RELATED TRANSACTIONS -- Interests of Certain Persons with Respect to the Merger."

FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Discussions containing such forward-looking statements may be found in the material set forth under "THE MERGER AND RELATED
TRANSACTIONS -- Metrocall's Reasons for the Merger" and "RECENT DEVELOPMENTS REGARDING A+ NETWORK" as well as within the Joint Proxy Statement/Prospectus generally. In addition, when used in this Joint Proxy Statement/Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in the Joint Proxy Statement/Prospectus generally. Neither Metrocall, A+ Network nor the Surviving Corporation undertake any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                  THE MEETINGS

DATE, TIME AND PLACE OF MEETINGS

     The Metrocall Meeting will be held at 9:00 a.m., eastern time, on November 6, 1996, at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. The A+ Network Meeting will be held at 2:00 p.m., central time, on November 6, 1996 at the First American Center auditorium, fifth floor, 300 Union Street, Nashville, Tennessee.

PURPOSE OF THE MEETINGS

     The purposes of the Metrocall Meeting are to consider and act upon the following proposals (i) to approve and adopt the Merger Agreement, (ii) to approve and adopt the Charter Amendment, which increases the authorized shares of Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares, (iii) to approve and adopt the Plan Amendment, which increases the number of shares that may be issued under the Metrocall 1996 Stock Option Plan by 1,000,000, and (iv) to approve the Preferred Stock Issuance, which provides for the issuance of $35 million aggregate liquidation value of Series A Convertible Preferred Stock of Metrocall.


     The sole purpose of the A+ Network Meeting is to consider and act upon the proposal to approve the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Metrocall Common Stock and holders of record of A+ Network Common Stock at the close of business on the Metrocall Record Date and the A+ Network Record Date, respectively, are entitled to notice of, and to vote at, the Metrocall Meeting and the A+ Network Meeting, respectively.


     On the Metrocall Record Date, there were approximately 346 holders of record of Metrocall Common Stock with 16,060,117 shares of Metrocall Common Stock issued and outstanding. Each share of Metrocall Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.


     On the A+ Network Record Date, there were 149 holders of record of A+ Network Common Stock with 10,888,583 shares issued and outstanding. Each share of A+ Network Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval.

VOTING AND REVOCATION OF PROXIES

     All proxies in the enclosed forms of proxy card that are properly executed and returned to Metrocall or A+ Network, as the case may be, prior to commencement of voting at the applicable Stockholders Meeting will be voted at the applicable Stockholders Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked Metrocall and A+ Network proxies will be voted FOR approval and adoption of the Merger Agreement and, in the case of Metrocall, FOR approval and adoption of the Charter Amendment, FOR approval and adoption of the Plan Amendment and FOR approval of the Preferred Stock Issuance. Any proxy may be revoked by any stockholder who attends his or her applicable Stockholders Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any Metrocall or A+ Network stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of Metrocall or A+ Network, as applicable, stating that the proxy is revoked. At each Stockholders Meeting, stockholder votes will be tabulated by persons appointed by the respective Boards of Directors to act as inspectors of election.

     The managements of Metrocall and A+ Network do not know of any matters other than those set forth herein that may come before the Stockholders Meetings. If any other matters are properly presented to either Stockholders Meeting for action, it is intended that the persons named in the applicable form of proxy will vote in accordance with their best judgment on such matters.

VOTE REQUIRED FOR APPROVAL


     Metrocall. The presence, in person or by proxy, of at least a majority of the shares of Metrocall Common Stock outstanding on the Metrocall Record Date (8,030,059 shares) is necessary to constitute a quorum at the Metrocall Meeting. The affirmative vote of a majority of shares of Metrocall Common Stock outstanding and entitled to vote at the Metrocall Meeting is necessary to approve and adopt each of the Merger Agreement and the Charter Amendment. The affirmative vote of a majority of shares voting at the Metrocall Meeting is necessary to approve and adopt the Plan Amendment and to approve the Preferred Stock Issuance. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be treated as votes cast against the Merger Agreement and the Charter Amendment, but will not be counted for purposes of the Plan Amendment or the Preferred Stock

Issuance. Broker non-votes will be equivalent to votes cast against the Merger Agreement and the Charter Amendment, but will not be counted for purposes of the Plan Amendment or the Preferred Stock Issuance.


     On the Metrocall Record Date, directors and executive officers of Metrocall exercised voting control over an aggregate of 5,023,391 shares of the outstanding Metrocall Common Stock (approximately 31.3% of the shares entitled to vote at the Metrocall Meeting). All directors and executive officers of Metrocall owning shares of Metrocall Common Stock have indicated their intention to vote their shares for approval of the Merger Agreement, the Charter Amendment and the Plan Amendment.

     A+ Network. The presence, in person or by proxy, of at least a majority of the shares entitled to vote (5,444,292 shares) is necessary to constitute a quorum at the A+ Network Meeting, and the affirmative vote of the shareholders of a majority of the outstanding shares is necessary for approval of the Merger Agreement. Each share of A+ Network Common Stock is entitled to one vote. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the A+ Network Meeting, but will be equivalent to votes cast against the Merger.

     On the A+ Network Record Date, directors and executive officers of A+ Network exercised voting control over an aggregate of 3,331,944 shares of the outstanding A+ Network Common Stock (approximately 30.6% of the shares entitled to vote at the A+ Network Meeting). All directors and executive officers of A+ Network owning shares of A+ Network Common Stock have indicated their intention to vote their shares for approval of the Merger Agreement and the Merger. On the A+ Network Record Date, Metrocall owned 4,350,743 shares of A+ Network Common Stock representing approximately 40.0% of the outstanding shares of A+ Network Common Stock. See "THE MERGER AND RELATED TRANSACTIONS -- Background of the Merger." Metrocall has agreed to vote all of its A+ Network Common Stock in favor of the approval of the Merger Agreement.

SOLICITATION OF PROXIES

     The expense of printing this Joint Proxy Statement/Prospectus and the proxies solicited hereby, and any registration or filing fees incurred in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and certain other filings, will be split equally by Metrocall and A+ Network. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Metrocall or A+ Network, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. Metrocall and A+ Network may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of Metrocall or A+ Network Common Stock, as the case may be, and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. Metrocall and A+ Network have retained Corporate Investor Communications at an estimated cost of $8,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

OTHER MATTERS

     At the date of this Joint Proxy Statement/Prospectus, the respective Boards of Directors of Metrocall and A+ Network do not know of any business to be presented at their respective meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matter should properly come before the either of the Stockholder Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

APPRAISAL RIGHTS

     Under Delaware law, stockholders of Metrocall who dissent from the Merger are not entitled to receive cash from Metrocall equal to the fair value of such stockholders' shares of Metrocall Common Stock.

     Under Tennessee law, shareholders of A+ Network who dissent from the Merger are not entitled to receive cash from A+ Network equal to the fair value of such shareholder's shares of A+ Network Common Stock since the A+ Network Common Stock is traded on the NNM.

                      THE MERGER AND RELATED TRANSACTIONS

PURCHASES PURSUANT TO THE OFFER AND THE SHAREHOLDERS' AGREEMENT

     Prior to the date of this Joint Proxy Statement/Prospectus, and pursuant to the terms of the Merger Agreement, Metrocall purchased 2,140,526 Shares pursuant to the Offer. Metrocall also purchased 2,210,217 additional Shares from certain shareholders of A+ Network pursuant to the Shareholders' Agreement. Under the terms of the Merger Agreement, Metrocall is required to vote all Shares acquired by it pursuant to the Offer and the Shareholders' Agreement in favor of the Merger.

GENERAL DESCRIPTION OF THE MERGER

     Upon the terms and subject to the conditions contained in the Merger Agreement, including the requisite votes of the stockholders of Metrocall and A+ Network in accordance with the relevant provisions of the Delaware General Corporation Law (the "Delaware Law") and of the Tennessee Business Corporation Act (the "Tennessee Law") and receipt of FCC approval, A+ Network will be merged with and into Metrocall (the "Merger") and Metrocall will be the surviving corporation (the "Surviving Corporation"). Upon the effective time of the Merger (the "Effective Time"), each outstanding share of A+ Network Common Stock and related rights (other than Shares held by Metrocall or any of its subsidiaries, which will be cancelled) will be converted into the right to receive: (i) that number of shares of Metrocall Common Stock equal to the Conversion Ratio, (ii) the same number of VCRs, plus (iii) cash in respect of fractional Metrocall Securities, if any. The Conversion Ratio shall be determined by dividing $21.10 by the average of the last bid prices for Metrocall Shares on the NNM for the 50 consecutive trading days ending on the trading day that is five days prior to the Closing Date (the "Average Metrocall Share Price"), except that if the Average Metrocall Share Price is greater than $21.88 or less than $17.90, then the Conversion Ratio shall be .96435 or 1.17877, respectively. See "DESCRIPTION OF METROCALL SECURITIES" for a description of the Metrocall Common Stock and the VCRs.

BACKGROUND OF THE MERGER

     Strategic business combinations and acquisitions have been a major component of Metrocall's long term strategy since completion of its initial public offering in July 1993. At that time, Metrocall actively began to seek out acquisition candidates in the paging and wireless messaging industry with operations either complementary to its own or which provide opportunities for geographic expansion. In August and November 1994, Metrocall completed the acquisitions of FirstPAGE USA, Inc. and MetroPaging, Inc. (formerly AllCity Paging, Inc.), respectively. In late September and early October 1995, Metrocall completed a secondary equity offering and a senior subordinated notes offering, respectively, with combined net proceeds of approximately $252 million, to fund expansion of its local, regional and nationwide transmission networks and future acquisitions. To assist in the acquisition portion of its strategy, Metrocall engaged financial advisors to provide it strategic advice and assist in identifying and analyzing possible business combinations or acquisitions. A+ Network was one company identified as a candidate for possible merger or acquisition.

     On or about November 16, 1995, representatives of A+ Network and Metrocall, along with Metrocall's financial advisor, had an introductory meeting in Chicago. Metrocall indicated at the meeting that it might be interested in pursuing a business combination of the two companies. A+ Network responded that consideration of such a transaction might be premature, since A+ Network had only recently completed the merger of A+ Communications Inc. and Network. Thereafter, the parties executed a confidentiality agreement, and, from time to time, met and exchanged financial and business information. During this time, no proposals regarding a transaction were made.

     On March 14, 1996, the parties met in Atlanta, Georgia, with their respective financial advisors. At that meeting, the parties began to explore the terms of a possible business combination of the two companies. Thereafter, and throughout April 1996, the parties conducted preliminary due diligence and from time to time had discussions regarding the possible terms of a proposed transaction.

     On May 1, 1996, Metrocall's Board authorized its management and advisors to proceed to negotiate a merger with A+ Network, subject to board approval. On May 6, 1996, the parties' senior management, including members of their respective boards, and their professional advisors, met in New York City to discuss the financial terms and structure of the possible combination. Beginning on May 8, the parties and their advisors met in Washington, D.C. and began to negotiate the terms of the Merger Agreement, the Shareholders' Agreement, and related documents. The transaction as structured by the parties contemplated two steps. First, Metrocall would acquire approximately 38.5% of the outstanding A+ Network shares by means of a tender offer for A+ Network Common Stock and the contemporaneous purchase of 2,210,217 shares from certain shareholders of A+ Network. Second, A+ Network shareholders (other than Metrocall) would receive Metrocall Securities in the Merger. Metrocall conditioned its willingness to enter into the transactions contemplated by the Merger Agreement upon certain shareholders' (the "Principal Shareholders") entering into the Shareholders' Agreement. Metrocall was unwilling to commence the Offer or to agree to the Merger unless Metrocall received assurances from the Principal Shareholders that would, as a practical matter, commit the Principal Shareholders to vote all of their Shares for the Merger and, if necessary, to sell their Shares to Metrocall to the extent legally permissible in circumstances where there was a competing offer for A+ Network. A+ Network, for its part, conditioned its willingness to enter into the proposed combination on receiving assurances that a substantial block of stockholders of Metrocall would vote in favor of the Merger. Accordingly, as described below, stockholders holding approximately 31.4% of the outstanding Metrocall Shares have granted proxies to A+ Network to vote in favor of the Merger. The negotiations leading up to the Merger Agreement also included discussions about the structure and membership of the Surviving Corporation's Board of Directors.

     Metrocall's Board held telephonic board meetings on Monday, May 13, and Tuesday, May 14, and approved the proposed Merger and related transactions, subject to satisfactory finalization of the documents, on May 14. On May 14-15, 1996, A+ Network's Board held a telephonic board meeting to consider the proposed business combination transaction with Metrocall. After hearing presentations from A+ Network's management, counsel and financial advisor, Prudential Securities, A+ Network's Board determined that the Offer and Merger are fair to and in the best interests of A+ Network and its shareholders and voted unanimously (with one director absent) to (i) adopt the Merger Agreement pursuant to Section 48-21-104(a) of the Tennessee Business Corporation Act ("TBCA"), and resolved to submit the Merger Agreement for approval by the shareholders, (ii) recommend the acceptance of the Offer by the shareholders,
(iii) approve the business combination contemplated by the Merger Agreement and related documents in accordance with the provisions of Section 48-103-205 of the Tennessee Business Combination Act, (iv) cause the transactions contemplated in the Merger Agreement not to be a "takeover offer" as defined in Section 48-103-102(10)(B)(v) of the Tennessee Investor Protection Act, and (v) determine that Metrocall would not be deemed an "Acquiring Person" for the purpose of A+ Network's Rights Plan. A+ Network's Board then authorized the appropriate officers of A+ Network to finalize the documentation. The parties continued to negotiate final documentation through May 15.

     The parties executed definitive agreements effective May 16, 1996. The agreements were announced on May 16, 1996.

     The Offer was commenced on May 22, 1996. On June 25, 1996, Metrocall accepted for payment 2,140,526 Shares and, on June 25, 1996, Metrocall consummated the purchase of 2,210,217 Shares from the Principal Shareholders.


     On October 3, 1996, Metrocall's Board held a telephonic board meeting to consider an amendment to the Merger Agreement. After hearing a presentation from management, the Metrocall Board approved the amendment described below.



     On October 4, 1996, A+ Network's Board held a telephonic board meeting to consider the current status of the proposed business combination transaction with Metrocall. After hearing presentations from A+ Network's management, counsel and its co-financial advisor, Bear Stearns & Co., Inc., the A+ Network Board approved the amendment described below.

     On October 8, 1996, Metrocall and A+ Network executed an amendment to the Merger Agreement. The amendment: (i) requires A+ Network, upon the request of Metrocall, to use its best efforts to cause the persons identified in this Joint Proxy Statement/Prospectus as directors of the Surviving Corporation to be elected as directors of A+ Network immediately prior to the closing of the Merger, and (ii) provides for the issuance of preferred stock as payment for the VCRs in certain circumstances. Also, on August 11, 1996, Metrocall relinquished a conditional proxy to vote the Principal Shareholders' Shares in favor of the Merger and against certain transactions.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF METROCALL

     The Board of Directors of Metrocall (including the nonemployee directors) unanimously (with one director absent) approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Metrocall and its stockholders. The Board of Directors has unanimously (with one director absent) recommended that the stockholders of Metrocall vote FOR the approval and adoption of the Merger Agreement.

METROCALL'S REASONS FOR THE MERGER

     In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Metrocall and its stockholders, the Board considered a number of factors, which factors taken together supported such determination, including without limitation the following:

          1. The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of Metrocall.

          2. The terms of the Merger Agreement and the Shareholders' Agreement, including the consideration in the Merger, the terms of the VCRs, the limitation on adjustment of the Conversion Ratio, protections in the Merger Agreement and the Shareholders' Agreement designed to increase the likelihood that the Merger would be completed and the provisions providing for repurchase or an orderly distribution of Shares acquired in the Offer in certain circumstances if the Merger is not completed.

          3. The Board's review of recent transactions involving companies with comparable businesses and the trading prices of the shares of such companies that are publicly traded.

          4. Historic market prices of the Common Stock of Metrocall and A+ Network.

          5. Various financial factors of Metrocall and A+ Network, including cash flow, operating performance and prospects of both companies.

          6. Certain projections (described under "RECENT DEVELOPMENTS REGARDING A+ NETWORK", below) of net revenues and earnings before interest, taxes, depreciation and amortization provided by A+ Network.

          7. Projections showing that the acquisition of A+ Network could result in a per share implied equity value of the Surviving Corporation that would be greater than the implied per share equity value of Metrocall on a standalone basis for 1997, although the acquisition is expected to result in a per share implied equity value of the Surviving Corporation (based on expected results for the current year) that is less than the market price of Metrocall shares as of the date the Board approved the Merger Agreement. The per share implied equity values for the Surviving Corporation for both the current year and for 1997, and for Metrocall on a standalone basis for 1997, were calculated as a multiple of projected EBITDA for Metrocall on a standalone basis and for the Surviving Corporation (in each case, less outstanding debt), and depend on assumptions regarding the multiple that should be applied to EBITDA to reach an implied equity valuation. The projected EBITDA for Metrocall and the Surviving Corporation depend on, among other things, assumptions regarding growth rates in the number of subscribers and the resulting revenue of Metrocall and the Surviving Corporation, and the ability to integrate A+ Network's operations into the operations of Metrocall (including the ability to realize cost savings). There can be no assurance that these assumptions will be realized and actual results may vary materially and adversely from those assumptions. Accordingly, there is no assurance that per share implied equity value of the Surviving Corporation will exceed the per share implied equity value of Metrocall on a standalone basis. See "RISK FACTORS -- Forward Looking Statements."

          8. The opinion of Wheat, First to the effect that, as of May 14, 1996 and based upon and subject to certain matters stated therein, taken together, the consideration to be paid (i) to holder of Shares pursuant to the Offer and (ii) to the holders of Shares pursuant to the Merger is fair to the holders of Metrocall Common Stock from a financial point of view. A copy of Wheat, First's opinion is attached hereto as Exhibit B, and stockholders of Metrocall are encouraged to review the opinion in its entirety.

          9. The fact that the markets currently covered by A+ Network and Metrocall are complementary and the Surviving Corporation will have a significant subscriber base with a strong market presence in the Mid-Atlantic and Southeast regions.

          10. The economies of scale that the Board of Directors of Metrocall believes the Surviving Corporation will realize in development, administration, marketing and sales.

          11. Certain business factors relating to A+ Network including its personnel, FCC licenses, technical strengths and marketing distribution channels.

          12. The difficulties that may be encountered in merging the two companies' organizations, managements, technology and facilities as well as the potential loss of revenue that might result in the short term due to uncertainty among customers and employees caused by the Merger.

          13. Pending and recently completed acquisitions by A+ Network and the financial and business factors relating to those companies.

          14. The fact that the Merger would result in a change in the membership of the Board of Directors of the Company, with two management directors resigning as of the Effective Time of the Merger to be replaced by two of the current directors (and significant stockholders) of A+ Network.

          15. A+ Network's investment in PCS Development Corp., a developer of narrow band, personal communications services and a licensee with nationwide spectrum allocation.

     The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but is believed to include the material factors considered by the Board. In reaching its determination, the Board took the various factors into account collectively and the Board did not perform a factor-by-factor analysis, nor did the Board consider whether any individual factor was, on balance, positive or negative. In addition, different members of the Board may have weighed such factors differently and considered other factors.

OPINION OF FINANCIAL ADVISOR TO METROCALL

  General

     Metrocall retained Wheat, First to act as its financial advisor in connection with its proposed acquisition transaction with A+ Network, and to render an opinion to the Metrocall Board of Directors as to the fairness of the Offer and the Merger, taken together, from a financial point of view, to Metrocall and its stockholders.

     Wheat, First is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Wheat, First operates in the Mid-Atlantic states and is familiar with the paging industry in general and with Metrocall and its business in particular.

     On May 14, 1996, Wheat, First delivered to Metrocall's Board of Directors its oral opinion (subsequently confirmed in writing) that, as of such date, taken together, the consideration to be paid to the A+ Network shareholders pursuant to the Merger was fair, from a financial point of view, to Metrocall. Subsequent to delivering its opinion, Wheat, First reviewed the Merger Agreement (which term, for the purpose of this section, "Opinion of Financial Advisor of Metrocall," does not include any amendment thereto) and noted that there were no changes from the most recent draft of the agreement initially reviewed by Wheat, First that would affect its opinion.

     The full text of Wheat, First's opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Exhibit B to this Joint Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the opinion of Wheat, First set forth in this Joint Proxy Statement/ Prospectus is qualified in its entirety by reference to the opinion. Wheat, First's opinion is directed only to the consideration to be paid pursuant to the Offer and the Merger and does not constitute a recommendation to any stockholder of Metrocall as to how such stockholder should vote on the Merger.

     In arriving at its opinion, Wheat, First, among other things, (1) reviewed the financial and other information contained in A+ Network's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; (2) reviewed the financial and other information contained in Metrocall's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; (3) reviewed the audited consolidated balance sheet of Metrocall as of December 31, 1995, and the audited consolidated statement of earnings, stockholders' equity, and cash flows for the fiscal year then ended, together with the notes thereto; (4) conducted discussions with members of senior management of A+ Network and Metrocall concerning their respective business and prospects; (5) took into account certain long-term strategic benefits expected to occur from the Merger, both operational and financial, that were described to it by Metrocall and A+ Network senior management; (6) reviewed certain publicly available information with respect to historical market prices and trading activity for A+ Network Common Stock and Metrocall Common Stock and for certain publicly traded companies which it deemed relevant; (7) compared the results of operations of A+ Network and Metrocall with those of certain publicly traded companies which it deemed relevant; (8) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (9) performed a discounted cash flow analysis of A+ Network based upon estimates of projected financial performance prepared by A+ Network and Metrocall; (10) evaluated the pro forma financial impact of consummation of the Merger Agreement on Metrocall; (11) reviewed other financial information concerning the business and operations of A+ Network and Metrocall, including certain internal financial analyses and forecasts for A+ Network and Metrocall prepared by the senior management of each entity, as well as certain pro forma financial analyses and forecasts for A+ Network and Metrocall prepared by the senior management of each entity, as well as certain pro forma financial projections for the Surviving Corporation prepared by the senior management of Metrocall; (12) reviewed the Merger Agreement (including the Annexes thereto) and the Shareholders' Agreement; and (13) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

     In preparing its opinion, Wheat, First relied on the accuracy and completeness of all information supplied or otherwise made available to it by A+ Network and Metrocall or publicly available, including the representations and warranties of A+ Network and Metrocall included in the Merger Agreement, and has not assumed responsibility for independent verification of any such information. Wheat, First has not made an independent evaluation or appraisal of either A+ Network's assets or liabilities and has not been furnished with any such evaluation or appraisal. With respect to the financial analyses, forecasts and projections provided to Wheat, First by A+ Network and Metrocall, Wheat, First has assumed that they were reasonably prepared on a basis reflecting managements' current best estimates and judgment of A+ Network's and Metrocall's future financial performance and that such analyses, forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat, First's opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of its opinion. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat, First's opinion. Wheat, First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Metrocall, nor does it address the effect of any other business combination in which Metrocall might engage.

  Summary of Analyses

     The following is a summary of certain analyses performed by Wheat, First in connection with rendering its opinion. At a meeting of the Board of Directors of the Company on May 14, 1996, Wheat, First presented its analyses discussed below.

     Analysis of Selected Comparable Publicly-Traded Companies. Wheat, First compared certain financial information for A+ Network with the corresponding publicly available financial information of certain other comparable companies (the "Comparable Companies Analysis"). Wheat, First compared A+ Network with a group of seven companies: American Paging, Inc. ("American Paging"), Arch Communications Group, Inc. ("Arch"), Metrocall, MobileMedia Corporation ("MobileMedia"), Mobile Telecommunication Technologies Corp. ("MTel"), Paging Network, Inc. ("PageNet") and ProNet Inc. ("ProNet") (collectively, the "Comparable Companies"). The information compared included, among other things,
(i) equity market valuation ("Equity Market Value"), (ii) Equity Market Value plus long-term debt less cash and cash equivalents ("Enterprise Value"), (iii) last twelve months earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), (iv) the ratio of Enterprise Value to LTM EBITDA ("LTM EBITDA Multiple"), (v) projected 1996 earnings before interest, taxes, depreciation and amortization ("Projected 1996 EBITDA"), (vi) the ratio of Enterprise Value to Projected 1996 EBITDA ("Projected 1996 EBITDA Multiple"),
(vii) projected 1997 earnings before interest, taxes, depreciation and amortization ("Projected 1997 EBITDA"), (viii) the ratio of Enterprise Value to Projected 1997 EBITDA, ("Projected 1997 EBITDA Multiple"), (ix) number of paging units in service ("Paging Units"), and (x) the ratio of Enterprise Value to Paging Units ("Paging Units Multiple"). Collectively, the LTM EBITDA Multiple, the Projected 1996 EBITDA Multiple, the Projected 1997 EBITDA Multiple and the Paging Units Multiple are referred to as the "Comparable Company Multiples." Wheat, First deemed certain comparable companies' information to be not meaningful and excluded such information from its analysis to calculate Comparable Company Multiples. Based on its Comparable Companies Analysis, Wheat, First derived a range of LTM EBITDA Multiples from 11.3x to 19.7x, a range of Projected 1996 EBITDA Multiples from 9.6x to 14.2x, a range of Projected 1997 EBITDA Multiples from 7.7x to 8.9x and a range of Paging Units Multiples from $307 to $559.

     Applying the appropriate Comparable Company Multiples to A+ Network's LTM EBITDA, Projected 1996 EBITDA, Projected 1997 EBITDA and Paging Units yields a range of A+ Network's Enterprise Values from $148 million to $340 million.

     Analysis of Selected Comparable Acquisition Transactions (the "Comparable Acquisitions Analysis"). Wheat, First reviewed the financial terms of 22 paging industry transactions announced within the last three years. Wheat, First based its Comparable Acquisitions Analysis on the financial terms of the eight transactions which it deemed to be most similar in size and character to this transaction (the "Comparable Acquisitions"), which were the following: A+ Communications/Network USA Paging, Arch/USA Mobile Communications, Arch/Westlink, Metrocall/FirstPAGE, MobileMedia/Dial Page, MobileMedia/MobileComm, ProNet/ Teletouch Communications, and USA Mobile Communications/Premiere Page. Wheat, First reviewed and compared certain financial information regarding the Comparable Acquisitions with A+ Network including (i) equity valuation plus long-term debt less cash and cash equivalents ("Transaction Value"), (ii) the latest quarter's annualized earnings before interest, taxes, depreciation and amortization ("Run-Rate EBITDA"), (iii) the ratio of Transaction Value to Run-Rate EBITDA ("EBITDA Transaction Multiple"), (iv) Paging Units, and (v) the ratio of Transaction Value to Paging Units ("Paging Units Transaction Multiple"). Collectively, the EBITDA and Paging Units Transaction Multiples are referred to as the "Comparable Acquisition Multiples." Based on its Comparable Acquisitions Analysis, Wheat, First derived a range of

EBITDA Transaction Multiples from 7.0x to 14.6x, and a range of Paging Units Transaction Multiples from $379 to $776.

     Applying the appropriate Comparable Acquisition Multiples to A+ Network's EBITDA and Paging Units yields a range of A+ Network Enterprise Values from $145 million to $442 million.

     Discounted Cash Flow Analysis. Wheat, First calculated a range of A+ Network Enterprise Values by means of a discounted cash flow analysis based upon the discounted present value of A+ Network's projected five-year stream of unleveraged free cash flow and its projected fiscal year 2000 terminal value which, in turn, were based on a range of multiples of A+ Network's projected fiscal year 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA"). In conducting this analysis, Wheat, First relied upon certain financial projections provided by A+ Network and Metrocall and applied discount rates ranging from 12% to 16% and multiples of fiscal year 2000 EBITDA ranging from 9x to 11x. Based on this analysis, Wheat, First derived a range of A+ Network Enterprise Values from $308 million to $411 million.

     The values derived from the Comparable Companies Analysis, the Comparable Acquisitions Analysis and the Discounted Cash Flow Analysis, taken together, range from $145 million to $442 million.

     The summary set forth above outlines the principal elements of Wheat, First analysis but does not purport to be a complete description of the analysis conducted by Wheat, First or Wheat, First's presentations to the Board of Directors of Metrocall. Wheat, First's analyses must be considered as a whole and selecting portions of its analyses and the factors considered by Wheat, First, without considering all factors and analyses considered by Wheat, First, could create an incomplete view of the process underlying its opinion. No company, transaction or business used in the comparable companies analyses as a comparison is identical to Metrocall or A+ Network. Wheat, First did not assign relative weights to its analyses described above in preparing its opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analysis or summary description; rather, it involves complex considerations and judgments. In performing its analyses, Wheat, First made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Metrocall and A+ Network. Any estimates contained in the analyses performed by Wheat, First are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by Wheat, First's analyses. In addition, analyses relating to equity values do not purport to be appraisals or to reflect the prices at which such equity may actually be sold. Such estimates are inherently subject to uncertainty.

  Fee and Other Information

     Wheat, First is acting as financial advisor to Metrocall in connection with the Merger and related matters and acted as Dealer Manager in connection with the Offer. In consideration of its services, Metrocall has agreed to pay Wheat, First a transaction fee (the "Transaction Fee") equal to .5% of the aggregate transaction consideration upon closing of the Merger. The Transaction Fee is currently estimated to be approximately $1.6 million. Metrocall was obligated to pay Wheat, First $100,000 upon execution of the definitive Merger Agreement (to be credited against the Transaction Fee). Metrocall was also obligated to pay Wheat, First an additional $250,000 as a result of the delivery of the Fairness Opinion, and an additional $100,000 as compensation for its role as Dealer Manager in the Offer. If within one year of the closing of the Offer, Metrocall has acquired less than 50.1% of A+ Network's outstanding Common Stock, Metrocall will pay Wheat, First a fee in the amount of 10% of any termination fee, topping fee or expense reimbursement received by Metrocall from A+ Network. In addition, Metrocall has agreed to reimburse Wheat, First for its out-of-pocket expenses (including the fees and expenses of its counsel) and to indemnify it against certain claims, losses and obligations, including certain liabilities under U.S. federal securities law. Metrocall has also retained Daniels & Associates ("Daniels") as a financial advisor in connection with the Merger, and has agreed to pay Daniels a fee equal to .75% of the aggregate transaction consideration upon closing of the Merger.

     Wheat, First has advised Metrocall that, in the ordinary course of business, it may actively trade the equity securities of Metrocall for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Wheat, First has provided investment banking services to Metrocall in the past and has received customary fees for providing such services.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF A+ NETWORK

     The Board of Directors of A+ Network (including the nonemployee directors) adopted the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, A+ Network and its shareholders. The Board of Directors of A+ Network has recommended that the shareholders of A+ Network vote FOR the approval of the Merger Agreement.

A+ NETWORK'S REASONS FOR THE MERGER

     In reaching its conclusion and recommendation described above, the Board of Directors of A+ Network considered the following factors:

          1. The terms of the Merger Agreement.

          2. The opinion of Prudential Securities to the effect that, as of May 15, 1996 and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Merger Agreement and the transactions contemplated thereby, including the Offer, was fair to such holders from a financial point of view.

          3. The fact that the Offer was not subject to a financing condition.

          4. The fact that the Merger Agreement, which prohibits A+ Network, its subsidiaries or its affiliates from initiating, soliciting or encouraging any potential Acquisition Proposal (as defined below), does permit A+ Network (conditioned upon the execution of confidentiality agreements) to furnish nonpublic information to allow access by and participate in discussions and negotiations with any third party that has submitted a bona fide and unsolicited Acquisition Proposal to A+ Network, provided that (i) the Board of Directors, upon advice of counsel, determines that failure to so act would constitute a breach of its fiduciary duties, (ii) the Board of Directors determines that such Acquisition Proposal is economically superior to the Offer and the Merger, and (iii) such Acquisition Proposal is not subject to a financing condition.

          5. The provisions of the Merger Agreement that require A+ Network to pay Metrocall or Metrocall to pay A+ Network a termination fee of $10 million under certain circumstances as described herein under "THE MERGER AGREEMENT AND TERMS OF THE MERGER -- Termination".

          6. A+ Network's and Metrocall's financial condition, results of operations, cash flows, competitive position and prospects.

          7. The compatibility of the business and operating strategies of Metrocall and A+ Network regarding, among other things, geographic areas, services, planned expansion and distribution and the potential efficiencies and synergies expected to be realized by combining the operations of A+ Network and Metrocall which may be expected to produce a favorable impact on the long-term value of the Surviving Corporation's common stock and enhance the competitive position of the combined entity.

          8. The structure of the transaction, including (a) the fact that the Offer and the Shareholders' Agreement permitted all shareholders to receive cash for approximately 40% of their Shares, (b) the fact that the Merger will allow A+ Network's shareholders to participate in the equity of the Surviving Corporation, (c) the benefits and economic attributes of the VCRs to be received by A+ Network's shareholders in the Merger and (d) the fact that the Shareholders' Agreement and the Metrocall Stockholders Voting Agreement (as defined below) may increase the likelihood that the Merger will be effected.

          9. Historical market prices with respect to the A+ Network Common Stock and the shares of Metrocall Common Stock, particularly the fact that the Offer and the Merger could enable the shareholders of A+ Network to realize a premium over the price at which shares of A+ Network

     Common Stock have traded in the past (including immediately prior to the public announcement of the Offer).

          10. The intended treatment of the Merger as a "tax-free reorganization" for federal income tax purposes.

          11. The regulatory approvals required to consummate the Merger, and the prospects for receiving all such approvals.

     The Board of Directors of A+ Network did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed their position and recommendations as being based on the totality of the information presented to and considered by them.

OPINION OF A+ NETWORK'S FINANCIAL ADVISOR

  General

     Prudential Securities is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The A+ Network Board of Directors has engaged Prudential Securities as A+ Network's financial advisor in connection with the Offer, the Merger and related matters because Prudential Securities has substantial experience in providing investment banking services to companies in the paging industry.

     Prudential Securities delivered to the A+ Network Board of Directors its written opinion to the effect that, as of May 15, 1996 and based upon and subject to certain matters stated therein, the consideration to be received by holders of A+ Network Common Stock pursuant to the Merger Agreement (which term, for the purpose of this section, "Opinion of A+ Network's Financial Advisor," does not include any amendment thereto) and the transactions contemplated thereby, including the Offer, was fair to such holders from a financial point of view (the "Prudential Securities Opinion").

     No limitations were imposed by A+ Network on Prudential Securities with respect to the investigations made or procedures followed by Prudential Securities in rendering its opinion. A copy of the Prudential Securities Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Prudential Securities, is attached hereto as Exhibit C and is incorporated herein by reference. The following summary of the Prudential Securities Opinion is qualified in its entirety by reference to the full text of the opinion attached hereto as Exhibit C.

     The Prudential Securities Opinion is directed only to the fairness, from a financial point of view, to the holders of A+ Network Common Stock of the total consideration to be received by holders of A+ Network Common Stock pursuant to the Merger Agreement. The Prudential Securities Opinion does not address any other aspect of the Merger and does not constitute a recommendation to any A+ Network stockholder as to how such stockholder should vote at the A+ Network Meeting. The consideration to be paid was determined through negotiations between A+ Network and Metrocall and was approved by the A+ Network Board of Directors.

     In conducting its analysis and arriving at its opinion, Prudential Securities reviewed such materials and considered such financial and other factors as it deemed appropriate under the circumstances, including among other things: (i) a draft of the Merger Agreement dated May 15, 1996; (ii) certain historical financial, operating and other data that were publicly available or furnished to Prudential Securities regarding A+ Network and Metrocall; (iii) certain information, including financial analyses and projections, relating to the business, cash flows, assets and prospects of A+ Network provided by the management of A+ Network; (iv) certain information, including financial analyses and projections, relating to the business, cash flows, assets and prospects of Metrocall based on information provided by the management of Metrocall and developed by Prudential Securities in conjunction with the management of A+ Network; (v) the pro forma combined financial impact of consummation of the Merger on A+ Network and Metrocall; (vi) the trading history of the common stock of each of A+ Network and Metrocall; (vii) publicly available financial, operating and stock market data for companies engaged in businesses that Prudential Securities deemed comparable to A+ Network and Metrocall or otherwise relevant to its inquiry;
(viii) the financial terms of certain other recent transactions; and (ix) such other factors as Prudential Securities deemed appropriate. Prudential Securities met with senior officers of A+ Network and Metrocall to discuss their judgments with respect to the prospects for their respective businesses generally, as well as their estimates of future financial performance, and such other matters as Prudential Securities believed relevant to its inquiry.

     In rendering its opinion, Prudential Securities assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion and did not attempt independently to verify any such information. Prudential Securities neither made nor obtained any independent appraisals of the properties, facilities or other assets of A+ Network or Metrocall. With respect to the operating and financial projections provided to Prudential Securities by the managements of A+ Network and Metrocall, and those developed by Prudential Securities in conjunction with the management of A+ Network, Prudential Securities assumed that they represented each respective management's best currently available estimate as to the future operating and financial performance of A+ Network and Metrocall, respectively. Prudential Securities assumed that the transactions contemplated by the Merger Agreement would be consummated on the basis of the terms and provisions of the draft dated May 15, 1996 of the Merger Agreement. The Prudential Securities Opinion is based upon economic, market and financial conditions as they existed and could be evaluated as of the date of the Prudential Securities Opinion.

  Summary of Analyses

     The following is a summary of the material analyses performed by Prudential Securities in connection with rendering the Prudential Securities Opinion. At a meeting of the A+ Network Board of Directors on May 14-15, 1996, Prudential Securities presented its analyses discussed below.

     Analysis of Selected Comparable Publicly-Traded Companies. Prudential Securities compared certain financial information for A+ Network with the corresponding publicly available financial information of certain other comparable companies.

     Prudential Securities compared A+ Network with a group of seven paging companies: American Paging, Arch Communications, Metrocall, MobileMedia, Mobile Telecommunications Technologies ("Mtel"), Paging Network and ProNet (collectively, the "Comparable Companies"). Prudential Securities compared enterprise value (market capitalization plus net debt) ("Enterprise Value") as a multiple of latest quarter annualized earnings before interest, taxes, depreciation and amortization ("LQA EBITDA") for each Comparable Company, adjusted for other assets and closed and pending acquisitions. The analysis of LQA EBITDA multiples for the Comparable Companies yielded implied per share equity values for A+ Network and implied exchange ratios resulting from the application of A+ Network's LQA EBITDA to such multiples.

     The analysis of the Comparable Companies yielded a range of multiples of Enterprise Value to LQA EBITDA of 10.5x to 15.4x with a mean of 13.0x and a median of 12.9x. Prudential Securities then calculated implied equity values per share and implied exchange ratios by applying these multiples to A+ Network's LQA EBITDA. Based on this analysis, Prudential Securities derived a range of implied equity values per share of which the low was $8.81, the high was $16.23, the mean was $12.59 and the median was $12.44. Prudential Securities compared these implied equity values per share to the cash price of $21.10 per share to be paid for approximately 40% of all the shares of A+ Network Common Stock. Prudential Securities also calculated a range of implied exchange ratios, assuming completion of the Offer and assuming a $19.894 per share value for Metrocall Common Stock, of which the low was 0.443, the high was 0.816, the mean was 0.633 and the median was 0.625, compared to the assumed Conversion Ratio of 1.061.

     Prudential Securities also calculated implied per share equity values and implied exchange ratios after applying a 30% premium to such values. The 30% premium approximates the median premium offered in a survey of 324 publicly-announced merger and acquisition transactions in 1995 over the stock price of the "seller" five business days prior to the initial announcement of such transactions. After applying this premium, Prudential Securities derived
(i) a range of implied equity values per share of which the low was $11.45, the high was $21.10, the mean was $16.37 and the median was $16.18, and (ii) a range of implied exchange ratios of which the low was 0.575, the high was 1.061, the mean was 0.823 and the median was 0.813.

     Analysis of Selected Comparable Acquisition Transactions. Prudential Securities reviewed the financial terms of 53 acquisition transactions, 16 of which Prudential Securities determined to be relevant principally due to the size of the transaction: A+ Communications/Network USA Paging, Arch Communications/ Becker Beeper, Arch Communications/USA Mobile Communications, Arch Communications/Westlink Paging, Metrocall/First Page, Metrocall/Page America, Metrocall/Parkway Paging, Metrocall/Satellite Paging, Metrocall/Source One Wireless, Mtel/United States Paging, MobileMedia Communications/Dial Page, MobileMedia/Metromedia, MobileMedia Communications/Mobilecom, ProNet/Teletouch, USA Mobile Communications/Premiere Paging and Westlink Paging/Telecomm Systems. The analysis of such 16 selected transactions yielded a range of Enterprise Value to last twelve months earnings before interest, taxes, depreciation and amortization ("LTM EBITDA") multiples of which the low was 7.1x, the high was 18.6x, the mean was 12.7x and the median was 11.8x. Prudential Securities then calculated implied equity values per share and implied exchange ratios by applying A+ Network's LTM EBITDA to the Enterprise Value to LTM EBITDA multiples derived from its analysis and assuming a $19.894 per share value for shares of Metrocall Common Stock. This analysis yielded (i) a range of implied equity values per share of which the low was $2.69, the high was $18.56, the mean was $10.42 and the median was $9.18, and (ii) a range of implied exchange ratios of which the low was 0.135, the high was 0.933, the mean was 0.524 and the median was 0.461.

     Discounted Cash Flow Analysis. Prudential Securities calculated a range of implied equity values by using a discounted cash flow analysis, which involved discounting each company's projected five-year stream of unlevered free cash flows and the projected fiscal year 2000 terminal value, which, in turn, was based on a range of multiples of projected fiscal year 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA"). Prudential Securities then calculated ranges of implied equity values per share by dividing the implied equity values by each company's respective fully-diluted shares outstanding. Prudential Securities then calculated a range of exchange ratios based on such implied equity values per share for Metrocall and A+ Network. In conducting this analysis, Prudential Securities relied upon certain financial projections provided by A+ Network and Metrocall and applied discount rates ranging from 12% to 16% and multiples of projected fiscal year 2000 EBITDA ranging from 9x to 11x.

     Based on this analysis, Prudential Securities derived a range of (i) implied equity values per share of A+ Network of which the low was $19.23 and the high was $29.08, and (ii) implied exchange ratios of which the low was 0.690 and the high was 0.715.

     Incremental Discounted Cash Flow Analysis. Prudential Securities calculated a range of implied exchange ratios by means of an incremental discounted cash flow analysis. Prudential Securities calculated Metrocall's implied equity value before reflecting the Merger and calculated Metrocall's implied equity value after reflecting the Merger. Prudential Securities attributed the difference between Metrocall's pre-Merger implied equity value and its post-Merger equity value to be A+ Network's implied equity value. Prudential Securities then calculated a range of exchange ratios by dividing A+ Network's implied equity value per share by Metrocall's pre-Merger implied equity value per share. In conducting this analysis, Prudential Securities relied upon certain financial projections provided by A+ Network and applied discount rates ranging from 12% to 16% and multiples of terminal EBITDA ranging from 9x to 11x.

     Based on this analysis, Prudential Securities derived a range of implied exchange ratios of which the low was 0.736 and the high was 0.849.

     Relative Contribution Analysis. Prudential Securities analyzed the contributions of A+ Network to the ending units in service, net revenues and EBITDA of the combined company, after giving effect to the Merger, and compared such contributions to the unlevered market value of A+ Network relative to the unlevered market value of the combined company, after giving effect to the Merger. Prudential Securities calculated the unlevered market value of the combined company by adding the unlevered market value of Metrocall (its then current market value of its then-outstanding Common Stock, plus net debt) to the unlevered market value of A+ Network (the aggregate consideration payable pursuant to the Merger Agreement with respect to its then-outstanding Common Stock, plus net debt). In conducting this analysis,

Prudential Securities relied upon latest quarter annualized and projected 1996 and 1997 financial data provided by A+ Network.

     This analysis indicated that, based on all three performance measures of ending units in service, net revenues and EBITDA, A+ Network was accorded a higher valuation as a percentage of the combined company's unlevered market value (38.4%) than its contributions to the three performance measures across the three different time periods (which ranged from 24.5% to 35.6%).

     Variable Common Rights. For purposes of the Prudential Securities Opinion, the VCRs were not assigned any value and Prudential Securities did not incorporate the hypothetical value of the VCRs in any of its financial analyses presented to the Board of Directors of A+ Network.

     The summary set forth above does not purport to be a complete description of the analyses conducted by Prudential Securities or of Prudential Securities' presentations to the A+ Network Board of Directors. Prudential Securities' analyses must be considered as a whole and selecting portions of its analyses and the factors considered by Prudential Securities, without considering all factors and analyses considered by Prudential Securities, could create an incomplete view of the process underlying its opinion. Prudential Securities did not assign relative weights to its analyses described above in preparing its opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily amenable to partial analysis or summary description; rather, it involves complex considerations and judgments. In performing its analyses, Prudential Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of A+ Network and Metrocall. Any estimates contained in the analyses performed by Prudential Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by Prudential Securities' analyses. In addition, analyses relating to equity values do not purport to be appraisals or to reflect the prices at which such equity may actually be sold. Because such estimates are inherently subject to uncertainty, neither A+ Network nor Prudential Securities nor any other person assumes responsibility for their accuracy.

  Fee and Other Information

     Pursuant to an engagement letter dated April 1, 1996, A+ Network has agreed to pay Prudential Securities, in cash upon consummation of the Merger, a transaction fee (the "Transaction Fee") equal to 0.75% of the "Consideration", plus 2.0% of that portion of the Consideration received by A+ Network shareholders in excess of $22.00 per share that is payable in respect of the transactions contemplated by the Merger Agreement. "Consideration" means (i) the total value of all cash paid in connection with the Offer, upon consummation of the purchase of A+ Network Common Stock from the Principal Shareholders (pursuant to the Shareholders' Agreement) and at the Effective Time, (ii) the total value of the shares of Metrocall Common Stock and VCRs exchanged in connection with the Merger, plus (iii) the amount of indebtedness of A+ Network outstanding at the Effective Time. The Transaction Fee is currently estimated to be approximately $2.9 million. A+ Network has previously paid Prudential Securities fees and progress payments of $550,000, such amounts to be credited against the Transaction Fee payable to Prudential Securities. A+ Network has agreed that in the event A+ Network receives any form of breakup fee, termination fee or topping fee, it will pay Prudential Securities an amount equal to 25.0% of any such payment actually received by A+ Network. By letter dated June 1, 1996, Prudential Securities has agreed to share 20% of the unpaid portion of the Transaction Fee (or of any fee payable in respect of a breakup fee, termination fee or topping fee) with Bear, Stearns & Co. Inc. ("Bear Stearns"), as co-advisor beginning as of June 1, 1996. In addition, A+ Network has agreed to reimburse Prudential Securities and Bear Stearns for their out-of-pocket expenses (including the fees and expenses of counsel) and to indemnify Prudential Securities and Bear Stearns against certain claims, liabilities and expenses, including certain liabilities under U.S. federal securities laws.

     Prudential Securities and Bear Stearns have, in the past, provided financial advisory and financing services to A+ Network and have received fees for the rendering of such services. In addition, in the ordinary course of business, Prudential Securities and Bear Stearns may actively trade A+ Network Common Stock and Metrocall Common Stock for their own respective accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities and certain accounts of their respective customers hold such securities. Prudential Securities also provides equity research regarding Metrocall, and Prudential Securities and Bear Stearns also provide equity research regarding A+ Network.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and senior management of A+ Network have interests in the transactions contemplated under the Merger Agreement that may present them with certain potential conflicts of interest. The Board of Directors of each of Metrocall and A+ Network was aware of these potential conflicts at the time of its consideration of the Merger. A summary of these potential conflicts of interest and certain agreements between Metrocall and A+ Network and certain members of A+ Network's Board of Directors and senior management is provided below.

     Non-Competition Agreements. Pursuant to Nondisclosure/No Conflict Agreements, each of Ray D. Russenberger and Elliott H. Singer have agreed, effective as of the Effective Time, in exchange for a payment of $325,000 per year for three years (and the extension of certain fringe benefit programs to them), to refrain from competing in the business of (for Singer) one-way or two-way paging and of (for Russenberger) the paging, voicemail, telemessaging, or cellular operations of Metrocall, and to refrain from disclosing confidential information about A+ Network and Metrocall. The obligation not to compete will continue only for so long as Messrs. Russenberger and Singer serve as members of the Board of Directors of the Surviving Corporation, and the obligation of nondisclosure continues indefinitely. Pursuant to the Nondisclosure/No Conflict Agreements, Messrs. Russenberger and Singer have agreed to resign voluntarily under the terms of their current employment agreements with A+ Network, effective upon the consummation of the Merger.

     Employment Agreement. Pursuant to an Employment Agreement, Charles A. Emling III, currently President and Chief Executive Officer of A+ Network, has agreed, effective as of the Effective Time, to serve as President, Southeast Region of the Surviving Corporation, with salary of $200,000 per year (and customary employee benefits). The term of the Employment Agreement will begin at the Effective Time and run for one year, subject to automatic annual extension unless either party notifies the other that the contract should be terminated and such notice is given at least 90 days before the anniversary of the Effective Time. If Mr. Emling is terminated without "cause" (as defined in the Employment Agreement) or resigns with "good reason" (as defined therein), he will be paid his then current salary for a period of one year after such termination. Mr. Emling has agreed to refrain from competing, directly or indirectly, with the Surviving Corporation and its affiliates, while employed and for one year thereafter, in the one-way and two-way paging and telemessaging business in any "market area" (where "market areas" are generally locations in which A+ Network or its predecessors have conducted business and those in which the Surviving Corporation conducts business during the term of the Employment Agreement). During employment and for a year after, Mr. Emling will not solicit away employees or customers of the Surviving Corporation. The Employment Agreement will replace Mr. Emling's current employment agreement with A+ Network.

     A+ Options. Each outstanding option (an "A+ Network Option") to purchase A+ Network Common Stock granted pursuant to A+ Network's 1987 Stock Incentive Plan, 1992 Key Employee Incentive Stock Plan, 1992 Non-Qualified Stock Option Plan for Non-Employee Directors or the 1992 Employee Stock Purchase Plan (collectively, the "A+ Network Option Plans") and certain options granted to a former employee that has not or have not vested prior to the Effective Time will become fully exercisable and vested as of the Effective Time of the Merger. Each A+ Network Option that is not an "incentive stock option" under Section 422 of the Code, shall, effective as of the Effective Time, at the option of the holder thereof, either (i) be converted automatically into an option to purchase such number of Metrocall Securities equal to the number of Shares subject to such A+ Network Option immediately prior to the Effective Time multiplied by the Conversion Ratio, with the exercise price adjusted accordingly, but otherwise on the same terms and conditions as were applicable under any applicable A+ Network Option Plan and the underlying stock option agreement, or (ii) up to a maximum of 40% of the Shares subject to A+ Network Options held by each option holder (which percentage will be determined by such holder) shall be cancelled and the holder shall be entitled to receive with respect to each such Share, a cash payment equal to the amount per Share paid upon purchase of Shares pursuant to the Offer less the greater of $7.00 and the exercise price relating to such

Shares, with the remaining A+ Network Options converted as described pursuant to clause (i). A+ Network Options that are incentive stock options will be adjusted in accordance with Section 424(a) of the Code. The Surviving Corporation will notify option holders regarding their rights under A+ Network Options as soon as practicable after the Effective Time. Currently exercisable options may be exercised and the Shares received thereby exchanged in the Merger.

     The following table sets forth, as of May 16, 1996, with respect to the directors and executive officers of A+ Network, (i) the number of shares of Metrocall Common Stock subject to A+ Network Options converted automatically into options to purchase Metrocall Securities that will be held by such officer (assuming that no A+ Network Options are cashed out and assuming a Conversion Ratio of 1.17877) and (ii) the average exercise price per share of Metrocall Common Stock:

                                                     SHARES OF METROCALL COMMON STOCK       AVERAGE EXERCISE
                      NAME                         SUBJECT TO METROCALL ASSUMED OPTIONS      PRICE PER SHARE
------------------------------------------------   -------------------------------------    -----------------
Elliott H. Singer...............................                  235,754                        $ 11.83
Charles A. Emling III...........................                   29,469                        $  9.76
Randy K. Schultz................................                   58,939                        $ 10.26
Charles R. Poole................................                   29,469                        $  9.76
Irby C. Simpkins, Jr. ..........................                    3,660                        $ 11.84
Brownlee O. Currey, Jr. ........................                    3,660                        $ 11.84
Neil J. Weisman.................................                    2,440                        $ 10.88
Harvey N. Weiss.................................                    3,660                        $ 11.84


     Stock options issued by A+ Network generally are no longer exercisable three months after employment with or service as a director of A+ Network is terminated. Certain of the individuals identified above are expected to terminate their employment with or service as a director of A+ Network on or prior to the Merger. A+ Network, with Metrocall's consent, has agreed that the exercisability of these options may be extended through the date that the options would otherwise be exercisable if they continued to be employees or directors, as the case may be.



     On October 4, 1996, the Board of Directors of A+ Network, with Metrocall's consent, changed the exercise price of substantially all options outstanding to all current employees and directors of A+ Network as of that date to $7 1/8 per share, the closing bid price of A+ Network Common Stock on that date and extended the terms of such options held by certain employees and directors.


SHAREHOLDERS' AGREEMENT

     Contemporaneously with the Merger Agreement, Metrocall entered into a Shareholders' Agreement with certain shareholders of A+ Network: Brownlee O. Currey, Jr., Charles A. Emling III, Ray D. Russenberger, Irby C. Simpkins, Jr., Elliott H. Singer, Summit Investors II, L.P., and Summit Ventures III, L.P. (the "Principal Shareholders"). The Principal Shareholders each granted Metrocall certain rights with respect to the Shares owned by them (the "Owned Shares"). The Owned Shares subject to the Shareholders' Agreement aggregate 5,525,543 Shares representing approximately 53.8% of the Shares outstanding on the date of the Merger Agreement. The relevant terms of the Shareholders' Agreement are as follows.

     Sale of Shares. Pursuant to the Shareholders' Agreement, each of the Principal Shareholders sold to Metrocall upon completion of the Offer a number of Shares equal to 40% of each of their Owned Shares (the "Cash Purchase Shares") for a cash purchase price of $21.10 per Share. The Cash Purchase Shares constituted 2,210,217 Shares or approximately 21.5% of the outstanding Shares as of May 16, 1996.

     Voting Agreement. Pursuant to the Shareholders' Agreement, each Principal Shareholder agreed during the term of the Shareholders' Agreement to vote in favor of the transactions contemplated by the Merger Agreement and against (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving A+ Network or any of its subsidiaries, or (ii) any sale or transfer of a material amount of assets of A+ Network or any of its subsidiaries or the issuance of any securities of A+ Network or any subsidiary.

     Scenario I Option. Pursuant to the Shareholders' Agreement, each Principal Shareholder granted Metrocall an irrevocable option (the "Scenario I Option") to purchase all, but not less than all, of the Owned Shares (the "Scenario I Option Shares") other than the Cash Purchase Shares previously purchased by

Metrocall and certain Owned Shares of Ray D. Russenberger which are subject to previous options in favor of certain employees of A+ Network (the "RR Option Shares").

     The Scenario I Option may be exercised by Metrocall following satisfaction of certain conditions (defined below) for a period commencing upon the later to occur of (i) 61 days after Metrocall has delivered evidence of financing enabling A+ Network to finance an offer to repurchase A+ Network's 11 7/8% Subordinated Notes in accordance with the terms of the change in control provisions of the indenture governing such notes, and (ii) the receipt by Metrocall of an FCC order approving the license transfer resulting from the Merger, and ending on the earlier of six months after the closing of the purchase by Metrocall of the Cash Purchase Shares or the termination of Shareholders' Agreement in accordance with its terms (the "Option Period"). The exercise of the Scenario I Option is conditioned on the approval of the Merger Agreement by the shareholders of Metrocall and the absence of any material breach by Metrocall of its obligations and agreements in the Merger Agreement.

     The consideration to be paid to each Principal Shareholder upon exercise by Metrocall of the Scenario I Option will equal: (i) such number of Metrocall Shares equal to the Conversion Ratio as of the date of the closing of the Scenario I Option, multiplied by the number of Scenario I Option Shares owned by such shareholder, (ii) a number of VCRs to become effective upon the Effective Time, in an amount equal to the number of Metrocall Shares to be received pursuant to clause (i), plus cash, if any, for fractional Metrocall Securities calculated pursuant to the formula in Section 2.3(f) of the Merger Agreement. The consideration for the Scenario I Option Shares is subject to upward adjustment such that Metrocall will pay each Principal Shareholder such additional Metrocall Securities, together with cash for fractional Shares and VCRs, as are necessary to provide each Principal Shareholder the same Merger consideration per Share as all shareholders of A+ Network receive in the Merger.

     The Shareholder's Agreement also granted Metrocall certain other rights that would have applied only if the Offer had not been consummated (the "Scenario II Option").

     Other Provisions. The Shareholders' Agreement contains certain representations and warranties, and restricts the Principal Shareholders' ability to transfer or encumber the Owned Shares, including tendering into the Offer or any other tender offer. The Shareholders' Agreement also provides for a "shelf" registration of any Metrocall Securities received by the Principal Shareholders pursuant to the Shareholders' Agreement that are not otherwise registered in connection with the Merger.

     Termination. The Shareholders' Agreement shall terminate on the earliest of (i) the expiration of the Option Period, (ii) the purchase by Metrocall of all Owned Shares (other than the RR Option Shares) pursuant to Shareholders' Agreement, (iii) the agreement of the parties to the Shareholders' Agreement to terminate the Shareholders' Agreement, (iv) consummation of the Merger, and (v) termination of the Merger Agreement pursuant to its terms, and in any event the Shareholders' Agreement shall terminate on March 16, 1997, except as to certain provisions on expenses, fees, registration rights and indemnification which shall survive termination of the Shareholders' Agreement.

OTHER AGREEMENTS

     Metrocall Stockholders Voting Agreement. In connection with the execution of the Merger Agreement, certain stockholders of Metrocall owning in the aggregate approximately 34.5% of the outstanding common stock of Metrocall executed an agreement (the "Metrocall Stockholders Voting Agreement") with A+ Network pursuant to which each such stockholder appointed A+ Network or its officers, his or her proxy to vote all the Metrocall Shares then beneficially owned by such stockholder (i) in favor of the transactions contemplated by the Merger Agreement; and (ii) against any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Metrocall or any of its subsidiaries, or the issuance of any securities of Metrocall or any subsidiary, in each case, to the extent prohibited by the Merger Agreement.

     Agreement to Vote. In connection with the execution of the Merger Agreement, Elliott H. Singer and Ray D. Russenberger, shareholders of A+ Network who are expected to become stockholders of the Surviving

Corporation at the Effective Time, executed an agreement with Metrocall pursuant to which they are obligated, provided that they are directors of the Surviving Corporation at the time of election of directors at the first annual meeting of the Surviving Corporation occurring after the date of the voting agreement, to vote all shares of common stock of the Surviving Corporation they own at such time in favor of election of Suzanne S. Brock as a director.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain Federal income tax consequences of the Merger to holders of A+ Network Common Stock, A+ Network and Metrocall. The discussion does not address all aspects of Federal income taxation that may be relevant to particular A+ Network stockholders and may not be applicable to stockholders who are not citizens or residents of the United States, or who will acquire their Metrocall Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that A+ Network stockholders hold their A+ Network Common Stock as capital assets within the meaning of Section 1221 of the Code. EACH A+ NETWORK STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     The Merger Agreement provides that it is the intention of the parties that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. However, no opinion of counsel or IRS ruling is being obtained concerning the tax effects of the Merger. Except where otherwise indicated, the following summary assumes that the Merger will qualify as a tax-free reorganization.

     If the Merger is a tax-free reorganization, a shareholder will receive Metrocall Shares without recognition of taxable gain or loss, but will be potentially taxable on the receipt of VCRs and cash in lieu of fractional Metrocall Securities. VCRs do not qualify as consideration that may be received tax free in the Merger. A shareholder who owns Shares at the time of the Merger will recognize gain to the extent of the lesser of (i) the "shareholder's gain" (as defined below) and (ii) the fair market value of the VCRs and the amount of any cash received in lieu of fractional VCRs (the VCRs and cash in lieu of fractional VCRs are referred to herein as the "taxable merger consideration"). The "shareholder's gain" is the excess, if any, of (x) the fair market value of the Metrocall Shares and the taxable merger consideration, over (y) the shareholder's basis in his or her Shares exchanged in the Merger.

     A holder of Shares who receives cash in lieu of a fractional Metrocall Shares in the Merger will be treated as if the fractional share had been distributed to such holder and then redeemed by the Surviving Corporation in exchange for the cash distributed in lieu of the fractional Metrocall Shares. As a result, such holder will generally recognize capital gain or loss with respect to the deemed redemption of such fractional Metrocall Shares.

     A shareholder's basis in the Metrocall Shares received in the Merger will be equal to the shareholder's basis in the Shares exchanged in the Merger, increased by the amount of any gain recognized in the Merger and reduced by the amount of taxable merger consideration.

     A shareholder's holding period for the Metrocall Shares received in the Merger will include the shareholder's holding period for the Shares. See the discussion below, however, concerning delay in beginning the holding period for Metrocall Shares under certain circumstances with respect to the simultaneous holding of VCRs.

     Except in the case of a shareholder who owns more than a minimal interest in Metrocall after the Merger, any gain from the receipt of taxable merger consideration will be capital gain, and will be long-term capital gain if the holding period for such Shares is greater than one year. See Rev. Rul. 76-385, 1976-2 C.B. 92. Subject to the same exception, the gain or loss from receipt of cash in lieu of a fractional Metrocall Share will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the fractional Metrocall Share, determined as described above, is greater than one year. If a shareholder holds more than a minimal interest in Metrocall after the Merger, the receipt of taxable merger consideration and cash in lieu of a fractional Metrocall share may be dividend income or proceeds from the sale of a capital asset depending on the applicability of Code Section 302. Shareholders are urged to consult their tax advisors to determine whether they should be considered as holding a minimal interest for this purpose and, if not, the proper characterization of cash and VCRs received in the Merger.

  Tax Consequences of VCRs; Consequences of Straddle Treatment

     VCRs do not qualify as consideration that may be received tax free in the Merger. VCRs will be taken into account as taxable merger consideration in the computation of gain and of the basis of Metrocall Shares, in the manner described above under "Consequences of the Merger." VCRs are treated for federal income tax purposes as cash settlement options to sell Metrocall stock. See Revenue Ruling 88-31, 1988-1 C.B. 302. Gain or loss from the disposition, lapse, or receipt of payments with respect to the VCRs will be capital gain or loss, measured by the difference between the basis of the VCRs and the amount received (if any) in the disposition, lapse, or payment; the recognition of loss may be deferred under the "straddle" rules discussed below. The gain or loss will be long-term capital gain or loss if the holding period for the VCR is greater than one year. A shareholder's basis in a VCR will be its fair market value upon issuance.

     A shareholder who owns Metrocall Shares and VCRs will be treated as owning a "straddle," as defined in section 1092(c)(1) of the Code, for each pair of one Metrocall Share and one VCR (securities within such a pair are referred to herein as "offsetting" securities). Under the rules applicable to straddles:

     -- Any loss from one offsetting security may not be taken into account except to the extent that the loss exceeds the unrecognized gain (if any) from the other offsetting security as of the last day of the taxable year;

     -- Any loss so deferred may be carried into the succeeding taxable year, and either taken into account or deferred under the same rules;

     -- If the shareholder has held Shares for one year or less as of the date of the Merger, the holding period for the Metrocall Shares received in the Merger will not begin until the shareholder no longer holds offsetting VCRs. The holding period for a VCR will not begin until the shareholder no longer holds offsetting Metrocall Shares.

     For example, if a shareholder has a loss from the disposition or expiration of VCRs for which the holding period is one year or less, the loss will be a short term capital loss that will be deferred until the following year, to the extent of the shareholder's unrealized gain as of the last day of the year in the corresponding number of Metrocall Shares held on such day. The loss will again be deferred in succeeding years to the extent of the shareholder's unrealized gain as of the last day of each succeeding year in the corresponding number of Metrocall Shares held on such day. Gain on VCRs or Metrocall Shares will not be deferred under the straddle rules.

  Consequences if No Tax-Free Reorganization

     Metrocall and A+ Network do not intend to seek an opinion of counsel or a ruling from the Internal Revenue Service concerning the federal income tax consequences of the Merger. No assurance can be given that the IRS will not challenge the qualification of the Merger as a tax-free reorganization. If such a challenge were sustained by a court, each shareholder at the time of the Merger would recognize capital gain or loss measured by the difference between the fair market value of all the consideration received in the Merger and the shareholder's basis in the Shares exchanged in the Merger. Each shareholder's holding period in any Metrocall Share or VCR received in the Merger would begin on the later of the date of the Merger or the date on which the shareholder no longer holds an offsetting security. The basis of the Metrocall Shares and VCRs received in the Merger would be their respective fair market values on the date of the Merger.

     Any acquisition of Shares that does not occur by reason of the Merger, including any acquisition from a Principal Shareholder pursuant to the exercise of Metrocall's options to purchase Shares in certain circumstances, will be a fully taxable disposition to the seller, even if the seller receives Metrocall Shares in the acquisition.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Metrocall under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Surviving Corporation will not include income (or loss) of A+ Network prior to the Effective Time of the Merger.

GOVERNMENT AND REGULATORY APPROVALS

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. A+ Network and Metrocall filed on June 3, 1996 and May 24, 1996, respectively, with the Antitrust Division and the FTC a Premerger Notification and Report Form, in connection with the Merger. The waiting period for the Offer expired, and the waiting period for the Merger terminated, on June 8, 1996.

     FCC Approval. The construction, modification, operation, ownership and acquisition of paging systems are subject to regulation by the FCC under the Communications Act. The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate paging systems within specified geographic areas, applications to transfer control of or assign paging licenses, and technical and operational standards for the operation of paging systems (such as construction deadlines, maximum power and antenna height, and coordination with adjacent co-channel users). The present regulatory structure governing paging companies is subject to revision in light of changes to the Communications Act and pending FCC proposals that, if adopted, may increase competition for subscribers to wireless communication services, increase competition for access to certain underlying services and facilities (such as telephone numbers) necessary for A+ Network and Metrocall to conduct their business, and impose competitive bidding rules for mutually exclusive paging applications.

     The respective operating subsidiaries of A+ Network and Metrocall are licensed by the FCC to provide paging services in the respective geographic areas in which they have operations. The Communications Act requires prior FCC approval for the transfer of actual or legal control of companies holding FCC authorizations. The Communications Act requires that the FCC find that the proposed acquisition or transfer would serve the public interest, convenience and necessity as a prerequisite to granting its approval. The FCC may also require that Metrocall or a transferee demonstrate that it possesses the requisite legal and technical qualifications to operate the licensed facilities in order for the transfer to be approved.

     The Merger Agreement and the Shareholders' Agreement provide that (pending completion of the Merger) Metrocall shall not assume, either directly or indirectly, de jure control (50% or more of the votes) or de facto control (control in practical effect) of A+ Network without the prior consent of the FCC and any appropriate state authority. The prior approval of the FCC must be obtained to consummate the Merger. Metrocall has filed applications seeking FCC approval to take control of A+ Network. Although FCC approval has been granted for transfer of most of the subject licenses, there can be no assurance that the FCC will grant the remaining approvals or that, if granted, such FCC approvals will be on a timely basis or on terms and conditions acceptable to Metrocall, or that any such approvals will not be subject to administrative or judicial review. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow time for regulatory approvals to be received, or if received for the approvals to become final.

     Under the Communications Act, the amount of capital stock that aliens or their representatives may own or vote in an FCC-licensed company is generally limited to 20% in the parent of such a company. Metrocall believes that it and A+ Network currently meet this requirement. Should this restriction ever be found to be violated, the FCC may revoke or refuse to grant or renew a license, or refuse to approve the transfer of control of such license.

     State Regulatory Approval. In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Metrocall and A+ Network. Historically, regulation in some states required Metrocall and A+ Network to obtain certain certificates of public convenience and necessity before constructing, modifying or expanding paging facilities or offering or abandoning paging services. Rates, terms and conditions under which Metrocall or A+ Network provided service, or any changes to those rates, have also been subject to state regulation. However, under the federal Budget Reconciliation Act of 1993 (the "Budget Act"), as a general rule states are preempted from exercising rate and entry regulation of carriers such as Metrocall and A+ Network which are deemed to be providing Commercial Mobile Radio Service ("CMRS"). States may, however, petition the FCC for authority to continue to regulate CMRS rates, which petitions are to be evaluated by the FCC applying the statutory criteria set forth in the Budget Act. In May 1995, the FCC rejected such petitions by New York, Louisiana, Hawaii, Arizona, Ohio, California and Connecticut. To date, the FCC has not granted any such petitions.

     Some states regulating paging services have required the prior approval of transactions that result in the assignment or transfer of control of a certificated paging carrier, notwithstanding federal preemption. It is possible that one or more states may continue to assert a right to review and approve the Merger. In such event, Metrocall may choose to challenge such assertion, seek to obtain such approval or take such other or further actions as it deems necessary or advisable at the time. If any state were to claim a right to approve the Merger, there is no assurance that any challenge to override or overturn that claim would be successful or that any approval, if sought, would be granted or, if granted, would be on a timely basis or on terms and conditions acceptable to Metrocall.

RESTRICTIONS ON RESALES BY AFFILIATES

     The Metrocall Common Stock issuable in the Merger has been registered under the Securities Act, but this registration does not cover resales by stockholders of A+ Network who are deemed to control or be under common control with A+ Network ("Affiliates"). Affiliates of A+ Network may not sell their shares of Metrocall Common Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with the resale provisions of Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

                  THE MERGER AGREEMENT AND TERMS OF THE MERGER

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is included as Exhibit A and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All stockholders are urged to read the Merger Agreement in its entirety. Capitalized terms used herein and not otherwise defined have the same meaning as in the Merger Agreement.

THE OFFER

     The Merger Agreement provided for the commencement of a tender offer by Metrocall for 2,140,526 Shares. The Offer commenced on May 22, 1996 and expired on June 24, 1996 at 12:00 midnight, New York City time. Shareholders of A+ Network tendered approximately 5,362,482 Shares pursuant to the Offer and Metrocall purchased 2,140,526 of such Shares pursuant to the Offer. In addition, Metrocall purchased 2,210,217 Shares from the Principal Shareholders on June 25, 1996 pursuant to the Shareholders Agreement.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, subject to the terms and conditions thereof and the satisfaction or waiver of the other conditions to the Merger, including FCC approval, and in accordance with the Delaware

Law and the Tennessee Law, A+ Network will be merged with and into Metrocall, the separate existence of A+ Network will cease, and Metrocall will continue its existence as the surviving corporation (the "Surviving Corporation"). The Effective Time of the Merger will the date and time of the later of the filing of the articles of merger, certificates of merger or other appropriate documents with (i) the Secretary of State of the State of Delaware or (ii) the Secretary of State of the State of Tennessee.

MANNER AND BASIS OF CONVERTING SHARES

     In the Merger, each outstanding Share (other than Shares held by Metrocall, which will be cancelled) will be converted into the right to receive: (i) that number of Metrocall Shares equal to the Conversion Ratio, (ii) the same number of VCRs, plus (iii) cash in respect of fractional Metrocall Securities, if any. The Conversion Ratio shall be determined by dividing $21.10 by the Average Metrocall Share Price, except that if the Average Metrocall Share Price is greater than $21.88 or less than $17.90, then the Conversion Ratio shall be
 .96435 or 1.17877, respectively.

     The Surviving Corporation will not issue fractional Metrocall Securities. In lieu of any fractional Metrocall Securities, the holder of a Share converted in the Merger will be entitled to receive a cash payment determined by multiplying (i) $21.10 by (ii) the fractional Metrocall Security to which such holder would be entitled.

     The Merger Agreement provides that the Certificate of Incorporation and By-Laws of Metrocall will become the Certificate of Incorporation and By-Laws of the Surviving Corporation. In addition, under the Merger Agreement the directors of Metrocall immediately prior to the Effective Time, which shall include Elliott H. Singer and Ray D. Russenberger (who are currently directors of A+ Network), will become the directors of the Surviving Corporation following the Merger as set forth in Annex B to the Merger Agreement, and the officers of Metrocall immediately prior to the Effective Time will become the officers of the Surviving Corporation following the Merger, in each case until their successors are elected and qualified. Two of the current directors of Metrocall, Steven D. Jacoby and Vincent D. Kelly, will resign as directors immediately prior to the Effective Time.

TREATMENT OF STOCK OPTIONS


     Each outstanding option (an "A+ Network Option") to purchase A+ Network Common Stock granted pursuant to A+ Network's 1987 Stock Incentive Plan, 1992 Key Employee Incentive Stock Plan, 1992 Non-Qualified Stock Option Plan for Non-Employee Directors or the 1992 Employee Stock Purchase Plan (collectively, the "A+ Network Option Plans") and certain options granted to a former employee that has not or have not vested prior to the Effective Time will become fully exercisable and vested as of the Effective Time of the Merger. Each A+ Network Option that is not an "incentive stock option" under Section 422 of the Code, shall, at the option of the holder thereof, either (i) be converted automatically into an option to purchase such number of Metrocall Securities equal to the number of Shares subject to such A+ Network Option immediately prior to the Effective Time multiplied by the Conversion Ratio, with the exercise price adjusted accordingly, but otherwise on the same terms and conditions as were applicable under any applicable A+ Network Option Plan and the underlying stock option agreement, or (ii) up to a maximum of 40% of the Shares subject to A+ Network Options held by each option holder (which percentage will be determined by such holder) shall be cancelled and the holder shall be entitled to receive with respect to each such Share, a cash payment equal to the amount per Share paid upon purchase of Shares pursuant to the Offer less the greater of $7.00 and the exercise price relating to such Shares, with the remaining A+ Network Options converted as described pursuant to clause (i). A+ Network Options that are incentive stock options will be adjusted in accordance with Section 424(a) of the Code. Certain employees and directors of A+ Network who are expected to terminate their employment with or service as directors of A+ Network on or prior to the Merger hold stock options that would no longer be exercisable three months after they terminate employment or service with A+ Network. A+ Network has, with Metrocall's consent, agreed that the exercisability of these options may be extended through the date that the options would otherwise be exercisable if they continued to be employees or directors, as the case may be. The Surviving Corporation will notify option holders regarding their rights under A+ Network Options as soon as practicable after the Effective Time. Currently exercisable options may be exercised and the Shares received thereby exchanged in the Merger.

EMPLOYEE ARRANGEMENTS

     The Merger Agreement provides that for a period of not less than three years following the Effective Time of the Merger, Metrocall will use its best efforts to maintain a Southeast/ Southwest regional operations center in Pensacola, Florida, but such center may be closed in the event of a sale or merger of Metrocall after the Effective Time. The Merger Agreement also provides that A+ Network's current executive officers, managers, salespeople and staff will continue to participate in A+ Network's benefit plans and employee agreements as in effect on the date of the Merger Agreement until the Effective Time. In addition, the Merger Agreement contains certain provisions with respect to the integration, after the Effective Time, of A+ Network's executive officers, managers, salespeople and staff into the operations of Metrocall, including provisions for such employees' compensation, bonuses, benefits and severance.

INDEMNIFICATION

     The Merger Agreement provides that Metrocall shall, or shall cause the Surviving Corporation to, from and after the Effective Time, to the fullest extent permitted by the Delaware Law, A+ Network's Certificate of Incorporation, Bylaws or indemnification agreements in effect on the date of the Merger Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit, indemnify, defend and hold harmless all persons who are on the date of the Merger Agreement, or have been at any time prior to the date of the Merger Agreement, or who become prior to the Effective Time, an officer, director, employee or agent of A+ Network or its subsidiaries, or who are or were serving at the request of A+ Network or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, trust, limited liability company or other business enterprise (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs and expenses, judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened claim, proceedings or investigations that are based upon or arise out of such person's service as a director, officer, employee or agent of A+ Network or any subsidiaries or the Merger Agreement or any transactions contemplated thereby.

     The Merger Agreement also provides for the preservation of all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the employees, agents, directors or officers of A+ Network and its subsidiaries under their respective charters or by-laws, under indemnification agreements or otherwise, for six years after the Effective Time, and for the Surviving Corporation to use all reasonable efforts to maintain directors' and officers' liability insurance maintained by A+ Network (or substantially similar coverage) for six years after the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain customary representations and warranties of the parties. A+ Network has represented that its Board of Directors has (a) duly adopted and approved the Offer, the Merger Agreement and the Merger, (b) determined that each of the Offer and the Merger is fair to and in the best interests of its shareholders, (c) resolved to recommend acceptance of the Offer by those shareholders of A+ Network who wish to receive cash for a portion of their Shares, and (d) resolved to recommend approval of the Merger by its shareholders. Metrocall has represented that its Board of Directors has taken comparable actions as set forth in clauses (a), (b) and (d) above and has represented that it has sufficient funds available to purchase Shares pursuant to the Offer and to pay all fees and expenses related to the transactions contemplated by the Merger Agreement and that, as of the date of Merger Agreement, neither Metrocall nor any of its affiliates beneficially owned any Shares. Each of A+ Network and Metrocall has made certain other representations and warranties to the other regarding, among other things: (i) their respective organization, subsidiaries and capitalization; (ii) their respective authority to enter into and perform their respective obligations under the Merger Agreement; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective Certificates of Incorporation and By-laws, certain agreements and applicable laws; (iv) the accuracy and completeness of their respective Exchange Act filings with the Commission, including for A+ Network the Schedule 14D-9 filed in connection with the Offer and for Metrocall the Schedule 14D-1 filed in connection with the Offer, as well as this Joint Proxy Statement/Prospectus, (v) the absence of undisclosed liabilities, (vi) the absence of material adverse changes in the condition, results of operations, business and assets of each and their respective subsidiaries, taken as a whole, since December 31, 1995; (vii) litigation;
(viii) transactions with their respective affiliates; (ix) environmental matters; (x) employee benefit plans and contracts; (xi) taxes; and (xii) brokers' fees. The representations and warranties contained in the Merger Agreement do not survive beyond the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by A+ Network. The Merger Agreement provides that, prior to the Effective Time, except (x) as otherwise contemplated therein, (y) as agreed in writing by Metrocall or (z) for the consummation of pending acquisitions disclosed by A+ Network to Metrocall, (i) the business of A+ Network and its subsidiaries shall be conducted only in, and A+ Network and its subsidiaries will not take any action except in, the ordinary and usual course of business and consistent with past practice, and A+ Network and its subsidiaries will use all reasonable efforts, consistent with past practice, to maintain and preserve their respective business organizations, assets, employees and advantageous business relationships; (ii) A+ Network will not, directly or indirectly, (A) sell, transfer or pledge or agree to sell, transfer or pledge any Shares, preferred stock or capital stock of any of its subsidiaries beneficially owned by it, or (B) split, combine or reclassify the outstanding Shares, or any outstanding capital stock of any of the subsidiaries of A+ Network; (iii) neither A+ Network nor any of its subsidiaries will (A) amend its certificate of incorporation or bylaws, (B) issue, grant, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of A+ Network or its subsidiaries or any other ownership interests (including but not limited to stock appreciation rights or phantom stock), other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of A+ Network Options outstanding on the date of the Merger Agreement, and options automatically granted pursuant to the 1992 Non-Qualified Stock Option Plan for Non-Employee Directors, (C) with the exception of existing liens in favor of A+ Network's bank lender, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, (D) modify the terms of any indebtedness or incur any indebtedness other than borrowings under existing agreements, (E) incur any material liability, other than borrowings permitted by clause (D) above of money under existing agreements or incurrence of other liabilities in the ordinary and usual course of business and consistent with past practice, or (F) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;
(iv) A+ Network will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (v) neither A+ Network nor any of its subsidiaries shall modify, amend or terminate certain specified agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (vi) each of A+ Network and its subsidiaries shall maintain in full force and effect such types and amounts of insurance issued by insurers of recognized responsibility insuring it with respect to its respective business and properties, in such amount and against such losses and risk as is usually carried by persons engaged in the same or similar business; (vii) neither A+ Network nor any of its subsidiaries will (A) except for or on behalf of subsidiaries, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of A+ Network pursuant to A+ Network's written obligations on the date of the Merger Agreement), other than in the ordinary course of business and consistent with past practice, or (C) enter into any commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets); (viii) neither A+ Network nor any of its subsidiaries will change any of the accounting methods used by it unless required by generally accepted accounting principles; (ix) neither A+ Network nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of A+ Network or any of its subsidiaries (other than the Merger and transactions permitted by the Merger Agreement); (x) neither A+ Network nor any of its subsidiaries will take, or agree to take, any action that would result in any of the conditions set forth in the Merger Agreement or to the Offer not being satisfied, unless A+ Network's directors make a Fiduciary Determination (as defined below); (xi) neither A+ Network nor any of its subsidiaries will acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division of any such entity; provided, that A+ Network may engage in such a transaction if (A) A+ Network notifies Metrocall prior to entering into any such transaction, (B) the purchase price for each such transaction is payable only in cash and such price does not exceed $5,000,000, and (C) the purchase price for each such transaction does not exceed eight times annualized EBITDA for the most recently ended calendar quarter; (xii) neither A+ Network nor any of its subsidiaries will increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of A+ Network or its subsidiaries who are not officers or directors of A+ Network in the ordinary course of business and consistent with past practice and may not establish or alter other employee benefit plans or employee agreements; (xiii) neither A+ Network nor any of its subsidiaries will make any material tax election or settle or compromise any material federal, state, local or foreign tax liability except for settlements that would not be material to A+ Network or do not otherwise materially impair the business of A+ Network; (xiv) neither A+ Network nor any of its subsidiaries will settle or compromise any pending or threatened suit, action or claim that is material to the transactions contemplated by the Merger Agreement; (xv) neither A+ Network nor any of its subsidiaries will pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities (A) reflected or reserved against in the financial statements of A+ Network, (B) incurred in the ordinary course of business and consistent with past practice, or (C) incurred in a manner not otherwise prohibited under the Merger Agreement;
(xvi) A+ Network shall not effect a registration under the Securities Act with respect to Shares held by any person and entity, other than the registration on a Registration Statement on Form S-8 of Shares to be issued pursuant to A+ Network Options and the registration of Shares pursuant to registration rights agreements in effect on the date of the Merger Agreement or pursuant to the Shareholders' Agreement; (xvii) neither A+ Network nor any of its subsidiaries will modify or amend any of the acquisitions disclosed by it to Metrocall in any manner that would increase the consideration payable pursuant to such transaction; and (xviii) neither A+ Network nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     Conduct of Business by Metrocall. The Merger Agreement also provides that, prior to the Effective Time, except (x) as contemplated by the Merger Agreement or the Shareholders' Agreement, (y) as agreed in writing by A+ Network, or (z) for the consummation of certain pending acquisitions disclosed by Metrocall to A+ Network, (i) Metrocall will not (A) amend its certificate of incorporation or by-laws, or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, provided, that Metrocall may amend its Certificate of Incorporation to increase the number of authorized Metrocall Shares by 9,000,000 shares contemporaneously with approval of the Merger; (ii) Metrocall will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) Metrocall will not, directly or indirectly, split, combine or reclassify the outstanding Metrocall Shares; (iv) with the exception of the existing liens in favor of Metrocall's bank lenders, neither Metrocall nor any of its subsidiaries will issue, grant, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Metrocall or its subsidiaries, other than (A) issuances of Metrocall Shares reserved for issuance on the date of the Merger Agreement upon exercise of employee stock options outstanding on the date of the Merger Agreement, (B) issuance by Metrocall of Metrocall Shares or other Metrocall securities for the fair market value thereof, and (C) the granting (and issuance of shares upon exercise) of options pursuant to the existing option plans with an exercise price equal to the fair market value thereof on the date of grant; (v) Metrocall will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Metrocall or any subsidiary; (vi) neither Metrocall nor any of its subsidiaries will take, or agree to take, any action that would result in any of the conditions set forth in the Merger Agreement or to the Offer not being satisfied; (vii) neither Metrocall nor any of its subsidiaries will acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division of any such entity, provided, that

Metrocall may make acquisitions to the extent that they (A) comply with the requirement that any issuance of Metrocall Shares must be for fair market value,
(B) do not involve businesses that would be considered "significant subsidiaries" within the meaning of Rule 1-02(v) of Regulation S-X, and (C) do not result in the issuance of more than 3,000,000 Metrocall Shares in the aggregate; (viii) neither Metrocall nor any of its subsidiaries shall engage in any business other than that conducted in the telecommunications industry; and
(ix) neither Metrocall nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

RESPONSE TO OTHER OFFERS

     Pursuant to the Merger Agreement, each of Metrocall, A+ Network and their respective affiliates are required to immediately cease all existing discussions or negotiations, if any, with any parties (other than each other) conducted with respect to any proposal relating to (i) a possible acquisition of Metrocall or A+ Network, as the case may be, whether by merger, purchase of all or substantially all of the assets of Metrocall or A+ Network, as the case may be, or any similar transaction, or (ii) a tender offer for more than 5% of the common stock of Metrocall or A+ Network (excluding any transaction otherwise permitted by the Merger Agreement) (any such proposal with respect to A+ Network being referred to herein as an "A+ Network Acquisition Proposal" and with respect to either Metrocall or A+ Network, an "Acquisition Proposal").

     The Merger Agreement provides that each of Metrocall and A+ Network may furnish information and access (in each case only in response to a request made after the date of the Merger Agreement which was not encouraged, solicited or initiated by Metrocall, A+ Network or their affiliates) pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such party concerning any Acquisition Proposal, but only if (i) with respect to A+ Network, such party has submitted a written proposal to the Board of Directors of A+ Network relating to any such transaction involving economic consideration per share that such Board of Directors reasonably believes is economically superior to the consideration to be paid pursuant to the Merger Agreement and which does not include or contemplate any condition relating to the obtaining of funds for such Acquisition Proposal, and (ii) with respect to both A+ Network and Metrocall, such Board of Directors has made a Fiduciary Determination. Each of Metrocall and A+ Network must provide A+ Network or Metrocall, respectively, notice of and copies or summaries of all written or oral Acquisition Proposals and will keep A+ Network or Metrocall, respectively, advised of all such Acquisition Proposals.

     Except as permitted by the Merger Agreement, neither Metrocall, A+ Network nor any of their affiliates will, directly or indirectly, encourage, or solicit submission of any inquiries, proposals or offers by; participate in or initiate any discussions or negotiations with; disclose any information about A+ Network or Metrocall, respectively, or their respective subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with any third party in connection with any Acquisition Proposal. In addition, the Board of Directors of each of Metrocall and A+ Network will not recommend that the stockholders of Metrocall or A+ Network, respectively, tender their shares in connection with any tender offer unless such Board of Directors makes a Fiduciary Determination.

     Neither Metrocall nor A+ Network will release any third party from, or waive any provisions of, any confidentiality or standstill agreement unless its Board of Directors makes a Fiduciary Determination.

     A "Fiduciary Determination" means the directors constituting a majority of all directors then in office of A+ Network or Metrocall, as the case may be, reasonably determine in good faith, after consultation with and based upon the advice of independent legal counsel, that the taking of action or the failure to take action (or withdraw or modify any recommendation) would constitute a breach of such directors' fiduciary duties to shareholders of A+ Network or Metrocall, as the case may be, under applicable law.

REPURCHASE OPTION

     The Merger Agreement contains certain provisions regarding repurchase or disposition of Shares acquired by Metrocall in the event the Merger is not consummated. As set forth below, these provisions include the right of A+ Network to repurchase Shares acquired by Metrocall in the Offer under certain circumstances and Metrocall's right to require an orderly distribution of the Shares acquired by Metrocall in other circumstances.

     The Merger Agreement provides that in the event of an Interest Payment Event (as defined below), A+ Network will have the right (which right may be assigned) to repurchase all Shares purchased by Metrocall pursuant to the Offer or the Shareholders' Agreement (the "Repurchase Shares") at a price per Share equal to the price paid for such Shares plus an interest factor of 10.125% per annum; provided that such repurchase shall not occur any earlier than six months and one day after the Shares were acquired by Metrocall. In the event of a Repurchase Event (as defined below) which is not an Interest Payment Event, A+ Network will have the right (which right may be assigned) to repurchase the Repurchase Shares at a price per Share equal to the price paid for such Shares. A+ Network's rights to repurchase the Repurchase Shares under either event described in this paragraph is referred to herein as the "Repurchase Option."

     If (a) a Repurchase Event occurs and A+ Network has not elected to purchase any Repurchase Shares as described above or (b) upon request by Metrocall within 90 days after termination of the Merger Agreement for (i) material breach of any of its obligations by A+ Network, (ii) failure of A+ Network's shareholders to approve the Merger, or (iii) withdrawal, modification or change by the Board of Directors of A+ Network of its approval or recommendation of the Merger Agreement, the Offer or the Merger, or failure by such Board of Directors to recommend against an Acquisition Proposal, then A+ Network and Metrocall shall cooperate in good faith to sell all of the Repurchase Shares in an orderly and reasonably widespread distribution. (Clauses (ii) and (iii) above are hereinafter referred to as an "A+ Network Termination Event.")

     The Merger Agreement provides that in the event of a Repurchase Event and until the earlier of one year after the occurrence of such event or the sale or distribution of all Repurchase Shares, Metrocall agrees not to (a) acquire any additional Shares or voting stock of A+ Network, (b) solicit proxies or participate in a proxy contest or propose or advise any other entity to propose any Acquisition Proposal, or (c) participate in a voting trust or act in concert with any person for the purpose of holding any voting stock of A+ Network, and agrees to vote the Repurchase Shares pro rata with the other shareholders of A+ Network with respect to all matters. Notwithstanding the foregoing, Metrocall may (x) tender or exchange Repurchase Shares into any tender offer or Acquisition Proposal recommended by the Board of Directors of A+ Network or (y) pledge the Repurchase Shares pursuant to a bona fide pledge to secure indebtedness of A+ Network or any of its subsidiaries, provided that such Repurchase Shares will remain subject to the Repurchase Option.

     A "Repurchase Event" shall occur automatically if (i) A+ Network is not in material breach of any of its obligations under the Merger Agreement entitling Metrocall to terminate the Merger Agreement, (ii) there has been no A+ Network Termination Event, and (iii) the Merger Agreement has been terminated in accordance with its terms.

     An "Interest Payment Event" shall mean, in the case of a Repurchase Event, the occurrence of any of the following (i) a final regulatory order by the FCC or any state authority has been entered prohibiting the transfer of A+ Network's licenses to Metrocall, (ii) the entry of a non-appealable final order by a court of competent jurisdiction prohibiting the consummation of the Merger, or (iii) November 16, 1996 (provided that, if at November 16, 1996 the sole reason the Merger shall not have occurred is the failure to obtain a final regulatory order permitting the consummation of the Merger from the FCC, such date shall be February 16, 1997).

     The foregoing rights will have no effect on shareholders of A+ Network if the Merger is ultimately consummated, because they only apply in circumstances where the Merger is not consummated and the Merger Agreement is terminated. If the Merger is not consummated, a shareholder might be affected indirectly in the case of a repurchase of Shares by A+ Network as a result of the effect of the repurchase on A+ Network's balance sheet, or in the case of an orderly distribution of the Shares if the distribution affected the trading price of A+ Network Shares.

     Pursuant to the terms of the Merger Agreement, the Merger is required to be consummated by November 16, 1996 subject to extension if final FCC approvals have not been received by that date. If the

Merger is not consummated or the Merger Agreement otherwise amended, Metrocall may be required to sell its 40% investment in A+ Network. As of June 30, 1996, Metrocall's investment in A+ Network together with related goodwill is reflected on Metrocall's balance sheet at approximately $92 million, which resulted from a cash purchase price of $21.10 per share for approximately 4.4 million shares of A+ Network. The closing market price of A+ Network Common Stock on October 4, 1996 was $7 1/2 per share, or a decrease, based upon market value, of approximately $59 million. Therefore, if Metrocall were required to sell this investment at current market prices, Metrocall would likely realize a substantial loss upon disposition, which has not been reflected in the pro forma statement included herein.


CONDITIONS TO THE MERGER

     Under the Merger Agreement, the respective obligations of Metrocall and A+ Network to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions: (i) the Merger Agreement has been approved and adopted by the shareholders of A+ Network and Metrocall; (ii) no statute, rule, order, decree or regulation has been enacted or promulgated by any foreign or domestic governmental entity which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger have been obtained and are in effect at the Effective Time; (iii) there is no order or injunction of a court or other governmental authority in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; (iv) an order permitting the Merger to be consummated has been received from the FCC, and orders permitting the Merger to be consummated has been received from requisite State Authorities; (v) the expiration or early termination of any waiting period under the HSR Act has occurred; (vi) the registration statement for Metrocall Securities to be issued in the Merger has been declared effective and no stop order is in effect with respect thereto; and (vii) Metrocall Shares to be issued in the Merger have been admitted for quotation on NNM.

     The obligation of A+ Network to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following additional conditions: (i) Metrocall has performed and complied in all material respects with all obligations and agreements under the Merger Agreement; (ii) the representations and warranties of Metrocall contained in the Merger Agreement were true and correct in all material respects at the time when made and shall be true in all material respects on the Closing Date, except for representations made as of a certain date and changes specifically permitted by the Merger Agreement; (iii) except for the transactions contemplated by the Merger Agreement and the Shareholders' Agreements, and except for matters which affect generally the economy or the industry in which Metrocall and its subsidiaries are engaged, as of the Closing Date, there has not occurred any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of Metrocall or its subsidiaries which has a material adverse effect on Metrocall and its subsidiaries, taken as a whole; (iv) receipt by A+ Network of a certificate from Metrocall attesting to compliance with the conditions set forth in clauses (i),
(ii) and (iii) above; and (v) receipt by A+ Network of the opinion of Metrocall's legal counsel with respect to the due authorization and issuance of Metrocall Securities to be issued in the Merger.

     The obligation of Metrocall to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following additional conditions; (i) A+ Network has performed or complied in all material respects with all obligations and agreements under the Merger Agreement; (ii) the representations and warranties of A+ Network contained in the Merger Agreement were true and correct in all material respects at the time when made and shall be true in all material respects on the Closing Date, except for representations made as of a certain date and changes specifically permitted by the Merger Agreement; (iii) except for the transactions contemplated by the Merger Agreement and the Shareholders' Agreement, and except for matters which affect generally the economy or the industry in which A+ Network and its subsidiaries are engaged, as of the Closing Date, there has not occurred any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of A+ Network or its subsidiaries which has a material adverse effect on A+ Network and its subsidiaries, taken as a whole; and (iv) receipt by Metrocall of a certificate from A+ Network attesting to compliance with the conditions set forth in clauses
(i), (ii) and (iii) above.

TERMINATION

     The Merger Agreement provides that it may be terminated prior to the Effective Time, whether before or after shareholder approval, by the mutual written consent of Metrocall and A+ Network. The Merger Agreement may also be terminated prior to the Effective Time, whether before or after shareholder approval, by either A+ Network or Metrocall (i) if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or (ii) if the Merger has not occurred by November 15, 1996, except that if at November 16, 1996, the sole reason the Merger has not occurred is the failure to obtain a final order permitting the consummation of the Merger from the FCC, Metrocall may extend this date to February 16, 1997.

     The Merger Agreement may also be terminated prior to the Effective Time, whether before or after shareholder approval, by A+ Network (i) if Metrocall has failed to perform and comply in all material respects with all material obligations and agreements under the Merger Agreement and the Shareholders' Agreement (and such failure has not been cured); or (ii) if the Merger Agreement and the transactions contemplated thereby shall not have been approved and adopted by the requisite vote of the holders of the capital stock of Metrocall; or (iii) if the Board of Directors of Metrocall shall have (A) withdrawn or modified or changed in any manner adverse to A+ Network its approval or recommendation of the Merger Agreement or the Merger or (B) shall have failed to recommend against an Acquisition Proposal involving a tender offer or failed to reject any other Acquisition Proposal within ten business days of receipt by the Board of Director of Metrocall of such proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than A+ Network (or the Board of Directors of Metrocall resolves to do any of the foregoing).

     The Merger Agreement may also be terminated prior to the Effective Time, whether before or after shareholder approval, by Metrocall (i) if, prior to the Effective Time, the Board of Directors of A+ Network has (A) withdrawn, or modified or changed in any manner adverse to Metrocall its approval or recommendation of the Merger Agreement or the Merger or (B) has failed to recommend against an Acquisition Proposal involving a tender offer or failed to reject any other Acquisition Proposal within ten business days of receipt by the Board of Directors of A+ Network of such proposal or has executed an agreement relating to an Acquisition Proposal with a person or entity other than Metrocall (or the Board of Directors of A+ Network resolves to do any of the foregoing);
(ii) if A+ Network has failed to perform and comply in all material respects with all material obligations and agreements under the Merger Agreement (and such failure has not been cured); or (iii) if the Merger Agreement and transactions contemplated thereby shall not have been adopted by the requisite vote of the holders of the capital stock of A+ Network, provided that all Shares then owned by Metrocall are voted in favor of the such proposal.

TERMINATION FEES

     The Merger Agreement provides that if, prior to the Effective Time, it is terminated by Metrocall and (i) the Board of Directors of A+ Network has (A) withdrawn, modified or changed in any manner adverse to Metrocall its approval or recommendation of the Merger Agreement or the Merger or (B) has failed to recommend against an Acquisition Proposal involving a tender offer or failed to reject any other Acquisition Proposal within ten business days of receipt by the Board of Directors of A+ Network of such proposal or has executed an agreement in principle (or similar agreement) or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Metrocall (or the Board of Directors of A+ Network resolves to do any of the foregoing) or (ii) the Merger Agreement and the transactions contemplated thereby have not been adopted by the requisite vote of the holders of the capital stock of A+ Network and Metrocall has voted all Shares owned by it in favor of the Merger, then A+ Network will immediately pay to Metrocall a termination fee equal to $10,000,000 in cash.

     The Merger Agreement also provides that if, prior to the Effective Time, it is terminated by A+ Network and (i) the Board of Directors of Metrocall has (A) withdrawn, modified or changed in any manner adverse to A+ Network its approval or recommendation of the Merger Agreement or the Merger or (B) has failed to recommend against an Acquisition Proposal involving a tender offer or failed to reject any other Acquisition Proposal within ten business days of receipt by the Board of Directors of Metrocall of such proposal or has executed an agreement in principle (or similar agreement) or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than A+ Network (or the Board of Directors of Metrocall resolves to do any of the foregoing) or (ii) the Merger Agreement and the transactions contemplated thereby have not been adopted by the requisite vote of the holders of the capital stock of Metrocall, then Metrocall will immediately pay to A+ Network a termination fee equal to $10,000,000 in cash.

AMENDMENT AND MODIFICATION

     The Merger Agreement provides that the Merger Agreement may be amended or modified, whether before or after any vote of the shareholders of A+ Network and Metrocall, except that after the approval of the Merger Agreement by the shareholders of A+ Network, no such amendment or modification may change the Conversion Ratio.

                      DESCRIPTION OF METROCALL SECURITIES

METROCALL CAPITAL STOCK


     The authorized capital stock of Metrocall consists of 26,000,000 shares of Metrocall Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Metrocall Preferred Stock"). If the Charter Amendment is approved, the authorized capital stock of Metrocall will consist of 33,500,000 shares of Metrocall Common Stock and 1,000,000 shares of Metrocall Preferred Stock. As of October 4, 1996, there were 16,060,117 shares of Metrocall Common Stock and no shares of Preferred Stock outstanding.


     The holders of Metrocall Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Metrocall Common Stock have no cumulative voting rights and, except as described below, no preemptive, subscription, redemption, sinking fund or conversion rights. Subject to preferences that may be applicable to any then outstanding Metrocall Preferred Stock, holders of Metrocall Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Metrocall, holders of the Metrocall Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Metrocall Preferred Stock.

     Metrocall's Amended and Restated Certificate of Incorporation authorizes its Board of Directors to issue, from time to time and without further stockholder action, one or more series of Metrocall Preferred Stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Joint Proxy Statement/Prospectus, the Board of Directors has not authorized any series of Metrocall Preferred Stock, and there are no agreements or understandings for the issuance of any shares of Metrocall Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Metrocall Preferred Stock without stockholder approval, Metrocall's Board of Directors could adversely affect the voting power of the holders of Metrocall Common Stock and, by issuing shares of Metrocall Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Metrocall.

     Under the Communications Act, not more than 20% of Metrocall's capital stock may be owned of record by other than United States citizens or entities. Metrocall's Amended and Restated Certificate of Incorporation authorizes its Board of Directors to redeem any of Metrocall's outstanding capital stock to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency. Such stock may be redeemed at the lesser of (i) fair market value or (ii) such holder's purchase price (if the stock was purchased within one year of such redemption). Other than redemption where necessary to protect Metrocall's regulatory licenses, there are no redemption or sinking fund provisions applicable to the Metrocall Common Stock.

     Metrocall's Amended and Restated Certificate of Incorporation provides that all actions taken by Metrocall stockholders must be taken at an annual or special meeting of stockholders or by unanimous written consent. Metrocall's Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of the Board of Directors, the Chairman or the holders of not less than 35% of the voting stock of Metrocall. Stockholders are required to comply with certain advance notice provisions with respect to any nominations of candidates for election to Metrocall's Board of Directors or other proposals submitted for stockholder vote. Metrocall's Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions requiring the affirmative vote of the holders of at least two-thirds of the Metrocall Common Stock to amend certain provisions of the Amended and Restated Certificate of Incorporation and Bylaws.

     Metrocall's Amended and Restated Certificate of Incorporation provides for the division of the board of directors into three classes of directors serving staggered three-year terms. The authorized number of directors may be changed only by resolution of the Board of Directors, and directors may not be removed without cause.

     Provisions of Metrocall's Amended and Restated Certificate of Incorporation and Bylaws could operate to delay, defer or prevent a change of control in the event of certain transactions such as a tender offer, merger or sale or transfer of substantially all of Metrocall's assets. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Metrocall first to negotiate with Metrocall. Metrocall believes that the benefits of increased protection of Metrocall's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Metrocall outweigh the disadvantages of discouraging such proposals because, among other things, negotiating with respect to such proposals could result in an improvement of their terms.

     Metrocall is subject to the provisions of Section 203 of the Delaware Code ("Section 203"). Under Section 203, a resident domestic corporation may not engage in a business combination with an interested stockholder for a period of three years after the date such person became an interested stockholder, unless
(i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and officers and (y) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including certain mergers, consolidations, asset sales, transfers and other transactions resulting in a beneficial interest to the interested stockholder. "Interested stockholder" means a person who owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock, and the affiliates and associates of such person.

     Metrocall's Amended and Restated Certificate of Incorporation authorizes its Board of Directors, when considering a tender offer, merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders, including, but not limited to, (i) a comparison of the proposed consideration to be received by the stockholders in relation to the then current market price of the capital stock, the estimated current value of Metrocall in a freely negotiated transaction and the estimated future value of Metrocall as an independent entity, and (ii) the impact of such a transaction on the subscribers, suppliers and employees of Metrocall, and its effect on the communities in which Metrocall operates.

     Metrocall's Amended and Restated Certificate of Incorporation prohibits Metrocall from purchasing any shares of Metrocall's stock from any person, entity or group that beneficially owns five percent or more of Metrocall's stock at a price exceeding the average closing price for the 20 business days prior to the purchase date, unless a majority of Metrocall's disinterested stockholders approve the transaction, or as may be necessary to protect Metrocall's regulatory licenses. This restriction on purchases by Metrocall does not apply to any offer to purchase shares of a class of Metrocall's stock which is made on the same terms and conditions to all holders of that class of stock, to any purchase of stock owned by such a five-percent stockholder occurring more than two years after such stockholder's last acquisition of Metrocall's stock, to any purchase of Metrocall's stock in accordance with the terms of any stock options or employee benefit plan or to any purchase at prevailing market prices pursuant to a stock purchase program.

METROCALL VCRS

     As part of the Merger Consideration, shareholders of A+ Network will receive indexed Variable Common Rights ("VCRs") equal to the number of shares of Metrocall Common Stock they receive in the Merger. The principal terms of the VCRs are as follows:

     Payment at Maturity. Following the maturity of a VCR, the holder of such VCR (the "VCR Holder") will have the right to receive the amount ("VCR Payment Amount"), if any, by which the Target Price exceeds the greater of the Current Market Value and the Minimum Price (each as defined below). The VCRs shall mature on the Maturity Date unless otherwise extended to the Extended Maturity Date (as defined below). The VCR Payment Amount will accordingly be zero if either the Current Market Value or the Minimum Price exceeds the Target Price.

     Maturity Date; Extended Maturity Date. The Maturity Date will be the date that is the first anniversary of the Effective Time, provided, however, that Metrocall, at its option, may extend the Maturity Date to the second anniversary of the Effective Time (the "Extended Maturity Date"). Metrocall shall exercise such option to extend by publishing notice of such exercise in The Wall Street Journal (Eastern Edition), or if The Wall Street Journal is not then published, such other newspaper with general circulation in the City of New York, New York no later than one business day preceding the Maturity Date, as the case may be.


     Form of Payment. Metrocall, at its option, may pay the VCR Payment Amount in cash or that number of Metrocall Shares equal to the VCR Payment Amount divided by the Current Market Value as defined below; except that, if an Event of Default (as defined below) has occurred and is continuing, Metrocall must pay the Default Amount (as defined below) in cash or shares of Metrocall Preferred Stock having a liquidation preference over Metrocall Common Stock in an amount equal to the Default Amount. See "Metrocall Preferred Stock," below. If Metrocall elects to pay the VCR Payment Amount in the form of Metrocall Shares rather than cash, and if the number of shares of Metrocall Common Stock that is authorized by Metrocall's certificate of incorporation but not outstanding or reserved for issuance for purposes other than payment of amounts due in payment of the VCRs is not sufficient to permit the payment in shares of Metrocall Common Stock, Metrocall may, in lieu of paying in cash or shares of Metrocall Common Stock, pay amounts due in payment of the VCRs in shares of Metrocall Preferred Stock, with each holder of a VCR receiving a fraction of a share of Metrocall Preferred Stock for each share of Metrocall Common Stock that would have been issued. Except as noted above, each fraction of a share of Metrocall Preferred Stock will have liquidation, dividend and voting rights equivalent to a share of Metrocall Common Stock, and Metrocall will have the right to convert each fraction of a share of Metrocall Preferred Stock into one share of Metrocall Common Stock upon notice to holders. See "Metrocall Preferred Stock" below. Other than in the case of interest on the Default Amount (as defined below), no interest shall accrue on any VCR Payment Amount.



     Target Price. "Target Price" means (i) at the Maturity Date, $21.10 multiplied by the lesser of 1.0 and the "Index Factor", as hereinafter defined, and (ii) at the Extended Maturity Date, $25.10 multiplied by the lesser of 1.0 and the Index Factor. In each case, such Target Prices shall also be adjusted upon the occurrence of any event described in the section entitled "Antidilution" set forth below.


     Current Market Value. "Current Market Value" means, with respect to the Maturity Date or the Extended Maturity Date, the median of the averages of the closing bid prices on the NNM (or such other exchange on which such shares are then listed) of shares of Metrocall Common Stock during each 20 consecutive trading day period that both begins and ends in the Valuation Period. "Valuation Period" means the 60 trading day period immediately preceding (and including) the Maturity Date or the Extended Maturity Date, as the case may be.

     Minimum Price.  "Minimum Price" means (i) at the Maturity Date, $16.10, and
(ii) at the Extended Maturity Date, $18.10 in each case subject to adjustment upon the occurrence of any event described in the section entitled "Antidilution" set forth below. The Minimum Price will not be adjusted by the Index Factor. Accordingly, the Target Price may decrease below the Minimum Price as a result of adjustments to the Target Price based on the Index Factor.



     Index Factor. The Index Factor equals the relevant Ending Period Comparable Paging Company Index (the Index Factor numerator) divided by the initial Comparable Paging Company Index (the Index Factor denominator). The Comparable Paging Company Index shall consist of the stocks of Arch Communications Group, Inc., MobilMedia Communications, Inc., and ProNet, Inc., or each's successors. The initial Comparable Paging Company Index is $24.604 which is the median of the simple arithmetic average of closing bid prices of the index group for the 20 trading days preceding May 14, 1996. The Ending Period Comparable Company Paging Index shall be the median of the simple arithmetic average of closing bid prices of the index group during each 20 consecutive trading day period that both begins and ends in the relevant Valuation Periods preceding the Maturity Date, Extended Maturity Date, or Disposition Date, as the case may be. Thus, for example, if the Maturity Date were September 30, 1996, the Ending Period Comparable Paging Company Index would be $10.356, the Index Factor would have been .421, and the Target Price would have been $8.881. Because the Target Price (as adjusted) would have been less than the Minimum Price ($16.10), no payment would have been made on the VCRs. In each case, such adjustments shall be made, as appropriate, for each company's stock prices that is included in the Comparable Paging Company Index, upon the occurrence of any event similar to that described in the "Antidilution" section below.



     Early Termination. If the closing bid prices of the Metrocall Common Stock exceed (i) $21.10 for any 50 calendar day period prior to the Maturity Date, or
(ii) $25.10 for any 50 calendar day period between the Maturity Date and the Extended Maturity Date, then the VCRs shall immediately expire and be of no further force and effect.


     Disposition Payment. Following the consummation of (a) a merger, consolidation or other business combination involving Metrocall as a result of which no shares of Common Stock shall remain outstanding, (b) a sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the assets of Metrocall or (c) a reclassification of Common Stock as any other capital stock of Metrocall or any other person (a "Disposition"), Metrocall shall pay to each VCR holder for each VCR held by such VCR holder an amount, if any, by which the Discounted Target Price (as defined below) exceeds the greater of the fair market value (as determined by an independent nationally recognized investment banking firm) of the consideration, if any, received by holders of Common Stock for each share of Common Stock held by such holder as a result of such Disposition and the Minimum Price.

     Acceleration Upon Event of Default. If an Event of Default (as defined below) occurs and is continuing, either the rights agent for the VCRs (the "Rights Agent") or VCR holders holding at least 25% of the outstanding VCRs, by notice to Metrocall (and to the Rights Agent if given by VCR holders), may declare the VCRs to be due and payable, and upon any such declaration, the Default Amount shall become due and payable and, thereafter, shall bear interest at an interest rate of 12% per annum until payment is made to the Rights Agent. "Default Amount" means the amount, if any, by which the Discounted Target Price exceeds the Minimum Price. "Event of Default", with respect to the VCRs, means any of the following which shall have occurred and be continuing; (a) default in the payment of all or any part of the amounts payable in respect of any of the VCRs as and when the same shall become due and payable following the Maturity Date or the Extended Maturity Date, the Disposition Payment Date or otherwise;
(b) material default in the performance, or material breach, of any material covenant or warranty of Metrocall under the VCR Agreement, and continuance of such material default or breach for a period of 98 days after written notice has been given to Metrocall by the Rights Agent or to Metrocall and the Rights Agent by VCR holders holding at least 25% of the outstanding VCRs; or (c) certain events of bankruptcy, insolvency, reorganization or other similar events in respect of Metrocall.


     Discounted Target Price. "Discounted Target Price" means (a) if a Disposition or an Event of Default shall occur prior to the Maturity Date, $21.10 multiplied by the lesser of 1.0 and the Index Factor, discounted to the Disposition Payment Date (as defined below) or the Default Payment Date (as defined below), as the case may be, at a per annum rate of 8%; or (b) if a Disposition or an Event of Default shall occur after the Maturity Date but prior to the Extended Maturity Date, $25.10 multiplied by the lesser of 1.0 and the Index Factor discounted to the date of the Disposition Payment Date or Default Payment Date, as the case may be, at a per annum rate of 8%. In each case, the Discounted Target Price and the Minimum Price shall be adjusted upon the occurrence of any event described in the section entitled "Antidilution" set forth below. "Disposition Payment Date", with respect to a Disposition, means the date established by Metrocall for payment of the amount due on the VCRs in respect of such Disposition, which in no event shall be more than 38 days after the date on which such Disposition was consummated. "Default Payment Date" means the date on which the VCRs become due and payable upon the declaration thereof following an Event of Default.


     Antidilution. If Metrocall shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Metrocall Common Stock, Metrocall shall correspondingly subdivide or combine the VCRs and shall proportionally decrease the Target Price, the Minimum Price and the Discounted Target Price in the case of a subdivision or increase such prices in the case of a combination.

     Trading. None of Metrocall or any of its affiliates will be permitted to trade in shares of Common Stock during the period commencing 18 trading days before the Valuation Period and ending on the last day of the Valuation Period, except with respect to employee benefit plans and other incentive compensation arrangements.

     Transferability. The VCRs will be certificated, will be freely tradeable and will trade separately from Metrocall Common Stock. Metrocall does not intend to seek to list the VCRs on any exchange or NNM, and there can be no assurance that any public trading market for the VCRs will develop or continue after the Merger.

     Dividends. If any dividends are paid on the Metrocall Common Stock prior to the Maturity Date or the Extended Maturity Date, as applicable, the holders of the VCRs shall have no right to receive any such dividends.

     VCR Agreement. The VCRs will be issued under a Variable Common Rights Agreement (the "VCR Agreement") by and between Metrocall and First Union National Bank of Virginia, as Rights Agent (the "Rights Agent"). The VCR Agreement is qualified under the Trust Indenture Act of 1939, as in effect on the date of the VCR Agreement (the "Trust Indenture Act"). Pursuant to the VCR Agreement, VCR Certificates will be issued in registered form and authenticated and delivered by the Rights Agent. Transfers and exchanges of the VCRs will be made by presenting the VCR Certificate in the name of the transferor to the Rights Agent, in its capacity as Security Registrar. The Rights Agent shall then authenticate and deliver one or more new VCR Certificates in the name of the designated transferee or transferees. Payment on the VCRs at the Maturity Date, the Extended Maturity Date, the Default Payment Date or the Disposition Payment Date, as the case may be, shall be made only upon presentation of a VCR Certificate by the holder thereof at the office of the Rights Agent in New York, New York.

     The Rights Agent has certain duties and responsibilities with respect to the holders of the VCRs (the "Holders"). For instance, if an Event of Default occurs and is continuing, the Rights Agent must give notice of such Event of Default to all Holders whose names appear in the security register; except that the Rights Agent may withhold such notice so long as there is no default in payment of the VCRs and the Rights Agent determines in good faith that withholding such notice is in the interest of the Holders. In addition, the Rights Agent will distribute to Holders (i) summaries of reports provided to the Rights Agent by Metrocall and (ii) certain other reports required by the Trust Indenture Act.

     In addition to providing annual and other reports to the Rights Agent, Metrocall must also deliver to the Rights Agent, within 120 days after the end of each fiscal year, a certificate of Metrocall's Chief Executive Officer or Chief Financial Officer stating that all conditions and covenants provided for in the VCR Agreement have been complied with. A similar certificate and an opinion of counsel stating that any conditions precedent have been complied with must be delivered to the Rights Agent if Metrocall requests that the Rights Agent take any action under the VCR Agreement.

METROCALL PREFERRED STOCK

     The Metrocall Preferred Stock that may be issued on payment of VCRs if there are insufficient shares of Metrocall Common Stock authorized to use Metrocall Common Stock to make payment on the VCRs, or upon an Event of Default, would be issued pursuant to a certificate of designation and preferences to be adopted by the Board of Directors of Metrocall if Metrocall determines to make payments in the form of Metrocall Preferred Stock instead of cash. The Board of Directors of Metrocall will determine what fraction of a share of Metrocall Preferred Stock (a "Fractional Share") will have the rights set forth below based on the number of shares of preferred stock authorized by Metrocall's Amended and Restated Certificate of Incorporation and unissued at the time payment on the VCRs is required. Pursuant to the terms of the VCR Agreement, each Fractional Share of Metrocall Preferred Stock will have the rights set forth below.

     Liquidation Distribution upon Dissolution. Each Fractional Share shall share pro rata with all other Fractional Shares and shares of Metrocall Common Stock in all liquidating distributions upon dissolution following distributions to all other classes or series of Preferred Stock issued by Metrocall, whether such other shares are issued and outstanding at the time of the issuance of Fractional Shares of Metrocall Preferred Stock or issued thereafter; provided, however, that if an Event of Default has occurred and is continuing at the time of issuance, each Fractional Share shall have a preference over shares of Metrocall Common Stock in an amount equal to the VCR Payment Amount.

     Dividends. Each Fractional Share shall be entitled to receive any dividend declared by the Board of Directors with respect to a share of Metrocall Common Stock. No other dividends will be paid with respect to the Fractional Shares of Metrocall Preferred Stock.

     Voting. Each Fractional Share shall have one vote on all matters on which shares of Metrocall Common Stock have a vote and shares of Metrocall Common Stock and Metrocall Preferred Stock will vote together as a single class. Fractional Shares of Metrocall Preferred Stock will have no other voting rights except as required by law.

     Conversion. Metrocall may at any time convert each Fractional Share of Metrocall Preferred Stock into one share of Metrocall Common Stock by notice of such conversion to the record holders of the Fractional Shares of Metrocall Preferred Stock; provided, however, that if an Event of Default has occurred and is continuing at the time of issuance, the Company may not convert a Fractional Share without the consent of the holder of the Fractional Share.

     Adjustments. The terms of the Metrocall Preferred Stock shall be adjusted whenever there is a split or combination of shares of Metrocall Common Stock, so that each Fractional Share of Metrocall Preferred Stock will have the same rights in relation to a share of Metrocall Common Stock as at the time of issuance of the Fractional Share of Metrocall Preferred Stock.

                  COMPARATIVE RIGHTS OF METROCALL STOCKHOLDERS
                          AND A+ NETWORK SHAREHOLDERS

     If the Merger is approved, A+ Network shareholders, whose rights are currently governed by Tennessee corporate law and the Amended and Restated Charter and Amended and Restated Bylaws of A+ Network (the "A+ Network Charter" and "A+ Network Bylaws," respectively), will become stockholders of Metrocall, a Delaware corporation. Accordingly, immediately after the consummation of the Merger, their rights will be governed by Delaware corporate law and the Amended and Restated Certificate of Incorporation and Bylaws of Metrocall (the "Metrocall Certificate" and "Metrocall Bylaws," respectively).

     Certain differences in stockholder rights arise from differences in the A+ Network Charter and the A+ Network Bylaws and the Metrocall Certificate and the Metrocall Bylaws as well as differences in the corporate laws of Tennessee and Delaware. The following discussion is a summary of the significant differences in stockholder rights, but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the applicable state laws and the respective corporate documents of A+ Network and Metrocall.

BOARD OF DIRECTORS

     The Metrocall Bylaws provide for a variable number of directors between three and 11, with the number currently fixed by the Board of Directors at nine. The members of Metrocall's Board of Directors are divided into three classes, with the three-year term of each class expiring in a different year.

     The A+ Network Bylaws provide that the business affairs of A+ Network are to be managed by a Board of Directors, consisting of not less than three nor more than 25 persons as determined from time to time by the Board of Directors. The number of directors of A+ Network is currently set at 10. The members of A+ Network's Board of Directors are divided into three classes, with the three-year term of each class expiring in a different year.

REMOVAL OF DIRECTORS

     Directors of Metrocall may be removed only for cause and only at a special meeting called for such purpose and upon the vote of 66 2/3% of the total number of votes of the then outstanding shares of stock of Metrocall entitled to vote generally in the election of directors.

     The A+ Network Charter allows a director of A+ Network to be removed without cause only by the affirmative vote of the holders of 75% or more of the outstanding shares entitled to vote. A director may be removed for cause by the affirmative vote of a majority of the entire Board of Directors.

INDEMNIFICATION AND LIMITATIONS ON MANAGEMENT'S LIABILITY

     Under Delaware law, a corporation has the power to indemnify any agent against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe the conduct of the persons was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any agent against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. Delaware law requires that to the extent an agent of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, or matter therein, the corporation must indemnify the agent against expenses incurred in connection therewith.

     Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

     The Metrocall Certificate contains a provision mirroring the Delaware law provisions described above.

     The A+ Network Charter provides that directors of A+ Network shall not be personally liable to A+ Network or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law for breach of the director's duty of loyalty to A+ Network or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, or for liability pursuant to the Tennessee Business Corporation Act relating to unlawful distributions.

     The A+ Network Charter provides that A+ Network will indemnify, and upon request shall advance expenses to, any director or officer who was, or is a party to, or is threatened to be made a party to, any action because such person is or was a director or officer of A+ Network. This indemnification is subject to the limitations stated above.

     A+ Network has entered into indemnity agreements with its directors and executive officers, providing for indemnification and advancement of expenses. The indemnity agreements provide for certain limitations on indemnification including the limitations stated above.

SHAREHOLDER PROPOSALS

     Stockholders of Metrocall are required to comply with certain advance notice provisions with respect to any nominations by stockholders of candidates for election to Metrocall's Board of Directors or other proposals submitted by stockholders for stockholder vote. Neither the A+ Network Charter nor the A+ Network Bylaws include similar requirements with respect to nomination by shareholders of candidates for election to A+ Network's Board of Directors or other proposals submitted by shareholders for shareholder vote.

RIGHTS OF STOCKHOLDERS TO CALL SPECIAL MEETINGS

     Special meetings of stockholders of Metrocall may be called by either (a) the chairman, (b) a majority of directors, or (c) stockholders holding not less than 35% of the total number of votes of the then outstanding shares of stock of Metrocall entitled to vote generally in the election of directors. Special meetings of the stockholders of A+ Network may be called only by the A+ Network Board of Directors or the holders of not less than 10% of all shares entitled to vote at the meeting.

CHANGE OF CONTROL

     Delaware law and the Metrocall Certificate contain provisions (described under "RISK FACTORS -- Anti-Takeover and Other Provisions" and "DESCRIPTION OF METROCALL SECURITIES -- Metrocall Capital Stock") that could operate to delay, defer or prevent a change of control of the Surviving Corporation including Delaware's business combination statute and provisions in the Metrocall Certificate permitting the Board to consider factors in addition to potential economic benefit to stockholders in connection with business combinations and provisions limiting the repurchase of shares acquired by certain persons who hold five percent or more of the capital stock of Metrocall. The Metrocall Certificate also requires a two-thirds majority to amend these provisions of the Metrocall Certificate.

     The Tennessee Business Combination Act (the "Combination Act") provides that any corporation to which the Combination Act applies, including A+ Network, shall not engage in any "business combination", as defined in the Combination Act, with an "interested stockholder" for a period of five years following the date that such stockholder became an interested stockholder unless, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

     "Interested stockholder" is defined in the Combination Act as any person that is (a) the beneficial owner of 10% or more of the voting power of any class or series of stock of the corporation or (b) is an affiliate and at any time within the five-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of any class or series of stock of the corporation.

     The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain stockholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition", as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested stockholders of the corporation. The Acquisition Act does not apply to A+ Network presently, because A+ Network has not elected to be covered by such act. No assurance can be given that such an election, which must be expressed in the form of a charter or bylaw provision, will be made by A+ Network.

     The Tennessee Greenmail Act prohibits A+ Network from purchasing or agreeing to purchase any of its securities at a price in excess of fair market value from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by A+ Network or A+ Network makes an offer of at least equal value per share to all holders of shares of such class.

     The A+ Network Charter contains several provisions which make a change of control of A+ Network difficult to accomplish without the approval of the Board of Directors of A+ Network. The A+ Network Charter provides that the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock of A+ Network is required to approve a merger or consolidation of A+ Network with, or a sale or lease of all or substantially all of the assets of A+ Network to, any person or entity, unless the Board of Directors of A+ Network recommends such transaction. Amendment of these and certain other provisions of the A+ Charter require approval at least 75% of the voting stock, voting together as a single class.

SHARE PURCHASE RIGHTS PLAN

     In February 1995, the Board of Directors of A+ Network declared a dividend distribution of one right (a "Right") for each share of A+ Network Common Stock. Each Right entitles the holder to purchase from A+ Network one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $75 per one one-hundredth of a share. Initially, the Rights will not be exercisable, but will become exercisable upon the acquisition by any person of, or the announcement of the intention of any person to commence a tender or exchange offer upon the successful consummation of which such person would be the beneficial owner of, 15% or more of the shares of A+ Network Common Stock then outstanding, without the prior approval of A+ Network's Board of Directors. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of A+ Network to treat each stockholder on a fair and equal basis.

     Metrocall does not currently have any similar plan in place.

LIMIT ON SHARE OWNERSHIP

     Under the Communications Act, not more than 20% of Metrocall's capital stock may be owned of record by other than United States citizens or entities. The Metrocall Certificate authorizes the Board of Directors to redeem any of Metrocall's capital stock to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency. Such stock may be redeemed at the lesser of (i) fair market value or (ii) such holder's purchase price (if the stock was purchased within one year of such redemption). The A+ Network Charter contains no such limitation on share ownership.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)


     The following unaudited pro forma condensed combined balance sheet under the heading "Pro Forma Metrocall" gives effect to (a) the Parkway Acquisition for cash of approximately $25.0 million, direct acquisition costs of approximately $600,000 and the assumption of approximately $3.2 million in long-term obligations, and (b) the Satellite Acquisition for cash of approximately $17.0 million, approximately 1.6 million shares of Metrocall Common Stock valued at approximately $11 million and direct acquisition costs of approximately $300,000 as if each had occurred on June 30, 1996. The pro forma condensed combined balance sheet under the heading "Pro Forma Combined Company" gives effect to the acquisition of the remaining equity holdings of A+ Network for approximately 9,042,000 shares of Metrocall Common Stock, an equal number of VCRs, expected direct acquisition costs of approximately $6.7 million and the assumption of $125 million of A+ Network debt as if the acquisition had occurred on June 30, 1996. The pro forma condensed combined balance sheet under the heading "Pro Forma Combined Company" also gives effect to the proposed issuance of $35 million liquidation value of Series A Convertible Preferred Stock so that Metrocall may obtain the debt financing necessary to consummate the acquisition of A+ Network. There can be no assurance that Metrocall will be successful in raising the equity capital it seeks to raise on acceptable terms. The unaudited pro forma condensed combined balance sheet under the heading "Pro Forma Combined Company and Page America" also gives effect to the Page America Acquisition for cash of approximately $55 million, approximately 782,000 shares of Metrocall Common Stock and expected direct acquisition costs of approximately $1.2 million as if the acquisition had occurred on June 30, 1996. The Page America Acquisition is subject to adjustment based upon the financial performance prior to closing. In the accompanying pro forma statements, these adjustments are estimated based upon financial performance for the six month period ended June 30, 1996. Accordingly, the actual cash and stock consideration to be issued by Metrocall could differ.



     The unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 1996 and for the year ended December 31, 1995 give effect to (a) the Parkway and Satellite Acquisitions under the heading "Pro Forma Metrocall" and (b) the Merger and the merger of Network Paging Corporation into A+ Communications, Inc. on October 24, 1995 under the heading "Pro Forma Combined Company" together with the proposed issuance of $35 million of Series A Convertible Preferred Stock as described above and (c) the pending acquisition of Page America under the heading "Pro Forma Combined Company and Page America" as if each had occurred on January 1, 1995.


     Each of the recent and pending acquisitions will be accounted for by the purchase method of accounting. The purchase prices have been allocated on a preliminary basis to the assets to be acquired based upon the estimated value of such assets. The final allocation of intangible assets will be based upon appraised values.

     This information should be read in conjunction with the notes included herein and the Parkway Financial Statements, Satellite Financial Statements, A+ Network Consolidated Financial Statements, and Page America Financial Statements included herewith. The unaudited pro forma condensed combined financial data do not purport to represent what the Surviving Corporation's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project the Surviving Corporation's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of management of Metrocall, all adjustments have been made that are necessary to present the unaudited pro forma condensed combined data.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                 HISTORICAL
                                    ------------------------------------     PRO FORMA        PRO FORMA
                                    METROCALL    PARKWAY(A)    SATELLITE    ADJUSTMENTS       METROCALL
                                    ---------    ----------    ---------    -----------       ---------
Current assets:
 Cash, cash equivalents and short
   term investments................ $ 49,377       $  267       $   990       $    --         $ 50,634
 Accounts receivable, net..........   10,788          971           548            --           12,307
 Inventory.........................       --          660           423        (1,083)(B)           --
 Prepaid expenses and other current
   assets..........................    2,021          196            31          (106)(C)        2,142
                                    --------       ------       -------       -------         --------
       Total current assets........   62,186        2,094         1,992        (1,189)          65,083
Furniture and equipment, net.......   93,375        2,902         1,699         1,083 (B)       99,059
Intangibles, net...................  192,248            4            62        61,048 (D)      253,362
Equity investment in
 A+ Network, Inc...................   26,759           --            --            --           26,759
Other assets.......................      312           74            60           (21)(C)          425
                                    --------       ------       -------       -------         --------
       Total Assets................ $374,880       $5,074       $ 3,813       $60,921         $444,688
                                    ========       ======       =======       =======         ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term
   obligations..................... $    271       $2,367       $   136       $(2,503)(E)     $    271
 Accounts payable and accrued
   expenses........................   17,457           54           489           418 (F)       18,418
 Obligation under tender offer.....   45,165           --            --            --           45,165
 Deferred revenues and subscriber
   deposits........................    2,759        1,193           889            43 (G)        4,884
 Other current liabilities.........    7,001           --           534          (534)(G)        7,001
                                    --------       ------       -------       -------         --------
       Total current liabilities...   72,653        3,614         2,048        (2,576)          75,739
Capital lease obligation...........    2,745          380            --          (380)(E)        2,745
Long-term obligations..............  150,918          489        11,272        33,937 (H)      196,616
Deferred income taxes..............   11,471           --            --        10,048 (I)       21,519
Minority interest..................      500           --            --            --              500
                                    --------       ------       -------       -------         --------
       Total liabilities...........  238,287        4,483        13,320        41,029          297,119
Total stockholders' equity
 (deficit).........................  136,593          591        (9,507)       19,892 (J)      147,569
                                    --------       ------       -------       -------         --------
Total liabilities and
 stockholders' equity (deficit).... $374,880       $5,074       $ 3,813       $60,921         $444,688
                                    ========       ======       =======       =======         ========

                                     ASSETS
                                                                                                              COMBINED
                                                                 PRO FORMA    HISTORICAL                     COMPANY AND
                                      A+        PRO FORMA        COMBINED        PAGE        PRO FORMA          PAGE
                                    NETWORK    ADJUSTMENTS        COMPANY      AMERICA      ADJUSTMENTS        AMERICA
                                   ---------   -----------       ---------    ----------    -----------      -----------
Current assets:
 Cash, cash equivalents and short
   term investments................$ 26,334     $ (45,165)(K)    $ 31,803      $     --      $ (30,000)(K)    $   1,803
 Accounts receivable, net..........   8,439            --          20,746           858             --           21,604
 Inventory.........................   6,387        (6,387)(B)          --            --             --               --
 Prepaid expenses and other current
   assets..........................   3,716            --           5,858           540             --            6,398
                                   --------     ---------        --------      --------      ---------        ---------
       Total current assets........  44,876       (51,552)         58,407         1,398        (30,000)          29,805
Furniture and equipment, net.......  63,527         6,387 (B)     168,973         6,872             --          175,845
Intangibles, net...................  99,963        94,326 (D)     447,651        32,960         24,919(D)       505,530
Equity investment in
 A+ Network, Inc...................      --       (26,759)(D)          --            --             --               --
Other assets.......................      --            --             425           310             --              735
                                   --------     ---------        --------      --------      ---------        ---------
       Total Assets................$208,366     $  22,402        $675,456      $ 41,540      $  (5,081)       $ 711,915
                                   ========     =========        ========      ========      =========        =========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term
   obligations.....................$     --     $      --        $    271      $     --      $      --        $     271
 Accounts payable and accrued
   expenses........................   8,860         6,725 (F)      34,003         3,715          1,194(F)        38,912
 Obligation under tender offer.....      --       (45,165)(K)          --            --             --               --
 Deferred revenues and subscriber
   deposits........................   7,224            --          12,108         1,855             --           13,963
 Other current liabilities.........      --            --           7,001            --             --            7,001
                                   --------     ---------        --------      --------      ---------        ---------
       Total current liabilities...  16,084       (38,440)         53,383         5,570          1,194           60,147
Capital lease obligation...........      --            --           2,745            --             --            2,745
Long-term obligations.............. 124,776       (35,000)(H)     286,392            --         25,000(H)       311,392
Deferred income taxes..............     818        73,276 (I)      95,613            --             --           95,613
Minority interest..................      --            --             500            --             --              500
                                   --------     ---------        --------      --------      ---------        ---------
       Total liabilities........... 141,678          (164)        438,633         5,570         26,194          470,397
Total stockholders' equity
 (deficit).........................  66,688        22,566 (J)     236,823        35,970        (31,275)(J)      241,518
                                   --------     ---------        --------      --------      ---------        ---------
Total liabilities and
 stockholders' equity (deficit)....$208,366     $  22,402        $675,456      $ 41,540      $  (5,081)       $ 711,915
                                   ========     =========        ========      ========      =========        =========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               HISTORICAL                              PRO
                                    --------------------------------    PRO FORMA     FORMA          PRO FORMA      PRO FORMA
                                    METROCALL PARKWAY(A)   SATELLITE   ADJUSTMENTS   METROCALL     A+ NETWORK(L)   ADJUSTMENTS
                                    --------  ----------   ---------   -----------   --------      -------------   -----------
Service, rent & maintenance
 revenue............................$ 92,160   $  7,403     $10,723      $    --     $110,286        $  77,698      $      --
Product sales.......................  18,699      2,344       1,369           --       22,412            8,345             --
                                    --------   --------     -------      -------     --------        ---------      ---------
       Total revenues............... 110,859      9,747      12,092           --      132,698           86,043             --
Net book value of products sold..... (15,527)    (2,262)     (1,557)          --      (19,346)         (11,944)            --
                                    --------   --------     -------      -------     --------        ---------      ---------
                                     95,332       7,485      10,535           --      113,352           74,099             --
Service, rent & maintenance
 expense............................  27,258      2,330       3,918           --       33,506           16,758             --
Selling, marketing, general and
 administrative.....................  40,303      3,655       4,281         (689)(M)   47,550           45,872             --
Depreciation & amortization.........  31,504      1,153       1,064        3,502 (N)   37,223           25,052         18,728 (N)
Other...............................   2,050         --         404           --        2,454               --             --
                                    --------   --------     -------      -------     --------        ---------      ---------
       Total operating expenses..... 101,115      7,138       9,667        2,813      120,733           87,682         18,728
                                    --------   --------     -------      -------     --------        ---------      ---------
(Loss) Income from operations.......  (5,783)       347         868       (2,813)      (7,381)         (13,583)       (18,728)
Interest expense and other, net..... (10,522)      (477)       (740)      (1,843)(O)  (13,582)         (14,589)        (2,272)(O)
                                    --------   --------     -------      -------     --------        ---------      ---------
       Net (loss) income before
        taxes....................... (16,305)      (130)        128       (4,656)     (20,963)         (28,172)       (21,000)
Benefit (provision) for taxes.......     595         43          --          810 (P)    1,448               --          4,594 (P)
                                    --------   --------     -------      -------     --------        ---------      ---------
       Net (loss) income before
        extraordinary item.......... (15,710)       (87)        128       (3,846)     (19,515)         (28,172)       (16,406)
Extraordinary item..................  (4,392)        --       5,928           --        1,536             (607)            --
                                    --------   --------     -------      -------     --------        ---------      ---------
       Net (loss) income............ (20,102)       (87)      6,056       (3,846)     (17,979)         (28,779)       (16,406)
Preferred dividends.................      --         --          --           --           --               --         (2,800)(Q)
                                    --------   --------     -------      -------     --------        ---------      ---------
Loss attributable to common
 stockholders.......................$(20,102)  $    (87)    $ 6,056      $(3,846)    $(17,979)       $ (28,779)     $ (19,206)
                                    ========   ========     =======      =======     ========        =========      =========
Net loss from continuing operations
 attributable to common
 stockholders.......................$  (1.34)                                        $  (1.48)
Extraordinary item, net of income
 tax benefit........................   (0.38)                                            0.12
                                    --------                                         --------
Net loss per share attributable to
 common stockholders................$  (1.72)                                        $  (1.36)
Shares used in computing net loss
 per share..........................  11,668                                           13,222 (R)
                                    ========                                         ========

                                        PRO
                                       FORMA                                   COMBINED
                                      COMBINED   HISTORICAL     PRO FORMA    COMPANY AND
                                      COMPANY   PAGE AMERICA   ADJUSTMENTS   PAGE AMERICA
                                      --------  ------------   -----------   ------------
Service, rent & maintenance
 revenue............................  $187,984    $ 22,387       $    --       $210,371
Product sales.......................    30,757       2,330            --         33,087
                                      --------    --------       -------       --------
       Total revenues...............   218,741      24,717            --        243,458
Net book value of products sold.....   (31,290)     (1,481)           --        (32,771)
                                      --------    --------       -------       --------
                                       187,451      23,236            --        210,687
Service, rent & maintenance
 expense............................    50,264       5,538            --         55,802
Selling, marketing, general and
 administrative.....................    93,422      12,359            --        105,781
Depreciation & amortization.........    81,003       6,747         4,136 (N)     91,886
Other...............................     2,454          --            --          2,454
                                      --------    --------       -------       --------
       Total operating expenses.....   227,143      24,644         4,136        255,923
                                      --------    --------       -------       --------
(Loss) Income from operations.......   (39,692)     (1,408)       (4,136)       (45,236)
Interest expense and other, net.....   (30,443)       (137)       (2,188)(O)    (32,768)
                                      --------    --------       -------       --------
       Net (loss) income before
        taxes.......................   (70,135)     (1,545)       (6,324)       (78,004)
Benefit (provision) for taxes.......     6,042          --            --          6,042
                                      --------    --------       -------       --------
       Net (loss) income before
        extraordinary item..........   (64,093)     (1,545)       (6,324)       (71,962)
Extraordinary item..................       929          --            --            929
                                      --------    --------       -------       --------
       Net (loss) income............   (63,164)     (1,545)       (6,324)       (71,033)
Preferred dividends.................    (2,800)         --            --         (2,800)
                                      --------    --------       -------       --------
Loss attributable to common
 stockholders.......................  $(65,964)   $ (1,545)      $(6,324)      $(73,833)
                                      ========    ========       =======       ========
Net loss from continuing operations
 attributable to common
 stockholders.......................  $  (3.00)                                $  (3.24)
Extraordinary item, net of income
 tax benefit........................      0.04                                     0.04
                                      --------                                 --------
Net loss per share attributable to
 common stockholders................  $  (2.96)                                $  (3.20)
Shares used in computing net loss
 per share..........................    22,264 (R)                               23,047 (R)
                                      ========                                 ========

              See accompanying notes to this unaudited statement.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                         ----------------------------------    PRO FORMA       PRO FORMA
                                         METROCALL   PARKWAY(A)   SATELLITE   ADJUSTMENTS      METROCALL       A+ NETWORK
                                         ---------   ----------   ---------   -----------      ---------       ----------
Service, rent & maintenance revenue....  $ 48,829     $  4,393     $ 5,030      $    --        $ 58,252        $ 43,169
Product sales..........................    13,158          847         588           --          14,593           3,006
                                         ---------   ----------   ---------   -----------      ---------       ----------
       Total revenues..................    61,987        5,240       5,618           --          72,845          46,175
Net book value of products sold........   (10,560)        (740)       (622)          --         (11,922)         (4,159)
                                         ---------   ----------   ---------   -----------      ---------       ----------
                                           51,427        4,500       4,996           --          60,923          42,016
Service, rent & maintenance expense....    16,498        1,875       1,827           --          20,200           9,273
Selling, marketing, general
 and administrative....................    22,694        1,410       1,790         (464)(M)      25,430          23,602
Depreciation & amortization............    25,098          613         339        2,429 (N)      28,479          13,236
Other..................................        --           --          12           --              12             396
                                         ---------   ----------   ---------   -----------      ---------       ----------
       Total operating expenses........    64,290        3,898       3,968        1,965          74,121          46,507
                                         ---------   ----------   ---------   -----------      ---------       ----------
(Loss) Income from operations..........   (12,863)         602       1,028       (1,965)        (13,198)         (4,491)
Interest expense and other, net........    (5,890)        (172)       (579)        (219)(O)      (6,860)         (6,580)
                                         ---------   ----------   ---------   -----------      ---------       ----------
       Net (loss) income before
        taxes..........................   (18,753)         430         449       (2,184)        (20,058)        (11,071)
Benefit (provision) for taxes..........       108           --          --          405 (P)         513              --
                                         ---------   ----------   ---------   -----------      ---------       ----------
       Net (loss) income...............   (18,645)         430         449       (1,779)        (19,545)        (11,071)
Preferred dividends....................        --           --          --           --              --              --
                                         ---------   ----------   ---------   -----------      ---------       ----------
Loss attributable to common
 stockholders..........................  $(18,645)    $    430     $   449      $(1,779)       $(19,545)       $(11,071)
                                         ==========  ==========    ========   ===========      =========       ==========
Net loss per share attributable to
 common stockholders...................  $  (1.27)                                             $  (1.21)
Shares used in computing net
 loss per share........................    14,626                                                16,180 (R)
                                         ==========                                            =========

                                                          PRO FORMA                                  COMBINED
                                          PRO FORMA       COMBINED     HISTORICAL     PRO FORMA    COMPANY AND
                                         ADJUSTMENTS       COMPANY    PAGE AMERICA   ADJUSTMENTS   PAGE AMERICA
                                         -----------      ---------   ------------   -----------   ------------
Service, rent & maintenance revenue....   $      --       $101,421      $ 10,499       $    --       $111,920
Product sales..........................          --         17,599         1,037            --         18,636
                                         -----------      ---------       ------     -----------   ------------
       Total revenues..................          --        119,020        11,536            --        130,556
Net book value of products sold........          --        (16,081)         (712)           --        (16,793)
                                         -----------      ---------       ------     -----------   ------------
                                                 --        102,939        10,824            --        113,763
Service, rent & maintenance expense....          --         29,473         2,854            --         32,327
Selling, marketing, general
 and administrative....................          --         49,032         5,464            --         54,496
Depreciation & amortization............       9,201 (N)     50,916         2,647         3,009 (N)     56,572
Other..................................          --            408            --            --            408
                                         -----------      ---------       ------     -----------   ------------
       Total operating expenses........       9,201        129,829        10,965         3,009        143,803
                                         -----------      ---------       ------     -----------   ------------
(Loss) Income from operations..........      (9,201)       (26,890)         (141)       (3,009)       (30,040)
Interest expense and other, net........      (1,627)(O)    (15,067)          121        (1,094)(O)    (16,040)
                                         -----------      ---------       ------     -----------   ------------
       Net (loss) income before
        taxes..........................     (10,828)       (41,957)          (20)       (4,103)       (46,080)
Benefit (provision) for taxes..........       3,735 (P)      4,248            --            --          4,248
                                         -----------      ---------       ------     -----------   ------------
       Net (loss) income...............      (7,093)       (37,709)          (20)       (4,103)       (41,832)
Preferred dividends....................      (1,400)(Q)     (1,400)           --            --         (1,400)
                                         -----------      ---------       ------     -----------   ------------
Loss attributable to common
 stockholders..........................   $  (8,493)      $(39,109)     $    (20)      $(4,103)      $(43,232)
                                         =============    =========     =========    ===========   ============
Net loss per share attributable to
 common stockholders...................                   $  (1.55)                                  $  (1.66)
Shares used in computing net
 loss per share........................                     25,223 (R)                                 26,005 (R)
                                                          =========                                ============

              See accompanying notes to this unaudited statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The pro forma condensed combined financial statements assume a per share price of $6.00 for the Metrocall Common Stock to be issued in connection with the acquisitions of A+ Network and Page America. The pro forma condensed combined financial statements also assume that the variable common rights to be issued in connection with the A+ Network acquisition have no value. The purchase price ultimately will be based upon the trading price of Metrocall Common Stock on the closing date of each acquisition. The purchase prices and allocations are subject to change, which may be material, based upon a variety of factors including actual share prices at closing of each acquisition, financial performance prior to closing of the companies to be acquired, and asset appraisals.

(A) Historical Parkway financial statements are as of June 20, 1996, for the 25 week period ending June 20, 1996, and the year-ended December 31, 1995.

(B) Reflects the reclassification of pagers held for resale or future rental, from inventory to furniture and equipment for Parkway, Satellite and A+ Network to conform accounting practices to those of Metrocall.

(C) Reflects primarily the current and long-term deferred tax asset of Parkway for which no value has been assigned in the pro forma statements.

(D) Reflects fair values assigned to intangible assets acquired which consist of the following (in thousands):

                                              PARKWAY    SATELLITE    A+ NETWORK    PAGE AMERICA
                                              -------    ---------    ----------    ------------
        FCC License........................   $22,357     $ 22,832     $128,300       $ 30,676
        Subscriber Lists...................     2,763        3,114       54,986         27,203
        Non-compete........................        --           --        1,950             --
        Goodwill...........................    10,048           --       74,094             --
        Less: Historical Investment by
          Metrocall........................        --           --      (65,041)            --
        Less: Historical Intangibles.......        (4)         (62)     (99,963)       (32,960)
                                              -------    ---------    ----------    ------------
                                              $35,164     $ 25,884     $ 94,326       $ 24,919
                                              =======      =======    =========     ==========

     As of June 30, 1996, Metrocall had purchased approximately 40% of the outstanding common stock of A+ Network for approximately $91.8 million plus direct acquisition costs which was reflected on Metrocall's balance sheet as equity investment in A+ Network of $26.8 million and goodwill of $65.0 million.


     Pursuant to the terms of the Merger Agreement, the merger is required to be consummated by November 16, 1996. In the event that the merger is not consummated or the Merger Agreement otherwise amended, Metrocall may be required to sell its 40% investment in A+ Network. As of June 30, 1996, Metrocall's investment in A+ Network together with related goodwill is reflected on Metrocall's balance sheet at approximately $92 million which resulted from a cash purchase price of $21.10 per share for approximately
     4.4 million shares of A+ Network. The closing market price of A+ Network Common Stock on October 4, 1996 was $7.50 per share or a decrease based upon market value of approximately $59 million. Therefore, if Metrocall were required to sell this investment at current market prices, Metrocall would likely realize a substantial loss upon disposition which has not been reflected in the accompanying pro forma statements.


(E) Reclassifies assumed current maturities of long-term obligations and assumed capital lease obligations related to the Parkway Acquisition to noncurrent long-term obligations pursuant to the terms of Metrocall's financing arrangements. Also, reflects the elimination of long-term obligations included on Satellite's financial statements which are not assumed pursuant to the terms of the acquisition agreement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(F) Reflects estimated accruals for direct acquisition costs together with estimated accruals for costs of closing acquired duplicate facilities, estimated severance for planned terminations of acquired employees and share registration rights.

(G) Reflects the elimination of $491,000 of other liabilities included on Satellite's financial statements which are not assumed pursuant to the terms of the acquisition agreement and reclassifies $43,000 of subscriber deposits from other current liabilities to deferred revenue and subscriber deposits.

(H) Reflects cash payments for Parkway and Satellite of $25.5 million and $17 million, respectively, financed with long-term borrowings together with the refinancing of assumed current maturities of Parkway debt ($2.4 million) and capital lease obligation of Parkway ($0.4 million), with noncurrent obligations less $11.3 million of long-term obligations of Satellite not assumed.

     Reflects application of proceeds from $35 million private placement of Series A Convertible Preferred Stock by Metrocall prior to closing the Merger.

     Reflects cash payments of $55 million for Page America of which $30 million is assumed to be paid from cash on hand and $25 million is assumed to be financed with long-term debt.

(I) The Parkway Acquisition is structured as a taxable transaction while the A+ Network acquisition is structured as a tax free reorganization. The deferred income tax liability represents the tax effect on the difference between the amounts allocated to assets acquired and their tax basis.

(J) Reflects the shares of Metrocall Common Stock and VCRs expected to be issued for these acquisitions, less historical equity amounts. Also reflects the shares estimated to be issued related to the private placement of $35 million of Series A Convertible Preferred Stock.

     The accompanying statements under the heading "Pro Forma Combined Company" include the expected issuance of approximately 467,000 shares of Metrocall Common Stock for pending acquisitions of A+ Network. Historical financial statements for these acquisitions have not been included in the accompanying pro forma statements as they are not significant.

(K) Reflects the payment under the tender offer for A+ Network shares made on July 1, 1996 as if the payment was made on June 30, 1996.

     Reflects cash payment of $55 million for Page America of which $25 million is assumed to be financed as long-term debt.

(L) On October 24, 1995, A+ Network acquired Network in the A+/Network Merger for approximately $12 million in cash, common stock valued at $50.8 million and incurred related expenses of approximately $3.1 million. At the same time, A+ Network sold $125,000,000 of 11 7/8% Senior Subordinated Notes due 2005 (the "Notes"). The acquisition was accounted for using the purchase method. The following gives effect to the acquisition by A+ Network and the sale of the Notes as if they had occurred on January 1, 1995. The unaudited pro forma condensed financial data should be read in conjunction with A+ Network's historical consolidated financial statements and the consolidated unaudited financial statements of Network and the notes thereto included elsewhere herewith.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                 HISTORICAL
                                                           -----------------------    PRO FORMA       PRO FORMA
                                                           A+ NETWORK   NETWORK(1)   ADJUSTMENTS      A+ NETWORK
                                                           ----------   ----------   -----------      ----------
                                                                             (IN THOUSANDS)
         Service, rent and maintenance revenue...........   $ 53,308     $ 24,390     $      --        $ 77,698
         Product sales...................................      4,024        4,321            --           8,345
                                                           ----------   ----------   -----------      ----------
                 Total revenues..........................     57,332       28,711            --          86,043
         Net book value of products sold.................      7,878        4,066            --          11,944
                                                           ----------   ----------   -----------      ----------
                                                              49,454       24,645            --          74,099
         Service, rent and maintenance expenses..........     11,584        5,533          (359)(2)      16,758
         Selling, general and administrative.............     32,503       19,424           (38)(2)      45,872
                                                                                         (1,498)(2)
                                                                                            147 (3)
                                                                                         (4,666)(4)
         Depreciation and amortization...................     14,835        3,026         7,191 (5)      25,052
         Reorganization..................................        669           --          (669)(6)          --
                                                           ----------   ----------   -----------      ----------
                 Total operating expenses................     59,591       27,983           108          87,682
                                                           ----------   ----------   -----------      ----------
         Loss from operations............................    (10,137)      (3,338)         (108)        (13,583)
         Interest expense, net...........................     (3,708)        (760)      (10,121)(7)     (14,589)
                                                           ----------   ----------   -----------      ----------
         Loss before income taxes and extraordinary
           item..........................................    (13,845)      (4,098)      (10,229)        (28,172)
         Income taxes....................................         --         (707)          707 (8)          --
                                                           ----------   ----------   -----------      ----------
         Loss before extraordinary item..................    (13,845)      (4,805)       (9,522)        (28,172)
         Extraordinary item..............................       (607)          --            --            (607)
                                                           ----------   ----------   -----------      ----------
         Net loss........................................   $(14,452)    $ (4,805)    $  (9,522)       $(28,779)
                                                           ===========  ===========  ===========      ===========

       ----------------------
       (1) Historical Network financial statements are presented for the period from January 1, 1995 through October 24, 1995.

       (2) Adjustment to eliminate specific operating and nonrecurring expenses that would not have been incurred had the A+/Network Merger occurred on January 1, 1995. Such savings are specifically identified as follows (in thousands):

             Reduction in long distance telephone charges................................   $  267
             Redundant paging terminals and related telephone expenses...................       92
             Redundant yellow page advertising expense...................................       38
             Salary costs of personnel not to be retained by A+/Network based on analysis
               of A+/Network staffing requirements.......................................    1,498
                                                                                            ------
                     Total...............................................................   $1,895
                                                                                            ======

       (3) Adjustment to provide for changes in compensation of certain executive officers pertaining to employment contracts entered into at the time the A+/Network Merger closed.

       (4) Adjustment to eliminate compensation costs that would not have been incurred had the A+/Network Merger occurred on January 1, 1995.

       (5) To record amortization expense related to intangibles for the period from January 1, 1995 to October 24, 1995 net of $304,000 in historical amortization expense for intangibles recorded by Network before the A+/Network Merger.

       (6) To give effect to elimination of the non-recurring reorganization expenses incurred by A+ Network as a result of the A+/Network Merger.

       (7) Reflects interest expense on the Notes at 11 7/8% (plus amortization of debt issuance costs of approximately $4.6 million and discount of $907,500) net of interest expense ($5,270,000) applicable to all existing long-term debt which was repaid with the proceeds from the sale of the Notes.

       (8) Adjustment to reverse the income tax provision applicable to Network, as its taxable income would be offset by A+ Network's net operating losses for income tax purposes had the A+/Network Merger occurred on January 1, 1995.

(M) Reflects the elimination of certain executive salaries for Parkway and Satellite executives terminated upon completion of the respective acquisitions in July and August of 1996.

(N) Reflects incremental depreciation and amortization based upon the preliminary allocation of depreciable and amortizable assets and assumed useful lives of 5 years for subscriber lists and 15 years for FCC licenses and goodwill. The $1.9 million assigned to non-compete agreements in conjunction with the A+ Network acquisition will be amortized over 3 years.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(O) Represents the estimated incremental interest at a rate of 8.75% that would have been incurred assuming all acquisitions were completed on January 1, 1995. Does not assume a refinancing of the A+ Network public debt.


     On October 8, 1996, Metrocall announced its intention to tender for the repurchase of the 11 7/8% senior subordinated notes of A+ Network (the "A+ Notes"), and to solicit consents to amend the indenture relating to the A+ Notes. See "RECENT DEVELOPMENTS REGARDING METROCALL -- Offer and Solicitation Relating to A+ Network Notes." If all A+ Network Notes were tendered and the related consents for such notes were received, the aggregate amount payable in consent payments and to purchase tendered notes would be $126.25 million. There can be no assurance that the tender and solicitation will be consummated. Fees and expenses associated with this refinancing are estimated to be $1.25 million. The accompanying pro forma statements do not give effect to the tender offer and solicitation. If the tender offer and solicitation were completed, Metrocall would incur an extraordinary charge of approximately $2.5 million in connection with the early termination of debt and would finance the debt repayment with borrowings under its new credit agreement (see "RECENT DEVELOPMENTS REGARDING METROCALL -- New Credit Facility"). The Company estimates that its annual savings in interest expense if the tender is completed would be approximately $3.8 million.


(P) Represents the tax benefit resulting from the amortization of acquired intangibles for A+ Network and Parkway assuming an effective income tax rate of 40%.

(Q) Represents the 8% per year preferred dividends payable in cash, or at Metrocall's option, in additional fully paid and non-assessable shares of Series A Convertible Preferred Stock.


(R) Includes the effect of shares of Metrocall Common Stock assumed to be issued in the Merger and the Pending Acquisitions as if each had occurred as of the beginning of the period. The Series A Convertible Preferred Stock is not included as the effect of its conversion would be antidilutive.

                    RECENT DEVELOPMENTS REGARDING METROCALL

RECENT AND PENDING ACQUISITIONS

     Reflected below is a summary of transactions by Metrocall that were recently completed or are currently subject to binding agreements. Consummation of pending transactions is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals. In addition to the transactions identified below, Metrocall entered into an agreement in April, 1996 to purchase the assets of Source One Wireless, Inc. ("Source One") and placed $1 million cash in escrow. On June 26, 1996, Metrocall advised Source One that Source One had failed to meet certain conditions to completion of the transaction and terminated the agreement. On September 20, 1996, Source One filed an action in the Circuit Court of Cook County, Illinois claiming that Metrocall had breached the agreement and seeking specific performance of the purchase agreement or unspecified damages in excess of $80 million. Metrocall believes it has meritorious defenses to this action and intends to vigorously defend the claims in this action.

  Parkway Paging, Inc.

     On July 16, 1996, Metrocall completed the acquisition of Parkway Paging, Inc. of Plano, Texas ("Parkway"). Metrocall paid $25 million in cash and assumed approximately $3.2 million in long-term obligations at closing to complete the acquisition. The Company also incurred direct acquisition costs of $600,000.

  Satellite Paging and Message Network

     On August 30, 1996, Metrocall completed the acquisition of Satellite Paging of Fairfield, New Jersey and Message Network of Boca Raton, Florida. Metrocall paid $17 million in cash and issued 1,417,181 of the Shares subject to a registration statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 1996. The number of shares issued at closing will be adjusted if necessary so that the aggregate value of the shares issued will be $10,008,843 based upon the average of the midpoints of the closing bid and asked prices of Common Stock for the five trading day period ending on the second business day prior to (a) the effective date of the registration statement in the case of shares not held in escrow and (b) the date of release from escrow for shares held in escrow. Additional shares of Metrocall Common Stock may also be issued as an adjustment to the purchase price based on certain defined performance criteria.

  Page America Group, Inc.

     On April 22, 1996, Metrocall signed a definitive acquisition agreement (the "Page America Agreement") with Page America Group, Inc. of Hackensack, New Jersey ("Page America"). Under the terms of the Page America Agreement, Metrocall will acquire substantially all of the assets of Page America in exchange for $55 million in cash and up to 1.3 million shares of Metrocall Common Stock. Pursuant to the terms of the New Credit Facility, Metrocall is required to complete the Merger and raise $25 million in new equity financing before completing the acquisition of Page America.

NEW CREDIT FACILITY


     On September 20, 1996, Metrocall entered into an agreement with The Toronto-Dominion Bank and The First National Bank of Boston to amend and restate the loan agreement governing Metrocall's existing credit facility. Subject to certain conditions set forth in the new agreement, Metrocall may borrow up to $350,000,000 under two loan facilities. The first facility ("Facility A") is a $225,000,000 reducing revolving credit facility and the second ("Facility B") is a $125,000,000 reducing credit facility (together Facility A and Facility B are referred to as the "New Credit Facility"). Up to $100,000,000 under Facility A is currently available for borrowing; the remaining $125,000,000 commitment under Facility A and all of the Facility B commitment will become available only after completion of the Merger (the "Merger Condition") and the infusion of $25,000,000 of equity (net of reasonable transaction costs) into Metrocall (the "Equity Condition"). Amounts borrowed under Facility B may only be used to purchase the 11 7/8% Senior Subordinated Notes due 2005 of A+ Network. If the Merger Condition and Equity Condition have not been completed on or prior to December 16, 1996, the remaining $125 million commitment under Facility A and the commitment under Facility B will terminate automatically. The New Credit Facility has a term of eight years and is secured by substantially all the assets of Metrocall. Required quarterly principal repayments begin on March 31, 2000 and continue through December 31, 2004.

     The New Credit Facility contains various covenants that, among other restrictions, require Metrocall to maintain certain financial ratios, including total debt to annualized operating cash flow (not to exceed 6.6 to 1.0 through September 30, 1996 and declining thereafter), senior debt to annualized operating cash flow, annualized operating cash flow to pro forma debt service, total sources of cash to total uses of cash and operating cash flow to interest expense (in each case, as such terms are defined in the agreement relating to the New Credit Facility). As a result, as of October 1, 1996, Metrocall was not entitled to draw any of the $33 million remaining availability under Facility A. The New Credit Facility also requires Metrocall to raise at least $50 million in new equity if its ratio of cash flow to interest expense is less than 2.0 to 1 for the quarter ended June 30, 1997. The covenants also limit additional indebtedness and future mergers and acquisitions (other than the Merger and the acquisition of Page America) without the approval of the lenders and restrict the payment of cash dividends and other stockholder distributions by Metrocall during the term of the New Credit Facility. The New Credit Facility also prohibits certain changes in ownership control of Metrocall, as defined, during the term of the New Credit Facility.

     Under the New Credit Facility, Metrocall may designate all or any portion of the borrowings outstanding as either a floating base rate advance or a Eurodollar rate advance with an applicable margin that ranges from 0.0% to 1.750% for base rate advances and 0.75% to 2.750% for Eurodollar rate advances. The predefined margins will be based upon the level of indebtedness outstanding relative to annualized cash flow, as defined in the agreement relating to the New Credit Facility. As of October 3, 1996, the interest rate on base rate advances was 10.0% and the interest rate on Eurodollar rate advances was 8.2%. Commitment fees of 0.25% to 0.375% per year (depending on the level of Metrocall's indebtedness outstanding to annualized cash flow) will be charged on the average unused balance and will be charged to interest expense as incurred. Under the New Credit Facility, Metrocall must obtain and maintain interest rate protection on at least 50% of Metrocall's outstanding debt; all fixed rate debt, including the 10 3/8% Senior Subordinated Notes due 2007, will count against the requirement.


OFFER AND SOLICITATION RELATING TO A+ NETWORK NOTES



     On October 8, 1996, Metrocall announced that it will commence a tender offer for all of A+ Network's outstanding 11 7/8% Senior Subordinated Notes due 2005 ("A+ Notes") and will solicit consents to amend the indenture governing the A+ Notes to eliminate restrictive covenants and certain events of default. Holders of the A+ Notes who validly consent and tender will receive aggregate payments of $1,010, plus accrued and unpaid interest, for each $1,000 principal amounts of bonds. Metrocall intends to finance the offer and solicitation through advances under the New Credit Facility. The purchase or refinancing of the A+ Notes is not a condition of the Merger. The successful completion of the tender offer is expected to enable Metrocall to reduce its interest expense obligations after the Merger and, if all the A+ Notes are tendered and accepted, simplify its capital structure. The successful completion of the solicitation will provide Metrocall financial flexibility by eliminating potentially overlapping or more restrictive covenants than those in the indenture governing Metrocall's senior subordinated debt. The tender offer and consent are subject to various conditions, including, among others, (i) there having been validly tendered and not withdrawn prior to the solicitation expiration date a majority of the aggregate outstanding principal amount of the A+ Notes, (ii) receipt by Metrocall of consents from a majority of the aggregate outstanding principal amount of the A+ Notes prior to the solicitation expiration date, (iii) the execution of a supplemental indenture incorporating the proposed amendments;
(iv) satisfaction of all conditions to the availability of bank financing and the receipt by the Metrocall of sufficient funds thereunder to make the payments pursuant to the tender offer and solicitation, including a requirement that Metrocall raise cash proceeds of at least $25 million in equity; and (v) consummation of the Merger. The solicitation will expire October 23, 1996, and the tender offer will expire November 6, 1996, in each case subject to extension by Metrocall.

                    MANAGEMENT OF THE SURVIVING CORPORATION

     It is anticipated that the directors and executive officers of the Surviving Corporation will be as follows:

              NAME                   AGE                          POSITION
---------------------------------    ----    --------------------------------------------------
Richard M. Johnston..............    61      Chairman of the Board (term expires in 1999)
William L. Collins, III..........    46      President, Chief Executive Officer and Director
                                             (term expires in 1997)
Harry L. Brock, Jr...............    61      Director (term expires in 1999)
Ronald V. Aprahamian.............    50      Director (term expires in 1998)
Suzanne S. Brock.................    58      Director (term expires in 1997)
Francis A. Martin, III...........    53      Director (term expires in 1997)
Elliott H. Singer................    55      Director (term expires in 1998)
Ray D. Russenberger..............    42      Director (term expires in 1999)
Steven D. Jacoby.................    38      Chief Operating Officer and Vice President
Vincent D. Kelly.................    37      Chief Financial Officer, Treasurer and Vice
                                             President
Charles A. Emling III............    43      President, Southeast Region

     Messrs. Jacoby and Kelly are currently directors of Metrocall and have agreed to resign as of the Effective Time. Metrocall has agreed in the Merger Agreement to use its best efforts to cause Messrs. Singer and Russenberger to be appointed to fill the vacancies created by such resignations. There is currently one vacancy on the Board of Directors. Pursuant to a voting agreement among certain shareholders, Harry L. Brock has the right to identify a person to fill this vacancy, and a person so identified shall be appointed upon approval of a majority of the Board of Directors. Mr. Brock has identified a person to fill this vacancy and his appointment is under consideration by the Board of Directors.

     Metrocall expects that the purchasers of the Metrocall Series A Convertible Preferred Stock will have the right to elect one member to the Board of Directors of Metrocall, and that the Board of Directors will be expanded to ten members. The identity of any such director has not yet been determined. See "APPROVAL OF ISSUANCE OF METROCALL CONVERTIBLE PREFERRED STOCK."

     Set forth below is certain biographical information regarding the directors and executive officers of the Surviving Corporation.

     Ronald V. Aprahamian has been a member of the Board of Directors of Metrocall since May 1995. Mr. Aprahamian is Chairman and Chief Executive Officer of The Compucare Company, a healthcare computer software services firm. Mr. Aprahamian also serves as a Consulting Director for the Riggs National Bank of Washington, D.C., and serves on the board of directors of Sunrise Assisted Living, Inc.

     Harry L. Brock, Jr. founded Metrocall and has served as Chairman of the Board (through January 1996) and President (through August 1995) and a director of Metrocall since 1982, and its predecessor companies since 1965. Mr. Brock was a founding partner of Cellular One of Washington, one of the first operating cellular systems. Mr. Brock is the husband of Suzanne S. Brock.

     Richard M. Johnston has served as Chairman of the Board of Directors of Metrocall since January 1996, and has been a member of the Board of Directors since September 1994. Mr. Johnston has been Vice President for Investments of The Hillman Company, an investment firm which is a greater than 5% beneficial owner of Metrocall's Common Stock, since 1970.

     Suzanne S. Brock has been a director of Metrocall since 1982 and was Secretary (through May 1996) and Treasurer (through August 1995) of Metrocall. Ms. Brock has been employed by Metrocall and its predecessor companies since 1965. Ms. Brock is the wife of Harry L. Brock, Jr.

     William L. Collins III has been President and Chief Executive Officer of Metrocall since January 1996 and has served as Director and Vice Chairman of the Board since September 1994. From 1988 to 1994, Mr. Collins was the Chairman of the Board, Chief Executive Officer, President and a director of FirstPAGE USA, Inc. and its predecessor companies. Mr. Collins serves as Chairman of the Board of Directors of USA

Telecommunications, Inc. From 1977 to 1988, Mr. Collins was President of C&C, Inc. ("C&C"), a national communications marketing and management company.

     Francis A. Martin III has been a member of the Board of Directors of Metrocall since November 1994. Mr. Martin is a principal of U.S. Media Group and Chairman of the Board, President and Chief Executive officer of U.S. Media Holdings, Inc., having previously served as President and Chief Executive Officer of Chronicle Broadcasting Company, a publicly-held television broadcasting company.

     Ray D. Russenberger has been Vice Chairman of A+ Network since October 24, 1995, and previously served as Chairman of the Board and Chief Executive Officer of Network since December 1988. From 1985 to 1990, he founded and was President of Network Paging Corporation, a paging company he sold to Mobile Communications Corporation of America, a wholly-owned subsidiary of BellSouth Corporation.

     Elliott H. Singer has been Chairman of the Board of A+ Network since A+ Network's formation in 1985, and also served as Chief Executive Officer of A+ Network from 1985 to January 15, 1996. Mr. Singer was the owner and chief executive officer of A+ Network's predecessor entities, through which he had been engaged in the telemessaging service business since 1974 and in the paging business since 1983.

     Steven D. Jacoby has been Chief Operating Officer and Vice President of Metrocall since September 1994. Mr. Jacoby joined Metrocall from FirstPAGE USA, Inc. where he served as Chief Operating Officer, Vice President and Secretary since 1988. Mr. Jacoby has been a director of Metrocall since September 1994. Mr. Jacoby was a principal of C&C, a national communications marketing and management company. Mr. Jacoby was Director of Operations for Vanguard Cellular Systems, Inc. from 1985 to 1987.

     Vincent D. Kelly has been the Chief Financial Officer and Vice President of Metrocall since January 1989. Mr. Kelly has also served as Treasurer since August 1995. Mr. Kelly also served dual roles as Chief Operating Officer and Chief Financial Officer from February 1993 through August 31, 1994, when Metrocall acquired FirstPAGE USA, Inc. Mr. Kelly has been a director of Metrocall since 1990. Prior to joining Metrocall, Mr. Kelly was an accountant with Bruner, Kane & McCarthy, Ltd., certified public accountants.

     Charles A. Emling III has been President, Chief Operating Officer and a director of A+ Network since October 24, 1995, and also became Chief Executive Officer of A+ Network on January 15, 1996. Mr. Emling had previously been President and a director of Network since 1989. Prior to such time, he was a Vice President of First National Bank of Lafayette (Louisiana).

     Certain stockholders of Metrocall holding approximately 40.3% of the issued and outstanding shares of Metrocall Common Stock (prior to the Merger) are parties to a voting agreement (the "Voting Agreement") pursuant to which the stockholders agreed to vote for up to seven persons designated by various of the stockholders to serve as directors of Metrocall. In connection with the adoption of the Merger Agreement, these stockholders have agreed to amend the Voting Agreement to provide for its termination effective as of the Effective Time, but have agreed to vote in favor of the reelection of Ms. Brock when her term expires at the next Metrocall annual meeting and in favor of the election of Messrs. Singer and Russenberger to fill the vacancies created by the resignations of Messrs. Jacoby and Kelly. Messrs. Singer and Russenberger have separately agreed to vote shares of Metrocall Common Stock they hold at the next Metrocall annual meeting in favor of the reelection of Ms. Brock.

     Mr. Collins, Mr. Jacoby, and Mr. Kelly entered into new employment contracts approved by the Compensation Committee and dated May 15, 1996. The new contracts did not change the salary or benefits of any of those officers, except that Metrocall will now be responsible for certain life insurance premiums incurred by Mr. Collins. The term of employment for each of the officers was extended to December 31, 1999 from December 31, 1996 (for Mr. Collins), August 31, 1998 (for Mr. Jacoby), and June 1, 1999 (for Mr. Kelly). In addition, Mr. Collins' contract now includes a provision (similar to that in Messrs. Jacoby's and Kelly's contracts) for automatic one-year extensions on anniversaries of May 15.

     Each of Messrs. Collins', Jacoby's and Kelly's contracts provides that, if the executive's employment is terminated without cause, if the executive terminates the contract for good reason, or if the executive's employment is terminated by reason of death or disability, Metrocall will pay the executive or his estate the full base salary and benefits (in connection with termination without cause or resignation for good reason) that would otherwise have been paid to the executive during the remaining term of the agreement. Terminations without cause or resignations for good reason would also require Metrocall to pay the executive, at his election, the difference between the fair market value of stock subject to options (including those otherwise unexercisable) and the price he would have had to pay to exercise the options. If the executive voluntarily terminates employment (other than for good reason), Metrocall will pay the executive one year's base salary and benefits under the contract. The reasons for resignation for good reason under the revised contracts include the termination of any of the others for reasons other than cause, death, or disability.

     Messrs. Collins, Jacoby, and Kelly entered into separate change of control agreements approved by the Compensation Committee as of May 15, 1996 to run through December 31, 1999 (with automatic extensions). Changes of control are defined as: (i) any action required to be reported pursuant to Item 6(e) of
Schedule 14A as a "change of control" (generally a 50% change in share ownership but other changes may also qualify), (ii) any person's acquiring more than 25% of the voting power of Metrocall voting stock, unless with the prior approval of the Board, (iii) changes in Board membership such that during any two consecutive years, Board members at the beginning constitute less than a majority of the Board at the end (including as Board members at the beginning of the period any directors added during the period with approval of two-thirds of the Board), (iv) a merger or reorganization in which Metrocall does not survive or in which the outstanding shares of Metrocall are converted into other shares or securities (except through a reincorporation or setting up a holding company); (v) a more than 50% turnover of voting power in a merger, reorganization, or other similar transaction approved by stockholders, unless 75% of the Board carries over to the new entity; or (vi) any other event the Board determines constitutes a change of control. A change of control is also deemed to occur if the executive is removed at the request of a third party who has taken steps to effect a change of control or the termination was otherwise caused by a change of control. Under the change of control agreements, executives would be entitled to payment of three times the sum of their salary and most recent bonus within 30 days after termination of employment after a change of control (other than termination for death, disability, or cause), together with a payment of the option spread (as described above under terminations of employment), paid health coverage for up to 18 months, and certain other benefits. Payments would be grossed up, as necessary, to provide that the executive receives his payments net of any excise taxes and any taxes on the excise payment (but the executive would remain responsible for any income taxes on the payment).

     Messrs. Collins, Jacoby and Kelly hold options to acquire 100,000, 100,000 and 206,588 shares of Metrocall Common Stock, respectively. On September 18, 1996, the Compensation Committee of the Metrocall Board of Directors changed the exercise price of substantially all options outstanding to all current employees of Metrocall as of that date to equal $7.9375 per share, the closing price of Metrocall Common Stock on that date. Prior to this action: Mr. Collins' options were exercisable (until January 16, 2006) for a price of $19.125; Mr. Jacoby's options were exercisable (until July 26, 2005) for a price of $20.25 (50,000 shares), (until January 16, 2006) for a price of $19.125 (25,000 shares) and (until February 7, 2006) for a price of $20.25 (25,000 shares); and Mr. Kelly's options were exercisable (until November 8, 2003) for a price of $19.50 (72,000 shares), (until May 23, 2004) for a price of $13.00 (34,588 shares), (until July 26, 2005) for a price of $20.25 (50,000 shares), (until January 16, 2006) for a price of $19.125 (25,000 shares) and (until February 7, 2006) for a price of $20.25 (25,000 shares).

     See "THE MERGER AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger" for a description of agreements with certain current directors and officers of A+ Network.

                    RECENT DEVELOPMENTS REGARDING A+ NETWORK

A+/NETWORK MERGER

     On October 24, 1995 A+ Network acquired Network and its wholly-owned subsidiaries for approximately $12,000,000 in cash, 4,199,994 shares of restricted unregistered common stock valued at $50,801,100 and incurred related expenses of approximately $3,100,000. Concurrent with the merger of the two companies,

A+ Network changed its name to A+ Network, Inc., issued $125,000,000 of 11 7/8% Senior Subordinated Notes due 2005, redeemed existing preferred stock of Network of $4,680,000 and retired existing indebtedness of Network and A+ Network of approximately $12,200,000 and $23,000,000, respectively. The following table is based on information set forth in the A+ Network 10-K for the fiscal year ended December 31, 1995 and presents a summary of the unaudited pro forma consolidated results of operations as if the Network acquisition had occurred on January 1, 1994, with pro forma adjustments to give effect to the amortization of goodwill, the issuance of the 11 7/8% Senior Subordinated Notes due 2005 (the "Notes") and certain other adjustments, together with related income tax effects. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisition and the issuance of the Notes been made at the beginning of 1994 or of results which may occur in the future.

                                                                  1995             1994
                                                              ------------     ------------
    Total revenues..........................................  $ 86,043,000     $ 77,651,000
    Loss before income taxes................................   (28,172,000)     (26,394,000)
    Net loss................................................   (28,779,000)     (26,394,000)
    Loss per share..........................................  $      (2.81)    $      (2.60)

RECENT ACQUISITIONS

  Page East, Inc.

     On June 5, 1996, A+ Network acquired all of the outstanding stock of Page East, Inc., a paging company serving eastern North Carolina. The purchase price was $14.9 million and was paid in cash and in shares of A+ Network Common Stock.

  High-Tech Paging Corporation

     On May 20, 1996, A+ Network acquired the paging and telecommunications assets of High-Tech Paging Corporation, a paging company providing paging services in the state of Virginia and the Baltimore and Washington, D.C. areas. The purchase price was $2.4 million and was paid in cash.

  West Florida Communications, Inc.

     On May 30, 1996, A+ Network acquired the paging and telecommunications assets of West Florida Communications, Inc., a paging company providing paging services from its Pensacola headquarters. The purchase price was $753,000 and was paid in cash.

  Portable Communications of America, Inc.

     On July 31, 1996, A+ Network acquired the paging and telecommunications assets of Portable Communications of America, Inc., a paging company serving the Louisiana area. The purchase price was $2.0 million and was paid in cash.

  South Central Communications Corporation

     On July 31, 1996, A+ Network acquired the paging assets of South Central Communications Corporation, an Indiana corporation providing paging services in Indiana and Tennessee areas. The purchase price was $1.6 million and was paid in cash.

  Radio Telepage

     On October 3, 1996, A+ Network acquired the paging assets of Radio Telepage, a paging company providing paging services in the State of Alabama. The purchase price was $311,000 and was paid in cash.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain items in the financial statements of A+ Network included herein have been reclassified from the presentation set forth in A+ Network's annual report on Form 10-K to conform to the presentation utilized in A+ Network's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996. The following discussion reflects this reclassification.

Results of Operations

     Six Months Ended June 30, 1996 and 1995. For the first six months of 1996, total revenue increased 80.1% to $46.2 million, as compared to $25.6 million for the same period in 1995. For the first six months of 1996, net revenues increased 93.0% to $42.0 million, as compared to $21.8 million for the same period in 1995. For the first six months of 1996, mobile communication revenues increased 102.0% to $37.4 million, as compared to $18.5 million for the same period in 1995, while telemessaging revenues increased 3.6% to $5.8 million. The growth in mobile communication revenues reflected a 172.4% increase in paging units in service to 618,657 at June 30, 1996, as compared to 227,087 at June 30, 1995, offset by a decline in cellular revenues. Cellular revenues for the six months ended June 30, 1996 declined to $2.7 million from $5.0 million for the six months ended June 30, 1995. Cellular revenues have decreased primarily as a result of a decline in new account activations.

     The gross margin on sales of pager equipment was $32,000 for the six months ended June 30, 1996, as compared to a negative margin of $80,000 for the same period in 1995. The negative margin on total equipment sales decreased to $1.2 million for the six months ended June 30, 1996, as compared to $2.3 million for the same period in 1995. Due to competitive factors, cellular phones were sold at heavily discounted prices or in many instances were given to customers through free phone promotions. The negative margins on cellular equipment sales declined to $1.1 million for the six months ended June 30, 1996 from $2.2 million for the same period in 1995. It is customary to sell cellular phones at a loss in order to earn the activation commission and expected monthly recurring revenues from the cellular carrier.

     For the first six months of 1996, operating expenses increased 85.6% to $9.3 million (22.1% of net revenues) as compared to $5.0 million (23.0% of net revenues) for the same period in 1995. The increase primarily reflects the increase in operating expenses incurred to support the $20.6 million increase in total revenues for the six months ended June 30, 1996, as compared to the six months ended June 30, 1995.

     For the first six months of 1996, selling expenses increased 41.5% to $7.7 million (18.3% of net revenues), as compared to $5.4 million (24.9% of net revenues) for the same period in 1995. The increase primarily reflects the additional sales and marketing costs incurred to support the $20.6 million increase in total revenues for the six months ended June 30, 1996, as compared to the six months ended June 30, 1995. Selling expenses declined as a percentage of net revenues primarily as a result of lower advertising and commission costs.

     For the first six months of 1996, general and administrative expenses increased 60.9% to $15.9 million (37.9% of net revenues), as compared to $9.9 million (45.5% of net revenues) for the same period in 1995. The increase primarily reflects the additional general and administrative costs incurred to support the $20.6 million increase in total revenues for the six months ended June 30, 1996, as compared to the six months ended June 30, 1995. The decline as a percentage of net revenues is the result of a reduction in general and administrative salaries, employee related costs and increased operating efficiencies realized from the A+/Network Merger.

     For the first six months of 1996, depreciation and amortization expense increased 109.8% to $13.2 million, as compared to $6.3 million for the same period in 1995. These increases in depreciation and amortization expense relate to increased equipment and intangible asset purchases and paging network equipment acquired.

     The operating loss for the six months ended June 30, 1996 was $4.5 million, as compared to $4.9 million for the same period in 1995. The decreased operating losses related primarily to the increase in depreciation and amortization expense and a one-time reorganization charge of $396,000, offset by a decline in other costs and expenses (Operating, Selling and General and administrative) from 93.3% of net revenues in the six months ended June 30, 1995 to 78.2% of net revenues in the six months ended June 30, 1996.

     Interest expense was $7.6 million for the six months ended June 30, 1996, as compared to interest expense of $811,000 for the same period in 1995. The increase in interest expense was due to the increase of A+ Network's long-term debt from the issuance of its 11 7/8% Senior Subordinated Notes due 2005 (the "Notes").

     For the first six months of 1996, A+ Network had a net loss of $11.1 million, or $1.07 per share, as compared to a net loss of $5.7 million, or $.95 per share for the first six months of 1995.

     Operating cash flow, or earnings before interest, income taxes, depreciation and amortization (EBITDA), was $8.7 million, as compared to $1.4 million for the same period in 1995. Reduced operating, selling and general and administrative expenses as a percentage of total revenues resulted in an increase in EBITDA.

     Years Ended December 31, 1995 and 1994. Total revenues increased 16.7% (90.0% of which or $7.4 million was a result of the A+/Network Merger) to $57.3 million in 1995, as compared to $49.1 million in 1994. The revenue increase primarily reflected increases in paging and voicemail units in service as described below. Net revenues increased 23.4% (69.6% of which or $6.5 million was a result of the A+/Network Merger) to $49.5 in 1995, as compared to $40.1 million in 1994. Mobile communications revenues increased by 21.3% (91.5% of which or $7.4 million was a result of the Merger) to $46.0 million, as compared to $37.9 in 1994, and telemessaging revenues increased 1.2% to $11.4 million. The increase in mobile communications revenues reflected a 32.2% increase (after giving effect to the A+/Network Merger) in paging and voicemail units in service during 1995. A+ Network expects the average revenues per pager unit to continue to decrease in 1996.

     The negative margin on sales of pager equipment was $822,000 for the year ended December 31, 1995 as compared to a negative $667,000 for the year ended December 31, 1994. The negative margin on total equipment sales was $3.9 million for the year ended December 31, 1995 as compared to a negative $5.7 for the same period in 1994. Due to competitive factors, cellular phones were sold at heavily discounted prices or in many instances were given to customers through free phone promotions resulting in a negative gross margin on cellular equipment sales of $3.2 million for the year December 31, 1995 as compared to a negative $5.3 million for the same period in 1994. However, it is customary to sell cellular phones at a loss in order to earn the activation commission and expected monthly recurring revenues from the cellular carrier. A+ Network has substantially decreased its commitment of resources to cellular services, focusing more on mobile communication services and sales.

     Operating expenses increased 39.6% to $11.6 million (23.4% of net revenues) in 1995, as compared to $8.3 million (20.7% of net revenues) in 1994; $1.3 million or 40.6% of the total increase was a result of the A+/Network Merger. The remaining increase was incurred to support the $8.2 million increase in total revenues for the year ended December 31, 1995, as compared to 1994.

     Selling expenses decreased 1.2% or $200,000 to $10.9 million (22.1% of net revenues) in 1995, as compared to $11.1 million (27.6% of net revenues) in 1994. Had the A+/Network Merger not occurred, A+ Network's selling expenses would have decreased approximately $1.6 million. This $1.6 million decrease is primarily a result of the decrease in cellular commissions paid.

     General and administrative expenses increased 28.8% to $21.6 million (43.6% of net revenues) in 1995, as compared to $16.7 million (41.8% of net revenues) in 1994; $1.7 million or 35.6% of the total increase in general and administrative expenses was a result of the A+/Network Merger. A+ Network intends to expand efforts to control increases in overhead expenses while supporting revenue growth.

     Depreciation and amortization increased 98.4% to $14.8 million in 1995, as compared to $7.5 million in 1994. This increase reflected increased depreciation and amortization from 1995 equipment and intangible asset purchases, paging network equipment acquired in 1995 and 1994 from South Central Bell of $47.4 million (including the assets acquired in the A+/Network Merger), and goodwill of $50.2 million acquired in the A+/Network Merger. In addition, a reduction of the estimated depreciable lives of A+ Network-owned pagers and paging network equipment acquired from South Central Bell increased depreciation expense. The changes in estimated depreciable lives, which took effect October 1, 1994 resulted in an increase in A+ Network's depreciation expense of $3.1 million in 1995, as compared to 1994. As a result of the A+/Network Merger, depreciation and amortization expenses increased $2.3 million or 31.8% of the total increase in depreciation expense.

     A+ Network experienced an operating loss of $10.1 million in 1995, as compared to an operating loss of $3.5 million in 1994, primarily due to costs associated with the A+/Network Merger and the acceleration of depreciation due to the change in the estimated depreciable lives of the assets effective October 1, 1994. Net interest expense increased from $547,000 in 1994 to $3.2 million in 1995, due to the increase of A+ Network's long-term debt from the issuance of the Notes.

     A+ Network experienced a net loss of $14.5 million in 1995, as compared to $4.1 million in 1994.

     EBITDA was $4.7 million in 1995, as compared to $3.9 million in 1994. As a result of the A+/Network Merger, EBITDA increased $2.1 million.

     Years Ended December 31, 1994 and 1993. Total revenues increased 34.5% to $49.1 million in 1994. The revenue increase primarily reflected increases in paging and voicemail units in service as described below. Net revenues increased 25.3% to $40.1 million in 1994, as compared to $32.0 million in 1993. Mobile communications revenues reflected a 70.3% increase in paging and voicemail units in service during 1994, 49.9% of this increase in units in service being attributable to the expansion markets.

     The negative margin on pager equipment sales was $667,000 for the year ended December 31, 1994, as compared to $102,000 in 1993. The negative margin on equipment sales was $5.7 million for the year ended December 31, 1994 as compared to a negative $2.2 million for the same period in 1993. Due to competitive factors, cellular phones were sold at heavily discounted prices or in many instances were given to customers through free phone promotions resulting in a negative margin on cellular equipment sales of $5.3 million for the year ended December 31, 1994 as compared to a negative $2.3 million for the same period in 1993. However, it is customary to sell cellular phones at a loss in order to earn the activation commission from the cellular carrier.

     Operating expenses decreased $186,000 to $8.3 million (20.7% of net revenues) in 1994, as compared to $8.5 million in 1993 (26.5% of net revenues). Operating expenses increased due to the initial cost incurred in the centralization of paging operational functions, the construction and operation of regional paging networks along the Gulf Coast and across the State of Tennessee and expenses incurred to support the $12.6 million increase in total revenues for the year ended December 31, 1994, as compared to December 31, 1993. This increase was offset by a reduction of operating costs as a result of acquiring the South Central Bell paging network equipment.

     Selling expenses increased 56.7% to $11.1 million (27.6% of net revenues) in 1994, as compared to $7.1 million (22.1% of net revenues) in 1993, due to sales commissions and advertising incurred to achieve the 70.3% increase in paging and voicemail units in service in 1994 and the 112.6% increase in cellular phones activated in 1994 as compared to 1993.

     General and administrative expenses increased 33.2% to $16.7 million (41.8% of net revenues) in 1994, as compared to $12.6 million (39.3% of net revenues) in 1993. The increase in general and administrative expenses as a percentage of net revenues was primarily due to the initial cost incurred in centralization of paging administrative functions.

     Depreciation and amortization expense increased 73.1% to $7.5 million in 1994, as compared to $4.3 million in 1993, reflecting equipment purchases of $19.1 million and the reduction in the estimated depreciable lives of pagers and paging network equipment acquired from South Central Bell. The changes in estimated depreciable lives, which took effect October 1, 1994, resulted in an increase in A+ Network's depreciation expense of $948,000 for 1994 as compared to 1993.

     A+ Network experienced an operating loss of $3.5 million in 1994, as compared to an operating loss of $463,000 in 1993, primarily due to selling costs associated with a 70.3% increase in paging and voicemail units placed in service during 1994 and the acceleration of depreciation due to the change in the estimated depreciable lives of the assets effective October 1, 1994.

     Net interest expense decreased to $547,000 in 1994, as compared to $816,000 in 1993, due to decreased average borrowings during 1994 as a result of the initial public offering of Common Stock in August 1993.

     A+ Network experienced a net loss of $4.1 million in 1994, as compared to a net loss of $1.5 million in 1993, largely due to the construction and operation of regional paging networks, aggressive paging and voicemail units placed in service, and the acceleration of depreciation on pagers and paging network equipment acquired from South Central Bell.

     EBITDA increased $92,000 to $3.9 million in 1994. During 1994, EBITDA in the expansion markets increased $1.2 million compared to 1993 while core market EBITDA decreased $1.1 million over the same period. Core market EBITDA was negatively impacted by the costs incurred for the construction and operation of A+ Network's Gulf Coast and Tennessee regional paging networks and the development of the engineering department to operate the regional networks along with the networks acquired from South Central Bell. EBITDA was also negatively impacted by the accelerated selling costs associated with the 70.3% increase in paging and voicemail units in service during 1994.

  Liquidity and Capital Resources

     A+ Network's primary sources of capital have been cash flows from operations, borrowings from its bank lenders, vendor financing, proceeds from A+ Network's initial public offering of Common Stock in August 1993 and proceeds from the sale of the Notes in October 1995, further described below. Net cash provided by operating activities was $1.9 million, $1.0 million and $2.6 million for the years ended December 31, 1993, 1994 and 1995, respectively, and net cash used in operating activities was $3.1 million for the six months ended June 30, 1996.

     Cash provided by financing activities was $24.8 million, $11.9 million and $92.2 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $700,000 for the six months ended June 30, 1996. The primary source of cash in 1993 was proceeds from the initial public offering of Common Stock. The primary source of cash during 1994 was bank borrowings and borrowings to purchase pagers from Motorola under conditional sales contracts which were repaid with a portion of the net proceeds from the sale of the Notes. The source of cash from financing activities during the six months ended June 30, 1996 was proceeds from the exercise of stock options.

     On October 24, 1995, A+ Network sold to the public $125.0 million principal amount of its Notes. The Notes will mature on November 1, 2005, and the interest on the Notes is payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 1996. The Notes will be redeemable by A+ Network in whole or in part at any time on or after November 1, 2000 at certain designated redemption prices plus interest accrued thereon to the redemption date. Upon a change in control, A+ Network will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus interest accrued and unpaid thereon, to the purchase date. The Notes are subordinated in right of payment to all of A+ Network's existing and future senior debt, including any indebtedness that may be incurred pursuant to the A+ Network New Credit Facility (as defined below). Although A+ Network has no indebtedness outstanding which would be subordinated to the Notes and currently has no plans to incur any such subordinated indebtedness, the Notes will rank senior to any subordinated indebtedness A+ Network may incur. The Indenture governing the Notes contains customary affirmative and negative covenants.

     Immediately following the sale of the Notes, Network was merged into A+ Network in a transaction accounted for as a purchase. The aggregate merger consideration, including the redemption of preferred stock, was $16.7 million in cash, which was provided from the net proceeds of $120.0 million from the sale of the Notes, and 4,200,000 shares of Common Stock of A+ Network. Of the balance of the approximately $103.3 million net proceeds from the sale of the Notes, $35.2 million was used to retire outstanding debts of

A+ Network and Network, $14.7 million was used to purchase government securities securing the payment of the first two interest payments on the Notes and $3.6 million was used to pay the expenses of the A+/Network Merger, the sale of the Notes and the establishment of the A+ Network New Credit Facility, as defined below. The balance of approximately $49.8 million is to be used for general corporate purposes, including possible acquisitions.

     Also in connection with the A+/Network Merger, A+ Network entered into a new credit facility with The First National Bank of Chicago ("First Chicago") to provide the new credit facility of $25.0 million (the "A+ Network New Credit Facility"). The $25.0 million facility is a secured two-year term loan, with quarterly principal payments. The interest rate on the A+ Network New Credit Facility is a base rate, plus a margin fluctuating with A+ Network's ratio of total debt to net operating cash flow. Borrowings under the A+ Network New Credit Facility are secured by a lien on all the assets of A+ Network, including the stock of its subsidiaries, to the extent permissible under the rules of the Federal Communications Commission. The loan documents contain customary affirmative and negative covenants. In addition, A+ Network will be required to maintain specified ratios of net operating cash flows to interest expense on total debt, ratios of total debt to equity and other operating ratios. The availability of borrowings under the A+ Network New Credit Facility will be limited by certain of these ratios. Until it has achieved a substantial improvement in its results of operations or completed a significant acquisition of one or more other paging providers on favorable terms, A+ Network does not anticipate being able to borrow under the A+ Network New Credit Facility.

     A+ Network's paging operations require substantial capital investment to procure pagers and paging network equipment to support its growth. By contrast, A+ Network's telemessaging operations require substantially less capital investment. Cash used in investing activities was $18.1 million, $21.5 million and $82.6 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $6.1 million for the six months ended June 30, 1996. The increase in 1995 as compared to 1994 was due to A+ Network's acquisition of Network for a net cash consideration of $19.1 million and a net increase in short-term investments of $42.6 million, purchased with a portion of the net proceeds received from the sale of the Notes. In 1993, A+ Network purchased $9.9 million of certain paging assets from South Central Bell and purchased $7.3 million of equipment. In 1994, capital expenditures of $19.1 million were primarily used to construct the Southeast Network and to purchase pagers. In 1995, A+ Network purchased $12.4 million of equipment, purchased $1.2 million of certain paging assets of South Central Bell and put $5.0 million in escrow for partial funding of the Page East acquisition. As of December 31, 1995, A+ Network had funded the remaining payment of $343,000 of the $2.5 million commitment to the PCS Development Corporation ("PCSD"). This $2.5 million commitment represents a 6.72% interest in PCSD. A+ Network is not required to provide any additional funding to PCSD.


     Total capital expenditures during the first six months of 1996 were approximately $22.8 million. Capital expenditures for the remainder of 1996 are expected to be significantly less. These expenditures will be funded through the operating cash flows or working capital.


     A+ Network has aggregate rental commitments under operating leases of $3.5 million, $3.1 million and $2.7 million during the years ended December 31, 1996, 1997 and 1998, respectively. Such rental commitments are expected to be funded through operating cash flows.

     In 1996, A+ Network acquired six paging companies for an aggregate consideration of $22.0 million, paid in a combination of cash and shares of its Common Stock, and also entered into agreements to purchase additional paging companies for an aggregate consideration of $4.7 million, payable in a combination of cash and shares of its Common Stock. The two additional acquisitions will be paid for with working capital, including remaining proceeds from the sale of the Notes, and operating cash flows.

CERTAIN PROJECTIONS

     During the course of discussions between Metrocall and A+ Network that led to the execution of the Merger Agreement, A+ Network provided Metrocall with certain non-public business and financial information about A+ Network including projections of net revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for 1996 (on a pro forma basis, assuming that certain acquisitions were completed as of January 1, 1996) and for 1997. Based on this information Metrocall's Board of Directors considered the following projections in connection with the Offer and the Merger.

                        1996            1997
                     -----------    ------------
Net revenue.......   $92,400,000    $110,800,000
EBITDA............    23,910,000      30,910,000


     A+ Network does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Joint Proxy Statement/Prospectus only because the information was provided to Metrocall. The information provided to Metrocall was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither Metrocall's nor A+ Network's independent auditors have compiled, examined or performed any procedures with respect to the projections set forth above or expressed any assurance of any kind on them or their achievability and neither assumes responsibility for them. Neither Metrocall nor A+ Network, nor either of their financial advisors, assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections were based upon a variety of assumptions relating to the business of A+ Network which may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of A+ Network. These assumptions include, without limitation, A+ Network's ability to continue to realize historical internal growth rates, to close and integrate acquisitions that are currently in various stages of negotiation and to realize operating margin improvements. Although A+ Network believes that the assumptions underlying the projections were reasonable, any of the assumptions could be inaccurate and the uncertainties and contingencies referred to above may arise. Therefore there can be no assurance that the projections will prove to be accurate. In light of the significant uncertainties inherent in the projections included herein, the inclusion of such information should not be regarded as a representation by A+ Network, Metrocall or any other person that the objectives and plans of A+ Network will be achieved. There can be no assurance that the projections will be realized, and actual results may vary materially and adversely from those shown. The projections were made as of the date they were delivered, and have not been updated to reflect the subsequent operating performance of A+ Network (which, as reflected in the reported financial results of A+ Network, have generally not been as high as would be required to meet the projected net revenue and EBITDA set forth above if the reported results were annualized) and neither Metrocall nor A+ Network assumes any responsibility for updating the projections. The projections constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are intended to be covered by the safe harbors created thereby. See "RISK FACTORS -- Forward Looking Statements."

             AMENDMENT OF METROCALL CHARTER TO INCREASE THE NUMBER
                         OF AUTHORIZED METROCALL SHARES


     The Board of Directors of Metrocall has determined that it is advisable to increase the authorized number of shares of Metrocall Common Stock by 7,500,000 shares, from 26,000,000 shares to 33,500,000 shares and has voted to recommend that the stockholders approve and adopt the Charter Amendment to effect the proposed increase. Adoption of the Charter Amendment is not necessary to complete, and is not a condition to completion of, the Merger.


     APPROVAL BY THE STOCKHOLDERS OF THE PROPOSED INCREASE IN AUTHORIZED COMMON STOCK WILL CONSTITUTE ADOPTION OF THE AMENDMENT.

     As of October 4, 1996, 18,317,394 shares of Metrocall Common Stock were issued and outstanding or reserved for issuance pursuant to Metrocall's existing stock option and purchase plans. Metrocall anticipates that up to approximately 8,173,749 additional shares of Metrocall Common Stock will be issued in the Merger. As many as 1,317,080 additional shares may be issued in connection with the Page America Acquisition and 1,000,000 shares may be reserved for issuance if the proposal to increase the number of shares that may be issued under Metrocall's 1996 Stock Option Plan is approved (see "AMENDMENT TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER METROCALL'S 1996 STOCK OPTION PLAN"). Accordingly, the additional shares will be necessary to complete the Merger and other pending acquisitions and to reserve shares under Metrocall's 1996 Stock Option Plan.

     The Board of Directors believes it to be in the best interests of Metrocall to authorize additional shares of Metrocall Common Stock to provide flexibility for corporate action in the future. In addition, management believes that the availability of additional authorized shares for issuance from time to time in the Board's discretion in connection with possible future financings, investment opportunities, acquisitions of other companies, stock splits, dividends or option grants or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Metrocall Certificate and the delay and expense incurred in holding meetings of stockholders to approve such amendments. The Charter Amendment will also ensure that sufficient shares are available in the event that the Surviving Corporation elects to make any payment on the VCRs in Metrocall Common Stock.

     No further authorization by vote of the stockholders will be solicited for the issuance of the additional shares of Metrocall Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the NNM or any stock exchange on which Metrocall's shares may then be listed. The stockholders of Metrocall do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of Metrocall's securities. Further issuances of Metrocall Common Stock by Metrocall may be dilutive to its stockholders.

     The affirmative vote of a majority of the Metrocall Common Stock outstanding and entitled to vote as of the record date is required to approve the amendment to the Metrocall Certificate. The Board of Directors considers this amendment to be advisable and in the best interests of Metrocall and its stockholders and recommends that such stockholders vote FOR approval and adoption of the Charter Amendment.

         AMENDMENT TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED
                    UNDER METROCALL'S 1996 STOCK OPTION PLAN

     The Board of Directors proposes that the stockholders of Metrocall approve the First Amendment (the "Plan Amendment") to the Metrocall, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan" or the "Plan"). The Plan Amendment, attached hereto as Exhibit E, increases the number of shares of Common Stock authorized for issuance under the Plan from 1,000,000 to 2,000,000 to provide sufficient stock to honor options granted by A+ Network and that will be converted into options to acquire Metrocall Common Stock as a result of the Merger, and for other appropriate grants. See "THE MERGER AGREEMENT AND TERMS OF THE MERGER -- Treatment of Stock Options." The following summary description of the 1996 Stock Option Plan is qualified in its entirety by reference to the full text of the 1996 Stock Option Plan.

GENERAL

     Purpose. The 1996 Stock Option Plan offers eligible employees and non-employee directors the opportunity to purchase shares of Metrocall Common Stock. The Plan is intended to encourage employees and non-employee directors to acquire an equity interest in Metrocall, which thereby will create a stronger incentive to expend maximum effort for the growth and success of Metrocall and its subsidiaries. Funds received by Metrocall under the Plan may be used for any general corporate purpose.

     Eligibility. All employees of Metrocall and certain subsidiaries and those nonemployee directors who have never been employees of Metrocall and its subsidiaries ("Eligible Directors") are eligible to participate in the 1996 Stock Option Plan. As of October 2, 1996, there were 1,029 employees and two directors eligible to receive grants under this Plan.

     Shares Available Under the 1996 Stock Option Plan. If the stockholders of Metrocall approve the Plan Amendment, the 1996 Stock Option Plan will authorize the issuance of up to 2,000,000 shares of Metrocall Common Stock. The number of shares issuable under the Plan will be adjusted for stock dividends, stock splits, reclassifications and other changes affecting Metrocall's Common Stock. If any option granted under the 1996 Stock Option Plan expires or terminates prior to exercise in full, the shares subject to that option shall be available for future grants under the Plan. The maximum number of shares that may be acquired under the Plan by any individual is 750,000 shares, subject to adjustment for stock dividends, stock splits, reclassifications, corporate transactions or other changes affecting Metrocall Common Stock. Because the Plan provides for discretionary grants of options, the specific amounts to be granted to particular persons cannot be determined in advance.

     Administration. The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will have the sole authority and discretion to select employees to participate in the Plan, to grant options to employees under the Plan, to specify the terms and conditions of options granted to employees (within the limitations of the Plan) and to otherwise interpret and construe the terms of the Plan and any agreements governing options granted under the Plan. The Committee has no discretion over the options granted to Eligible Directors.

OPTIONS GRANTED UNDER THE PLAN

     General. All options granted under the Plan will be evidenced by a written agreement setting forth the terms and conditions governing the option. The Committee has broad discretion to determine the timing, amount, exercisability and other terms and conditions of options granted to employees, but shall have no discretion over the terms and conditions of options granted to Eligible Directors. No options granted under the Plan are assignable or transferable, other than by will or in accordance with the laws of descent and distribution.

     Options Granted to Employees. Both incentive stock options and non-statutory stock options are available for employees under the 1996 Stock Option Plan. For incentive stock options, the option price shall be not less than the fair market value of a share of Metrocall Common Stock on the date the option is granted. However, if the employee receiving the option is a more than 10% owner of Metrocall Common Stock, the option price shall not be less than the greater of par value or 110% of the fair market value of a share of Metrocall Common Stock on the date the option is granted. For non-statutory options, the option price shall be not less than the par value of the Metrocall Common Stock. The closing price of a share of Metrocall Common Stock, as reported on NNM on October 4, 1996 was 6 1/2.


     Options Granted to Directors. All options granted to Eligible Directors shall be non-statutory options. On the effective date of the Plan, all Eligible Directors were granted an initial option to purchase 10,000 shares of Metrocall Common Stock. Thereafter, every Eligible Director will be granted an initial option to purchase 10,000 shares of Metrocall Common Stock at the time such Eligible Director commences service on the Board of Directors. Subsequently, each Eligible Director who received an initial grant of an option shall receive an additional option to purchase 1,000 shares of Metrocall Common Stock on each anniversary of the initial option, provided that the director continues to be an Eligible Director on each anniversary date. Options granted to Eligible Directors shall become fully vested six months after the date of grant. The exercise price for options granted to Eligible Directors shall be the fair market value of the Metrocall Common Stock on the date the option is granted or the date of shareholder approval of the Plan, if later.

     Exercise. Options granted under the 1996 Stock Option Plan to employees or Eligible Directors may be exercised by delivery to the Committee of a written notice of exercise. The notice must specify the number of shares being exercised and must be accompanied by payment in full of the option price for the shares being exercised (unless the optionee's written notice of exercise directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to Metrocall as the agent for the optionee and at the time the stock certificates are delivered to the broker, the broker tenders to Metrocall cash or cash equivalents acceptable to Metrocall equal to the exercise price).

     The option price may be paid as permitted by the option agreement, (a) in cash or certified check; (b) by tendering shares of Metrocall Common Stock that the optionee has held for at least 6 months or acquired under an option granted not less than 6 months prior and that shall be valued at the fair market value on the date of exercise; or (c) any combination of these methods. An optionee shall not have any of the rights of a stockholder until payment in full for the shares is received and a stock certificate is issued. In addition, with respect to options granted to employees, options may be exercised by any other method that the Committee prescribes.

     For options granted to employees, the Committee may prescribe in the option agreement that the optionee may elect to satisfy any federal, state or local withholding tax requirements by directing Metrocall to apply shares of Metrocall Common Stock to which the optionee is entitled as a result of the exercise of the option in order to satisfy such withholding requirements.

     Termination of Service. The Committee has discretion to fix the period in which options granted to employees may be exercised after termination of employment. Vested options granted to Eligible Directors remain exercisable for the remaining term of the option (see "Term of Options," below).

     Term of Options. Each option granted under the Plan will terminate no later than 10 years after the date the option is granted. However, options intended to be incentive stock options granted to employees under the Plan will expire no later than 5 years after the date of the grant if the option is granted to an employee who owns (or is deemed to own) more than 10% of the outstanding Metrocall Common Stock.

AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors may amend or terminate the 1996 Stock Option Plan at any time and from time to time, provided however, that no amendment shall, without the approval of a majority of the stockholders of Metrocall (a) materially change the eligibility requirements for receiving options under the Plan; (b) increase the aggregate number of shares of Metrocall Common Stock that may be issued pursuant to the Plan; or (c) materially increase the benefits provided under the Plan. The Plan will terminate no later than 10 years after its effective date.

TAX CONSEQUENCES

     The following is a general summary of the federal income tax treatment of incentive stock options and non-qualified stock options that have been or will be granted under the 1996 Stock Option Plan based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder.

     Incentive Stock Options. Incentive stock options granted to employees under the 1996 Stock Option Plan are intended to meet the requirements of Code section
422. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and Metrocall will be allowed no deduction as a result of the exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of Metrocall or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for stock will ordinarily be treated as long-term capital gain, and any loss will be treated as a long-term capital loss, in the year of the sale.

     If the option holder fails to comply with the employment or holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the difference between the fair market value of the Metrocall Common Stock received upon exercise and the option exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. If the option holder is treated as having received ordinary income because of his failure to comply with either condition above, an equivalent deduction will be allowed to Metrocall in the same year.

     Nonqualified Stock Options. No tax consequences result from the grant of a nonqualified stock option. An option holder who exercises a non-qualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the option shares on the date of exercise and the option exercise price, and Metrocall will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value of the shares on the date exercised, and when the shares are disposed of, capital gain or loss, either long-term or short-term, will be recognized depending on the holding period of the shares.

STOCKHOLDER APPROVAL

     Approval of the Plan Amendment will require the affirmative vote of the holders of a majority of the shares of Metrocall Common Stock present in person or by proxy at the Metrocall Meeting. For purposes of determining the number of shares present or represented, abstentions will be counted (and will, therefore, be equivalent to a vote against), but broker non-votes will not be counted. Failure of the stockholders to approve the Plan Amendment will cause the Amendment to be of no force and effect.

NEW PLAN BENEFITS

     The following benefits have been awarded under the 1996 Stock Option Plan:

                              NAME AND POSITION                         NUMBER OF SHARES
        -------------------------------------------------------------   ----------------
        William L. Collins, III, President
          and Chief Executive Officer................................              0
        Vincent D. Kelly, Chief Financial
          Officer, Treasurer, and Vice President.....................              0
        Steven D. Jacoby, Chief Operating
          Officer and Vice President.................................              0
        Executive Group..............................................              0
        Non-Executive Director Group.................................         20,000
        Non-Executive Officer Employee Group.........................        230,000

     Additional benefits to be awarded under the Plan have not been determined at this time.

     The Board of Directors recommends that you vote FOR the approval and adoption of the Plan Amendment.

         APPROVAL OF ISSUANCE OF METROCALL CONVERTIBLE PREFERRED STOCK


     Metrocall is seeking approval of its stockholders to issue up to $35 million liquidation value of Series A Convertible Preferred Stock. In order to insure compliance after the Merger with financial covenants under Metrocall's existing indebtedness, reported cash flow of Metrocall and A+ Network must increase to a level that is sufficient to allow Metrocall to assume or refinance the indebtedness of A+ Network, or the overall level of indebtedness that would exist after the Merger must be reduced by raising additional equity capital or by other means. In addition, only $100 million of the $350 million under the New Credit Facility is available (subject in any event to compliance with certain financial ratios), and Metrocall cannot complete the tender and solicitation for the A+ Notes, until Metrocall raises at least $25 million in additional equity capital. The New Credit Facility will also require Metrocall to raise a further $25 million in equity capital if Metrocall's ratio of cash flow to interest expense is less than 2.0 to 1 for the quarter ended June 30, 1997. In order to reduce its overall level of indebtedness and insure that these financial covenants are met, Metrocall is seeking to issue $35 million liquidation value of Series A Convertible Preferred Stock, the proceeds of which (net of $1.5 million of estimated expenses of issuance) will be used to reduce indebtedness of Metrocall. There can be no assurance that Metrocall will be successful in raising the equity capital it seeks to raise on acceptable terms.


     Metrocall is currently seeking to place shares of Series A Convertible Preferred Stock with institutional investors on substantially the terms set forth below, subject to final determination by the Board of Directors of Metrocall. If the terms under which the shares are to be issued differ in respects that are materially adverse to shareholders of Metrocall Common Stock compared to the terms set forth below, Metrocall will advise its shareholders of the change in terms prior to the date of the Metrocall Special Meeting. The specific purchasers of the Series A Convertible Preferred Stock have not yet been identified.

     Metrocall intends to issue 350,000 shares of Series A Convertible Preferred Stock at a price of $100 per share, with each share having a liquidation preference of $100 over other classes of equity securities of Metrocall. The Series A Convertible Preferred Stock is expected to bear interest of 8% per year payable in cash, or at Metrocall's option, in additional fully paid and non-assessable shares of Series A Convertible Preferred Stock based upon a value of $100 per share.

     The Series A Convertible Preferred Stock will be non-voting, except that it shall vote as a single class to approve: (i) any amendment to the Amended and Restated Certificate of Incorporation or By-Laws of Metrocall which adversely affects its rights or preferences, (ii) any merger, other than a merger with a wholly-owned subsidiary of Metrocall, so long as the subsidiary was a subsidiary of Metrocall on the date of the sale of the Series A Convertible Preferred Stock and Metrocall is the surviving corporation of such merger, (iii) a sale of all or substantially all of the assets of Metrocall, (iv) any direct or indirect purchase or other acquisition by Metrocall of any capital stock of Metrocall held by any person (other than holders of the Series A Convertible Preferred Stock) that is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the outstanding stock of Metrocall, and (v) the liquidation and dissolution of Metrocall. In addition, the holders of the Series A Convertible Preferred Stock, voting separately as a single class, will (as long as no more than 50% of the original Series A Convertible Preferred Stock has been converted into Metrocall Common Stock) be entitled to elect one director of Metrocall who shall be a part of the class of directors having an initial term expiring in 1999. Metrocall intends to appoint a designee of the purchasers of the Series A Convertible Preferred Stock to the Board of Directors of Metrocall immediately following the Effective Time of the Merger. This designee has not yet been identified.

     The Series A Convertible Preferred Stock will be convertible into shares of Metrocall Common Stock at any time at the option of the holder, with each preferred share being convertible into that number of shares of Metrocall Common Stock equal to $100 divided by 1.25 times the market price of Metrocall Common Stock on the date of initial issuance of the Series A Convertible Preferred Stock. The conversion ratio will be subject to adjustment to protect against dilution in the event of issuances of Metrocall Common Stock (or securities convertible into or exercisable for shares of Metrocall Common Stock) at a price less than the conversion price (with the exception of shares issued pursuant to employee stock option or similar plan) and in the event of stock splits, stock dividends, combinations or reclassifications.

     Metrocall will have the option to redeem shares of Series A Convertible Preferred Stock beginning three years after the issuance at a price of $100 per share plus any accrued and unpaid dividends. Holders of the Series A Convertible Preferred Stock will retain the right to convert their shares into Metrocall Common Stock at any time until the redemption date.

     The Board of Directors of Metrocall recommends that you vote FOR the approval of the Preferred Stock Issuance.

                                 LEGAL MATTERS

     The validity of the Metrocall Common Stock to be issued in connection with the Merger will be passed upon by Wilmer, Cutler & Pickering, Washington, D.C. Certain legal issues of the Merger will be passed upon for Metrocall by Wilmer, Cutler & Pickering, Washington, D.C. and for A+ Network by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                     NUMBER
                                                                                   -----------
METROCALL, INC.
Report of Arthur Andersen LLP, Independent Public Accountants...................      F-3
Consolidated Balance Sheets, December 31, 1994, 1995 and June 30, 1996..........      F-4
Consolidated Statements of Operations for the Years Ended December 31, 1993,
  1994 and 1995 and for the Six Months Ended June 30, 1995 and 1996.............      F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
  December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1996.......      F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
  1994 and 1995 and for the Six Months Ended June 30, 1995 and 1996.............      F-7
Notes to Consolidated Financial Statements......................................      F-8
A+ NETWORK, INC.
Independent Auditors' Report, Deloitte & Touche LLP.............................      F-27
Consolidated Balance Sheets, December 31, 1994, 1995 and June 30, 1996
  (Unaudited)...................................................................      F-28
Consolidated Statements of Operations Years Ended December 31, 1993, 1994 and
  1995 and Six Months Ended June 30, 1995 and 1996 (Unaudited)..................      F-29
Consolidated Statements of Stockholders' Equity (Deficit) Years Ended December
  31, 1993, 1994 and 1995 and Six Months Ended June 30, 1996 (Unaudited)........      F-30
Consolidated Statements of Cash Flows Years Ended December 31, 1993, 1994 and
  1995 and Six Months Ended June 30, 1995 and 1996 (Unaudited)..................      F-31
Notes to Consolidated Financial Statements......................................      F-32
NETWORK PAGING CORPORATION
Report of Price Waterhouse LLP, Independent Certified Public Accountants........      F-44
Consolidated Balance Sheets, December 31, 1993 and 1994.........................      F-45
Consolidated Statements of Operations for the Years Ended December 31, 1993 and
  1994..........................................................................      F-46
Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended
  December 31, 1993 and 1994....................................................      F-47
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993 and
  1994..........................................................................      F-48
Notes to Consolidated Financial Statements......................................      F-49
NETWORK PAGING CORPORATION (UNAUDITED)
Unaudited Consolidated Statements of Operations Periods Ended October 31, 1994
  and October 24, 1995..........................................................      F-58
Unaudited Consolidated Statements of Shareholders' Equity Periods Ended October
  31, 1994 and October 24, 1995.................................................      F-59
Unaudited Consolidated Statements of Cash Flows Periods Ended October 31, 1994
  and October 24, 1995..........................................................      F-60
Notes to Unaudited Consolidated Financial Statements............................      F-61
PARKWAY PAGING, INC.
Report of Hutton, Patterson & Company, Independent Public Accountants...........      F-62
Balance Sheets, December 31, 1994, 1995 and June 20, 1996.......................      F-63
Statements of Income and Retained (Deficit) Earnings for the Years Ended
  December 31, 1995, 1994 and 1993 and the Quarters Ended June 20, 1995 and
  1996..........................................................................      F-64
Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993
  and the Quarters Ended June 20, 1995 and 1996.................................      F-65
Notes to Financial Statements...................................................      F-66
O.R. ESTMAN, INC. AND DANA PAGING, INC. DBA SATELLITE PAGING AND MESSAGE NETWORK
Report of Arthur Andersen LLP, Independent Public Accountants...................      F-74
Combined Balance Sheets, December 31, 1995 and June 30, 1996....................      F-75

Combined Statements of Operations and Accumulated Deficit for the Year Ended
  December 31, 1995 and the Six-Month Periods Ended June 30, 1995 and 1996......      F-76
Combined Statements of Cash Flows for the Year Ended December 31, 1995 and the
  Six-Month Periods Ended June 30, 1995 and 1996................................      F-77
Notes to Combined Financial Statements..........................................      F-78
PAGE AMERICA GROUP, INC.
Report of Ernst & Young LLP, Independent Auditors...............................      F-83
Statements of Net Assets, December 31, 1994, 1995 and June 30, 1996
  (Unaudited)...................................................................      F-84
Statements of Operations and Net Assets for the Three Years Ended December 31,
  1993, 1994 and 1995 and for the Six Months Ended June 30, 1995 and 1996
  (Unaudited)...................................................................      F-85
Statements of Cash Flows for the Three Years Ended December 31, 1993, 1994 and
  1995 and for the Six Months Ended June 30, 1995 and 1996 (Unaudited)..........      F-86
Notes to Financial Statements...................................................      F-87

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Metrocall, Inc.:

     We have audited the accompanying consolidated balance sheets of Metrocall, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metrocall, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Washington D.C.,
February 8, 1996

                        METROCALL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                            ---------------------      JUNE 30,
                                                              1994         1995          1996
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:...........................................
  Cash and cash equivalents...............................  $  2,773     $123,574      $  49,377
  Accounts receivable, less allowance for doubtful
     accounts of $1,150, $968 and $917 as of December 31,
     1994 and 1995, and June 30, 1996 respectively........     6,231        9,785         10,788
  Prepaid expenses and other current assets...............       838        1,908          2,021
                                                            --------     --------     -----------
          Total current assets............................     9,842      135,267         62,186
                                                            --------     --------     -----------
PROPERTY AND EQUIPMENT:
  Land, buildings and leasehold improvements..............     9,667        9,900         10,445
  Furniture, office equipment and vehicles................     6,998       12,794         15,605
  Paging and plant equipment..............................    78,463      103,427        129,786
  Less -- Accumulated depreciation and amortization.......   (36,927)     (50,175)       (62,461)
                                                            --------     --------     -----------
                                                              58,201       75,946         93,375
                                                            --------     --------     -----------
INTANGIBLE ASSETS, net of accumulated amortization of
  approximately $11,466, $8,875 and $12,437 as of December
  31, 1994 and 1995, and June 30, 1996, respectively......   131,962      129,085        192,248
EQUITY INVESTMENT IN A+ NETWORK, INC......................        --           --         26,759
OTHER ASSETS..............................................       575          316            312
                                                            --------     --------     -----------
TOTAL ASSETS..............................................  $200,580     $340,614      $$374,880
                                                            ========     ========      =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt....................  $    443     $    252      $     271
  Accounts payable........................................     7,340        9,390         17,457
  Obligations under tender offer..........................        --           --         45,165
  Deferred revenues and subscriber deposits...............     3,408        1,950          2,759
  Other current liabilities...............................     3,928        7,666          7,001
                                                            --------     --------     -----------
          Total current liabilities.......................    15,119       19,258         72,653
                                                            --------     --------     -----------
CAPITAL LEASE OBLIGATION, less current maturities.........     3,057        2,849          2,745
LONG-TERM DEBT, less current maturities...................   101,346      150,954        150,918
DEFERRED INCOME TAX LIABILITY.............................    12,500       11,814         11,471
MINORITY INTEREST IN PARTNERSHIP..........................       422          501            500
COMMITMENTS AND CONTINGENCIES
  (Notes 6, 9 and 13)
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; 1,000,000
     shares authorized; none issued and outstanding.......        --           --             --
  Common stock, par value $.01 per share; 26,000,000
     shares authorized; 10,610,673, 14,626,255 and
     14,626,255 shares issued and outstanding as of
     December 31, 1994 and 1995 and June 30, 1996,
     respectively.........................................       106          146            146
  Additional paid-in capital..............................    94,792      201,956        201,956
  Accumulated deficit.....................................   (26,762)     (46,864)       (65,509)
                                                            --------     --------     -----------
                                                              68,136      155,238        136,593
                                                            --------     --------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................  $200,580     $340,614      $ 374,880
                                                            ========     ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        METROCALL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                                                     SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                JUNE 30,
                                                             ----------------------------------   -----------------------
                                                               1993        1994         1995         1995         1996
                                                             ---------   ---------   ----------   ----------   ----------
                                                                                                         (UNAUDITED)
REVENUES:
  Service, rent and maintenance............................  $  33,111   $  49,716   $   92,160   $   45,504   $   48,829
  Product sales............................................      4,549       8,139       18,699        7,932       13,158
                                                             ---------   ---------   ----------   ----------   ----------
         Total revenues....................................     37,660      57,855      110,859       53,436       61,987
  Net book value of products sold..........................     (4,130)     (6,962)     (15,527)      (6,750)     (10,560)
                                                             ---------   ---------   ----------   ----------   ----------
                                                                33,530      50,893       95,332       46,686       51,427
OPERATING EXPENSES:
  Service, rent and maintenance............................      9,559      14,014       27,258       12,642       16,498
  Selling and marketing....................................      4,945       7,412       15,656        7,827        9,992
  General and administrative...............................      8,103      13,315       24,647       12,126       12,702
  Depreciation and amortization............................      6,525      13,829       31,504       12,713       25,098
  Management reorganization charge (Note 3)................         --          --        2,050           --           --
  Forgiveness of stockholder notes receivable (Note 8).....      4,831          --           --           --           --
                                                             ---------   ---------   ----------   ----------   ----------
                                                                33,963      48,570      101,115       45,308       64,290
                                                             ---------   ---------   ----------   ----------   ----------
         (Loss) income from operations.....................       (433)      2,323       (5,783)       1,378      (12,863)
INTEREST AND OTHER INCOME (EXPENSE)........................         77         161        2,011           (9)       2,511
INTEREST EXPENSE...........................................     (1,331)     (3,726)     (12,533)      (5,408)      (8,401)
                                                             ---------   ---------   ----------   ----------   ----------
LOSS BEFORE INCOME TAX (PROVISION) BENEFIT AND
  EXTRAORDINARY ITEM.......................................     (1,687)     (1,242)     (16,305)      (4,039)     (18,753)
INCOME TAX (PROVISION) BENEFIT.............................        (59)        152          595          312          108
                                                             ---------   ---------   ----------   ----------   ----------
NET LOSS BEFORE EXTRAORDINARY ITEM.........................     (1,746)     (1,090)     (15,710)      (3,727)     (18,645)
EXTRAORDINARY ITEM: Write-off of unamortized debt financing
  costs, net of income tax benefit of $0, $36 and $0 for
  the years ended December 31, 1993, 1994 and 1995,
  respectively (Note 6)....................................       (439)     (1,309)      (4,392)          --           --
                                                             ---------   ---------   ----------   ----------   ----------
         Net loss..........................................  $  (2,185)  $  (2,399)  $  (20,102)  $   (3,727)  $  (18,645)
                                                             =========   =========   ==========   ==========   ==========
NET LOSS PER COMMON SHARE:
Loss per common share before extraordinary item............              $   (0.14)  $    (1.34)  $    (0.35)  $    (1.27)
Extraordinary item, net of income tax benefit..............                  (0.16)       (0.38)          --           --
                                                                         ---------   ----------   ----------   ----------
NET LOSS PER COMMON SHARE..................................              $   (0.30)  $    (1.72)  $    (0.35)  $    (1.27)
                                                                         ---------   ----------   ----------   ----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................              8,127,679   11,668,140   10,605,253   14,626,255
                                                                         =========   ==========   ==========   ==========
PRO FORMA NET LOSS DATA (UNAUDITED):
  Loss before benefit for income taxes and extraordinary
    item, as reported......................................  $  (1,687)
  Pro forma income tax benefit.............................        673
                                                             ---------
  Pro forma net loss before extraordinary item.............     (1,014)
  Extraordinary item, net of income tax benefit of $175....       (264)
                                                             ---------
  PRO FORMA NET LOSS.......................................  $  (1,278)
                                                             =========
  PRO FORMA NET LOSS PER COMMON SHARE DATA (UNAUDITED):
  Pro forma net loss per common share before extraordinary
    item...................................................  $   (0.11)
  Extraordinary item, net of pro forma income tax
    benefit................................................      (0.04)
                                                             ---------
PRO FORMA NET LOSS PER COMMON SHARE........................  $   (0.15)
                                                             =========
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.......  6,597,209
                                                             =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        METROCALL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                    NOTES
                                                                    ADDITIONAL                    RECEIVABLE
                                             PREFERRED    COMMON     PAID-IN      ACCUMULATED        FROM
                                               STOCK      STOCK      CAPITAL        DEFICIT      STOCKHOLDERS     TOTAL
                                             ---------    ------    ----------    -----------    ------------    --------
BALANCE, December 31, 1992................     $  --       $ 40      $   1,480     $  (8,063)      $ (4,831)     $(11,374)
  Distributions to Subchapter S
     stockholders:
  Federal and state income taxes
     payable..............................        --         --             --        (2,568)            --        (2,568)
  Previously undistributed Subchapter S
     earnings.............................        --         --             --       (11,547)            --       (11,547)
  Forgiveness of notes receivable from
     stockholders (Note 8)................        --         --             --            --          4,831         4,831
  Net proceeds from initial public
     offering (including underwriters'
     options exercised) (Note 8)..........        --         31         36,541            --             --        36,572
  Net loss................................        --         --             --        (2,185)            --        (2,185)
                                             ---------    ------    ----------    -----------    ------------    --------
BALANCE, December 31, 1993................        --         71         38,021       (24,363)            --        13,729
  Shares issued in acquisition of
     FirstPAGE (Note 4)...................        --         29         45,161            --             --        45,190
  Shares issued in acquisition of
     MetroPaging (Note 4).................        --          6         11,610            --             --        11,616
  Net loss................................        --         --             --        (2,399)            --        (2,399)
                                             ---------    ------    ----------    -----------    ------------    --------
BALANCE, December 31, 1994................        --        106         94,792       (26,762)            --        68,136
  MetroPaging acquisition purchase price
     adjustment (Note 4)..................        --         --           (105)           --             --          (105)
  Exercise of stock options...............        --         --             46            --             --            46
  Net proceeds from public offering (Note
     8)...................................        --         40        106,938            --             --       106,978
  Compensation on amendment of stock
     options in management reorganization
     (Note 3).............................        --         --            285            --             --           285
  Net loss................................        --         --             --       (20,102)            --       (20,102)
                                             ---------    ------    ----------    -----------    ------------    --------
BALANCE, December 31, 1995................        --        146        201,956       (46,864)            --       155,238
  Net loss (unaudited)....................        --         --             --       (18,645)            --       (18,645)
                                             ---------    ------    ----------    -----------    ------------    --------
BALANCE, June 30, 1996 (unaudited)........     $  --       $146      $ 201,956     $ (65,509)            --      $136,593
                                             =======      ======      ========     =========      =========      ========

 The accompanying notes are an integral part of these consolidated financial statements.

                        METROCALL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                                     ---------------------------------    --------------------
                                                       1993        1994        1995         1995        1996
                                                     --------    --------    ---------    --------    --------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $ (2,185)   $ (2,399)   $ (20,102)   $ (3,727)   $(18,645)
  Adjustments to reconcile net loss to net cash
    provided by operating activities --
    Depreciation and amortization.................      6,525      13,829       31,504      12,713      25,098
    Compensation on amendment of stock options in
      management reorganization...................         --          --          285          --          --
    Amortization of debt financing costs..........         73         296          595         377         176
    Decrease in deferred income taxes.............         --        (200)        (686)       (343)       (343)
    Write-off of deferred acquisition costs.......         --          --           --          --         388
    Equity in loss of A+ Network, Inc. ...........         --          --           --          --         153
    Deferred debt financing costs.................         --          --           --         (35)         --
    Interest expense in excess of lease payment...         --          27           --          --          --
    Loss on sale of equipment.....................         --          19            3          --          --
    Forgiveness of stockholder notes receivable
      (Note 8)....................................      4,831          --           --          --          --
    Extraordinary item: Write-off of unamortized
      debt financing costs (Note 6)...............        439       1,309        4,392          --          --
  Cash provided by (used in) changes in current
    assets and liabilities, net of effects from
    acquisitions:
    Accounts receivable...........................       (791)     (1,721)      (3,554)     (3,950)     (1,002)
    Prepaid expenses and other current assets.....        469        (236)      (1,070)       (186)       (113)
    Accounts payable..............................      2,307         652        2,050      (1,883)      8,068
    Deferred revenues.............................        224         448         (736)        847         957
    Subscriber deposits...........................       (227)       (357)        (722)       (213)       (148)
    Other current liabilities.....................       (736)        129        3,738         (23)       (665)
                                                     --------    --------      -------    --------    --------
         Net cash provided by operating
           activities.............................     10,929      11,796       15,697       3,577      13,924
                                                     --------    --------      -------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net........    (13,561)    (19,091)     (44,058)    (15,128)    (39,065)
  Additions to intangibles........................       (162)       (641)      (3,592)       (754)    (35,265)
  Equity investment in A+ Network, Inc. ..........         --          --           --          --     (13,671)
  Cash acquired in acquisitions, net of costs
    incurred (Note 4).............................         --         497           --          --          --
  Payment received on related-party notes
    receivable....................................         94          --           --          --          --
  Net distributions from partnership
    investments...................................         31          --           --          --          --
  Proceeds from sale of equipment.................         --          --        1,166          --          --
  Other...........................................         --           8          259          74           2
                                                     --------    --------      -------    --------    --------
         Net cash used in investing activities....    (13,598)    (19,227)     (46,225)    (15,808)    (87,999)
                                                     --------    --------      -------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from public offering of common
    stock.........................................     36,572          --      106,978          --          --
  Proceeds from long-term debt....................     10,500      24,781      163,000      13,000          --
  Principal payments on long-term debt............    (29,540)    (12,788)    (113,790)       (110)       (122)
  Proceeds from exercise of common stock
    options.......................................         --          --           46          17          --
  Deferred debt financing costs...................     (1,479)     (2,879)      (4,984)         --          --
  Distributions to Subchapter S stockholders......    (14,115)         --           --          --          --
  Increase (decrease) in minority interest in
    partnership...................................         45          76           79           2          --
                                                     --------    --------      -------    --------    --------
         Net cash provided by (used in) financing
           activities.............................      1,983       9,190      151,329      12,909        (122)
                                                     --------    --------      -------    --------    --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.....................................       (686)      1,759      120,801         678     (74,197)
CASH AND CASH EQUIVALENTS, beginning of period....      1,700       1,014        2,773       2,773     123,574
                                                     --------    --------      -------    --------    --------
CASH AND CASH EQUIVALENTS, end of period..........   $  1,014    $  2,773    $ 123,574    $  3,451    $ 49,377
                                                     ========    ========      =======    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        METROCALL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION

     Metrocall, Inc. ("Metrocall"), provides local and regional paging services in the Northeast, Mid-Atlantic and Southeast regions and in California, Nevada and Arizona. In the East, Metrocall's coverage extends from Southern Florida through the Carolinas to the Tidewater, Richmond and Roanoke areas of Virginia through Washington, D.C., Baltimore, Philadelphia, and Atlantic City to New York City and Boston. In the West, Metrocall's coverage extends from Southern California, Central California, greater San Francisco and Sacramento through Reno, Las Vegas and Phoenix. Metrocall also provides nationwide wireless communications to pagers, data terminals, personal computers and personal digital assistants throughout the top 100 Standard Metropolitan Statistical Areas representing approximately 860 U.S. cities through the Metrocall Nationwide Wireless Network.

     On August 31, and November 29, 1994, Metrocall acquired FirstPAGE USA, Inc. ("FirstPAGE") and MetroPaging Inc. ("MetroPaging", formerly AllCity Paging, Inc.), respectively, which are now wholly-owned subsidiaries of Metrocall. FirstPAGE provides paging services in the Mid-Atlantic and Northeast regions of the United States. MetroPaging provides paging services throughout California including San Francisco, Los Angeles and San Diego. On April 28, 1995, FirstPAGE and MetroPaging were merged into Metrocall and those entities were dissolved.

     The 1993 consolidated financial statements do not include FirstPAGE and MetroPaging since they were not affiliated with Metrocall prior to the acquisition dates. The consolidated statement of operations for the year ended December 31, 1994, includes the results of operations of FirstPAGE and MetroPaging since their respective acquisition dates.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     In addition to Metrocall, the accompanying consolidated financial statements include the accounts of Metrocall's 61% interest in Beacon Peak Associates Ltd. ("Beacon Peak"), Metrocall's 20% interest in Beacon Communications Associates ("Beacon Communications"), and Metrocall of Virginia, Inc. and Metrocall, USA, Inc., nonoperating wholly-owned subsidiaries which hold certain of the Company's regulatory licenses used by the Federal Communications Commission (the "FCC"). The companies are collectively referred to herein as the "Company".

     Beacon Communications owns the building which is the Company's headquarters. Since Beacon Communications' debt related to the building is guaranteed by the Company's lease (expiring 2008) and because the Company has made the only substantive investments in Beacon Communications, the accounts of Beacon Communications have been consolidated in the accompanying financial statements. In 2008, the Company and Beacon Communications could agree upon alternate arrangements that could result in an accounting treatment other than consolidation. Beacon Peak owns land, adjacent to the Beacon Communications building, which is valued at cost.

     The minority interest in Beacon Peak is $422,000, $501,000 and $500,000 as of December 31, 1994 and 1995, and June 30, 1996 respectively. Beacon Communications has a partnership deficit as of December 31, 1994 and 1995, and June 30, 1996 respectively, and accordingly, the minority interest is not recognized in the accompanying consolidated financial statements.

     All significant intercompany transactions have been eliminated in consolidation.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Interim Financial Information

     The unaudited consolidated financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     The Company recognizes revenue under service, rental and maintenance agreements with customers as the related services are performed. The Company leases (as lessor) radio pagers under operating leases. Substantially all the leases are on a month-to-month basis. Advance billings for services are deferred and recognized as revenue when earned. Sales of equipment are recognized upon delivery.

  Cash and Cash Equivalents

     Cash and cash equivalents include short-term, highly liquid investments purchased with original maturities of three months or less.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the following estimated useful lives.

                                                                                   YEARS
                                                                                   -----
     Buildings and leasehold improvements.......................................   10-31
     Furniture and office equipment.............................................   5-10
     Vehicles...................................................................    3-5
     Subscriber paging equipment................................................    3-5
     Transmission and plant equipment...........................................   5-12

     The net book value of lost pagers is charged to depreciation expense.

     Beginning in July 1995, the Company began recording and depreciating all new pagers as a component of subscriber paging equipment. The effect of this change was to increase depreciation expense in 1995 and for the six-month period ended June 30, 1996 by approximately $2.7 million and $2.6 million, respectively. Betterments to acquired pagers are charged to depreciation expense. Amounts classified as inventories in the prior year's financial statements have been reclassified to conform with the current year's presentation.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Purchases of property and equipment in the accompanying consolidated statements of cash flows are reflected net of net book value of products sold to approximate the net addition to subscriber equipment.

     The Company currently purchases a significant amount of its subscriber paging equipment from one supplier. Although there are other manufacturers of similar subscriber paging equipment, the inability of this supplier to provide equipment required by the Company could result in a decrease of pager placements and decline in sales, which could adversely affect operating results.

  Intangible Assets

     Intangible assets, net of accumulated amortization, consist of the following (dollars in thousands).

                                                      DECEMBER 31,                       AMORTIZATION
                                                  --------------------     JUNE 30,       PERIOD IN
                                                    1994        1995         1996           YEARS
                                                  --------    --------    -----------    ------------
                                                                          (UNAUDITED)
State certificates and FCC licenses............   $ 66,679    $ 65,095     $  64,308          5-40
Goodwill.......................................     44,794      43,754       107,843         25-40
Customer lists.................................     17,034      13,886        12,315           2-6
Debt financing costs...........................      2,989       4,937         4,913          5-12
Other..........................................        466       1,413         2,869           5-7
                                                  --------    --------    -----------
                                                  $131,962    $129,085     $ 192,248
                                                  ========    ========     =========

     During 1995, the Company wrote off certain fully amortized intangible assets with an original cost of approximately $8.8 million.

  Long-Lived Assets

     Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined that as of December 31, 1994 and 1995, and June 30, 1996 there had been no permanent impairment in the carrying value of long-lived assets.

     The Company's estimates of anticipated gross revenues, the remaining estimated useful lives of tangible and intangible assets, or both could be reduced significantly in the near term due to changes in technology, regulation or competitive pressures in any of the Company's individual markets. As a result, the carrying amount of long-lived assets and intangibles including goodwill could be reduced materially in the near term.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

     Effective January 1, 1987, with the consent of its stockholders, the Company elected to be an S corporation under the Internal Revenue Code (the "IRC") and became a cash basis taxpayer. In 1993, upon completion of an initial public offering of common stock (the "Offering", see Note 8), the Company no longer qualified as an S corporation and became subject to corporate income taxes. Accordingly, the

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

accompanying consolidated statement of operations for the year ended December 31, 1993, includes a pro forma adjustment for income tax benefit, which would have been recorded had the Company been subject to Federal and state corporate income taxes based on the tax laws in effect during the period (see Note 10).

  Net Loss Per Common Share

     Net loss per common share for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, is based upon the weighted-average number of common equivalent shares outstanding during the period. The effect of outstanding options on net loss per share for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996 is not included because such options would be antidilutive.

     Pro forma net loss per common share has been computed by dividing pro forma net loss, after adjustment for applicable interest expense, by the pro forma weighted-average number of common shares outstanding. The pro forma weighted-average shares outstanding has been adjusted for the number of shares related to the forgiveness of notes receivable on shares granted to certain officers of the Company effected upon the completion of the Offering, plus the estimated number of shares that the Company would need to issue to pay distributions of Subchapter S earnings to the pre-Offering stockholders (see
Note 8), and to repay a portion of borrowings under the Company's then existing credit agreement (see Note 6).

     Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding the Offering has been included in the calculation of the shares used in computing pro forma net loss per common share as if such shares had been outstanding the entire period for periods prior to the Offering.

  Reclassifications

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current year's presentation.

3. MANAGEMENT REORGANIZATION

     In January 1996, the Company completed a management reorganization. Under the reorganization, the Company's Chairman of the Board was replaced and the Company's Chief Executive Officer resigned. Severance and other separation costs for the former Chairman and former Chief Executive Officer have been accrued and recorded as a management reorganization charge in the accompanying consolidated financial statements as of and for the year ended December 31, 1995. Additionally, certain non-sales employees were terminated and related severance costs have been included in the management reorganization charge. Severance costs include approximately $285,000 of compensation expense recognized upon amending option agreements with certain former employees and the Company's former Chief Executive Officer to increase vesting and exercise periods.

4. ACQUISITIONS

  FirstPAGE USA, Inc.

     On August 31, 1994, the Company acquired 100% of the outstanding common stock of FirstPAGE by means of a merger of FPGE Acquisition Corp., Inc., formerly a wholly-owned subsidiary of Metrocall formed to effect the FirstPAGE merger, with and into FirstPAGE, leaving FirstPAGE a wholly-owned subsidiary of

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

4. ACQUISITIONS -- (CONTINUED)

the Company. The acquisition was financed through the issuance of 2,869,190 shares of the Company's common stock and options to purchase 47,387 shares of the Company's common stock and an assumption of substantially all liabilities of FirstPAGE. The acquisition was accounted for as a purchase. The purchase price was allocated as follows (in thousands):

          Plant and equipment............................................  $ 18,258
          Accounts receivable and other assets...........................     4,795
          Customer lists.................................................    11,779
          FCC licenses and state certificates............................    54,836
          Goodwill.......................................................    34,142
          Liabilities assumed............................................   (64,813)
          Direct acquisition costs.......................................    (2,607)
          Deferred income tax liability..................................   (11,200)
                                                                           --------
                                                                           $ 45,190
                                                                           ========

  MetroPaging Inc. (formerly AllCity Paging, Inc.)

     On November 29, 1994, the Company acquired 100% of the outstanding common stock of MetroPaging by means of a merger of ACPI Acquisition Corporation, formerly a wholly-owned subsidiary of Metrocall formed to effect the MetroPaging merger, with and into MetroPaging, leaving MetroPaging a wholly-owned subsidiary of the Company. The acquisition was financed through the issuance of 630,645 shares of the Company's common stock and an assumption of substantially all liabilities of MetroPaging. The acquisition was accounted for as a purchase. The purchase price was allocated as follows (in thousands):

          Plant and equipment............................................  $  4,614
          Accounts receivable and other assets...........................     1,646
          Customer lists.................................................     6,006
          FCC licenses and state certificates............................    11,863
          Goodwill.......................................................    10,242
          Liabilities assumed............................................   (20,173)
          Direct acquisition costs.......................................    (1,193)
          Deferred income tax liability..................................    (1,500)
                                                                           --------
                                                                           $ 11,505
                                                                           ========

     In May 1995, the total number of shares of Metrocall common stock issued to MetroPaging stockholders was adjusted, reducing the total purchase price by approximately $105,000. This adjustment reduced goodwill recorded as a result of the acquisition.

     The unaudited pro forma information presented below reflects the acquisitions of FirstPAGE and MetroPaging as if each had occurred on January 1, 1993. The results are not necessarily indicative of future

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

4. ACQUISITIONS -- (CONTINUED)

operating results or of what would have occurred had the acquisitions actually been consummated at that date (in thousands, except per share data).

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ---------------------
                                                                      1993         1994
                                                                    --------     --------
     Total Revenues...............................................  $ 80,471     $ 98,368
     Net loss before extraordinary item...........................   (10,873)     (13,192)
     Net loss.....................................................   (11,137)     (14,501)
     Net loss per common share before extraordinary item..........     (1.08)       (1.24)
     Net loss per common share....................................     (1.10)       (1.36)

5. OTHER CURRENT LIABILITIES

     The amounts included in other current liabilities are as follows (in thousands).

                                                              DECEMBER 31,
                                                            -----------------      JUNE 30,
                                                             1994       1995         1996
                                                            ------     ------     -----------
                                                                                  (UNAUDITED)
     Accrued severance, payroll and payroll taxes.........  $1,623     $2,763       $ 2,247
     Accrued interest payable.............................     898      3,893         3,938
     Accrued insurance claims.............................     292        300           375
     Accrued state and local taxes........................     181        220           227
     Other................................................     951        490           214
                                                            ------     ------     -----------
                                                            $3,928     $7,666       $ 7,001
                                                            ======     ======     =========

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

6. LONG-TERM LIABILITIES

  Long-Term Debt

     Long-term debt consists of the following (in thousands).

                                                                DECEMBER 31,
                                                            --------------------     JUNE 30,
                                                              1994        1995         1996
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
    Senior Subordinated Notes, bearing interest at
      10 3/8%, Notes due in 2007.........................   $     --    $150,000     $ 150,000
    Credit agreement, interest at a floating rate,
      defined below, with principal payments beginning
      December 1997......................................    100,320          --            --
    Industrial development revenue note, interest at 70%
      of prime rate plus 1/2% (6.5% and 6.5%,
      respectively), principal of $6 plus interest,
      payable monthly to December 2008, secured by the
      Company's headquarters building....................      1,098       1,026           990
    Promissory note payable to bank, interest payable
      monthly at prime rate plus 1.5% (10.0% and 10.0%
      respectively), $216 principal payable annually to
      November 1995, secured by land.....................        216          --            --
                                                            --------    --------    -----------
                                                             101,634     151,026       150,990
    Less -- Current portion..............................        288          72            72
                                                            --------    --------    -----------
    Long-term portion....................................   $101,346    $150,954     $ 150,918
                                                            ========    ========     =========

  Senior Subordinated Notes

     On October 2, 1995, the Company completed a public offering of $150.0 million Senior Subordinated Notes (the "Notes"), due 2007, bearing interest at 10.375% per annum, payable semi-annually on April 1 and October 1, commencing April 1, 1996. The Notes are general unsecured obligations subordinated in right to the Company's existing long-term debt and other senior obligations, as defined. After underwriting discounts, commissions and other professional fees, net proceeds from the Notes were approximately $145.0 million. Proceeds were used to repay approximately $113.3 million outstanding under the Company's then existing credit facility.

     The Company incurred total loan origination fees and other direct financing costs of approximately $5.0 million which will be recognized as interest expense over the term of the Notes. Debt financing costs are included in intangible assets in the accompanying consolidated balance sheet as of December 31, 1995.

     The Notes contain various covenants that, among other restrictions, limit the ability of the Company to incur other indebtedness, pay dividends, engage in certain transactions with affiliates, sell assets and engage in mergers and consolidations except under certain circumstances.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

6. LONG-TERM LIABILITIES -- (CONTINUED)

     The Notes may be redeemed at the Company's option after October 1, 2000. The following redemption prices are applicable to any optional redemption of the Notes by the Company during the 12-month period beginning on October 1 of the years indicated below:

                                      YEARS                                 PERCENTAGE
        -----------------------------------------------------------------   ----------
        2000.............................................................     105.188%
        2001.............................................................     103.458%
        2002.............................................................     101.729%
        2003 and thereafter..............................................     100.000%

     In the event of a change in control of the Company, as defined, each holder of the Notes will have the right, at such holder's option, to require the Company to purchase that holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase.

  Capital Lease Obligations

     In April 1994, the Company entered into a lease agreement (the "Lease Agreement") for additional office space. The Lease Agreement required initial minimum annual rents of $450,000. The Lease Agreement continues for an initial period of 10 years and may be renewed for two additional five-year periods. In connection with the Lease Agreement, the Company entered into an Option and Purchase Agreement (the "Purchase Agreement"), which gives the Company an option to acquire a 51% interest in the property housing the newly acquired office space, discussed above. The Company may exercise the option from January 2, 1995, through December 31, 1997. At the time the option is exercised, the Company, along with the owners of the remaining 49% interest in the property, will contribute the property to a limited partnership for which the Company will serve as general partner and receive a 51% equity interest. When, if ever, the Company exercises the purchase option to the Purchase Agreement, the purchase price will be approximately $2.9 million.

     Aggregate maturities of long-term debt and capital lease obligation as of December 31, 1995, are as follows (in thousands).

                                                                 LONG-TERM    CAPITAL LEASE
                                                                   DEBT        OBLIGATION
                                                                 ---------    -------------
        1996..................................................   $     72        $   180
        1997..................................................         72            213
        1998..................................................         72            250
        1999..................................................         72            291
        2000..................................................         72            336
        Thereafter............................................    150,666          1,759
                                                                 ---------    -------------
                                                                 $151,026        $ 3,029
                                                                 ========     ==========

     On July 1, 1996, the Company entered into a lease agreement for certain computer equipment. The lease agreement requires quarterly rental payments of approximately $115,000 for a period of three years. This lease agreement will be accounted for as a capital lease for financial reporting purposes.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

6. LONG-TERM LIABILITIES -- (CONTINUED)

  Existing Credit Facility

     On August 31, 1994, the Company entered into a secured credit agreement (the "Agreement", as amended) with a group of lenders (the "Lenders") for $175.0 million consisting of a seven-year $100.0 million reducing revolver and a seven-year $75.0 million revolving credit and term loan (collectively, the "Facility"). Borrowings under the Facility were used to refinance existing indebtedness (under its former credit agreement, discussed below) and finance the acquisitions of FirstPAGE and MetroPaging (see Notes 4 and 11), as well as capital expenditures and general corporate requirements. Amounts outstanding under the Facility are secured by substantially all assets of the Company and are subject to required quarterly principal repayments beginning December 31, 1997, and continuing through September 30, 2001.

     Upon completion of the Notes Offering, discussed above, the Company repaid all amounts outstanding under the Facility and terminated the interest rate swap agreements. Accordingly, upon repayment, the Company recorded an extraordinary charge to write-off existing unamortized debt financing costs and breakage fees associated with the termination of two interest rate swap agreements of $4.4 million.

     The Agreement contains various covenants that, among other restrictions, require the Company to maintain certain financial ratios, as defined, including total leverage ratio, annualized operating cash flow to pro forma debt service, total sources of cash to total uses of cash and operating cash flow to interest expense. The covenants limit additional indebtedness and future mergers and acquisitions without the approval of the Lenders and restrict the payment of cash dividends and other stockholder distributions by the Company during the term of the Agreement. The Agreement also prohibits a change in ownership control of the Company, as defined, during the term of the Agreement.

     Under the Agreement, the Company may designate all or any portion of the borrowings outstanding as either a floating rate advance or a Eurodollar rate advance. The portion designated as a floating rate advance bears interest at the lending agent's base rate plus a predefined margin ranging from 0.0% to 1.375%. The portion designated as a Eurodollar rate advance bears interest at the London Interbank Offered Rate ("LIBOR") plus a predefined margin ranging from 0.875% to 2.375%. The predefined margins are based upon the level of indebtedness outstanding relative to annualized cash flow, as defined by the Agreement.

     Commitment fees of 0.250% to 0.375% per annum are charged on the average unused balance based on the leverage ratio, as defined in the Agreement, and are charged to interest expense as incurred.

     On October 3, 1996, the balance outstanding and payable on the facility was $67.0 million. The weighted-average balances outstanding under all credit facilities outstanding for the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996 were approximately $21,037,000, $35,818,000, $108,222,000, $105,281,000 and $0 respectively. The highest outstanding borrowings under these facilities for the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996 were approximately $30,200,000, $100,320,000, $113,320,000, $113,320,000 and $0
respectively. For the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996 interest expense relating to these facilities was approximately $1,220,000, $3,458,000, $7,630,000, $5,172,000 and
$0 respectively, at weighted-average interest rates of 5.3%, 9.7%, 7.0%, 9.8% and 0% respectively. The effective interest rates as of December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996 were 8.8%, 8.5%, 9.4% and 0.0% respectively.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

6. LONG-TERM LIABILITIES -- (CONTINUED)

  Former Credit Facility

     In November 1993, the Company entered into a revolving credit agreement ("Credit Facility") with a group of banks. The Credit Facility provided for an $85.0 million secured seven-year revolving credit facility. Borrowings under the Credit Facility were used to refinance balances outstanding under the Bridge Loan discussed below. On August 31, 1994, the balances outstanding under the Credit Facility ($12.5 million) were refinanced with the Facility discussed above.

     The Company incurred loan origination fees and direct financing costs in connection with the revolving credit agreement. In connection with the repayment of indebtedness outstanding under its then existing credit facility, the Company recognized an extraordinary charge to write-off existing unamortized debt financing costs, net of income tax benefit of $36,000, of approximately $1.3 million in 1994.

  Bridge Loan

     In July 1993, the Company entered into a credit facility with certain of its lenders which provided for a $15.0 million unsecured line of credit originally due in January 1995. In November 1993, balances outstanding under this arrangement were refinanced with proceeds from the Credit Facility discussed above.

  Prior Credit Facility

     During 1992, the Company entered into a revolving credit agreement with a consortium of banks which allowed the Company to borrow funds, up to a maximum of $35.0 million. Upon completion of the Offering (see Note 8), the Company refinanced the balance outstanding under this credit facility and recognized an extraordinary charge to expense existing unamortized debt financing costs of $439,000 in 1993. Balances outstanding under this facility were repaid with proceeds from the Offering and the Bridge Loan discussed above.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows (in thousands).

                                                    DECEMBER 31, 1995         JUNE 30, 1996
                                                   --------------------    --------------------
                                                   CARRYING      FAIR      CARRYING      FAIR
                                                    AMOUNT      VALUE       AMOUNT      VALUE
                                                   --------    --------    --------    --------
                                                                               (UNAUDITED)
    Senior Subordinated Notes...................   $150,000    $159,773    $150,000    $139,125
    Industrial development revenue note.........      1,026       1,093         990         918

     The carrying amounts reported in the Company's consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The fair value of the Senior Subordinated Notes is based on market quotes as of the dates indicated. The fair value of the industrial development revenue note is based on the Company's incremental borrowing rate.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

8. STOCKHOLDERS' EQUITY

  Common Stock

     On September 27, 1995, the Company completed a secondary public offering of
4.0 million shares of the Company's common stock (the "Secondary Offering"), at $28.25 per share. After underwriting discounts, commissions and other professional fees, net proceeds from the Secondary Offering were approximately $107.0 million.

     Because the Company holds licenses from the FCC, no more than 20 percent of the Company's common stock may, in the aggregate, be owned directly or indirectly, or voted by a foreign government, a foreign corporation, or resident of a foreign country. The Company's amended and restated certificate of incorporation permits the redemption of the Company's common stock from stockholders, where necessary, to protect the Company's regulatory licenses. Such stock may be redeemed at fair market value or if the stock was purchased within one year of such redemption, at the lesser of fair market value or such holder's purchase price.

  Initial Public Offering and Distributions to Stockholders

     In August 1993, the Company completed an initial public offering of 3,105,000 shares of its common stock at a price of $13.00 per share. After underwriting discounts, commissions and other professional fees, net proceeds from the Offering were approximately $36.6 million. In connection with the Offering, the Company terminated its S corporation election and made distributions to the pre-Offering stockholders of its undistributed Subchapter S earnings in the amount of approximately $11.5 million in July 1993.

     In connection with the Offering, discussed above, the Company amended and restated its certificate of incorporation to change the par value of its common stock from $1.00 to $0.01 per share and increased the number of authorized shares of common stock from 50,000 to 20,000,000 shares. In addition, the Company effected a 400-for-one common stock split. All share and per share amounts for all prior periods presented have been retroactively adjusted to give effect to this split.

  Stock Rights Granted

     During 1989 and 1992, the Company issued a total of 412,000 shares of common stock to certain officers for nonrecourse notes. The notes were originally due in 2009 and 2012 and provided for interest at 7.08% and 7.93%, respectively. Since the notes were secured only by the common stock, the stock and related notes were accounted for similar to stock options for financial reporting purposes (except that common stock and notes receivable were included in stockholders' equity). Upon completion of the Offering, the stockholders' notes receivable totaling $4,831,000 were forgiven, which resulted in the recognition of compensation expense in the Company's consolidated statement of operations for the year ended December 31, 1993.

  Stock Option Plans

     In 1993, the Company adopted a Stock Option Plan (the "Plan"). Under the Plan, as amended, options to purchase up to an aggregate of 975,000 shares of common stock were reserved for grants to key employees of the Company. The Plan limits the maximum number of shares which may be granted to any person eligible under the Plan to 325,000. All options have been issued with exercise prices equal to the fair market value at date of grant. All options granted under the Plan become fully vested and exercisable on the second anniversary of the date of grant. Through June 30, 1996, and pursuant to the Plan, the Company has issued options, net of cancellations, to purchase 963,000 shares at prices ranging from $13.00 to $20.25 per common share, the fair market values at the grant dates, excluding options to purchase 27,958 shares of Metrocall

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

8. STOCKHOLDERS' EQUITY -- (CONTINUED)

common stock with an exercise price of $1.035 per share issued in the acquisition of FirstPAGE USA, Inc., in August 1994. Options to purchase an additional 160,000 shares of Metrocall common stock were granted under a stock option plan Metrocall 1996 Stock Option Plan, which was ratified by the Company's stockholders on May 1, 1996.

     In 1993, the Company also adopted a Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, options to purchase up to an aggregate of 25,000 shares of common stock are available for grants to directors of the Company who are neither officers nor employees of the Company ("Eligible Director"). Through June 30, 1996, and pursuant to the Directors Plan, options have been issued to purchase 11,000 shares of the Company's common stock at per share prices ranging from $13.00 to $22.125, the fair market values at the grant dates. Options issued under the Directors Plan vest fully on the six-month anniversary of the date of grant. Each Eligible Director will also be granted an option to purchase 1,000 shares of common stock on the first and second anniversaries of the grant date of the initial option if the director continues to be an Eligible Director on each of such anniversary dates. During the six
months ended June   , 1996, the Board of Directors authorized the issuance of an option to purchase 1,000 shares of Metrocall common stock exercisable at $20.00 per share under the Directors Plan. Also, during the six months ended June 30, 1996, options to purchase an additional 20,000 shares of Metrocall common stock were granted under the Metrocall 1996 Stock Option Plan to two nonemployee directors.

     In connection with the merger of Metrocall and FirstPAGE, Metrocall exchanged options to purchase 47,387 shares of Metrocall common stock with former FirstPAGE option holders. These options are fully vested and exercisable and have an exercise price of $1.035 per common share. Of the total options exchanged, 27,958 were unexercised at June 30, 1996.

     Pursuant to the option plans discussed above, the Board of Directors has approved the issuance of the following common stock options.

                                                                                      SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                     ENDED
                               --------------------------------------------------      JUNE 30,
                                     1993             1994             1995              1996
                               ---------------  ---------------  ----------------  ----------------
                                                                                      (UNAUDITED)
Outstanding, beginning of
  period......................              --          316,500           529,387           798,958
  Granted.....................         316,500          170,500           303,500           523,500
  Canceled....................              --           (5,000)          (12,500)          (72,500)
  Issued in FirstPAGE
     acquisition (see Note
     3).......................              --           47,387                --                --
  Exercised...................              --               --           (21,429)               --
                               ---------------  ---------------  ----------------  ----------------
Outstanding, end of period....         316,500          529,387           798,958         1,249,958
                               ===============  ===============  ================  ================
Options exercisable...........              --           50,387           339,958           508,458
                               ===============  ===============  ================  ================
Option price range -- Options
  outstanding................. $13.00 - $19.50  $1.035 - $19.50  $1.035 - $22.125  $1.035 - $22.125
Option price range -- Options
  exercisable.................              --  $1.035 - $18.25   $1.035 - $19.50  $1.035 - $22.125

     On September 18, 1996 the Compensation Committee of the Board of Directors agreed to change the exercise price for substantially all outstanding common stock options for current employees and officers. The new exercise price will be $7.94 per share, the fair market value on the date of the change.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES

  Legal and Regulatory Matters

     The Company has received communications from a seller in connection with an acquisition that occurred in 1994 asserting damages resulting from alleged misrepresentations in connection with the acquisition. The seller, who received shares of common stock as acquisition consideration, is seeking to receive additional shares of common stock and a seat on the Company's board of directors among other requests. Management plans to vigorously defend any legal actions that might arise from such assertions.

     The Company is subject to legal and regulatory matters in the normal course of business. In the opinion of management, the outcome of such assertions will not have a material effect on the financial position or the results of the operations of the Company.

  Leases

     The Company has various leasing arrangements (as lessee) for office space and communications equipment sites. Rental expense related to operating leases was approximately $1,920,000, $2,627,000, $4,818,000, $2,514,000 and $3,354,977
for the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.

     Minimum rental payments as of December 31, 1995, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands).

                     1996......................................   $ 4,964
                     1997......................................     3,428
                     1998......................................     2,317
                     1999......................................     1,554
                     2000......................................     1,045
                     Thereafter................................     1,201
                                                                  -------
                                                                  $14,509
                                                                  =======

     Rent expense for lease agreements between the Company and related parties for office space, tower sites and transmission systems, excluding consolidated entities, was approximately $128,000, $215,000, $359,000, $114,000 and $143,000
for the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.

  Profit Sharing Plan and Retirement Benefits

     In 1995, the Company adopted the Metrocall, Inc. Savings and Retirement Plan (the "Plan") a combination employee savings plan and discretionary profit sharing plan which covers substantially all full-time employees. The Plan qualifies under section 401(k) of the IRC. Under the Plan, participating employees may elect to voluntarily contribute on a pre-tax basis between 1% and 15% of their salary up to the annual maximum established by the IRC. The Company has agreed to match 25% of the employee's contribution, up to 3% of each participant's gross salary. Contributions made by the Company vest 20% per year beginning on the second anniversary of the participant's employment. Profit sharing contributions are discretionary. The Company's expense for contributions under this Plan and the Company's previous profit sharing plan, recorded in the accompanying consolidated statements of operations were $150,000, $200,000, $93,000, $250,000 and $52,331 for the years ended December 31, 1993, 1994 and
1995, and the six months ended June 30, 1995 and 1996, respectively.

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

10. INCOME TAXES

     As of December 31, 1995, the Company had net operating loss and investment tax credit carryforwards of approximately $67,801,000 and $1,135,000, respectively, which expire in the years 1999 through 2010. The benefits of these carryforwards may be limited in the future due to significant changes in the ownership of the Company. Net operating loss carryforwards may be used to offset up to 90 percent of the Company's alternative minimum taxable income. The provision for alternative minimum tax will be allowed as a credit carryover against regular tax in the future in the event regular tax exceeds alternative minimum tax expense.

     Under the provisions of SFAS No. 109, the tax effect of the net operating loss and investment tax credit carryforwards, together with net temporary differences, represents a net deferred tax asset for which management has reserved 100% due to the uncertainty of future taxable income. These carryforwards will be benefited for financial reporting purposes when utilized to offset future taxable income.

     The components of net deferred tax assets (liabilities) were as follows as of December 31, 1994 and 1995 (in thousands).

                                                                          DECEMBER 31,
                                                                      ---------------------
                                                                        1994         1995
                                                                      --------     --------
    Deferred tax assets:
      Allowance for doubtful accounts..............................   $    120     $    386
      Management reorganization....................................         --          590
      New pagers on hand...........................................        302          633
      Other........................................................        562          572
      Net operating loss carryforwards.............................      6,434       27,055
                                                                      --------     --------
              Total deferred tax assets............................      7,418       29,236
                                                                      --------     --------
    Deferred tax liabilities:
      Basis differences attributable to purchase accounting........    (12,500)     (11,814)
      Depreciation and amortization expense........................     (1,974)      (5,288)
      Other........................................................        (39)        (388)
                                                                      --------     --------
              Total deferred tax liabilities.......................    (14,513)     (17,490)
                                                                      --------     --------
    Net deferred tax asset (liability).............................     (7,095)      11,746
    Less: Valuation allowance......................................     (5,405)     (23,560)
                                                                      --------     --------
                                                                      $(12,500)    $(11,814)
                                                                      ========     ========

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

10. INCOME TAXES -- (CONTINUED)

     The income tax benefit for the years ended December 31, 1994 and 1995, is primarily the result of the amortization of the basis differences attributable to purchase accounting and is comprised of the following (in thousands).

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                 -----------------
                                                                 1994         1995
                                                                 ----         ----
            Income tax (provision) benefit
              Current --
                 Federal......................................   $(35)        $(36)
                 State........................................    (13)         (55)
              Deferred........................................    200          686
                                                                 ----         ----
                                                                 $152         $595
                                                                 ====         ====

     The benefit for income taxes for the years ended December 31, 1994 and 1995, results in effective rates which differ from the Federal statutory rate as follows.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                -------------------
                                                                1994          1995
                                                                -----         -----
            Statutory Federal income tax rate................    35.0%         35.0%
            Effect of graduated rates........................    (1.0)         (1.0)
            State income taxes, net of Federal tax benefit...     2.8           2.8
            Net operating losses for which no tax benefit is
              currently available............................   (12.5)        (30.6)
            Permanent differences............................   (12.1)         (2.6)
                                                                -----         -----
                                                                 12.2%          3.6%
                                                                =====         =====

     Following the completion of the Offering, the Company became subject to Federal and state income taxes. The unaudited pro forma information below has been determined based upon the provisions of SFAS No. 109. This information reflects the income tax benefit that the Company would have incurred if it had been subject to Federal and state income taxes for the year ended December 31, 1993 (in thousands).

            Income tax benefit
              Current --
                 Federal.................................................   $528
                 State...................................................    158
              Deferred...................................................    (13)
                                                                            ----
                                                                            $673
                                                                            ====

11. CASH FLOW INFORMATION

  Supplemental Disclosure of Cash Flow Information

     The Company made cash payments for interest of $1,471,000, $2,576,000, $9,538,000, $5,522,000 and $7,956,000 for the years ended December 31, 1993,
1994 and 1995 and the six months ended June 30, 1995

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

11. CASH FLOW INFORMATION -- (CONTINUED)

and 1996, respectively. The Company made cash payments for income taxes of $116,000, $48,000, $55,000, $31,000 and $236,000 for the years ended December
31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996 respectively.

  Supplemental Disclosure of Noncash Investing and Financing Activities

     On August 31, 1994 and November 29, 1994, the Company completed its acquisitions of FirstPAGE and MetroPaging, respectively, through the issuance of 2,869,190 and 636,483 shares of common stock, respectively, and an assumption of substantially all indebtedness of FirstPAGE and MetroPaging. Common stock issued in connection with the acquisitions was valued at approximately $56.8 million and liabilities assumed totaled approximately $84.7 million before consideration of deferred income tax liabilities. In May 1995, the total number of shares of Metrocall common stock issued to MetroPaging's stockholders was adjusted to 630,645 reducing the total purchase price by approximately $105,000. The weighted average common shares outstanding for the year ended December 31, 1995 reflects this adjustment.

     Because the acquisitions were structured as tax free reorganizations, the Company recorded total deferred income tax liabilities of approximately $12.7 million as additions to goodwill in the allocation of the total purchase prices.

     A capital lease obligation of $3,185,000 was incurred when the Company entered into a lease for new office space (see Note 6).

12. INTERIM FINANCIAL DATA

     The following table of quarterly financial data has been prepared from the financial records of the Company, without audit, and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented.

                                    MARCH 31              JUNE 30             SEPTEMBER 30           DECEMBER 31
                               ------------------    ------------------    ------------------    -------------------
                                1994       1995       1994       1995       1994       1995       1994        1995
                               -------    -------    -------    -------    -------    -------    -------    --------
Revenues....................   $10,165    $25,796    $11,018    $27,640    $14,331    $27,978    $22,341    $ 29,445
Income (loss) from
  operations................   $   906    $   766    $   848    $   612    $ 1,280    $  (721)   $  (711)   $ (6,440)
Net income (loss) before
  extraordinary item........   $   590    $(1,690)   $   568    $(2,038)   $   525    $(3,370)   $(2,773)   $ (8,612)
Net income (loss)...........   $   590    $(1,690)   $   568    $(2,038)   $  (784)   $(3,370)   $(2,773)   $(13,004)
Net income (loss) per common
  share before extraordinary
  item......................   $  0.08    $ (0.16)   $  0.08    $ (0.19)   $  0.06    $ (0.31)   $ (0.27)   $  (0.59)
Net income (loss) per common
  share.....................   $  0.08    $ (0.16)   $  0.08    $ (0.19)   $ (0.10)   $ (0.31)   $ (0.27)   $  (0.89)

     The loss from operations in the quarter ended December 31, 1995, includes a charge of $2,050,000 for management reorganization charge described in Note 3. Net loss for the three months ended September 30, 1994 and December 31, 1995, includes extraordinary charges, net of applicable tax benefit, for the write-off of deferred financing costs discussed in Note 6, of $1,309,000 ($0.16 per share) and $4,392,000 ($0.30 per share), respectively.

13. SUBSEQUENT EVENTS (UNAUDITED)

     The Company continuously pursues opportunities to acquire businesses and investments in wireless companies. Reflected below is a summary of recent and pending acquisitions and related matters. Consummation of the pending acquisitions is subject to a number of conditions including, but not limited to, receipt of all

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

13. SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)

necessary regulatory approvals. There can be no assurance that the pending acquisitions will be consummated. Consummation of these recent and pending acquisitions may subject the Company to additional risks and uncertainties including challenges of business integration, substantial indebtedness and needs for future capital. See "Risk Factors" in the proxy/prospectus for further discussion.

  Parkway Paging, Inc.

     On July 16, 1996, the Company completed the acquisition of Parkway Paging, Inc. ("Parkway") of Plano, Texas. Metrocall paid $25 million in cash and assumed approximately $3.2 million in long-term obligations at closing to complete the acquisition. The Company also incurred direct acquisition costs of $600,000. The transaction will be accounted for as a purchase for financial reporting purposes.

  Satellite Paging and Message Network

     On August 30, 1996, Metrocall, Inc. (the "Company") completed a transaction pursuant to which the Company acquired substantially all of the assets of Satellite Paging ("Satellite") and Message Network for total consideration of approximately $28.0 million, consisting of $17.0 million in cash, and the issuance of approximately $11.0 million of the Company's common stock. The Company has filed a registration statement with respect to the shares to be issued. The number of shares of the Company's common stock to be issued will be based upon the average of the mid-points of closing bid and ask prices for the Company's stock for the five trading day period ceasing on the second business day prior to effectiveness of the registration statement. Assuming the average closing price for determining the number of shares to be issued approximates the Company's stock price at the time of closing, the number of shares of common stock issuable would be approximately 1.6 million. The transaction will be accounted for as a purchase for financial reporting purposes.

  Page America Group, Inc.

     On April 22, 1996, the Company signed a definitive acquisition agreement (the "Page America Agreement") with Page America Group, Inc. of Hackensack, New Jersey ("Page America"). Under the terms of the Page America Agreement, the Company will acquire substantially all of the assets of Page America for up to approximately $78.5 million, of which $55 million will be paid in cash and up to
23.5 million will be paid in the form of the Company's common stock. The maximum number of shares of common stock to be exchanged will be approximately 1.3 million. Pursuant to the terms of the New Credit Facility, Metrocall is required to complete the A+ Network Merger and raise $25 million in new equity financing before completing the acquisition of Page America.

  A+ Network, Inc.

     On May 16, 1996, the Company entered into a definitive merger agreement (the "A+ Agreement") with A+ Network, Inc. of Pensacola, Florida ("A+ Network"). Under the terms of the A+ Agreement, A+ Network will be merged into the Company in exchange for cash, the assumption of debt and issuance of Metrocall common stock and variable common rights. Total consideration in the A+ Network merger is expected to be $91.8 million cash paid pursuant to the tender offer discussed below, assumption of $125 million of A+ Network indebtedness and the exchange of approximately 9.0 million shares of Metrocall common stock and an equal number of variable common rights. The A+ Agreement provided for the commencement of a tender offer (the "Offer") by the Company for 2,140,526 shares of A+ Network common stock. The Offer commenced on May 22, 1996 and expired on June 24, 1996. Shareholders of A+ Network tendered approximately 5,362,482 shares of A+ Network common stock pursuant to the Offer

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

13. SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)

and the Company purchased 2,140,526 of such shares at $21.10 per share, pursuant to the Offer. In addition, the Company purchased 2,210,217 shares at $21.10 per share of A+ Network common stock from certain principal shareholders of A+ Network on June 25, 1996 pursuant to the A+ Agreement.

     The Company has recorded an equity investment in A+ Network based on the value of A+ Network's net assets as of June 30, 1996. The shares of A+ Network common stock acquired pursuant to the Offer were not paid for until July 1, 1996, and, accordingly, the Company has recorded a corresponding liability for this obligation. In addition, the Company has recorded a charge of approximately $153,000 representing the Company's share of A+ Network's losses for the period the Company owned the shares.


     Pursuant to the terms of the A+ Agreement, the merger is required to be consummated by November 16, 1996. In the event that the merger is not consummated or otherwise amended, the Company may be required to sell its 40% investment in A+ Network. As of June 30, 1996, the Company's investment in A+ Network together with related goodwill is reflected on the Company's balance sheet at approximately $92 million, which resulted from a cash purchase price of $21.10 per share for approximately 4.4 million shares of A+ Network. The closing market price of A+ Network Common Stock on October 4, 1996 was $7.50 per share or a decrease based upon market value of approximately $59 million. Therefore, if the Company were required to sell this investment at current market prices, the Company would likely realize a substantial loss upon disposition, which has not been reflected in the financial statements.


  Source One Wireless, Inc.

     In April 1996, the Company entered into an agreement to purchase certain of the assets of Source One Wireless, Inc. ("Source One") and placed $1 million cash in escrow. On June 26, 1996, the Company advised Source One that Source One had failed to meet certain conditions to completion of the transaction and terminated the agreement. On September 20, 1996, Source One filed an action in the Circuit Court of Cook County, Illinois claiming that the Company had breached the agreement and seeking specific performance of the purchase agreement or unspecified damages in excess of $80 million. The Company believes it has meritorious defenses to this action and intends to vigorously defend the claims in this action.

  Other Acquisitions

     The Company incurred costs in negotiations to potentially acquire other wireless telecommunications companies. The Company has ceased further negotiations with these companies and, accordingly, recorded a charge to write off deferred acquisition costs of approximately $0.4 million in the accompanying statement of operations for the three months ended June 30, 1996.

  New Credit Facility

     On September 20, 1996, the Company entered into an agreement with The Toronto-Dominion Bank and The First National Bank of Boston to amend and restate the loan agreement governing the Company's existing credit facility. Subject to certain conditions set forth in the new agreement, the Company may borrow up to $350,000,000 under two loan facilities. The first facility ("Facility A") is a $225,000,000 reducing revolving credit facility and the second ("Facility B") is a $125,000,000 reducing credit facility (together Facility A and Facility B are referred to as the "New Credit Facility"). Up to $100,000,000 under Facility A was available for borrowing; the remaining $125,000,000 commitment under Facility A and all of the Facility B commitment will become available only after completion of the A+ Network Merger (the "Merger Condition") and the infusion of $25,000,000 of equity (net of reasonable transaction costs) into Metrocall (the "Equity

                        METROCALL, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

13. SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)

Condition"). Amounts borrowed under Facility B may only be used to refinance the 11 7/8% Senior Subordinated Notes due 2005 of A+ Network. If the Merger Condition and Equity Condition have not been completed on or prior to December 16, 1996, the remaining $125 million commitment under Facility A and the commitment under Facility B will terminate automatically. The New Credit Facility has a term of eight years and is secured by substantially all the assets of the Company. Required quarterly principal repayments begin on March 31, 2000 and continue through December 31, 2004.

     The New Credit Facility contains various covenants that, among other restrictions, require the Company to maintain certain financial ratios, including total debt to annualized operating cash flow (not to exceed 6.6 to 1.0 through September 30, 1996 and declining thereafter), senior debt to annualized operating cash flow, annualized operating cash flow to pro forma debt service, total sources of cash to total uses of cash and operating cash flow to interest expense (in each case, as such terms are defined in the agreement relating to the New Credit Facility). As a result, as of October 1, 1996, the Company was not entitled to draw any of the $33 million remaining available under Facility
A. The New Credit Facility also requires the Company to raise at least $50 million in new equity if its ratio of cash flow to interest expense is less than
2.0 to 1 for the quarter ended June 30, 1997. The covenants also limit additional indebtedness and future mergers and acquisitions (other than the merger with A+ Network and the acquisition of Page America) without the approval of the lenders, and restrict the payment of cash dividends and other stockholder distributions by Metrocall during the term of the New Credit Facility. The New Credit Facility also prohibits certain changes in ownership control of Metrocall, as defined, during the term of the New Credit Facility.

     Under the New Credit Facility, the Company may designate all or any portion of the borrowings outstanding as either a floating base rate advance or a Eurodollar rate advance with an applicable margin that ranges from 0.0% to 1.750% for base rate advances and 0.75% to 2.750% for Eurodollar rate advances. The predefined margins will be based upon the level of indebtedness outstanding relative to annualized cash flow, as defined in the agreement relating to the New Credit Facility. As of October 1, 1996, the interest rate on base rate advances was 10.0% and the interest rate on Eurodollar rate advances was 8.2%. Commitment fees of 0.25% to 0.375% per year (depending on the level of Metrocall's indebtedness outstanding to annualized cash flow) will be charged on the average unused balance and will be charged to interest expense as incurred. Under the New Credit Facility, Metrocall must obtain and maintain interest rate protection on at least 50% of Metrocall's outstanding debt; all fixed rate debt, including the 10 3/8% Senior Subordinated Notes due 2007, will count against the requirement.

                          INDEPENDENT AUDITORS' REPORT

Stockholders
A+ Network, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of A+ Network, Inc. (formerly A+ Communications Inc.) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A+ Network, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 28, 1996

                       A+ NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,
                                                       ---------------------------      JUNE 30,
                                                          1994            1995            1996
                                                       -----------    ------------    ------------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents (Notes 1, 2 and 13)......  $   254,880    $ 12,500,438    $  4,031,831
  Short term investments (Notes 1, 3, 8 and 13)......           --      43,151,125      22,301,664
  Accounts receivable -- trade (net of allowance for
     doubtful accounts of $278,531, $518,267 and
     $1,066,329) (Notes 1, 2 and 13).................    6,168,108      10,721,052       8,439,173
  Inventory (Notes 1 and 2)..........................    2,486,729       4,164,077       6,387,416
  Prepaid expenses (Note 2)..........................      827,882         732,275       1,216,222
  Other current assets (Note 2)......................      549,447         663,536       2,500,464
                                                       -----------    ------------    ------------
          Total current assets.......................   10,287,046      71,932,503      44,876,770
EQUIPMENT AND FIXTURES -- Net (Notes 1, 2, 4
  and 6).............................................   33,359,489      48,325,727      63,526,965
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS
  ACQUIRED -- Net (Notes 1, 2, 5 and 6)..............           --      49,608,772      57,117,724
INTANGIBLE AND OTHER ASSETS -- Net (Notes 1, 2, 5 and
  6).................................................   10,964,610      41,145,669      42,844,881
                                                       -----------    ------------    ------------
TOTAL................................................  $54,611,145    $211,012,671    $208,366,340
                                                        ==========     ===========     ===========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable (Note 13).........................  $ 2,934,020    $  4,927,517    $  1,646,503
  Accrued payroll related costs......................      782,901       1,911,730       2,338,524
  Accrued liabilities (Notes 1 and 14)...............      729,617       4,011,615       4,874,902
  Deferred revenue and customer deposits (Note 7)....    2,781,817       5,778,147       7,224,077
  Current maturities of long-term debt (Notes 8 and
     13).............................................      835,293              --              --
                                                       -----------    ------------    ------------
          Total current liabilities..................    8,063,648      16,629,009      16,084,006
LONG-TERM DEBT (Notes 8 and 13)......................   14,322,383     124,101,373     124,775,949
DEFERRED TAXES (Note 9)..............................           --         818,243         818,243
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY: (Notes 1, 11 and 12)
  Preferred stock -- $.01 par value; 1,000,000 shares
     authorized in 1994 and 1,500,000 shares
     authorized in 1995 and at June 30, 1996,
     respectively; issued and outstanding, none......           --              --              --
  Common stock -- $.01 par value; 15,000,000 shares
     authorized in 1994 and 30,000,000 shares
     authorized in 1995 and at June 30, 1996,
     respectively; 5,971,816, 10,263,255 and
     10,888,516 shares issued and outstanding in
     1994, 1995 and at June 30, 1996, respectively...       59,718         102,633         108,885
  Additional paid-in capital.........................   38,936,524      90,584,065      98,873,087
  Accumulated deficit................................   (6,771,128)    (21,222,652)    (32,293,830)
                                                       -----------    ------------    ------------
          Total stockholders' equity.................   32,225,114      69,464,046      66,688,142
                                                       -----------    ------------    ------------
TOTAL................................................  $54,611,145    $211,012,671    $208,366,340
                                                        ==========     ===========     ===========

                See notes to consolidated financial statements.

                       A+ NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                      JUNE 30,
                                        ------------------------------------------    ---------------------------
                                           1993           1994            1995           1995            1996
                                        -----------    -----------    ------------    -----------    ------------
                                                                                              (UNAUDITED)
REVENUES: (Note 1)
  Mobile communication services.......  $24,090,104    $34,507,051    $ 41,948,002    $18,502,705    $ 37,382,992
  Equipment sales.....................    2,379,631      3,392,075       4,024,345      1,550,140       3,006,045
  Telemessaging services..............   10,064,980     11,226,952      11,359,426      5,584,132       5,785,872
                                        -----------    -----------    ------------    -----------    ------------
          Total revenues..............   36,534,715     49,126,078      57,331,773     25,636,977      46,174,909
  Cost of equipment sales.............   (4,563,438)    (9,065,548)     (7,878,474)    (3,866,886)     (4,158,575)
                                        -----------    -----------    ------------    -----------    ------------
                                         31,971,277     40,060,530      49,453,299     21,770,091      42,016,334
COSTS AND EXPENSES:
  Operating expenses -- exclusive of
     depreciation and amortization....    8,484,520      8,298,498      11,584,092      4,997,497       9,272,889
  Depreciation and amortization
     (Notes 1, 2, 4, 5 and 6).........    4,318,298      7,475,503      14,834,510      6,310,311      13,235,904
  Selling.............................    7,063,740     11,071,843      10,936,670      5,420,745       7,672,984
  General and administrative..........   12,568,046     16,742,814      21,565,970      9,902,468      15,929,434
  Restructuring charges (Note 14).....           --             --         669,406             --         395,815
                                        -----------    -----------    ------------    -----------    ------------
                                         32,434,604     43,588,658      59,590,648     26,631,021      46,507,026
                                        -----------    -----------    ------------    -----------    ------------
OPERATING LOSS........................     (463,327)    (3,528,128)    (10,137,349)    (4,860,930)     (4,490,692)
INTEREST EXPENSE......................     (914,770)      (623,291)     (4,334,229)      (811,071)     (7,561,419)
INTEREST INCOME.......................       98,388         76,464         626,762             --         980,933
                                        -----------    -----------    ------------    -----------    ------------
                                           (816,382)      (546,827)     (3,707,467)      (811,071)     (6,580,486)
                                        -----------    -----------    ------------    -----------    ------------
LOSS BEFORE EXTRAORDINARY ITEM........   (1,279,709)    (4,074,955)    (13,844,816)    (5,672,001)    (11,071,178)
EXTRAORDINARY ITEM (Note 8)...........     (236,241)            --        (606,708)            --              --
                                        -----------    -----------    ------------    -----------    ------------
NET LOSS..............................  $(1,515,950)   $(4,074,955)   $(14,451,524)   $(5,672,001)   $(11,071,178)
                                         ==========     ==========     ===========     ==========     ===========
LOSS PER SHARE: (Note 1)
  Loss before extraordinary item......  $     (0.35)   $     (0.68)   $      (2.03)   $     (0.95)   $      (1.07)
  Extraordinary item..................        (0.07)            --           (0.09)            --              --
                                        -----------    -----------    ------------    -----------    ------------
          Net loss per share..........  $     (0.42)   $     (0.68)   $      (2.12)   $     (0.95)   $      (1.07)
                                         ==========     ==========     ===========     ==========     ===========
AVERAGE NUMBER OF SHARES OUTSTANDING
  (in thousands)
  (Notes 1 and 11)....................        3,648          5,966           6,822          5,992          10,348
                                         ==========     ==========     ===========     ==========     ===========

                See notes to consolidated financial statements.

                       A+ NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK         ADDITIONAL
                                           ----------------------      PAID-IN      ACCUMULATED
                                             SHARES       AMOUNT       CAPITAL        DEFICIT          TOTAL
                                           ----------    --------    -----------    ------------    ------------
BALANCE, January 1, 1993.................   2,424,200    $ 24,242    $ 3,215,938    $ (1,180,223)   $  2,059,957
  Sale of common stock...................   3,540,103      35,401     35,472,497              --      35,507,898
  Net loss...............................          --          --             --      (1,515,950)     (1,515,950)
                                           ----------    --------    -----------    ------------    ------------
BALANCE, December 31, 1993...............   5,964,303      59,643     38,688,435      (2,696,173)     36,051,905
  Exercise of stock options..............       7,513          75         62,639              --          62,714
  Stock options compensation.............          --          --        185,450              --         185,450
  Net loss...............................          --          --             --      (4,074,955)     (4,074,955)
                                           ----------    --------    -----------    ------------    ------------
BALANCE, December 31, 1994...............   5,971,816      59,718     38,936,524      (6,771,128)     32,225,114
  Exercise of stock options..............      91,445         915        888,441              --         889,356
  Issuance of common stock...............   4,199,994      42,000     50,759,100              --      50,801,100
  Net loss...............................          --          --             --     (14,451,524)    (14,451,524)
                                           ----------    --------    -----------    ------------    ------------
BALANCE, December 31, 1995...............  10,263,255     102,633     90,584,065     (21,222,652)     69,464,046
  Exercise of stock options
     (unaudited).........................      56,574         565        702,735              --         703,300
  Issuance of common stock (unaudited)...     568,687       5,687      7,586,287              --       7,591,974
  Net loss (unaudited)...................          --          --             --     (11,071,178)    (11,071,178)
                                           ----------    --------    -----------    ------------    ------------
BALANCE, June 30, 1996 (unaudited).......  10,888,516    $108,885    $98,873,087    $(32,293,830)   $ 66,688,142
                                            =========    ========     ==========     ===========     ===========

                See notes to consolidated financial statements.

                       A+ NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                        JUNE 30,
                                                     --------------------------------------------    ----------------------------
                                                         1993            1994            1995            1995            1996
                                                     ------------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.........................................  $ (1,515,950)   $ (4,074,955)   $(14,451,524)   $ (5,672,001)   $(11,071,178)
  Adjustments to reconcile net loss to cash
    provided by operating activities:
    Depreciation and amortization..................     4,318,298       7,475,503      14,834,510       6,310,311      13,235,904
    Provision for losses on accounts receivable....       437,478         628,953       2,308,165         681,093       1,840,253
    Write-off of loan origination fees.............       311,241              --         606,708              --              --
    Interest accrued on short-term investments.....            --              --        (538,020)             --              --
    Stock options compensation.....................            --         185,450              --              --              --
    Amortization of debt discount..................            --              --              --              --          24,878
    Loss on sale of equipment......................            --              --              --              --          15,800
  Changes in assets and liabilities, net of
    acquisition of business:
    Increase in accounts receivable................    (1,155,565)     (2,748,757)     (2,556,224)       (725,494)      1,285,981
    (Increase) decrease in inventory...............      (209,569)     (1,618,266)        416,737         775,991      (1,991,259)
    (Increase) decrease in prepaid expenses........      (596,995)        (72,913)        194,200          93,339        (450,096)
    Decrease (increase) in other current assets....       268,839        (477,357)        438,991          (3,647)     (2,034,286)
    Decrease (increase) in other assets............       248,094              --          53,138              --      (2,453,519)
    (Decrease) increase in accounts payable........      (640,679)        974,708      (2,448,732)      1,624,351      (3,706,700)
    Increase in accrued payroll related costs......       252,969         152,622       1,128,829         124,449         429,799
    Increase (decrease) in accrued liabilities.....        81,605          (1,155)      1,684,732         367,740         820,835
    Increase in deferred revenue and customer
      deposits.....................................       135,383         618,856         890,352         261,116         941,216
                                                     ------------    ------------    ------------    ------------    ------------
         Net cash provided by (used in) operating
           activities..............................     1,935,149       1,042,689       2,561,862       3,837,248      (3,112,372)
INVESTING ACTIVITIES:
  Acquisition of business..........................            --              --     (19,064,152)             --      (4,614,500)
  Net (increase) decrease in short-term
    investments....................................            --              --     (55,571,616)     (1,017,446)     20,849,461
  Proceeds from sale of available-for-sale
    investments....................................            --              --      12,958,511              --              --
  Purchase of South Central Bell paging assets.....    (9,923,753)             --      (1,232,062)     (1,232,061)             --
  Purchase of equipment............................    (7,302,116)    (19,097,901)    (12,396,229)     (6,066,341)    (22,856,896)
  Proceeds from sale of equipment..................            --              --              --              --         565,734
  Investments in consortium and other..............            --        (974,007)     (6,744,600)             --              --
  Payment for intangible assets....................      (827,311)     (1,411,033)       (513,381)       (634,859)             --
                                                     ------------    ------------    ------------    ------------    ------------
         Net cash used in investing activities.....   (18,053,180)    (21,482,941)    (82,563,529)     (8,950,707)     (6,056,201)
FINANCING ACTIVITIES:
  Proceeds of long-term debt.......................     3,295,664      13,329,000     133,092,500      16,301,000              --
  Repayment of long-term debt......................   (13,862,152)       (892,484)    (36,348,623)    (11,685,874)         (3,333)
  Proceeds from sale of common stock...............    35,507,898          62,714         889,356         888,568         703,299
  Payment of loan costs............................      (214,996)       (619,584)     (5,386,008)             --              --
                                                     ------------    ------------    ------------    ------------    ------------
         Net cash provided by financing
           activities..............................    24,726,414      11,879,646      92,247,225       5,503,694         699,966
                                                     ------------    ------------    ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...     8,608,383      (8,560,606)     12,245,558         390,235      (8,468,607)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.......       207,103       8,815,486         254,880         254,880      12,500,438
                                                     ------------    ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR.............  $  8,815,486    $    254,880    $ 12,500,438    $    645,115    $  4,031,831
                                                     =============   =============   =============   =============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest...........  $    828,000    $    490,000    $  1,639,000    $    789,959    $  7,712,813
                                                     =============   =============   =============   =============   =============
  Cash paid during the year for income taxes.......  $         --    $         --    $         --    $         --    $         --
                                                     =============   =============   =============   =============   =============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Common stock issued in connection with
    acquisition of business........................  $         --    $         --    $ 50,801,100    $         --    $  7,591,974
                                                     =============   =============   =============   =============   =============
  Debt obtained in connection with acquisition of
    business.......................................  $         --    $         --    $         --    $         --    $    653,031
                                                     =============   =============   =============   =============   =============
  Accounts payable converted to long-term debt.....  $    885,000    $         --    $         --    $         --    $         --
                                                     =============   =============   =============   =============   =============

                See notes to consolidated financial statements.

                       A+ NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     THE CONSOLIDATED FINANCIAL STATEMENTS include the accounts of A+ Network, Inc. (formerly A+ Communications Inc.) and its wholly-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

     THE COMPANY is engaged in two principal business segments, Mobile Network Services and Telemessaging Services. The Company's Mobile Network Services business segment provides paging, voice mail and other mobile communication services and equipment and represents several cellular service providers for the sale and distribution of cellular phones and services. In providing paging and cellular services, paging and cellular equipment is frequently provided as part of the total service/product package sold to the customer. The Company's Telemessaging Services business segment provides a variety of message management services over the telephone to a diverse client base. The Company's diversified customer base provides for a lack of concentration of credit risk.

     CASH AND CASH EQUIVALENTS consist of highly liquid investments which are unrestricted as to withdrawal or use and with original maturities of less than three months when purchased.

     SHORT-TERM INSTRUMENTS are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires investments to be classified in three categories: held-to-maturity securities, trading securities, or available-for-sale securities (See Note 3).

     EQUIPMENT AND FIXTURES are recorded at cost. Depreciation is provided for financial statement purposes principally on the straight-line method over the estimated useful lives of the related assets.

     INVENTORY, which consists of pagers and cellular mobile radios, purchased for resale, is stated at lower of cost or market. Cost for cellular mobile radios is determined on a first-in, first-out basis and pager cost is determined by the average cost method.

     EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED is being amortized over 15 years utilizing the straight-line method. The amount reported is net of accumulated amortization of $628,823 at December 31, 1995.

     INTANGIBLE ASSETS are being amortized, generally utilizing the straight-line method, over the period of the related asset as set forth in Note
5. The deferred preoperating costs consist of costs directly attributable to entering a new geographic market and are expensed over twelve months beginning when operations commence in that market. Loan costs are amortized to interest expense utilizing the effective interest method over the life of the related debt.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS. The Financial Accounting Standards Board has issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will be effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically assesses the recoverability of intangibles and other long-lived assets utilizing the undiscounted cash flows estimated to be received over the life of the related assets. Based on such analyses, management believes that the application of SFAS No. 121 will not materially affect the carrying value of such assets at December 31, 1995.

     ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which will be effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect of compensation cost under SFAS No. 123 on net income and earnings per share.

     REVENUE is recognized as services are provided or as the product is delivered to the customers. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned.

     LOSS PER SHARE has been computed utilizing the weighted average number of shares of common stock outstanding for the period. Stock options have been excluded from the computation of net loss per share as their inclusion would have had an antidilutive effect.

     INCOME TAXES are accounted for in accordance with SFAS No. 109 for all years presented.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CERTAIN RECLASSIFICATIONS have been made to the 1993, 1994 and 1995 components to conform with presentation utilized in the six months ended June 30, 1995 and 1996.

     UNAUDITED INTERIM INFORMATION. The unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for a full year.

2. ACQUISITIONS

     On October 24, 1995, the Company acquired Network Paging Corporation and its wholly-owned subsidiaries ("Network") for approximately $12,000,000 in cash, 4,199,994 shares of restricted unregistered common stock valued at $50,801,100 and incurred related expenses of approximately $3,100,000. Liabilities assumed in the merger included an additional $500,000 of merger expenses incurred by Network. Concurrent with the merger of the two companies, the Company changed its name to A+ Network, Inc., issued $125,000,000 of 11 7/8% Senior Subordinated Notes due 2005 (see Note 8), redeemed existing preferred stock of Network of $4,680,000 and retired existing indebtedness of Network and the Company of approximately $12,200,000 and $23,000,000, respectively. The acquisition was accounted for using the purchase method; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed of the acquired entities based upon their estimated fair value at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired ("goodwill" of $50,237,595) is being amortized on a straight-line basis over 15 years. Network's results of operations have been included in the Consolidated Statements of Operations from the date of acquisition.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. ACQUISITIONS -- (CONTINUED)

     The purchase price was allocated as follows:

        Current assets................................................   $  7,802,095
        Equipment and fixtures........................................     14,327,677
        Customer accounts and other intangibles.......................     19,404,000
        Goodwill......................................................     50,237,595
        Liabilities assumed...........................................    (21,154,663)
                                                                         ------------
                                                                         $ 70,616,704
                                                                          ===========

     The following table presents a summary of the unaudited pro forma consolidated results of operations as if the Network acquisition had occurred on January 1, 1994, with pro forma adjustments to give effect to the amortization of goodwill, the issuance of the 11 7/8% Senior Subordinated Notes due 2005 (the "Notes") and certain other adjustments, together with related income tax effects. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisition and the issuance of the Notes been made at the beginning of 1994 or of results which may occur in the future.

                                                                1994            1995
                                                            ------------    ------------
        Total revenues...................................   $ 77,651,000    $ 86,043,000
        Loss before income taxes.........................    (26,394,000)    (28,172,000)
        Net loss.........................................    (26,394,000)    (28,779,000)
        Loss per share...................................   $      (2.60)   $      (2.81)

     During 1994 and 1995, the Company acquired various telemessaging services for $1,290,000 and $172,000, respectively. These acquisitions have been accounted for as purchases and are included in the accompanying financial statements from the dates of acquisition. The purchase price was assigned to the fair value of the assets acquired, as follows:

                                                                    1994         1995
                                                                 ----------    --------
        Covenants not to compete..............................   $  641,000    $ 20,000
        Customer accounts.....................................      649,000     152,000
                                                                 ----------    --------
                                                                 $1,290,000    $172,000
                                                                  =========    ========

     Pro forma consolidated results of operations for 1994 and 1995 giving effect to these acquisitions as if they had taken place on January 1, 1994 would not be significantly different than those reported.

3. SHORT-TERM INVESTMENTS

     Short-term investments include U.S. Government securities and commercial paper. The Company has classified its investment securities into held-to-maturity and available-for-sale categories under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The U.S. Government securities (consisting of issues of the U.S. Treasury and other Government agencies) with a carrying value of $14,686,419 are pledged as security for payment of the first two scheduled interest payments due on the Notes (See Note 8) and are classified as held-to-maturity. The balance of the investment securities consisting of commercial paper are classified as available-for-sale. Securities classified as held-to-maturity are reported at amortized cost and available-for-sale securities are reported at fair value which at December 31, 1995 approximates amortized cost.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. SHORT-TERM INVESTMENTS -- (CONTINUED)

     Investment securities at December 31, 1995 were as follows:

                                                         HELD-TO-MATURITY     AVAILABLE-FOR-SALE
                                                         -----------------    -------------------
        U.S. Treasury and other Government agencies...      $14,686,419           $        --
        Commercial paper..............................               --            28,464,706
                                                            -----------           -----------
                                                            $14,686,419           $28,464,706
                                                            ===========           ===========

     The Company's proceeds and gross realized gains from the sale of available-for-sale securities were $12,958,511 and $93,061 in 1995. Investment securities at December 31, 1995 mature at various times throughout 1996.

4. EQUIPMENT AND FIXTURES

     Equipment and fixtures at December 31 consist of the following:

                                                         LIVES
                                                        (YEARS)         1994            1995
                                                        --------    ------------    ------------
    Pagers and telemessaging equipment...............    4-5        $ 34,233,592    $ 50,562,502
    Paging network equipment.........................    2-10         12,112,176      23,808,080
    Furniture, fixtures and other equipment..........    3-5           8,519,297      14,751,056
                                                                    ------------    ------------
                                                                      54,865,065      89,121,638
    Less accumulated depreciation and amortization...                (21,505,576)    (40,795,911)
                                                                    ------------    ------------
                                                                    $ 33,359,489    $ 48,325,727
                                                                    ============    ============

     During the fourth quarter of 1994, the Company, in response to announcements of new technology and other plans, revised the estimated remaining useful lives of its pagers to more closely reflect expected remaining lives. Estimated depreciable lives of pagers were reduced from seven to four years. Additionally, during the fourth quarter of 1994, as the Company firmed up its plans to upgrade the paging network equipment acquired from South Central Bell (See Note 5), it changed the depreciable lives of such equipment from ten years to approximately two years. The effect of these changes in estimated depreciable lives resulted in an increase in the Company's depreciation expense and net loss of $942,476 or $.16 per common share for 1994.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets at December 31 consist of the following:

                                                                                 AMORTIZATION
                                                 1994           1995                PERIOD
                                              -----------    -----------    ----------------------
    Licenses and operating authorities.....   $ 8,351,540    $ 9,706,017     Principally 40 years
    Covenants not to compete...............     1,231,599      1,051,144           3 years
    Customer accounts......................       849,043     19,882,637         1 to 9 years
    Loan costs.............................       659,131      5,095,550        3 to 10 years
    Other..................................       180,168        518,716           3 years
                                              -----------    -----------
                                               11,271,481     36,254,064
    Less accumulated amortization..........    (1,280,879)    (2,804,838)
                                              -----------    -----------
                                                9,990,602     33,449,226
    Investments............................       974,008      7,696,443
                                              -----------    -----------
                                              $10,964,610    $41,145,669
                                               ==========     ==========

     The Company has entered into an agreement to purchase all of the common stock of Page East, Inc., a paging company in North Carolina. Included in investments in 1995 is $5,000,000, representing an escrow deposit as required by the purchase agreement. Final closing of the purchase is subject to certain conditions including the transfer of FCC licenses.

     Additionally, the Company has invested $2.5 million in a consortium formed to purchase licenses for regional narrow band paging frequencies.

6. PURCHASE OF TRANSMISSION EQUIPMENT AND LICENSES

     In 1995, the Company purchased the South Central Bell paging assets in the state of Louisiana for approximately $1,232,000. In 1993, the Company purchased the South Central Bell paging networks in Mississippi and the tangible assets employed in the South Central Bell paging networks in Tennessee and Alabama, at an aggregate cost of approximately $9,924,000, of which $2,716,000 related to Tennessee was placed in escrow. South Central Bell agreed to transfer its operating authorities in Tennessee and Alabama to the Company upon obtaining the required state approvals. During 1994, the required regulatory approvals were obtained. As a result, the Company received operating authority for Tennessee and Alabama and the $2,716,000 escrow balance was released. Allocation of the purchase price for the transactions was recorded as follows:

        Paging network equipment.......................................   $ 1,930,000
        Licenses and operating authorities.............................     9,226,000
                                                                          -----------
                                                                          $11,156,000
                                                                           ==========

7. DEFERRED REVENUES

     Customers are generally billed by the Company a month in advance of providing the service. Deferred revenue related to such billings totaled $1,753,000 and $4,674,000 at December 31, 1994 and 1995, respectively.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LONG-TERM DEBT

     Long-term debt at December 31 consists of the following:

                                                                    1994            1995
                                                                 -----------    ------------
    11 7/8% Senior Subordinated Notes due 2005, net of
      unamortized discount of $898,627........................   $        --    $124,101,373
    Bank loans................................................    13,329,000              --
    Notes payable to vendor...................................     1,828,676              --
                                                                 -----------    ------------
                                                                  15,157,676     124,101,373
         Less current maturities..............................      (835,293)             --
                                                                 -----------    ------------
                                                                 $14,322,383    $124,101,373
                                                                  ==========     ===========

     On October 24, 1995, the Company issued $125 million of 11 7/8% Senior Subordinated Notes due 2005, priced at 99.274% to yield approximately 11.8%. Interest on the Notes is payable semi-annually in May and November. The Notes required the Company to purchase a portfolio of securities, initially consisting of U.S. government securities ("Pledged Securities") which are pledged as security for payment of the first two scheduled interest payments due on the Notes. Amounts so pledged at December 31, 1995 were $14,686,419. The Notes are subordinated in right of payment to all of the Company's existing and future Senior Debt as defined in the Indenture governing the Notes. Such Indenture also contains certain covenants, including, but not limited to, covenants with limitations and restrictions on the following: (i) the incurrence of additional indebtedness; (ii) restricted payments; (iii) asset dispositions; (iv) liens;
(v) sale and leaseback transactions; (vi) prohibition of dividends; (vii) prohibition of dividend and other payment restrictions affecting certain subsidiaries; (viii) consolidation, merger or sale of assets; (ix) investments;
(x) incurrence of indebtedness ranking senior to the Notes and junior to any Senior Debt; and (xi) transactions with related parties. Additionally, the Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2000 at redemption prices set forth in the Indenture. The Company used the net proceeds to retire all other outstanding debt, to finance the acquisition of Network and to purchase the Pledged Securities. The balance is available for general corporate purposes, including possible future acquisitions.

     Also in connection with the acquisition of Network, the Company entered into an agreement with the First National Bank of Chicago to provide a $25 million credit facility (the "Credit Facility"). The Credit Facility agreed upon is to be a secured two-year term loan, principal payable in quarterly installments commencing December 31, 1997 and bearing an interest rate which is computed at a base rate plus a margin fluctuating with the Company's ratio of total debt to net operating cash flow. Borrowings under the Credit Facility would be secured by a lien on all assets of the Company, including the stock of its subsidiaries, to the extent permissible under the rules of the Federal Communications Commission. The loan documents contain certain affirmative and negative covenants, and include the maintenance of specified ratios, by the Company, of net operating cash flows to interest expense on total debt, ratios of total debt to equity and others. Additionally, the availability of borrowings under the Credit Facility are limited by certain of these ratios. Until the Company has achieved a substantial improvement in its results of operations or completed a significant acquisition of one or more other paging providers on favorable terms, management does not anticipate being able to borrow under the Credit Facility. There were no amounts outstanding or available under the Credit Facility at December 31, 1995.

     The Company incurred extraordinary charges in 1993 and 1995 of $236,000 and $606,708, respectively, or $.07 and $.09 per share, respectively, to write off loan origination fees associated with debt retired from the proceeds of the issuance of the Notes and its initial public offering, respectively.

     Long-term debt outstanding at December 31, 1995 matures in 2005.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. INCOME TAXES

     The provision for income taxes varies from the amount computed by applying the federal statutory rate of 34% for the reasons summarized below:

                                                         1993          1994           1995
                                                       ---------    -----------    -----------
    Tax based on statutory rate.....................   $(515,000)   $(1,385,000)   $(4,914,000)
      State income taxes, net of federal income tax
         benefit....................................     (37,000)      (161,000)      (538,000)
      Amortization of goodwill......................          --             --        214,000
      Valuation allowance...........................     563,000      1,688,000      5,358,000
      Other.........................................     (11,000)      (142,000)      (120,000)
                                                       ---------    -----------    -----------
                                                       $      --    $        --    $        --
                                                       =========     ==========     ==========

     Deferred tax balances at December 31, 1994 and 1995 are attributable to the following temporary differences:

                                                         1994                           1995
                                              ---------------------------    ---------------------------
                                                ASSETS       LIABILITIES       ASSETS       LIABILITIES
                                              -----------    ------------    -----------    ------------
Net operating loss carryforwards...........   $ 5,296,000     $        --    $ 9,338,000    $         --
Purchase accounting........................            --              --             --       7,012,000
Alternative minimum and investment tax
  credit carryforwards.....................       155,000              --         96,000              --
Stock compensation.........................            --              --      2,280,000              --
Accelerated tax depreciation and
  amortization.............................            --       2,876,000             --       3,007,000
Other......................................            --         149,000        619,000              --
Valuation allowance........................    (2,426,000)             --     (3,132,000)             --
                                              -----------    ------------    -----------    ------------
                                              $ 3,025,000     $ 3,025,000    $ 9,201,000    $ 10,019,000
                                               ==========       =========     ==========      ==========

     At December 31, 1995, the Company has approximately $25,000,000 of net operating loss carryforwards for federal tax purposes and $96,000 of alternative minimum and investment tax credit carryforwards available to offset future federal income taxes. The majority of these amounts expire in the years 2008 through 2010.

10. COMMITMENTS AND CONTINGENCIES

     On August 2, 1995, the Company was named as one of several defendants in Contact Communications, Inc. and ProNet Inc. vs. Page East, Inc., C.T, Spruill, Network USA Paging Corp. and A+ Communications, Inc., which is pending in the U.S. District Court for the Eastern District of Texas. Motions have been filed by all defendants to transfer the action to the U.S. District Court for the Eastern District of North Carolina. The suit alleges that the Company tortiously interfered (by entering into a letter of intent to acquire Page East, Inc.) with an alleged contract between the plaintiffs and Page East, Inc. and the sole shareholder of Page East, Inc., which would have provided for the acquisition of Page East, Inc. by the plaintiffs. The plaintiffs seek unspecified damages. The Company intends to vigorously defend against this suit. The Company believes that it has meritorious defenses and that the ultimate outcome of such action will not have a material adverse effect on the financial condition of the Company.

     Additionally, there are other various legal actions, proceedings and claims pending or which may be instituted against the Company. Litigation is subject to many uncertainties and it is reasonably possible that some of such legal actions, proceedings or claims could be decided unfavorably to the Company. Although the ultimate liability with respect to these matters cannot be ascertained, management of the Company believes that any resulting liability will not materially affect the Company's financial position at December 31, 1995.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

     The Company has entered into lease agreements principally for office and transmitting sites with lease terms ranging from one month to eight years and expiring on various dates through 2001. In most cases, the Company expects that in the normal course of business, leases will be renewed or replaced by other leases. Total rent expense was $1,308,000, $2,666,000, and $3,446,000 in 1993,
1994, and 1995. The leases generally provide for payment of taxes and other related expenses.

     The Company leases office and warehouse space from a company owned by an officer and director of the Company. The annual rental commitment under these leases is approximately $393,000. Rental expense under these leases was approximately $51,000 in 1995. The Company believes the terms of these leases are at least as favorable as those that could be obtained from a non-affiliated party.

     Aggregate rental commitments under noncancelable operating leases as of December 31, 1995 are as follows:

                                                                            OPERATING
                                                                             LEASES
                                                                           -----------
           1996.........................................................   $ 3,509,957
           1997.........................................................     3,096,460
           1998.........................................................     2,674,877
           1999.........................................................     1,740,018
           2000.........................................................     1,365,116
           Thereafter...................................................       721,700
                                                                           -----------
                                                                           $13,108,128
                                                                           ===========

11. STOCKHOLDERS' EQUITY

     On August 24, 1993, the Company and certain stockholders of the Company sold an aggregate of 3,700,000 shares of common stock (3,200,000 shares from the Company) in a public offering at a price of $11 per share. On September 22, 1993, pursuant to the underwriters exercise of their over-allotment options, an additional 555,000 shares were sold to the public, of which 340,103 shares were offered by the Company. Net proceeds to the Company from the sales amounted to approximately $35.5 million. Approximately $9.9 million of the net proceeds were used to acquire the South Central Bell paging assets in Alabama, Tennessee and Mississippi.

     In February 1995, the Company adopted a Shareholder's Rights Plan ("Plan") that calls for a distribution of one preferred stock purchase right for each outstanding share of common stock of the Company and the Board of Directors of the Company declared a dividend distribution of such rights payable as of March 10, 1995 to shareholders of record as of that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth ( 1/100) of a share of preferred stock of the Company, designated as Series A Junior Participating Preferred Stock ("Junior Preferred"), at an exercise price of $75 per one-hundredth of a share under certain circumstances as described below. Each share of the Junior Preferred, if issued, would bear a dividend rate of 100 times the aggregate amount per share of any dividend declared on the common stock and an aggregate amount per share equal to the amount per share of any dividend declared on any other class or series of junior stock. Each share of Junior Preferred would entitle the holder to 100 votes on all matters submitted to a vote of the stockholders of the Company. Such shares provide for a liquidation preference of the greater of $100 per share or an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common stock and are not subject to redemption. In connection with the Plan, the Board of Directors reserved 500,000 shares of preferred stock designated as Junior Preferred. At December 31, 1995, no preferred stock was outstanding.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. STOCKHOLDERS' EQUITY -- (CONTINUED)

     The Rights become exercisable only in the event that a person or group acquires 15 percent or more of the Company's common stock or announces a tender offer or exchange offer which would result in the ownership by such person or group of 15 percent or more of the Company's common stock without prior approval of the Company's Board of Directors. The Plan also provides that if the Company is acquired in a merger or business combination after a person or group has acquired 15 percent of the Company's common stock, the holder of a right would be entitled to purchase, at the exercise price, shares of the acquiring company or surviving company having a market value twice the exercise price. The Company may also exchange each Right for a share of its common stock at any time after a person or group acquires 15 percent or more of the Company's common stock. The Board of Directors may redeem the Rights for $.01 per right until a person or group acquires 15 percent or more of the Company's common stock. The Plan expires in ten years.

12. STOCK OPTIONS

     Under the Company's Employee Stock Incentive Plans the Compensation Committee of the Board of Directors has authority to grant stock options and stock appreciation rights. The stock options may be incentive or non-qualified stock options, however all of the stock options granted to date are non-qualified stock options. Non-qualified stock options are granted at not less than 80% of the fair market value as of the date of grant under the Company's 1987 Stock Incentive Plan and not less than 50% of the fair market value as of the date of grant under the Company's 1992 Stock Incentive Plan. Awards are exercisable subject to terms and conditions as determined by the Compensation Committee with no term to exceed ten years after the date of grant.

     The Company's 1993 Non-Qualified Stock Option Plan for non-employee directors provides for the granting of up to 34,500 shares of stock to non-employee directors of the Company. This plan provides for the grant of options to purchase 1,035 shares to each such director following the effectiveness of a public offering and each year thereafter, as long as shares remain available under the Plan. The options granted shall be at market price on date of grant, exercisable one year from date of grant and expire ten years from date of grant. Under the Plan, options for 5,175, 6,210 and 4,140 shares were granted at $16.25, $11.25 and $14.38 per share during 1993, 1994 and 1995, respectively.

     The Company also has available an approved Employee Stock Purchase Plan which provides for stock sales of up to 69,000 shares. As of December 31, 1995, no shares had been issued under this plan.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. STOCK OPTIONS -- (CONTINUED)

     Stock option activity for the 1987 and 1992 Employee Stock Incentive Plans occurring during 1993, 1994 and 1995 was as follows:

                                                                                OPTION PRICE
                                                       OPTIONS      SARS          PER SHARE
                                                       --------    -------    -----------------
    Balance, December 31, 1992......................     21,474     10,726
      Granted.......................................    240,708     55,352    $10.23 to $17.50
                                                       --------    -------
    Balance, December 31, 1993......................    262,182     66,078
      Granted.......................................    361,394         --     $4.35 to $14.75
      Exercised.....................................     (7,513)    (3,756)    $6.52 to $10.23
      Canceled......................................   (146,563)   (62,322)    $4.35 to $10.23
                                                       --------    -------
    Balance, December 31, 1994......................    469,500         --
      Granted.......................................    191,008         --         $13.50
      Exercised.....................................    (91,445)        --     $4.35 to $13.25
      Canceled......................................   (160,528)        --    $10.23 to $14.75
                                                       --------    -------
    Balance, December 31, 1995......................    408,535         --
                                                       ========    =======

     In February 1994, the Company's Board of Directors canceled 120,000 options at $17.50 per share that had been granted to certain of the Company's employees and granted them 120,000 options at $13.25 per share. The cancellation occurred because the incentive purpose of the options had been significantly reduced by a large negative spread between the then current market price and the exercise price. The $13.25 option price assigned to the reissued options was the market value of the Company's stock on the grant date of the options, and no compensation expense has been recorded as a result of the transaction.

     The options granted in 1994 include 54,044 options issued on October 6, 1994 as replacements for SARs canceled on that date. These options were issued with the same vesting schedules and exercise prices as the SARs that they replaced.

     Outstanding stock options at December 31, 1995 have exercise prices ranging from $10.23 to $14.75 per share. Of the options outstanding at December 31, 1995, approximately 133,200 were available for exercise.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Effective December 31, 1995, the Company adopted SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires certain disclosures concerning the estimated fair value of financial instruments. The estimated fair value amounts have been determined based on the Company's assessment of available market information and appropriate valuation methodologies. The estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange.

                                                                     DECEMBER 31, 1995
                                                                ----------------------------
                                                                  CARRYING       ESTIMATED
                                                                   AMOUNT        FAIR VALUE
                                                                ------------    ------------
    Short-term investments:
      Held-to-maturity.......................................   $ 14,686,419    $ 14,720,247
      Available-for-sale.....................................     28,464,706      28,469,454
    Long-term debt...........................................    124,111,945     126,875,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

     Cash and cash equivalents, accounts receivable, and accounts payable: The carrying value approximates the fair value due to the short maturity of these instruments.

     Short-term investments: The estimated fair value of short-term investments is based upon quoted market prices for those or similar investments.

     Long-term debt: The fair value of the Company's long-term debt is estimated based on quoted market prices.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

14. RESTRUCTURING CHARGES

     In the fourth quarter of 1995, the Company recorded restructuring charges of $669,406. Included in the charges are the costs of employee separations and expected costs of facility consolidations, asset retirements and related costs. Approximately $650,000 of these charges are included in accrued liabilities at December 31, 1995.

15. BUSINESS SEGMENT INFORMATION

     A description of the Company's business segments is included in Note 1 to the consolidated financial statements. Information with respect to such segments is as follows:

                                               OPERATING                                       DEPRECIATION
                                                 PROFIT          TOTAL           CAPITAL            AND
                                REVENUES         (LOSS)          ASSETS       EXPENDITURES     AMORTIZATION
                               -----------    ------------    ------------    -------------    -------------
December 31, 1993
Mobile communications.......   $26,838,380    $  1,235,000    $ 30,506,768     $  6,620,370     $  2,878,642
Telemessaging...............    10,064,980         819,725       4,234,660          536,133        1,254,114
Corporate...................            --      (2,518,052)      9,514,961          145,613          185,542
                               -----------    ------------    ------------    -------------    -------------
                               $36,903,360    $   (463,327)   $ 44,256,389     $  7,302,116     $  4,318,298
                                ==========     ===========     ===========       ==========       ==========
December 31, 1994
Mobile communications.......   $38,659,496    $   (245,960)   $ 46,759,094     $ 17,633,555     $  5,670,029
Telemessaging...............    11,226,952         438,759       5,380,536          987,884        1,484,954
Corporate...................            --      (3,720,927)      2,471,515          476,462          320,520
                               -----------    ------------    ------------    -------------    -------------
                               $49,886,448    $ (3,528,128)   $ 54,611,145     $ 19,097,901     $  7,475,503
                                ==========     ===========     ===========       ==========       ==========
December 31, 1995
Mobile communications.......   $47,082,514    $ (4,511,166)   $142,637,533     $ 11,992,677     $ 12,554,867
Telemessaging...............    11,359,426        (377,206)      3,901,498          245,077        1,739,535
Corporate...................            --      (5,248,977)     64,473,640          158,475          540,108
                               -----------    ------------    ------------    -------------    -------------
                               $58,441,940    $(10,137,349)   $211,012,671     $ 12,396,229     $ 14,834,510
                                ==========     ===========     ===========       ==========       ==========

                       A+ NETWORK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. SUBSEQUENT EVENT, NOTE TO JUNE 30, 1996 FINANCIAL STATEMENTS

     On May 16, 1996, the Company entered into an agreement and plan of merger with Metrocall, Inc. whereby, subject to the process and approvals contemplated in the agreement, the Company will merge with Metrocall, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Network Paging Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Network Paging Corporation and its subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for the two years ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 8, on August 2, 1995, the Company was named as one of several defendants in a lawsuit. The plaintiffs seek unspecified damages. Legal counsel is unable to form an opinion as to the ultimate outcome of this litigation. The Company believes it has meritorious defenses, although no assurance can be given to that effect. The ultimate outcome of this litigation cannot be presently determined. Accordingly, no provision for any liability that may result upon the outcome of this litigation has been made in these financial statements.

PRICE WATERHOUSE LLP

Tampa, Florida
February 3, 1995, except as to the first paragraph of Note 8 for which the date is August 31, 1995

                           NETWORK PAGING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1993          1994
                                                                      -----------   -----------
                                ASSETS
Current assets:
  Cash and cash equivalents.......................................... $   486,585   $   563,312
  Trade receivables, net of allowance for doubtful accounts of
     $300,000 and $560,000, respectively.............................   2,148,665     3,733,179
  Inventories........................................................     155,462     1,483,035
  Prepaid expenses...................................................     196,133       248,480
  Other receivables..................................................     113,685       147,223
                                                                      -----------   -----------
          Total current assets.......................................   3,100,530     6,175,229
Property and equipment, net..........................................   9,385,084    11,484,443
Note receivable from related party...................................     586,798            --
Other assets, net....................................................      35,765       780,731
                                                                      -----------   -----------
          Total assets............................................... $13,108,177   $18,440,403
                                                                      ===========   ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion..................................... $ 3,147,339   $   900,000
  Accounts payable...................................................   1,292,698     1,771,233
  Advanced billings..................................................     892,712     1,463,357
  Accrued expenses...................................................     437,609       609,052
  Income taxes payable...............................................          --        53,000
                                                                      -----------   -----------
          Total current liabilities..................................   5,770,358     4,796,642
Notes payable, less current portion..................................   6,079,871     9,973,420
Notes payable to shareholder.........................................     712,933            --
Deferred taxes.......................................................          --       898,000
                                                                      -----------   -----------
          Total liabilities..........................................  12,563,162    15,668,062
                                                                      -----------   -----------
Commitments and contingencies (Note 8)
Mandatorily redeemable preferred stock, Series A, $.01 par value,
  3,000,000 shares authorized, issued and outstanding................          --     3,000,000
Note receivable -- shareholder.......................................          --    (3,000,000)
Mandatorily redeemable preferred stock, Series B, $.01 par value,
  4,000,000 shares authorized, issued and outstanding................          --     4,119,949
Mandatorily redeemable convertible preferred stock, Series C, $.01 par value, 678,000 shares authorized, 677,849 shares issued and
  outstanding........................................................          --     2,059,975
                                                                      -----------   -----------
                                                                               --     6,179,924
                                                                      -----------   -----------
Shareholders' equity (deficit):
  Common stock, no par value; 1,000 and 0 shares authorized, issued
     and outstanding, respectively...................................     286,976            --
  Common stock, $.01 par value; 0 and 13,000,000 shares authorized, respectively; 0 and 2,040,000 shares issued and outstanding,
     respectively....................................................          --        20,400
  Additional paid-in capital.........................................          --       522,962
  Accumulated equity (deficit).......................................     258,039    (3,950,945)
                                                                      -----------   -----------
          Total shareholders' equity (deficit).......................     545,015    (3,407,583)
                                                                      -----------   -----------
          Total liabilities and shareholders' equity................. $13,108,177   $18,440,403
                                                                      ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           NETWORK PAGING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1993            1994
                                                                    -----------     -----------
Revenues:
  Pager lease and access fees...................................    $13,821,722     $20,623,189
  Product sales.................................................      4,070,377       7,829,759
  Other income..................................................         94,110          72,676
                                                                     ----------     -----------
     Total revenues.............................................     17,986,209      28,525,624
Cost of products sold...........................................      3,666,084       6,801,285
                                                                     ----------     -----------
                                                                     14,320,125      21,724,339
Expenses:
  Operating.....................................................      2,959,085       4,456,541
  Selling and marketing.........................................      4,767,661       6,778,711
  General and administrative....................................      3,459,189       5,442,634
  Reorganization bonuses (Note 10)..............................             --         634,809
  Depreciation and amortization.................................      1,914,578       2,949,417
                                                                     ----------     -----------
Operating income................................................      1,219,612       1,462,227
Interest income.................................................          7,847         204,331
Interest expense................................................        942,614       1,244,716
                                                                     ----------     -----------
Income before taxes.............................................        284,845         421,842
Provision for income taxes -- 1994..............................             --         151,000
Provision for income taxes resulting from conversion to C
  Corporation status (Note 7)...................................             --         800,000
                                                                     ----------     -----------
Net income (loss)...............................................        284,845        (529,158)
Pro forma provision for income taxes (unaudited)................        108,000              --
Preferred stock dividend requirement............................             --        (423,440)
                                                                     ----------     -----------
Pro forma net income (loss) applicable to common shareholders
  (unaudited)...................................................    $   176,845     $  (952,598)
                                                                     ==========     ===========
Pro forma income (loss) per share (unaudited):
  Primary.......................................................    $       .09     $      (.47)
                                                                     ==========     ===========
  Fully diluted.................................................    $       .09     $      (.47)
                                                                     ==========     ===========
Weighted shares outstanding (Note 1):
  Primary.......................................................      2,040,000       2,040,000
                                                                     ==========     ===========
  Fully diluted.................................................      2,040,000       2,040,000
                                                                     ==========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           NETWORK PAGING CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                              $.01
                                                NO PAR         PAR       ADDITIONAL     ACCUMULATED
                                                COMMON       COMMON       PAID-IN         EQUITY
                                                 STOCK        STOCK       CAPITAL        (DEFICIT)
                                               ---------     -------     ----------     -----------
Balance at December 31, 1992...............    $ 286,976          --             --     $   (26,806)
Net income.................................           --          --             --         284,845
                                               ---------     -------       --------     -----------
Balance at December 31, 1993...............      286,976          --             --         258,039
Net income (loss) prior to conversion to C
  Corp. (January 1, 1994 through March 31,
  1994)....................................           --          --      $  (1,653)             --
Constructive distribution of S Corporation
  retained earnings........................           --          --        258,039        (258,039)
Common stock retired.......................     (286,976)         --             --              --
                                               ---------     -------       --------     -----------
Balance at April 1, 1994...................           --          --        256,386              --
Common stock issued........................           --     $20,400        266,576              --
Issuance of Series A redeemable preferred
  stock....................................           --          --             --      (3,000,000)
Dividends on preferred stock...............           --          --             --        (423,440)
Net loss subsequent to conversion to C
  Corporation (April 1, 1994 through
  December 31, 1994).......................           --          --             --        (527,505)
                                               ---------     -------       --------     -----------
Balance at December 31, 1994...............    $      --     $20,400      $ 522,962     $(3,950,945)
                                               =========     =======       ========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           NETWORK PAGING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                             ----------------------------
                                                                                1993             1994
                                                                             -----------     ------------
Cash flows from operating activities:
  Net income (loss)......................................................    $   284,845     $   (529,158)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation.........................................................      1,909,778        2,879,321
    (Gain) loss on sale of property and equipment........................         18,501           38,878
    Provision for bad debts..............................................        735,067          960,091
    (Increase) decrease in operating assets
      Trade receivables..................................................     (1,622,229)      (2,544,604)
      Inventories........................................................         77,896       (1,327,573)
      Prepaid expenses...................................................        (69,375)         (52,347)
      Other receivables..................................................        (41,881)         (33,538)
      Other assets, net..................................................         83,696         (469,966)
    Increase in operating liabilities
      Accounts payable...................................................        818,220          478,535
      Advanced billings..................................................        329,447          570,645
      Accrued expenses...................................................         43,895          171,443
      Income taxes payable...............................................             --           53,000
      Deferred taxes.....................................................             --          898,000
                                                                             -----------      -----------
         Net cash provided by operating activities.......................      2,567,860        1,092,727
                                                                             -----------      -----------
Cash flows from investing activities:
  Capital expenditures...................................................     (5,383,584)      (5,763,738)
  Proceeds from sale of property and
    equipment............................................................        456,561          746,178
  Deposit on pending acquisition.........................................             --         (275,000)
                                                                             -----------      -----------
         Net cash used in investing activities...........................     (4,927,023)      (5,292,560)
                                                                             -----------      -----------
Cash flows from financing activities:
  Decrease in notes receivable...........................................             --          893,384
  Increase in notes receivable...........................................       (586,798)      (3,306,586)
  Proceeds from notes payable............................................      7,211,976       19,944,636
  Proceeds from notes payable to shareholder.............................      1,468,054           70,000
  Reductions in notes payable............................................     (3,737,462)     (18,298,425)
  Reductions in notes payable to shareholder.............................     (1,649,440)        (782,933)
  Proceeds from preferred stock Series B, net of issuance costs of
    $61,969..............................................................             --        3,938,031
  Proceeds from preferred stock Series C, net of issuance costs of
    $30,984..............................................................             --        1,969,016
  Dividends on preferred stock...........................................             --         (150,563)
                                                                             -----------      -----------
         Net cash provided by financing activities.......................      2,706,330        4,276,560
                                                                             -----------      -----------
Net increase in cash and cash equivalents................................        347,167           76,727
Cash and cash equivalents at beginning of year...........................        139,418          486,585
                                                                             -----------      -----------
Cash and cash equivalents at end of year.................................    $   486,585     $    563,312
                                                                             ===========      ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.................................    $   952,393     $  1,149,617
                                                                             ===========      ===========
  Cash paid during the year for taxes....................................    $        --     $         --
                                                                             ===========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           NETWORK PAGING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Company Background

     Florida Network USA, Inc. ("Network USA"), a wholly owned subsidiary of Network Paging Corporation ("Network"), was established in 1989, as a private carrier paging company. Network has the ability to provide regional, corridor, statewide or nationwide services to more than 6,000 American cities by linking its paging system with those of independent paging companies ("Affiliates"). Network also provides its Affiliates with other services including pagers, equipment, marketing, and training assistance.

     Reorganization

     In April 1994, Network USA signed an agreement with an investment group to obtain a cash infusion of $6 million in exchange for $6 million of 10% promissory notes which were exchangeable, in certain circumstances, for an aggregate of 4 million shares of Series B redeemable preferred stock and 677,849 shares of Series C redeemable convertible preferred stock, as described below.

     In connection with this cash infusion, Network USA amended and restated its articles of incorporation, effective April 1, 1994, to authorize the issuance of 13 million shares of common stock (par value of $.01 per share) and 7.678 million shares of preferred stock (par value of $.01 per share) which resulted in the change of its S Corporation status to C Corporation status. The preferred stock consists of 3 million shares of Series A redeemable preferred stock, bearing a cumulative annual dividend of 7.25%, redeemable at $1 per share; 4 million shares of Series B redeemable preferred stock, bearing a cumulative annual dividend of 10%, redeemable at $1 per share; and 678,000 shares of Series C redeemable convertible preferred stock, convertible at the option of the holder into a minimum of 15%, increasing to 21% (dependent on the date of conversion and the occurrence of specified events), of Network USA's then outstanding common stock (see further description of shares issued, redemption and conversion options at Note 11). Concurrent with the change in corporate structure, Network USA effected a recapitalization by issuing 2.04 million shares of common stock and 3 million shares of Series A redeemable preferred stock in exchange for all previously outstanding common stock. As a result of this change in Network USA's corporate status, the retained earnings and the current year net loss, through the effective date of the change, was reclassified to additional paid-in capital. The retained earnings balance at December 31, 1994 represents earnings and dividends under the current corporate status only.

     Concurrent with the receipt of the funds referred to above, Network USA loaned the common stock shareholder $3 million in the form of a note receivable bearing a 7% interest rate, interest due monthly and the total balance due in April 2001.

     In July 1994, Network USA's sole shareholder and the investment group formed a holding company, Network Paging Corporation, and merged Network USA into a wholly-owned subsidiary of Network Paging Corporation. Concurrent with this restructuring, the $6 million promissory notes were exchanged for the Series B redeemable preferred stock and C redeemable convertible preferred stock referred to above.

     Trade Receivables -- Allowance for Doubtful Accounts

     Trade receivables are reflected net of an allowance for doubtful accounts. The allowance for doubtful accounts is established through a provision for bad debts. Receivables are charged against the allowance for doubtful accounts when management believes that collection is unlikely.

     Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the large number of customers comprising Network's customer base and their dispersion among various industries and geographic areas.

                           NETWORK PAGING CORPORATION

     Inventories

     Inventories are stated at lower of cost or market, with cost determined by specific identification. Inventories consist of new and used pagers held for resale.

     Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the term of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

     Other Assets

     Other assets consists primarily of deferred financing costs and money on deposit. Money on deposit relates primarily to the pending acquisition of Call Comm, Inc. and Telecommunications Associates, Inc. (see further discussion at
Note 8). Deferred financing costs will be amortized on a straightline basis over their anticipated useful lives, which range from three to four years.

     Revenue Recognition

     Revenues from leased pagers and paging services principally are billed in advance of services being provided. Such advance billings for these services are deferred and recognized as revenue when earned. Affiliate access fees are recognized on the accrual basis as the related services are performed. Revenues from the sale of pagers are recognized on the accrual basis when title passes from Network to the customer.

     Income Taxes

     As described above, Network changed its tax status to C Corporation status in April 1994. Prior to April 1994, Network had elected to be taxed as an S Corporation under the provisions of Section 1362 of the Internal Revenue Code. Under those provisions, the shareholder included Network's income or loss in his individual income tax return. A provision for income taxes has been recognized for the difference in the reported tax basis and book basis of assets and liabilities as a result of the change in Network's tax status and for the eight month period ended December 31, 1994, and is reflected in these consolidated financial statements.

     Fair Value of Financial Instruments

     The carrying amount for cash, short-term investments, accounts receivable, accounts payable, accrued expenses and notes payable are a reasonable estimate of their fair value.

     Cash Flows

     For the purpose of the statements of cash flows, cash equivalents include highly liquid investments with original maturities of three months or less.

     Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

                           NETWORK PAGING CORPORATION

     Earnings Per Share

     Earnings per share is computed by dividing net income (loss) by the weighted average number of common and common share equivalents outstanding.

2. OTHER RECEIVABLES

     Other receivables consist of:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1993         1994
                                                                     --------     --------
    Loans to employees.............................................  $ 61,951     $ 61,185
    Loans to officers..............................................    28,362          125
    Receivables from related parties...............................        --       67,611
    Other..........................................................    23,372       18,302
                                                                     --------     --------
                                                                     $113,685     $147,223
                                                                     ========     ========

3. PROPERTY AND EQUIPMENT

     Major classifications of property and equipment and related assets' lives are summarized as follows:

                                                                             DECEMBER 31,
                                                                      ---------------------------
                                              USEFUL LIFE (YEARS)        1993            1994
                                              -------------------     -----------     -----------
    Pagers held for lease...................             4            $ 6,532,560     $ 6,825,579
    Transmittal equipment...................             7              4,202,379       5,836,327
    Furniture, fixtures and equipment.......           5-7              1,517,746       3,494,150
    Vehicles................................             5                142,144         273,232
    Equipment on loan to Affiliates.........             5                 86,916         156,162
    Leasehold improvements..................             7                 25,586          27,334
                                                                      -----------     -----------
                                                                       12,507,331      16,612,784
    Less accumulated depreciation and amortization...............       3,710,060       5,995,152
                                                                      -----------     -----------
                                                                        8,797,271      10,617,632
    Construction in progress.....................................                         383,173
    Satellite dishes and transmitters not yet placed in
      service....................................................         587,813         483,638
                                                                      -----------     -----------
                                                                      $ 9,385,084     $11,484,443
                                                                      ===========     ===========

     In 1993, pagers and transmittal equipment with a cost of $8,990,974 were pledged as collateral for loans. At December 31, 1994, all assets, 100% of the stock of Network USA, and 100% of the stock of all of its future subsidiaries are pledged as collateral on the reducing revolving credit facility. On December 31, 1993 and 1994, total accumulated depreciation related to pagers held for lease amounted to $2,037,021 and $3,219,725, respectively.

                           NETWORK PAGING CORPORATION

4. OTHER ASSETS

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1993         1994
                                                                      -------     --------
    Financing costs, net of amortization of $57,062.................       --     $418,292
    Money on deposit................................................  $35,765      313,312
    Other...........................................................       --       49,127
                                                                      -------     --------
                                                                      $35,765     $780,731
                                                                      =======     ========

5. ACCRUED EXPENSES

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1993         1994
                                                                     --------     --------
    Sales and use tax..............................................  $126,401     $246,328
    Accrued bonuses and commissions................................   127,497      132,101
    Accrued interest...............................................    71,572      154,175
    Other..........................................................   112,139       76,448
                                                                     --------     --------
                                                                     $437,609     $609,052
                                                                     ========     ========

6. NOTES PAYABLE

                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                    1993           1994
                                                                 ----------     -----------
    Borrowings under $12 million reducing revolving credit
      facility.................................................          --     $10,873,420
    Notes payable to a commercial finance company due at
      various dates through November 1998 and interest rates
      from 10% to 12%, monthly installments vary in relation to
      debt outstanding, secured by pagers or transmittal
      equipment................................................  $8,216,995              --
    Notes payable to commercial finance company, interest at
      10% to 12.5%, monthly installments of $21,075 plus
      interest through January 1999, secured by transmitters...     773,980              --
    Other notes payable to banks, secured by fixed assets......     124,689              --
    Capital lease obligation with finance company, monthly
      installments of $5,744, interest ranging from 5.32% to
      11.75%, secured by pagers................................     111,546              --
                                                                 ----------      ----------
                                                                  9,227,210      10,873,420
    Less notes payables, current portion.......................   3,147,339         900,000
                                                                 ----------      ----------
                                                                 $6,079,871     $ 9,973,420
                                                                 ==========      ==========

     Following are maturities of long-term debt for each of the next five years:

        1995............................................................  $    900,000
        1996............................................................     2,400,000
        1997............................................................     3,000,000
        1998............................................................     3,600,000
        1999............................................................       973,420
                                                                          ------------
                                                                          $ 10,873,420
                                                                            ==========

                           NETWORK PAGING CORPORATION

     In July 1994, Network entered into a $12 million reducing revolving credit facility with a commercial bank. The level of available funds under this credit facility will be reduced on a quarterly basis, commencing June 30, 1995. The interest rate is tied to the bank's prime plus a specified percentage ranging from .5% to 2% with such percentage being based on Network's leverage ratio (the bank's prime rate and Network's interest rate were 8.5% and 10%, respectively, at December 31, 1994). The final principal payment on this credit facility is due June 30, 1999.

     The credit facility also requires payment of a commitment fee on the available funds balance at the rate of .5% per annum payable on a quarterly basis. Borrowings are secured by all assets and 100% of the stock of Network USA. Network incurred loan origination fees and direct financing costs aggregating $316,165, which have been capitalized and are to be recognized as interest expense over the life of the loan.

     The credit facility agreement requires maintenance of certain specified financial and operating covenants which prohibit incurrence of additional debt, without approval by the bank, and restrict payment of cash dividends on common stock during the term of the credit facility.

     As of December 31, 1994, Network was eligible to borrow all of the $1,126,580 remaining on the credit facility. Principal repayments based on the amount outstanding at December 31, 1994, are $900,000 in 1995, $2.4 million in 1996, $3 million in 1997, $3.6 million in 1998, and $973,420 in 1999.

     In September 1994, Network entered into an interest rate agreement which provides a ceiling on interest costs with respect to $6 million of Network's $12 million credit facility in the event the bank's prime rate exceeds 9.75%. Starting in June 1995, the dollar amount on which the interest rate agreement is applicable decreases from $6 million to $3.225 million incrementally, on a quarterly basis, through September 1997 when the agreement terminates. The $109,000 cost of this agreement has been capitalized and included in other assets and is being amortized over the three year life of the agreement.

7. INCOME TAXES

     In connection with the reorganization in April 1994 (see Note 1), Network changed from S Corporation status to C Corporation status for income tax purposes. A provision for income taxes has been recognized for the difference in the reported tax basis and book basis of assets and liabilities as a result of the change from S Corporation status to C Corporation status for the eight month period of operations ended December 31, 1994, as follows:

        Current:
          Federal.........................................................  $  47,000
          State...........................................................      6,000
        Deferred..........................................................    898,000
                                                                            ---------
                                                                            $ 951,000
                                                                             ========

     The provision for income taxes at December 31, 1994, shown above, varied from the statutory federal income tax rates for those periods as follows:

    Federal income tax rate......................................................   34.0%
    State income taxes, net of federal tax benefit...............................    1.0
    Non-deductible items.........................................................    1.8
    Deferred taxes recognized on change from S Corporation to C Corporation status.....................................................................  187.8
                                                                                   -----
    Effective tax rate...........................................................  224.6%
                                                                                   =====

                           NETWORK PAGING CORPORATION

     Deferred taxes shown on the balance sheet are comprised of the following:

                                                                   APRIL 1,     DECEMBER 31,
                                                                     1994           1994
                                                                   --------     ------------
    Deferred tax assets -- current:
      Allowance for bad debts..................................    $ 67,504      $  166,000
      Other....................................................      12,456          12,000
                                                                   --------     -----------
              Total............................................    $ 79,960      $  178,000
                                                                   ========      ==========
    Deferred tax liability -- non-current:
      Depreciation.............................................    $854,544      $1,076,000
                                                                   --------     -----------
              Total............................................    $854,544      $1,076,000
                                                                   ========      ==========

     The pro forma provision for income taxes for December 31, 1993 was determined based on the statutory federal income tax rates for those periods.

8. COMMITMENTS AND CONTINGENCIES

     Litigation

     On August 2, 1995, Network was named as one of several defendants in a suit filed in the District Court of Collin County, Texas, by Contact Communications, Inc. and ProNet Inc., which alleges that Network and other named defendants tortiously interfered with an alleged contract between the plaintiffs, Page East and the sole shareholder of Page East which would have provided for the acquisition of Page East by the plaintiffs. The plaintiffs seek unspecified damages. Network believes they have meritorious defenses and will vigorously defend against this suit.

     Capital Lease Obligations

     At December 31, 1993, Network was the lessee of pagers and other equipment under capital leases expiring at various dates from 1994 to 1998. Capital lease obligations of $14,064 were incurred during 1993. In July 1994, upon entering into the $12 million reducing revolving credit facility, these leases were paid off in full. The cost of these pagers and equipment amounted to $169,149, and related depreciation expense amounted to $40,670 and $42,287 at December 31, 1993 and 1994, respectively.

     The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

     Interest rates on capitalized leases during 1993 varied from 5.32% to 11.75% and were imputed based on the lower of Network's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

     Operating Lease Obligations

     Network leases a building and a warehouse which are owned by a related party (see Note 9) under operating leases, which expire in 1998, with monthly payments of $25,320. These leases require payment of insurance and maintenance costs in addition to rental payments.

     Network also leases various transmittal sites and equipment under operating leases which are cancelable upon 30 or 90 days notice. These leases require payment of taxes, insurance and maintenance costs in addition to rental payments.

                           NETWORK PAGING CORPORATION

     Total rental expense under all operating leases was $858,560 and $1,740,149 in 1993 and 1994, respectively.

     The operating leases for the building and warehouse space are not considered month to month leases. Future lease obligations under these leases as of December 31, 1994 are $303,840 in 1995; $303,840 in 1996; $303,840 in 1997;
and $282,840 in 1998.

     Pending Acquisition

     On December 1, 1994, Network began operating Call Comm, Inc., a paging company, and Telecommunications Associates, Inc., a licensing company, under a management agreement. Under the terms of the agreement, Network is performing all operations aspects of these entities and has recorded related revenues and costs of sales for the month of December.

     Pending FCC approval, Network plans to acquire certain licenses and fixed assets of Call Comm, Inc., and Telecommunications Associates, Inc. The total purchase price will be $875,000, consisting of $200,000 cash and issuance of promissory notes in the aggregate amount of $600,000, bearing interest at the rate of 7.75% per annum. At December 31, 1994, Network has recorded money on deposit in the amount of $275,000 which represents cash paid to the owners of Call Comm, Inc., and Telecommunications Associates, Inc., as earnest money for this pending acquisition. The excess of cost over fair value of tangible assets included in this acquisition will be allocated to licenses and a covenant not to compete and will be amortized on a straight-line basis over the respective assets' anticipated useful lives, which range from three to four years.

9. RELATED PARTIES

     Shareholder

     Network has one common stock shareholder who advanced working capital funds to Network. The amount due to the shareholder for such advances was $712,933 at December 31, 1993. These advances were repaid by Network in full in 1994. In April 1994, Network issued 3 million shares of Series A redeemable preferred stock to the common stock shareholder, bearing a cumulative annual dividend of 7.25%, redeemable at $1 per share. Simultaneously, Network advanced the shareholder $3 million in the form of a 7% note receivable, interest due monthly, with the principal due in full in April 2001.

     In December 1993, Network sold the building which houses its corporate operations to Network Paging Corporation of Tennessee ("NPC") which is 100% owned by the sole shareholder of Network USA. The sale transaction was recorded at the net book value as originally recorded on Network's financial statements which approximated fair market value at the time of the transaction. Upon sale of the building, NPC assumed the underlying debt and issued Network a 9% note receivable which had a balance of $586,798 at December 31, 1993. As of December 31, 1993, Network was the guarantor for NPC on a line of credit secured by the building which houses Network's headquarters. The outstanding balance on the line of credit was approximately $1.6 million as of December 31, 1993. Subsequent to 1993, NPC converted the line of credit into a note agreement which released Network as guarantor. Network currently leases its corporate offices from NPC at a rate which approximates fair market value (see Note 8).

     In connection with the reorganization discussed in Note 1, the shareholder granted Network an option to acquire his 50% interest in Alabama Network USA, Inc., a corporation formed by the shareholder and a third party to own and operate transmission facilities in Birmingham and Tuscaloosa, Alabama. The option provides that Network can acquire the shareholder's interest at the cost of approximately $75,000 until 2001.

                           NETWORK PAGING CORPORATION

     Employee and Officer Loans

     Other receivables on Network's balance sheet include employee and officer loans of $90,313 and $61,310 at December 31, 1993 and 1994, respectively.

     Affiliates

     Network has equipment with an original cost of $156,162 on loan to certain paging Affiliates throughout the country. Depreciation is being recorded in accordance with Network's standard policy.

     Major Supplier

     Network purchases the majority of its pagers from Motorola.

10. EMPLOYEE BENEFITS AND COMPENSATION

     Employee Benefit Plan

     During 1992, Network began sponsoring a defined contribution pension plan that covers all employees. The plan allows employees to make voluntary contributions. Network's contribution is based on a percentage of those voluntary contributions. The amount of pension expense was $28,632 and $50,445 in 1993 and 1994, respectively.

     Reorganization Bonuses

     As a result of the successful reorganization and recapitalization of Network in April 1994, the Board of Directors elected to grant discretionary bonuses to key management personnel in the amount of $634,809, which were distributed during 1994.

11. SHAREHOLDERS' EQUITY

     Common Stock

     In connection with the reorganization (Note 1), Network performed a recapitalization by issuing 2.04 million shares of common stock and 3 million shares of Series A redeemable preferred stock (as described below), in exchange for all of the previously outstanding common stock. Under the terms of the reorganization, Network may not declare and pay, or set aside funds for the payment of, any dividends related to any common stock or any preferred stock junior to the preferred stock discussed below.

     Preferred Stock

     Series A redeemable preferred stock provides an annual dividend of 7.25% of the original purchase price payable quarterly and has liquidating preference over common stock. As a result of the recapitalization referred to above, the Series A redeemable preferred stock is recorded at its redemption value of $3 million and has been reflected as a reduction to retained earnings.

     Series B redeemable preferred stock and Series C redeemable convertible preferred stock, recorded at their fair market values of $4 million and $2 million less associated issuance costs of $61,969 and $30,984, respectively, provide an annual dividend of 10% of the original purchase price and have liquidating preference, at a rate of $1 and $2.95 per share for Series B redeemable preferred stock and Series C redeemable convertible preferred stock, respectively, over Series A redeemable preferred stock and common stock. The issuance costs related to the Series B redeemable preferred stock and Series C redeemable convertible preferred stock are being accreted over the period until mandatory redemption. Series C redeemable convertible preferred stock carries voting rights equivalent to the anticipated number of common shares, on an if converted basis, and if still outstanding, becomes mandatorily convertible to common stock on April 30,

                           NETWORK PAGING CORPORATION

2001. Upon any conversion of the Series C redeemable convertible preferred stock, all accumulated and unpaid dividends shall be forgiven. Network has the option of redeeming all, but not less than all, of the outstanding preferred stock at its liquidation price upon the closing of a public offering (which meets certain parameters) of Network's common stock. Upon certain conditions, the holders of any class of preferred stock may request redemption of its stock, commencing no sooner than April 1998.

     Dividends on the Series A redeemable preferred stock in the amount of $150,563 were distributed in December 1994; dividends on the Series B redeemable preferred stock and Series C redeemable convertible preferred stock in the amount of $181,918 and $90,959, respectively, have been accrued and included in the redemption value of such series of preferred stock at December 31, 1994.

     Stock Option Plan

     In December 1993, Network established a Stock Option Plan which provides for the granting of non-qualified and incentive stock options, as defined by the Internal Revenue Code, to key employees of Network at prices which represent fair market value at dates of grant. Under the Plan, options may be granted to employees to purchase a maximum of 510,000 shares of common stock, as available. Options granted under the Plan expire in ten years from the date of grant and become exercisable at such dates and prices as are determined by Network's Board of Directors. In December 1993, 435,000 shares with an option price of $3.73 per share were granted and are outstanding at December 31, 1994. These options become exercisable in four annual increments beginning in July 1995. No compensation expense has been recorded in connection with the options outstanding under this Plan.

12. SUBSEQUENT EVENTS (UNAUDITED)

     On July 26, 1995, Network entered into a letter of intent with respect to the proposed acquisition of Page East, Inc. ("Page East"), a Network Affiliate headquartered in Windsor, North Carolina. Page East has entered into a definitive agreement to acquire the assets of Coastal Carolina Communications, Inc. ("Coastal"). At June 30, 1995, Page East and Coastal combined had approximately 18,500 paging and voicemail subscriber units in service.

     Under the terms of the letter of intent among Network, Page East and the stockholders of Page East, the parties agree that Network is to acquire all of the outstanding stock of Page East for a purchase price of $10.9 million, subject to upward adjustment based upon a multiple of combined cash flows of Page East and Coastal for the year ending December 31, 1995. The obligations of Network under the letter of intent are subject to satisfactory due diligence review and the absence of material adverse changes in the operations or condition of Page East. The obligations of all parties are subject to the negotiation of definitive agreements and to required regulatory approvals.

     The letter of intent provides that in the event Network fails to execute definite agreements prior to October 26, 1995 for any reason other than material adverse findings during its due diligence review, it must pay the stockholders of Page East liquidated damages of $1.0 million, as specified in the letter of intent. The letter of intent also provides that if the stockholders of Page East
(i) fail to execute definitive agreements prior to October 26, 1995, or otherwise fail to consummate the transaction over the objection of Network and
(ii) agree, prior to January 26, 1997, to sell the stock or assets of Page East to any third party, Network will be entitled to liquidated damages of $1.0 million, as specified in the letter of intent.

                           NETWORK PAGING CORPORATION

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
              PERIODS ENDED OCTOBER 31, 1994 AND OCTOBER 24, 1995

                                                                    PERIOD ENDED     PERIOD ENDED
                                                                    OCTOBER 31,      OCTOBER 24,
                                                                        1994             1995
                                                                    ------------     ------------
Revenues:
  Mobile communication services.................................    $ 16,643,329     $ 24,389,961
  Equipment sales...............................................       6,029,098        4,321,145
                                                                    ------------     ------------
     Total revenues.............................................      22,672,427       28,711,106
Cost of equipment sales.........................................       4,961,072        4,066,026
                                                                    ------------     ------------
                                                                      17,711,355       24,645,080
Costs and expenses:
  Operating expenses -- exclusive of depreciation and
     amortization...............................................       3,803,257        5,533,275
  Depreciation and amortization.................................       2,372,283        3,025,420
  Selling.......................................................       4,898,896        7,401,218
  General and administrative....................................       5,253,112       12,022,929
  Reorganization bonuses........................................         634,809               --
                                                                    ------------     ------------
                                                                      16,962,357       27,982,842
                                                                    ------------     ------------
Operating income (loss).........................................         748,998       (3,337,762)
Interest expense................................................      (1,051,772)        (935,918)
Interest income.................................................         168,038          175,623
                                                                    ------------     ------------
                                                                        (883,734)        (760,295)
                                                                    ------------     ------------
Loss before income taxes........................................        (134,736)      (4,098,057)
Income tax benefit (expense)....................................          51,334         (706,500)
Provision for income taxes resulting from conversion to C
  Corporation status............................................        (800,000)              --
                                                                    ------------     ------------
Net loss........................................................    $   (883,402)    $ (4,804,557)
                                                                    ============     ============
Loss per common share:
  Primary.......................................................    $      (0.43)    $      (2.16)
                                                                    ============     ============
  Fully diluted.................................................    $      (0.43)    $      (2.16)
                                                                    ============     ============
Weighted shares outstanding:
  Primary.......................................................       2,040,000        2,229,159
                                                                    ============     ============
  Fully diluted.................................................       2,040,000        2,229,159
                                                                    ============     ============

           See notes to unaudited consolidated financial statements.

                           NETWORK PAGING CORPORATION

            UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                         PERIOD ENDED OCTOBER 31, 1994

                                          NO PAR     $.01 PAR    ADDITIONAL    ACCUMULATED
                                          COMMON      COMMON      PAID-IN        EQUITY
                                          STOCK       STOCK       CAPITAL       (DEFICIT)        TOTAL
                                         --------    --------    ----------    -----------    -----------
Balance, December 31, 1993............   $286,976    $     --     $      --    $   258,039    $   545,015
Net loss prior to conversion to C
  Corp. (January 1, 1994 through March
  31, 1994)...........................         --          --        (1,653)            --         (1,653)
Constructive distribution of S
  Corporation retained earnings.......         --          --       258,039       (258,039)            --
Common stock retired..................   (286,976)         --            --             --       (286,976)
                                         --------    --------    ----------    -----------    -----------
                                               --          --       256,386             --        256,386
Common stock issued...................         --      20,400       266,576             --        286,976
Issuance of Series A redeemable
  preferred stock.....................         --          --            --     (3,000,000)    (3,000,000)
Net loss subsequent to conversion to C
  Corporation (April 1, 1994 through
  October 31, 1994)...................         --          --            --       (883,402)      (883,402)
                                         --------    --------    ----------    -----------    -----------
Balance, October 31, 1994.............   $     --    $ 20,400     $ 522,962    $(3,883,402)   $(3,340,040)
                                         ========    ========     =========    ===========    ===========

            UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                         PERIOD ENDED OCTOBER 24, 1995

                                   COMMON STOCK                   ADDITIONAL
                                -------------------   TREASURY     PAID-IN     ACCUMULATED
                                 SHARES     AMOUNT      STOCK      CAPITAL       DEFICIT        TOTAL
                                ---------   -------   ---------   ----------   -----------   -----------
Balance, January 1, 1995......  2,040,000   $20,400   $      --   $  522,962   $(3,950,945)  $(3,407,583)
Issuance of common stock......    417,500     4,175          --           --            --         4,175
Repurchase of common stock....         --        --    (145,950)          --            --      (145,950)
Stock compensation............         --        --          --    4,017,395            --     4,017,395
Net loss......................         --        --          --           --    (4,804,557)   (4,804,557)
                                ---------   -------    --------   ----------   -----------   -----------
Balance, October 24, 1995.....  2,457,500   $24,575   $(145,950)  $4,540,357   $(8,755,502)  $(4,336,520)
                                =========   =======    ========   ==========   ===========   ===========

           See notes to unaudited consolidated financial statements.

                           NETWORK PAGING CORPORATION

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
              PERIODS ENDED OCTOBER 31, 1994 AND OCTOBER 24, 1995

                                                                      PERIOD ENDED    PERIOD ENDED
                                                                      OCTOBER 31,     OCTOBER 24,
                                                                          1994            1995
                                                                      ------------    ------------
Cash flows from operating activities:
  Net income (loss)................................................   $   (134,736)   $ (4,804,557)
  Depreciation and amortization....................................      2,337,106       3,025,420
  Provision for lost and damaged pagers............................             --         135,571
  Provision for bad debts..........................................        710,091       1,311,903
  Gain on sale of asset............................................         32,398              --
  Stock compensation...............................................             --       4,017,395
  (Increase) decrease in operating assets:
     Trade receivables.............................................     (1,762,627)     (1,638,220)
     Inventories...................................................     (2,191,268)       (725,321)
     Other receivables.............................................       (111,669)       (405,857)
     Prepaid expenses..............................................        (83,443)        149,886
     Other assets..................................................       (749,190)     (1,029,135)
  Increase (decrease) in operating liabilities:
     Accounts payable..............................................      1,584,223       2,670,996
     Advance billings..............................................        516,651         642,621
     Accrued liabilities...........................................        204,594       1,289,587
     Provision for income taxes....................................             --         591,212
     Deferred taxes................................................             --        (898,000)
                                                                      ------------    ------------
          Net cash provided by operating activities................        352,130       4,333,501
                                                                      ------------    ------------
Cash flows from investing activities:
  Capital expenditures.............................................     (4,885,213)     (7,072,351)
  Proceeds from sale of fixed assets...............................        621,815       1,292,093
                                                                      ------------    ------------
          Net cash used in investing activities....................     (4,263,398)     (5,780,258)
                                                                      ------------    ------------
Cash flows from financing activities:
  Issuance of note receivable......................................     (3,306,586)             --
  Decrease in notes receivable.....................................        893,384              --
  Proceeds from notes payable......................................     18,661,488       1,397,388
  Payments on notes payable........................................    (18,296,355)       (150,000)
  Proceeds from notes payable to shareholder.......................         70,000              --
  Payments on notes payable to shareholder.........................       (782,933)             --
  Issuance of common stock.........................................        286,976           4,175
  Repurchase of common stock.......................................             --        (145,950)
  Proceeds from preferred stock Series B, net of issuance cost.....      3,938,031         352,755
  Proceeds from preferred stock Series C, net of issuance cost.....      1,969,016         176,529
                                                                      ------------    ------------
          Net cash provided by financing activities................      3,433,021       1,634,897
                                                                      ------------    ------------
Net (decrease) increase in cash....................................       (478,247)        188,140
Cash at January 1, 1994 and January 1, 1995, respectively..........        486,585         563,312
                                                                      ------------    ------------
Cash at October 31, 1994 and October 24, 1995, respectively........   $      8,338    $    751,452
                                                                      ============    ============

           See notes to unaudited consolidated financial statements.

                           NETWORK PAGING CORPORATION

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 24, 1995

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Network Paging Corporation (the "Company" or "Network") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the period ended October 24, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995.

     These unaudited consolidated financial statements, footnote disclosures and other information should be read in conjunction with the consolidated financial statements and the notes thereto in the Company's annual financial statements.

                          HUTTON, PATTERSON & COMPANY

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Parkway Paging, Inc.
Plano, Texas

     We have audited the balance sheets of Parkway Paging, Inc. as of December 31, 1995 and 1994, and the related statements of income and retained (deficit) earnings and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parkway Paging, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

Hutton, Patterson & Company

February 13, 1996
  (except for Note M, as to
  which the date is September 30, 1996)
Dallas, Texas

                              PARKWAY PAGING, INC.

                                 BALANCE SHEETS
                  DECEMBER 31, 1995 AND 1994 AND JUNE 20, 1996

                                                                                                              UNAUDITED
                                                                                                               (NOTE M)
                                                                                         DECEMBER 31,         ----------
                                                                                    -----------------------    JUNE 20,
                                                                                       1995         1994         1996
                                                                                    ----------   ----------   ----------
                                    ASSETS
CURRENT ASSETS
  Cash (Note A).................................................................... $    7,103   $  516,984   $  267,001
  Accounts receivable (Note A).....................................................    628,473      511,094      927,800
  Inventory (Note A)...............................................................    403,879      704,530      659,771
  Notes receivable, current (Notes B & J)..........................................      9,920       22,032       10,323
  Other receivables................................................................     35,885       14,125       43,268
  Prepaid taxes (Note I)...........................................................     56,477      122,818       56,477
  Deferred income tax asset (Note I)...............................................    105,722       66,605      105,722
  Prepaid expenses.................................................................        631       31,821       23,353
                                                                                    ----------   ----------   ----------
         TOTAL CURRENT ASSETS......................................................  1,248,090    1,990,009    2,093,715
                                                                                    ----------   ----------   ----------
PAGERS HELD FOR LEASE OR SALE (net of accumulated depreciation of $292,203,
  $440,511 and $342,284 at December 31, 1995, 1994 and June 20, 1996, respectively)
  (Notes A, F & G).................................................................    257,349      180,956      215,902
                                                                                    ----------   ----------   ----------
PROPERTY AND EQUIPMENT (net of accumulated depreciation) (Notes A, C, F & G).......  3,078,019    2,515,488    2,685,683
OTHER ASSETS
  Long-term notes receivable (Notes B & J).........................................     57,613       67,023       51,838
  Deferred income tax asset (Note I)...............................................     17,102       13,078       17,102
  Other (Note D)...................................................................     18,748       36,284        9,481
                                                                                    ----------   ----------   ----------
         TOTAL OTHER ASSETS........................................................     93,463      116,385       78,421
                                                                                    ----------   ----------   ----------
                                                                                    $4,676,921   $4,802,838   $5,073,721
                                                                                    ==========   ==========   ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable................................................................. $   77,573   $  313,811   $      458
  Deferred revenue (Note A)........................................................    706,473      761,335    1,193,345
  Accrued and other liabilities (Note E)...........................................     92,738      107,804       53,690
  Current maturities of notes payable (Note G).....................................    256,351      183,199      596,873
  Current maturities of obligations under capital leases (Note F)..................  2,149,708    1,544,712    1,770,162
                                                                                    ----------   ----------   ----------
         TOTAL CURRENT LIABILITIES.................................................  3,282,843    2,910,861    3,614,528
                                                                                    ----------   ----------   ----------
LONG-TERM DEBT
  Notes payable (Note G)...........................................................    419,943      236,109      489,209
  Obligations under capital leases (Note F)........................................    813,288    1,407,689      379,504
                                                                                    ----------   ----------   ----------
         TOTAL LONG-TERM DEBT......................................................  1,233,231    1,643,798      868,713
                                                                                    ----------   ----------   ----------
         TOTAL LIABILITIES.........................................................  4,516,074    4,554,659    4,483,241
                                                                                    ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Notes H, K and L)...................................         --           --           --
STOCKHOLDERS' EQUITY (Note L)
  Common stock (10,000,000 shares authorized, 24,398 shares issued and outstanding,
    $1.00 par).....................................................................     24,398       24,398       24,398
  Additional paid-in capital.......................................................    364,602      364,602      364,602
  Retained (deficit) earnings......................................................   (228,153)    (140,821)     201,480
                                                                                    ----------   ----------   ----------
         TOTAL STOCKHOLDERS' EQUITY................................................    160,847      248,179      590,480
                                                                                    ----------   ----------   ----------
                                                                                    $4,676,921   $4,802,838   $5,073,721
                                                                                    ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                              PARKWAY PAGING, INC.

              STATEMENTS OF INCOME AND RETAINED (DEFICIT) EARNINGS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 AND THE QUARTERS ENDED JUNE 20, 1996 AND 1995

                                                                                                         UNAUDITED
                                                                                                          (NOTE M)
                                                                DECEMBER 31,                     --------------------------
                                                 -------------------------------------------      JUNE 20,       JUNE 20,
                                                    1995            1994            1993            1996           1995
                                                 -----------     -----------     -----------     ----------     -----------
REVENUES
  Service, rent and maintenance revenues.......  $ 7,403,225     $ 5,218,774     $ 4,216,416     $4,393,713     $ 3,251,030
  Product sales................................    2,344,026       1,909,991       1,433,461        846,956       1,211,279
                                                 -----------     -----------     -----------     ----------     -----------
                                                   9,747,251       7,128,765       5,649,877      5,240,669       4,462,308
  Cost of products sold (Note A)...............   (2,261,776)     (1,892,906)     (1,265,761)      (740,548)     (1,182,415)
                                                 -----------     -----------     -----------     ----------     -----------
                                                   7,485,475       5,235,859       4,384,116      4,500,121       3,279,893
                                                 -----------     -----------     -----------     ----------     -----------
OPERATING EXPENSES
  Service, rent and maintenance................    2,329,764       1,674,627       1,068,198      1,874,789       1,293,265
  Selling......................................    1,113,808         712,554         412,138        520,505         443,168
  General and administrative...................    2,541,642       1,710,251       1,422,447        889,012         732,079
  Depreciation and amortization................    1,153,896         929,069         899,433        613,547         444,219
                                                 -----------     -----------     -----------     ----------     -----------
                                                   7,139,110       5,026,501       3,802,216      3,897,853       2,912,731
                                                 -----------     -----------     -----------     ----------     -----------
INCOME FROM OPERATIONS.........................      346,365         209,358         581,900        602,267         367,162
                                                 -----------     -----------     -----------     ----------     -----------
OTHER
  (Loss) gain on disposal (Note A).............      (71,683)        (65,748)             --         20,026              --
  Interest expense (net of interest income of
    $9,278, $15,591, $9,923, $2,827 and $6,621
    at December 31, 1995, 1994 and 1993 and
    June 30, 1996 and 1995, respectively.......     (405,155)       (359,299)       (332,166)      (192,661)       (178,441)
                                                 -----------     -----------     -----------     ----------     -----------
                                                    (476,838)       (425,047)       (332,166)      (172,635)       (178,441)
                                                 -----------     -----------     -----------     ----------     -----------
NET (LOSS) INCOME BEFORE BENEFIT (PROVISION)
  FOR FEDERAL INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.....     (130,473)       (215,689)        249,734        429,632         188,721
BENEFIT (PROVISION) FOR FEDERAL INCOME TAXES
  (Note I).....................................       43,141          69,297         (78,025)            --              --
                                                 -----------     -----------     -----------     ----------     -----------
NET (LOSS) INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE...............      (87,332)       (146,392)        171,709        429,632         188,721
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE (Note I)...........................           --              --          51,996             --              --
                                                 -----------     -----------     -----------     ----------     -----------
NET (LOSS) INCOME..............................      (87,332)       (146,392)        223,705        429,632         188,721
RETAINED (DEFICIT) EARNINGS, beginning.........     (140,821)          5,571        (218,134)      (228,153)       (140,821)
                                                 -----------     -----------     -----------     ----------     -----------
RETAINED (DEFICIT) EARNINGS, ending............  $  (228,153)    $  (140,821)    $     5,571     $  201,480     $    47,901
                                                 ===========     ===========     ===========     ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                              PARKWAY PAGING, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 AND THE QUARTERS ENDED JUNE 20, 1996 AND 1995

                                                                                                       UNAUDITED
                                                                                                       (NOTE M)
                                                             DECEMBER 31,                     ---------------------------
                                              -------------------------------------------      JUNE 20,        JUNE 20,
                                                 1995            1994            1993            1996            1995
                                              -----------     -----------     -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................  $   (87,332)    $  (146,392)    $   223,705     $  429,632      $  188,721
  Adjustments to reconcile net (loss) income
    to net cash provided by operating
    activities
    Depreciation and amortization...........    1,153,896         929,069         899,433        613,547         444,219
    Deferred federal income tax credit......      (43,141)        (69,297)        (10,385)            --              --
    Loss (gain) disposal....................       71,683          65,748              --        (20,026)             --
    Changes in assets and liabilities
      (Increase) decrease in accounts
        receivable..........................     (117,379)         21,090        (457,525)      (318,657)       (196,931)
      Decrease (increase) in inventory......      300,651        (496,661)       (170,169)      (305,961)        311,379
      Increase in other receivables.........      (21,760)        (10,036)         (4,089)        11,948          13,625
      Decrease (increase) in prepaid
        taxes...............................       66,341         (43,600)        (79,218)            --              --
      Decrease (increase) in prepaid
        expenses............................       31,190         (31,821)             --        (22,329)         31,821
      (Increase) decrease in pagers held for
        lease or sale (Note A)..............     (145,073)         51,454          13,729         (8,634)        191,188
      (Increase) decrease in deposits.......       (1,001)         (1,600)          5,102         (4,280)           (401)
      (Decrease) increase in accounts
        payable.............................     (236,238)        236,733          41,597        (77,115)        (73,034)
      (Decrease) increase in deferred
        revenue.............................      (54,862)        340,250         367,480        486,872         186,487
      (Decrease) increase in accrued and
        other liabilities...................      (15,066)         14,745          39,036        (13,117)        (76,580)
                                              -----------     -----------     -----------     ----------      ----------
  Net cash flows provided by operating
    activities..............................      901,909         859,682         868,696        771,880       1,020,494
                                              -----------     -----------     -----------     ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Receipts on notes receivable..............       21,522          25,875          15,425          5,371          11,496
  Purchases of property and equipment.......   (1,325,894)       (782,849)       (272,445)      (134,812)     (1,074,131)
  Proceeds on sale of fixed assets..........       20,000              --              --         21,000              --
                                              -----------     -----------     -----------     ----------      ----------
  Net cash flows used in investing
    activities..............................   (1,284,372)       (756,974)       (257,020)      (108,441)     (1,062,635)
                                              -----------     -----------     -----------     ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Additional obligations under capital
    leases for inventory....................    1,693,215       2,071,434       1,315,616      1,134,292         411,502
  Payments on obligations under capital
    leases..................................   (2,077,619)     (1,637,112)     (1,466,779)    (1,390,170)       (577,855)
  Proceeds from bank loans..................      511,475              --              --             --         216,000
  Payments on notes payable.................     (254,489)       (281,302)       (270,186)      (147,663)       (123,363)
                                              -----------     -----------     -----------     ----------      ----------
  Net cash flows (used in) provided by
    financing activities....................     (127,418)        153,020        (421,349)      (403,541)        (73,716)
                                              -----------     -----------     -----------     ----------      ----------
NET (DECREASE) INCREASE IN CASH.............     (509,881)        255,728         190,327        259,898        (115,857)
CASH, beginning.............................      516,984         261,256          70,929          7,103         516,984
                                              -----------     -----------     -----------     ----------      ----------
CASH, ending................................  $     7,103     $   516,984     $   261,256     $  267,001      $  401,127
                                              ===========     ===========     ===========     ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
    Interest................................  $   417,258     $   378,351     $   334,307     $  195,488      $  185,062
                                              -----------     -----------     -----------     ----------      ----------
    Income taxes............................  $        --     $    43,600     $   115,632     $       --      $       --
                                              ===========     ===========     ===========     ==========      ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
    Acquisitions of pagers held for lease or
      sale and property and equipment
      through capital leases (Note F).......  $   395,000     $   237,498     $   767,574     $1,134,292      $  583,332
                                              ===========     ===========     ===========     ==========      ==========
    Acquisitions of property and equipment
      through notes payable (Notes G & J)...  $        --     $        --     $    53,300     $       --      $       --
                                              ===========     ===========     ===========     ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                              PARKWAY PAGING, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Parkway Paging, Inc. (the Company) was formed on May 7, 1991, and incorporated in the state of Texas. Operations began on October 1, 1991. The Company was formed for the purpose of providing air time, leasing, wholesale and retail sales of pagers and pager repairs and service in the Dallas-Fort Worth Metroplex. During the year ended December 31, 1993, the Company expanded its services to include long distance and additional voice messaging services. The Company also purchased a tandem telephone switch which enabled the addition of the long distance service and will allow the Company to expand into the cellular telephone market and Local Exchange Carrier (LEC) billing.

     As discussed below, the Company acquired operations through an acquisition and merger of related companies. Parkway Communications, Inc. was formed in 1983 and has served the cellular, specialized mobile radio (SMR) and paging markets since its inception. In 1989, Parkway Communications, Inc. leased its assets to Parkway Paging I, Ltd. Prior to the merger, as described below, Parkway Communications, Inc. sold its cellular and SMR business to concentrate on the paging industry.

     The Company purchased the assets of Parkway Paging I, Ltd. (a partnership) through the issuance of 19,200 shares of common stock and the assumption of liabilities on October 1, 1991. The assets purchased were recorded at their estimated fair value at October 1, 1991, under the purchase method of accounting in accordance with generally accepted accounting principals. The value of the liabilities assumed and stock issued exceeded the estimated fair value of the assets by $71,665. This excess was recorded as goodwill.

     On October 1, 1991, the Company also affected a merger with Parkway Communications, Inc. and Business Paging, Inc. through the exchange of stock. The stockholders of Parkway Communications, Inc. and Business Paging, Inc. received 4,800 shares of stock in the Company in exchange for their stock in these two corporations. The assets, liabilities and equity of Parkway Communications, Inc. and Business Paging, Inc. were recorded at the book value as stated in the financial statements of these two corporations at September 30, 1991, under the pooling of interests method as prescribed under generally accepted accounting principals.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance are charged to expense as incurred. Upon retirement of equipment, the cost and the related accumulated depreciation are removed from

                              PARKWAY PAGING, INC.

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

the accounts. Depreciation and amortization are computed using straight-line and accelerated methods based on the following estimated useful lives:

            Broadcast equipment....................................   3 to 15 years
            Pagers held for lease or sale..........................         3 years
            Alpha dispatch equipment...............................         5 years
            Pager repair equipment.................................         7 years
            Office equipment.......................................   3 to 10 years
            Leaseholds.............................................   7 to 39 years
            Automobiles............................................         5 years

  Reserve for Doubtful Accounts

     The Company's policy is to expense accounts receivable of doubtful collectibility after 75 days. Therefore, no reserve is provided.

  Inventory

     Inventory consists of pagers specifically purchased for resale and pager parts utilized for repair of damaged pagers. Inventory is stated at the lower of cost or market; cost being determined principally by use of the average-cost method.

  Pagers Held for Lease or Sale

     The Company purchases specific brands of pagers which are primarily leased to customers. These pagers are capitalized and depreciated in accordance with the Company's depreciation policies as described above. Although the majority of these pagers are leased, some are sold. Upon the sale of pagers, the cost of pagers and the related accumulated depreciation are removed from the accounts and the net book value is charged to costs of products sold. The proceeds on the sales of such pagers is included in product sales. The cost of pagers sold is removed from pagers held for lease or sale on a last-in-first-out basis. During the year ended December 31, 1994, the Company recorded the disposal of obsolete, missing and fully depreciated pagers. The loss on disposal totalled $65,748. During the year ended December 31, 1995, additional disposals were recorded resulting in a loss of $73,979.

  Intangible Assets

     Intangible assets consist of organization costs and goodwill. A portion of the goodwill is attributable to the purchase of Parkway Paging I, Ltd. as discussed previously. The remainder resulted from Parkway Communications, Inc. transactions and was transferred to the Company during the merger. All intangible assets are amortized over five years on a straight-line basis.

  Deferred Revenue

     Certain customers of the Company pay for services in advance. These advance payments are deferred and recognized as revenue when earned. During the year ended December 31, 1993, the Company purchased a new billing system which allows the Company to bill on the 20th of each month for the subsequent month's services. The Company records these advance billings as deferred revenue when billed and recognizes them as revenue in the month for which the services are to be provided. Advance payments for service are not refundable.

                              PARKWAY PAGING, INC.

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Cash

     The Company maintains operating cash accounts with a financial institution in excess of federally insured limits. The amount that would be at risk in the event the institution is unable to continue business was $270,451 at December 31, 1995.

NOTE B -- NOTES RECEIVABLE

     Notes receivable consist of the following at December 31:

                                                                    1995        1994
                                                                   -------     -------
        Procom, Inc., receivable in monthly installments of
          $1,365, including interest at 13%, final payment due
          9/17/95................................................  $    --     $12,872
        Abner, Inc., receivable in monthly installments of
          $1,244, including interest at 8%, final payment due
          7/11/01
          (Note J)...............................................   67,533      76,183
                                                                   -------     -------
                                                                    67,533      89,055
        Current portion..........................................    9,920      22,032
                                                                   -------     -------
                                                                   $57,613     $67,023
                                                                   =======     =======

     These notes receivable were acquired as a result of the business combinations described in NOTE A. Both arose in the ordinary course of business.

NOTE C -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                     1995           1994
                                                                  ----------     ----------
    Broadcast equipment.........................................  $5,379,692     $4,069,529
    Alpha dispatch equipment....................................      41,398         73,502
    Pager repair equipment......................................      89,681         73,080
    Office equipment............................................     505,520        414,772
    Leaseholds..................................................     243,201        140,859
    Automobiles.................................................      13,615          2,042
                                                                  ----------     ----------
                                                                   6,273,107      4,773,784
      Less accumulated depreciation and amortization............   3,195,088      2,258,296
                                                                  ----------     ----------
                                                                  $3,078,019     $2,515,488
                                                                  ==========     ==========

                              PARKWAY PAGING, INC.

NOTE D -- OTHER ASSETS

     Other assets consist of the following at December 31:

                                                                        1995        1994
                                                                       -------     -------
    Goodwill.........................................................  $88,765     $88,765
    Less accumulated amortization....................................   75,447      57,697
                                                                       -------     -------
                                                                        13,318      31,068
                                                                       -------     -------
    Organization costs...............................................    3,927       3,927
    Less accumulated amortization....................................    3,207       2,421
                                                                       -------     -------
                                                                           720       1,506
                                                                       -------     -------
    Deposits.........................................................    4,710       3,710
                                                                       -------     -------
                                                                       $18,748     $36,284
                                                                       =======     =======

NOTE E -- ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities consist of the following at December 31:

                                                                       1995         1994
                                                                      -------     --------
    Sales tax payable...............................................  $34,193     $ 57,222
    Interest payable................................................   15,321       18,146
    Payroll taxes payable...........................................    3,659        8,602
    Accrued payroll.................................................   36,091       21,624
    Customer deposits held..........................................      586          850
    Excise/use tax payable..........................................    2,888        1,360
                                                                      -------     --------
                                                                      $92,738     $107,804
                                                                      =======     ========

NOTE F -- OBLIGATIONS UNDER CAPITAL LEASES

     The Company is obligated under various capital leases which were incurred in the acquisition of pagers and other property and equipment. The following is a schedule, by years, of future minimum lease payments under capital leases with the present value of the net minimum lease payments:

        1996.............................................................  $2,346,744
        1997.............................................................     639,409
        1998.............................................................     183,297
        1999.............................................................      66,296
        2000.............................................................      49,790
                                                                           ----------
        Net minimum lease payments.......................................   3,285,536
        Less amount representing interest................................     322,540
                                                                           ----------
        Present value of net minimum lease payments......................   2,962,966
        Less current portion.............................................   2,149,708
                                                                           ----------
                                                                           $  813,288
                                                                           ==========

                              PARKWAY PAGING, INC.

NOTE F -- OBLIGATIONS UNDER CAPITAL LEASES -- (CONTINUED)

     The Company held the following assets under capital leases at December 31:

                                                                     1995           1994
                                                                  ----------     ----------
    Pagers......................................................  $  375,953     $  256,751
    Broadcast equipment.........................................   1,274,329      1,085,592
    Pager repair equipment......................................      14,608         14,608
                                                                  ----------     ----------
                                                                   1,664,890      1,356,951
    Less accumulated depreciation...............................   1,016,323        697,431
                                                                  ----------     ----------
                                                                  $  648,567     $  659,520
                                                                  ==========     ==========

     In addition, the Company assumed capital leases related to pagers and broadcast equipment acquired in the business combinations described in Note A. Consequently, specific assets acquired subject to capital leases were not identified. The net book value of pagers and broadcast equipment acquired in the business combinations was $170,767 and $268,611 at December 31, 1995 and 1994, respectively. All assets acquired under capital leases are presented in the accompanying balance sheet as property and equipment and pagers held for lease or sale.

NOTE G -- NOTES PAYABLE

     Notes payable consist of the following at December 31:

                                                                       1995         1994
                                                                     ---------    ---------
    Note payable due in monthly installments of $2,917 through
      6/6/97, with a final payment of $2,938 due on 7/6/97, plus interest at 8.75%, secured by equipment and stockholder's
      certificates of deposit and stock............................    $55,417      $87,500
    Note payable due in monthly installments of $937 through
      6/6/95, with a final payment of $879 due on 7/6/95, plus
      interest at 8.75%, secured by equipment and stockholder's
      certificates of deposit and stock............................         --        5,560
    Note payable due in monthly installments of $6,667 through
      6/6/95, with a final payment of $6,715 due on 7/6/95, plus interest at 8.75%, secured by equipment and stockholder's
      certificates of deposit and stock............................         --       40,000
    Note payable due in monthly installments of $4,924 through
      1/15/00, with a final payment of $4,968 due 2/15/00, plus
      interest at 10.5%, secured by equipment and stockholder's
      certificate of deposit and stock.............................    246,229           --
    Note payable due in monthly installments of $3,600 through
      3/15/00, with a final payment of $3,632 due 4/15/00, plus
      interest at 10.5%, secured by equipment and stockholder's
      certificate of deposit and stock.............................    187,200           --
    Note payable due in monthly installments of $3,333 through
      6/17/97, plus interest at 7.25%, secured by stockholder's
      certificates
      of deposit...................................................     60,134      100,134
    Note payable, Shareholder, due in monthly installments of
      $2,084, including interest at 12%, maturing 6/26/97 (NOTE J),
      unsecured....................................................     38,973       53,786

                              PARKWAY PAGING, INC.

NOTE G -- NOTES PAYABLE -- (CONTINUED)

                                                                       1995         1994
                                                                     ---------    ---------
    Note payable, Shareholder, due in monthly installments of
      $1,335, including interest at 12%, maturing 9/17/95 (Note J),
      unsecured....................................................   $     --      $11,433
    Note payable, Shareholder, due in monthly installments of
      $2,224, including interest at 12%, maturing 11/21/97 (Note
      J),
      unsecured....................................................     45,014       65,418
    Note payable, Shareholder, due in monthly installments of
      $1,112, including interest at 12%, maturing 12/27/97 (Note
      J),
      unsecured....................................................     26,074       33,486
    Note payable, Shareholders, due in five annual installments beginning 1/1/94, including interest at 10% (Note J),
      unsecured....................................................     17,253       21,991
                                                                     ---------    ---------
                                                                       676,294      419,308
    Less current maturities........................................    256,351      183,199
                                                                     ---------    ---------
                                                                      $419,943     $236,109
                                                                      ========     ========

     Maturities of notes payable over the next five years are as follows:

                1996..............................................  $256,351
                1997..............................................   193,322
                1998..............................................   108,602
                1999..............................................   102,295
                2000..............................................    15,724
                                                                    --------
                                                                    $676,294
                                                                    ========

     The Company established a line of credit during the year ended December 31, 1995, providing for maximum borrowings of $300,000. Interest is due at the bank's stated prime plus 1%. The line of credit is guaranteed by certain shareholders who are officers of the Company. At December 31, 1995, there were no draws on the line of credit.

NOTE H -- COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under noncancellable operating leases. At December 31, 1995, the Company was obligated under these leases as follows:

                1996..............................................  $315,664
                1997..............................................   223,435
                1998..............................................   166,249
                1999..............................................    85,485
                2000..............................................    32,573
                Thereafter........................................        --
                                                                    --------
                                                                    $823,406
                                                                    ========

     Rental expense under operating leases was $543,433, $358,312 and $279,427 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company purchases pagers from three major suppliers. A significant portion are purchased from NEC (Note J). However, due to competition and technological advances, management believes that the

                              PARKWAY PAGING, INC.

NOTE H -- COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

failure of any of these suppliers to perform on future purchase agreements would have no materially adverse effect on the Company.

NOTE I -- FEDERAL INCOME TAXES

     Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 109. The cumulative effect of the adoption was the recognition of a deferred tax asset in the amount of $51,996 which resulted from net operating losses available to offset taxable income. The related deferred tax credit is included in net income for the year ended December 31, 1993. The utilization of these net operating losses resulted in a reduction of the deferred tax asset during 1993. The temporary differences giving rise to the deferred tax asset consist of net operating losses and limitations on the deductibility of goodwill for tax purposes. For book purposes, goodwill is amortized over five years, for tax purposes, goodwill is amortized over fifteen years.

     The Company acquired $235,394 of net operating losses available to offset future tax liabilities in the merger with Business Paging, Inc. (Note A). A portion of these losses was utilized in 1991 and 1992. During the year ended December 31, 1993, the Company used the remaining $118,531 of net operating losses acquired.

     The deferred tax asset consists of the following at December 31:

                                                                    1995        1994
                                                                  --------     -------
        Current-net operating loss..............................  $105,722     $66,605
        Noncurrent-goodwill amortization........................    17,102      13,078
                                                                  --------     -------
                                                                  $122,824     $79,683
                                                                  ========     =======

     No valuation allowance has been provided because based upon the weight of available evidence it is more likely than not that the deferred tax asset will be realized.

     The benefit (provision) for federal income taxes at December 31, consists of the following:

                                                        1995        1994         1993
                                                       -------     -------     --------
        Taxes currently payable......................  $    --     $    --     $(82,642)
        Deferred
          Cumulative effect of adoption of SFAS
             109.....................................       --          --      (51,996)
          Goodwill amortization......................    4,024       2,692       10,385
          Net operating loss.........................   39,117      66,605       46,228
                                                       -------     -------     --------
                                                       $43,141     $69,297     $(78,025)
                                                       =======     =======     ========

     The Company made estimated tax payments of $43,600 during the year ended December 31, 1994, and had alternative minimum tax credits from December 31, 1992 and 1993, of $26,779 and $29,698, respectively. In addition, overpayments of $22,851 for the year ended December 31, 1993, were applied to 1994 taxes. Due to a net operating loss of $197,193 for federal income tax purposes, there were no federal income taxes due at December 31, 1994. This resulted in an overpayment of $122,818. Of this balance, $56,477 represented alternative minimum tax credits which may be applied against regular tax in future years when regular tax exceeds alternative minimum tax. These credits may be carried forward indefinitely. These credits remain available at December 31, 1995. The Company has net operating losses available to offset future taxable income of $310,949 which begin to expire in 2009. Due to the significant change in ownership subsequent to year end (NOTE L), the availability of these net operating losses is severely limited by the Internal Revenue Code. The extent of the limitation has not been determined.

                              PARKWAY PAGING, INC.

NOTE J -- RELATED PARTY TRANSACTIONS

     The Company has notes payable to Ray Windle and Windle & Windle, shareholders, as described in Note G. At December 31, 1994, the Company owed Ray Windle and Windle & Windle $119,204 and $44,919, respectively. At December 31, 1995, the balances were $83,987 and $26,074, respectively. The Company also has a note payable to a group of shareholders as described in Note G. The balance at December 31, 1995 and 1994, was $17,253 and $21,991, respectively. All loans from shareholders relate to the acquisition of property and equipment and the business acquisitions described in Note A.

     George Bush, president of the Company, owned a building which was leased to the Company. Rent of $56,292 was paid to George Bush during 1993. During the year ended December 31, 1994, Mr. Bush sold the building to another entity, 1200 Commerce, which is owned by various shareholders of the Company. Rent of $23,455 was paid to George Bush during 1994. For the years ended December 31, 1995 and 1994, rent of $83,890 and $36,764 was paid to 1200 Commerce.

     Shareholders of the Company own 100% of Abner, Inc. The Company paid Abner, Inc. $74,280 in rental for radio towers during 1995. Rental of $68,280 was paid to Abner, Inc. for each of the years ended December 31, 1994 and 1993. In addition, the Company held a note receivable from Abner, Inc. in the amount of $67,533 and $76,183 at December 31, 1995 and 1994, respectively, as discussed in Note B.

     Several shareholders of the Company are officers of NEC. During the years ended December 31, 1995, 1994 and 1993, the Company purchased pagers and parts from NEC totalling approximately $1,852,748, $1,906,000 and $987,000, respectively. In addition, the Company owed NEC $2,039,690 and $1,786,676 for obligations under capital leases at December 31, 1995 and 1994, respectively.

     The Company also sells pagers to an agent who is a director of the Company. During the year ended December 31, 1995 and 1994, total sales to this agent were $630,809 and $345,335, respectively. Sales in prior years were insignificant.

NOTE K -- RETIREMENT PLAN

     Effective September 1, 1995, the Company adopted a 401(k) Pension and Profit Sharing Plan (the Plan) covering substantially all of its employees. Under the provisions of the Plan, employees may contribute up to 10% of their gross wages. The Company may make discretionary contributions to the Plan, but has elected not to do so for the year ended December 31, 1995.

NOTE L -- SUBSEQUENT EVENT

     Subsequent to December 31, 1995, the Company entered into an agreement of merger with Metrocall, Inc. and PPI Acquisition Corp. The agreement provides that as of the date of closing, all issued and outstanding shares of the Company common stock shall be converted in the aggregate into the right to receive cash and shares of Metrocall, Inc. common stock. The purchase price includes payment of a liability equivalent to 5% of the net proceeds of the merger, as calculated by the Board of Directors of the Company, to certain officers of the Company.

NOTE M -- UNAUDITED FINANCIAL STATEMENTS

     The balance sheets of Parkway Paging, Inc. as of June 20, 1996 and 1995, and the related statements of income and retained earnings and cash flow for the quarters then ended have been prepared by the Company without audit. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarters ended June 20, 1996 and 1995, are not necessarily indicative of the results that may be expected for the full year.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
O.R. Estman, Inc. and Dana Paging, Inc.:

     We have audited the accompanying combined balance sheet of O.R. Estman, Inc. and Dana Paging, Inc. (the "Companies") as of December 31, 1995, and the related combined statement of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

ROSELAND, NEW JERSEY
APRIL 24, 1996

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

                            COMBINED BALANCE SHEETS
                   AS OF DECEMBER 31, 1995 AND JUNE 30, 1996

                                                              DECEMBER 31, 1995       JUNE 30, 1996
                                                              -----------------       -------------
                                                                                      (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................    $     848,985         $     690,362
  Restricted cash (Note 2)..................................          300,000               300,000
  Accounts receivable, less allowance for doubtful accounts
     of $97,511 and $32,812 as of December 31, 1995 and June
     30, 1996, respectively.................................          470,069               472,460
  Receivables, other........................................           82,803                74,848
  Inventories (Note 2)......................................          429,276               423,128
  Prepaid expenses and other current assets.................           30,337                31,076
                                                                -------------         -------------
          Total current assets..............................        2,161,470             1,991,874
                                                                -------------         -------------
FURNITURE AND EQUIPMENT, at cost (Note 2):
  Paging equipment..........................................        1,987,280             1,822,003
  Transmission equipment....................................        2,897,302             2,994,827
  Furniture and office equipment............................        1,095,823             1,118,357
                                                                -------------         -------------
                                                                    5,980,405             5,935,187
  Less -- Accumulated depreciation..........................       (4,190,490)           (4,235,797)
                                                                -------------         -------------
          Furniture and equipment, net......................        1,789,915             1,699,390
                                                                -------------         -------------
OTHER ASSETS (Note 3).......................................           93,681               121,667
                                                                -------------         -------------
          Total assets......................................    $   4,045,066         $   3,812,931
                                                                =============         =============
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 4).............    $     307,774         $     136,267
  Deferred revenue (Note 2).................................        1,006,601               889,248
  Accounts payable and accrued expenses.....................          740,549               488,521
  Taxes payable.............................................           48,426                    --
  Other liabilities (Note 6)................................          625,184               533,577
                                                                -------------         -------------
          Total current liabilities.........................        2,728,534             2,047,613
                                                                -------------         -------------
LONG-TERM DEBT (Note 4).....................................       11,272,235            11,272,235
                                                                -------------         -------------
          Total liabilities.................................       14,000,769            13,319,848
                                                                -------------         -------------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' DEFICIT (Note 4):
  Common stock, no par value; 4,000 shares authorized; 1,222 shares issued and outstanding as of December 31, 1995
     and June 30, 1996, respectively........................        9,215,475             9,215,475
  Additional paid-in capital................................           23,240                23,240
  Accumulated deficit.......................................      (19,194,418)          (18,745,632)
                                                                -------------         -------------
          Total stockholders' deficit.......................       (9,955,703)           (9,506,917)
                                                                -------------         -------------
          Total liabilities and stockholders' deficit.......    $   4,045,066         $   3,812,931
                                                                =============         =============

The accompanying notes to combined financial statements are an integral part of these statements.

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                 SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                                                                              JUNE 30,
                                                   DECEMBER 31,     -----------------------------
                                                       1995             1996             1995
                                                   ------------     ------------     ------------
                                                                             (UNAUDITED)
REVENUES:
  Services, rent and maintenance revenue.........  $ 10,722,832     $  5,029,532     $  5,331,723
  Product sales..................................     1,369,475          588,559          667,604
                                                   ------------     ------------     ------------
          Total revenues.........................    12,092,307        5,618,091        5,999,327
                                                   ------------     ------------     ------------
OPERATING EXPENSES:
  Services, rent and maintenance.................     3,917,891        1,826,324        1,919,383
  Cost of products sold..........................     1,556,650          622,011          914,095
  Selling, general and administrative expenses...     4,280,770        1,790,243        2,260,463
  Depreciation and amortization (Note 2).........     1,064,254          339,079          754,971
                                                   ------------     ------------     ------------
          Total expenses.........................    10,819,565        4,577,657        5,848,912
                                                   ------------     ------------     ------------
          Income from operations.................     1,272,742        1,040,434          150,415
OTHER INCOME (EXPENSE):
  Interest income................................        35,290           17,982           42,568
  Interest expense (Note 4)......................      (737,605)        (524,613)        (201,385)
  Other expense..................................       (38,013)         (72,746)              --
                                                   ------------     ------------     ------------
          Income before reorganization and
            extraordinary item...................       532,414          461,057           (8,402)
REORGANIZATION ITEMS (Note 1) -- Professional
  fees...........................................       403,745           12,273          379,310
                                                   ------------     ------------     ------------
          Income (loss) before extraordinary
            item.................................       128,669          448,784         (387,712)
EXTRAORDINARY ITEM (Note 4) -- Forgiveness of
  debt...........................................     5,927,778               --        5,927,778
                                                   ------------     ------------     ------------
          Net income (loss)......................     6,056,447          448,784        5,540,066
ACCUMULATED DEFICIT, beginning of period.........   (25,250,865)     (19,194,418)     (25,250,865)
                                                   ------------     ------------     ------------
ACCUMULATED DEFICIT, end of period...............  $(19,194,418)    $(18,745,634)    $(19,710,799)
                                                   ============     ============     ============

The accompanying notes to combined financial statements are an integral part of these statements.

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                 SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                                                                                 JUNE 30,
                                                       DECEMBER 31,     --------------------------
                                                           1995            1996           1995
                                                       ------------     ----------     -----------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $  6,056,447     $  448,784     $ 5,540,066
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities --
     Depreciation and amortization...................     1,064,254        339,079         754,971
     Forgiveness of debt.............................    (5,576,071)            --      (5,927,778)
     Changes in assets and liabilities
       (Increase) decrease in accounts receivables,
          net........................................       441,816         (2,391)        276,296
       (Increase) decrease in inventories............       126,852          6,148         145,394
       Increase in prepaid expenses and other current
          assets.....................................       (17,067)          (739)         (6,503)
       (Increase) decrease in receivables, other.....         3,152          7,955          (1,866)
       (Increase) decrease in other assets...........        81,493        (27,986)         30,108
       Increase (decrease) in deferred revenue.......      (368,889)      (117,353)        226,507
       Increase (decrease) in accounts payable and
          accrued expenses...........................      (799,116)      (252,028)       (378,152)
       Decrease in taxes payable.....................      (466,786)       (48,426)       (129,892)
       Decrease in due to stockholders...............      (117,773)             0        (117,773)
       Decrease in other liabilities.................      (354,278)       (91,607)        (79,061)
                                                       ------------     ----------     -----------
          Net cash provided by operating
            activities...............................        74,034        261,436         332,317
CASH FLOWS FROM INVESTING ACTIVITIES -- Purchases of
  property, plant and equipment, net.................      (807,465)      (248,552)       (637,921)
CASH FLOWS FROM FINANCING ACTIVITIES --
  Net (repayments) borrowings of long-term debt......      (741,167)      (171,507)       (668,509)
                                                       ------------     ----------     -----------
          Net increase (decrease) in cash............    (1,474,598)      (158,623)       (974,113)
CASH AND CASH EQUIVALENTS, beginning of
  period.............................................     2,623,583      1,148,985       2,623,583
                                                       ------------     ----------     -----------
CASH AND CASH EQUIVALENTS, end of period.............  $  1,148,985     $  990,362     $ 1,649,470
                                                       ============     ==========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for
     Interest........................................  $    648,305     $   94,565     $     4,857
     Taxes...........................................        10,403        373,797         169,557
                                                       ============     ==========     ===========

The accompanying notes to combined financial statements are an integral part of these statements.

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1)  DESCRIPTION OF BUSINESS

     The combined financial statements include accounts of O. R. Estman, Inc. ("Estman"), a New Jersey corporation and Dana Paging, Inc. ("Dana"), a Florida corporation (jointly, the "Companies") which are under common control. The Companies are principally engaged in the business of selling pagers and providing wireless paging and messaging services. The Companies serve various regions of New Jersey, New York, Connecticut and Florida. The Companies do business as Satellite Paging, Message Network, Area Paging, Connect-A-Beep and Comm Center.

     On December 30, 1993, the Companies filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). The cases were administratively consolidated by the Bankruptcy Court.

     On April 24, 1995, a Plan of Reorganization (the "Plan") was confirmed by the Bankruptcy Court and unanimously approved by all classes. In accordance with bankruptcy law, the Plan became effective on May 24, 1995, 30 days after its confirmation (the "effective date"). The Plan provided for a 60-day extension from the effective date of the Plan to accept or reject the executory contracts for Estman's Fairfield, New Jersey facility and Dana's Inverness, Florida sales office. These executory contracts were rejected.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use Of Estimates In The Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles Of Combined Statements

     All significant balances between Estman and Dana have been eliminated in the combination.

  Cash And Cash Equivalents

     For purposes of cash flows, the Companies consider investments with a maturity less than three months to be cash equivalents.

  Restricted Cash

     At December 31, 1995 certificates of deposit in the amount of $300,000 were assigned to a bank as security for a letter of credit issued on behalf of Dana. The assignment expires in July 1996.

  Inventories

     Inventories are stated at the lower of cost (specific identification method) or market, and consist of the following:

                                                              DECEMBER 31,      JUNE 30,
                                                                  1995            1996
                                                              ------------     -----------
                                                                               (UNAUDITED)
        Pagers..............................................    $368,720        $ 369,231
        Parts and accessories...............................      60,556           53,897
                                                                --------         --------
                                                                $429,276        $ 423,128
                                                                ========        =========

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

  Furniture And Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives:

        Pagers...........................................................     3 years
        Furniture and fixtures...........................................   5-7 years

  Income Taxes

     Dana has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions Dana is not subject to Federal corporate taxes, the stockholders are taxed on their proportionate share of Dana's taxable income. Estman has elected to be taxed as a C Corporation for Federal income tax purposes.

  Revenue Recognition

     The Companies recognize revenue under service, rental and maintenance agreements with customers as the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. The Companies lease certain pagers under a quarterly, semiannual and yearly basis. Sales of pagers are recognized upon delivery.

(3)  OTHER ASSETS

     Other assets include intangibles, net of accumulated amortization, and are composed of the following:



                                                              DECEMBER 31,      JUNE 30,
                                                                  1995            1996
                                                              ------------     -----------
                                                                               (UNAUDITED)
        Security deposits and other assets..................    $ 50,568        $  59,542
        Customer lists......................................      43,113           62,125
                                                                 -------          -------
                                                                $ 93,681        $ 121,667
                                                                ========        =========

     The cost of acquired customer lists was being amortized over five years on a straight-line basis.

(4)  LONG-TERM DEBT AND LIABILITIES

     Long-term debt consists of the following as of December 31, 1995:

        Motorola notes payable (a)......................................  $11,000,000
        Promissory note payable (b).....................................      205,675
        Prepetition priority tax claims payable (c).....................      360,809
        Other...........................................................       13,525
                                                                          -----------
                                                                           11,580,009
        Less -- Current maturities......................................      307,774
                                                                          -----------
                                                                          $11,272,235
                                                                          ===========

     (a) In connection with the Plan, on December 9, 1994, the Companies executed a debt restructuring plan and agreement, as amended (the "Motorola Restructuring Document"), with Motorola, Inc. ("Motorola") the largest secured creditor of the Companies. Such debt totaled approximately $26,800,000. The Motorola Restructuring Document provided that on the effective date, among other things, (a) Dana paid the sum of $181,818 and issued a note for $2,000,000 to Motorola (b) Estman paid the sum of $818,182, issued a

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

note for $9,000,000, and issued 20% of its common stock of Estman to Motorola in exchange for $9,200,000 of indebtedness subject to compromise (c) Motorola forgave approximately $5,576,000 of Dana's prepetition debt. In addition, the Motorola notes are secured by a first priority lien on substantially all of the assets of the Companies, are guaranteed by the Companies' stockholders, and are secured by 100% of the common stock of Dana and the 80% of the common stock of Estman not owned by Motorola after the Plan's effective date. The Motorola notes require interest payments on a monthly basis at 9.09%. The principal is due
30 months from the effective date of the Plan.

     Pursuant to the Motorola Restructuring Document, the Companies' stockholders entered into a Stockholder Agreement (the "Agreement") with Motorola. The Agreement includes, among other things, terms for Companies' stockholders to purchase Motorola's 20% interest in Estman, as defined.

     (b) The promissory note payable bears interest at 9% and is payable in monthly payments of principal and interest of $18,337 maturing in December 1996.

     (c) The prepetition priority tax claims are payable to the State of Florida Department of Revenue. Monthly payments of $6,327 bearing interest at 10% will be made through 2002.

     Aggregate principal payments subsequent to December 31, 1995 are as follows:

        1996............................................................  $   307,774
        1997............................................................   11,051,201
        1998............................................................       56,570
        1999............................................................       62,495
        2000............................................................       69,038
        Thereafter......................................................       32,931

                                                       BEFORE                 AFTER
                                                   REORGANIZATION        REORGANIZATION
                                                 ------------------     -----------------
                                                  DANA      ESTMAN       DANA      ESTMAN
                                                 ------     -------     ------     ------
                                                              (IN THOUSANDS)
        Paid at consummation...................  $    0     $     0     $  182     $  818
        Motorola note..........................   7,758      19,028      2,000      9,000
        Common stock...........................       3           3          3      9,213
        Debt forgiveness.......................       0           0      5,576          0

     On January 1, 1995, an officer of the Companies exercised all of his stock options, pursuant to each Companies qualified stock option plan, at an exercise price of $0 which resulted in the issuance of an additional 22 shares of common stock of Estman and Dana.

     Each Companies common stock capitalization before and after the reorganization is shown below:

                                                          BEFORE               AFTER
                                                      REORGANIZATION      REORGANIZATION
                                                      ---------------     ---------------
                                                      DANA     ESTMAN     DANA     ESTMAN
                                                      ----     ------     ----     ------
                                                                (IN THOUSANDS)
        Bertram Wachtel.............................  100        100      100        360
        Edward Davalos..............................  100        100      100        360
        Kevan Bloomgren.............................    0          0       22         80
        Motorola, Inc...............................    0          0        0        200
                                                      ---        ---      ---      -----
                                                      200        200      222      1,000
                                                      ===        ===      ===      =====

     Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), requires certain disclosures for companies emerging from Chapter 11. Accordingly, under

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

SOP 90-7, the Companies have stated their liabilities at the value of the amounts to be paid and have reflected the forgiveness of debt as an extraordinary item.

(5)  INCOME TAXES

     The Companies have approximately $15,700,000 of net operating loss carryforwards at December 31, 1995 which expire at various times through 2010.

     The Companies adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). In accordance with SFAS 109, the Companies have a deferred tax asset of $5,300,000 and a corresponding valuation allowance because of the uncertainty of the realization of this asset.

(6)  COMMITMENTS AND CONTINGENCIES

     On March 12, 1991, Estman and Tel-Air Communications, Inc. ("Tel-Air") entered into a contract ("Tel-Air Agreement") which provided for the sale of substantially all of Tel-Air's assets to Estman. In November 1991, Estman filed suit against Tel-Air seeking specific performance under the Tel-Air Agreement or recovery of damages resulting from Tel-Air's breach.

     On September 23, 1992, Estman was awarded a partial summary judgment against Tel-Air in the amount of $574,488. On February 21, 1996, the Court also granted Estman specific performance under the Tel-Air Agreement. On March 28, 1996, the Court further ordered Tel-Air to fully disclose to Estman all information with respect to its operations and financial position so that Estman might complete its due diligence associated with the transaction. Management believes Tel-Air and its owners violated the terms of an injunction issued on January 30, 1992 which proscribes, among other things, that Tel-Air not sell its assets outside of the ordinary course of business, refinance its debt, or place any additional liens on its assets. Estman is taking action to have the Court unwind the violative transactions, and determine the final adjusted purchase price. At December 31, 1995, Estman had a reserve of approximately $342,000 for estimated remaining legal fees associated with the case. This amount is included in other liabilities in accompanying combined balance sheets. Estman's management believes that the remaining expenses to be incurred in connection with the Tel-Air suit will not exceed this established reserve.

     Estman and various employees were defendants in a suit filed by a former employee alleging a claim of harassment and gender discrimination. The plaintiff was noticed as a creditor in the Chapter 11 proceedings and did not file a proof of claim by the bar date, accordingly, Estman was dismissed as a party to the suit. Although not legally bound to pay for employees council, Estman has and continues to pay council on behalf of the employee defendants. Accordingly, Estman has reserved approximately $238,500 for potential legal fees to protect the interest of its employees. This amount is reflected in other liabilities in the accompanying combined balance sheet at December 31, 1995.

     The Companies have operating leases for offices and officers' cars which expire on various dates through 2000. In most cases, the Companies expect that in the normal course of business leases will be renewed or replaced by other leases.

     Minimum annual rental commitments (exclusive of taxes, maintenance, etc.) under all noncancellable operating leases at December 31, 1995 are as follows --

                    1996........................................  $330,027
                    1997........................................   124,333
                    1998........................................     9,921
                    1999........................................     8,753
                    2000........................................     6,565

                    O.R. ESTMAN, INC. AND DANA PAGING, INC.

     Total rent expense charged to operations for the year ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996 (unaudited) was $322,225, $158,616 and $137,410, respectively.

(7) SUBSEQUENT EVENT

     On February 28, 1996, the shareholders of the Companies entered into an agreement to sell essentially all of the Companies' operating assets to Metrocall, Inc. The sale is conditioned upon assignment of the Companies' Federal Communications Commission ("FCC") licenses to Metrocall. As of April 24, 1996, all of the Companies' private carrier licenses had been assigned to Metrocall and the assignment of the Companies' common carrier licenses are pending before the FCC. Terms of the agreement specify a $28,000,000 cash purchase price, subject to certain adjustments.

                         REPORT OF INDEPENDENT AUDITORS

Boards of Directors
Metrocall, Inc.
Page America Group, Inc.

     We have audited the accompanying Statements of Net Assets of Page America Group, Inc. (New York and Chicago Operations) as of December 31, 1995 and December 31, 1994, and the related statements of operations and net assets and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Page America Group, Inc. (New York and Chicago Operations) at December 31, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared on a going concern basis. Page America Group, Inc. (the "Parent") has incurred substantial losses in recent years which has significantly weakened its financial condition. At December 31, 1995 the Parent's current liabilities exceeded its current assets by $52 million. This working capital deficiency includes borrowings of $48 million, of which $33 million relates to a credit facility with certain banks which is secured by substantially all of the assets of the New York and Chicago operations. The Parent intends to satisfy its obligations with proceeds it expects to receive from the planned sale of the New York and Chicago Operations pursuant to the Purchase Agreement described in Note B. If this transaction is not completed as planned, there would be substantial doubt about the ability of the Parent and the New York and Chicago Operations to continue as going concerns. This matter, and management's plans with respect thereto, is more fully discussed in Note A. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the transaction described in Note B is not completed as planned.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
June 17, 1996

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

                            STATEMENTS OF NET ASSETS
                                ($ IN THOUSANDS)



                                    ASSETS


                                                                                 DECEMBER 31,
                                                               JUNE 30,       -------------------
                                                                 1996          1995        1994
                                                              -----------     -------     -------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Accounts receivable, net of allowance for doubtful
     accounts of $223, $277, and $282.......................    $   858       $ 1,017     $ 1,345
  Prepaid expenses and other current assets.................        540           442         460
                                                                -------       -------     -------
          Total current assets..............................      1,398         1,459       1,805
EQUIPMENT, less accumulated depreciation and amortization...      6,872         6,662       7,385
OTHER ASSETS:
  Certificates of authority, net of accumulated amortization
     of $3,518, $3,216, and $2,616..........................     20,670        20,968      21,391
  Customer lists, net of accumulated amortization of $8,280,
     $7,992, and $7,150.....................................      3,489         3,776       4,618
  Other intangibles, net of accumulated amortization of
     $3,328, $3,184, and $2,882.............................      8,801         8,945       9,725
  Deposits and other non-current assets.....................        310           400         832
                                                                -------       -------     -------
                                                                 33,270        34,089      36,566
                                                                -------       -------     -------
                                                                $41,540       $42,210     $45,756
                                                                =======       =======     =======
                          LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 2,090       $ 1,982     $ 3,948
  Accrued expenses and other liabilities....................      1,625         1,413         890
  Customer deposits.........................................        276           299         359
  Deferred revenue..........................................      1,579         1,242       1,066
                                                                -------       -------     -------
          Total current liabilities.........................      5,570         4,936       6,263
NET ASSETS..................................................     35,970        37,274      39,493
                                                                -------       -------     -------
                                                                $41,540       $42,210     $45,756
                                                                =======       =======     =======

        The accompanying notes are an integral part of these statements.

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

                    STATEMENTS OF OPERATIONS AND NET ASSETS
                                ($ IN THOUSANDS)

                                            SIX MONTHS ENDED
                                                JUNE 30,              YEARS ENDED DECEMBER 31,
                                           -------------------     -------------------------------
                                            1996        1995        1995        1994        1993
                                           -------     -------     -------     -------     -------
                                               (UNAUDITED)
Service revenues.........................  $10,499     $11,510     $22,387     $24,919     $26,586
Sales revenues...........................    1,037       1,223       2,330       3,453       3,648
                                           -------     -------     -------     -------     -------
          Total revenues.................   11,536      12,733      24,717      28,372      30,234
OPERATING EXPENSES:
  Cost of service........................    1,059         979       2,031       1,963       1,837
  Cost of sales..........................      712         668       1,481       2,189       2,412
  Selling................................    2,188       2,439       5,017       5,104       4,879
  General and administrative.............    3,276       3,493       7,342       7,891       8,686
  Technical..............................    1,795       1,773       3,507       3,325       3,340
  Depreciation of equipment and
     amortization of deferred warranty
     costs...............................    1,913       2,066       4,458       5,131       6,868
  Amortization and write-off of
     intangibles and other assets........      734         980       2,289       2,748       2,987
                                           -------     -------     -------     -------     -------
                                            11,677      12,398      26,125      28,351      31,009
                                           -------     -------     -------     -------     -------
  Operating (loss) profit................     (141)        335      (1,408)         21        (775)
OTHER INCOME (EXPENSES):
  Gain (loss) on disposal of assets......       18          --          63         369         (53)
  Other..................................      103        (154)       (200)       (301)       (683)
                                           -------     -------     -------     -------     -------
                                               121        (154)       (137)         68        (736)
                                           -------     -------     -------     -------     -------
NET (LOSS) INCOME........................  $   (20)    $   181     $(1,545)    $    89     $(1,511)
NET DISTRIBUTIONS (TO) FROM PARENT.......   (1,284)     (1,289)       (674)     (4,679)     (4,066)
NET ASSETS AT BEGINNING OF PERIOD........   37,274      39,493      39,493      44,083      49,660
                                           -------     -------     -------     -------     -------
NET ASSETS AT END OF PERIOD..............  $35,970     $38,385     $37,274     $39,493     $44,083
                                           =======     =======     =======     =======     =======

        The accompanying notes are an integral part of these statements.

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

                            STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                            SIX MONTHS ENDED
                                                JUNE 30,              YEARS ENDED DECEMBER 31,
                                           -------------------     -------------------------------
                                            1996        1995        1995        1994        1993
                                           -------     -------     -------     -------     -------
                                               (UNAUDITED)
OPERATING ACTIVITIES:
  Net (loss) income......................  $   (20)    $   181     $(1,545)    $    89     $(1,511)
  Adjustments to reconcile net loss to
     net cash provided by operating
     activities:
     Depreciation and amortization.......    2,647       3,046       6,747       7,879       9,855
     Provision for losses on accounts
       receivable........................      371         140         548       1,373       1,130
     Provision for lost pagers...........       90          76         249         263         688
     Net book value of pagers sold.......      644         648       1,416       2,162       2,352
     Loss (gain) on disposal of assets...      (18)         --         (63)       (369)         53
     Other...............................       12          26          --          --          --
     Changes in assets and liabilities:
       Decrease (increase) in accounts
          receivable.....................      101         134        (353)       (749)       (810)
       Decrease (increase) in prepaid
          expenses and other current
          assets.........................      (11)       (438)         18        (214)        453
       (Decrease) increase in accounts
          payable........................     (237)       (405)     (1,966)        577      (2,445)
       Increase (decrease) in accrued
          expenses.......................     (146)        278         523        (312)        376
                                           -------     -------     -------     -------     -------
          Total adjustments..............    3,453       3,505       7,119      10,610      11,652
                                           -------     -------     -------     -------     -------
          Net cash provided by operating
            activities...................    3,433       3,686       5,574      10,699      10,141
                                           -------     -------     -------     -------     -------
INVESTING ACTIVITIES:
  Capital expenditures...................   (2,145)     (2,306)     (5,044)     (5,828)     (5,759)
  Licensing costs........................       (4)       (111)       (177)       (594)       (362)
  Net proceeds from disposal of
     equipment...........................       --          20         321         402          46
                                           -------     -------     -------     -------     -------
          Net cash used in investing
            activities...................   (2,149)     (2,397)     (4,900)     (6,020)     (6,075)
                                           -------     -------     -------     -------     -------
FINANCING ACTIVITY -- Net distributions
  (to) from parent.......................  $(1,284)    $(1,289)    $  (674)    $(4,679)    $(4,066)
                                           =======     =======     =======     =======     =======

        The accompanying notes are an integral part of these statements.

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION -- The accompanying financial statements include those accounts related to radio paging operations in the New York and Chicago metropolitan areas (the "Companies") of Page America Group, Inc. (the "Parent"). These entities are the subject of an Asset Purchase Agreement dated April 22, 1996 under which the Parent and its subsidiaries have agreed to sell substantially all of the Companies' assets and businesses to Metrocall, Inc. Accordingly, accounts related to the Parent's financing and capital structure and the operations of other businesses (primarily paging operations in other geographic areas that were sold on or prior to July 28,
1995) have been excluded from these financial statements.

     The Companies market and provide over-the-air messaging information, products and services as radio common carriers ("RCC") under licenses from the Federal Communications Commission. The Companies' diversified customer base provides for a lack of concentration of credit risk.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     EQUIPMENT -- Equipment is stated at cost less accumulated depreciation and amortization and includes pagers held for sale or lease. Depreciation is computed by the declining balance method for pager equipment and the straight-line method for all other equipment in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the respective lease or service life of the improvement. Cost of sales and service does not include depreciation expense, which is presented separately in the accompanying statements of operations.

     CERTIFICATES OF AUTHORITY -- The costs of certificates of authority related to the conduct of RCC operations are amortized on a straight-line basis principally over periods of 40 years.

     CUSTOMER LISTS -- Customer lists generally consist of a portion of the cost of business acquisitions assigned to the value of customer accounts and are amortized on a straight-line basis over the estimated lives of those customers which range up to fourteen years.

     OTHER INTANGIBLES -- Other intangibles include the excess of the purchase price over the fair market value of the net assets acquired and are amortized on a straight-line basis principally over 40 year periods. Management routinely evaluates the carrying value of all intangibles for impairment.

     FINANCIAL CONDITION OF PARENT -- The accompanying financial statements have been prepared on a going concern basis. The Parent has incurred substantial losses in recent years which has significantly weakened its financial condition. At December 31, 1995 the Parent's current liabilities exceeded its current assets by $52 million. This working capital deficiency includes outstanding borrowings of $33 million related to a credit facility with certain banks which is secured by substantially all of the assets of the Companies and $15 million related to subordinated notes. In 1995, as a result of non-compliance by the Parent with certain covenants of the credit facility, the terms were modified to accelerate the final maturity to December 29, 1995 and the subordinated notes were modified to provide for a final maturity of six months thereafter. The credit facility was not repaid at maturity causing the credit facility and the subordinated notes to then be in default. On April 26, 1996, the terms of the credit facility were modified to provide for an extended maturity date of the earlier of November 30, 1996 or completion of the sale of substantially all of the Parent's business and assets to Metrocall, Inc., pursuant to the agreement described further in Note B. The Parent has subsequently been in default under the modified credit facility with respect to the delivery of certain financial statements in 1996.

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     The Parent intends to satisfy its obligations with proceeds it expects to receive from the planned transaction with Metrocall, Inc. If this transaction is not completed as planned, there would be substantial doubt about the ability of the Parent and the Companies to continue as going concerns. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the transaction with Metrocall, Inc. is not completed as planned.

     INTERIM FINANCIAL STATEMENTS -- The accompanying unaudited interim financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Companies' financial position and results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of the Companies' operations for the six months ended June 30, 1996 and 1995 are not necessarily indicative of the results of operations for a full fiscal year.

NOTE B -- ASSET PURCHASE AGREEMENT WITH METROCALL

     On April 22, 1996 the Parent and certain of its subsidiaries entered into an agreement to sell substantially all of their remaining business and assets to Metrocall, Inc. The transaction has been approved by the Boards of Directors of the Parent and Metrocall. The assets to be sold consist of the Parent's radio paging operations in the New York and Chicago metropolitan areas.

     The agreement provides for a sales price, subject to adjustment as discussed below, of $78.5 million, $55 million of which is payable in cash and the balance is payable in shares of Metrocall common stock. Cash proceeds totaling $4 million will be placed in escrow for up to 18 months. The number of shares of Metrocall common stock to be received by the Parent will be based on the average price of Metrocall common stock during the 20 trading days ending on the trading day five trading days preceding the closing. The purchase price is subject to downward adjustment if the actual operating results of the New York and Chicago operations during the three-month period prior to closing are below certain specified levels.

     Completion of the transaction is subject to approval by the Parent's stockholders at a special meeting to be held, approval by the Federal Communications Commission, compliance with the Hart-Scott Rodino Antitrust Improvements Act and satisfaction of other customary conditions.

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE C -- BALANCE SHEET CLASSIFICATIONS ($ IN THOUSANDS)

     Equipment consists of the following:



                                                                             DECEMBER 31,
                                                          JUNE 30,       ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
                                                         (UNAUDITED)
    Pagers............................................    $   8,144      $  8,164     $ 10,378
    Radio common carrier equipment....................       13,144        12,914       12,571
    Office equipment..................................        3,951         3,946        3,810
    Leasehold improvements............................          614           614          509
    Building and land.................................           64            64           64
                                                          ---------      --------     --------
                                                             25,917        25,702       27,332
                                                          ---------      --------     --------
    Less accumulated depreciation and amortization....      (19,045)      (19,040)     (19,947)
                                                          ---------      --------     --------
                                                          $   6,872      $  6,662     $  7,385
                                                          =========      ========     ========

     Accrued expenses and other liabilities comprise the following:



                                                                               DECEMBER 31,
                                                               JUNE 30,       ---------------
                                                                 1996          1995      1994
                                                              -----------     ------     ----
                                                              (UNAUDITED)
    Salaries...............................................     $    97       $  228     $ 67
    Bonuses................................................          25          115       49
    Professional services..................................          64           95        0
    Commissions............................................          31           23       15
    Taxes..................................................         934          873      614
    Other..................................................         474           79      145
                                                                -------       ------     ----
                                                                $ 1,625       $1,413     $890
                                                                =======       ======     ====

NOTE D -- NET ASSETS

     A reconciliation of Page America Group, Inc. consolidated equity to net assets included in the accompanying financial statements is as follows:



                                                                                DECEMBER 31,
                                                             JUNE 30,       ---------------------
                                                               1996           1995         1994
                                                            -----------     --------     --------
                                                            (UNAUDITED)
Page America Group, Inc. consolidated equity (deficit):
  Series One Convertible Preferred Stock, 10% cumulative,
     $.01 par value, authorized 310,000 shares; issued and
     outstanding 286,361, 286,361 and 288,881 shares;
     liquidation value -- $105, $105, and $100 per
     share................................................   $   30,068     $ 30,068     $ 28,888
                                                             ----------     --------     --------
  Common stock -- $.10 par value,
     authorized -- 100,000,000 shares; issued and
     outstanding 8,052,305, 8,052,305 and 7,101,868
     shares...............................................        1,604          805          710
  Paid-in capital.........................................       53,501       52,850       49,830
  Accumulated deficit.....................................     (100,145)     (94,945)     (78,989)
                                                             ----------     --------     --------
Total Page America Group, Inc. Consolidated Equity
  (Deficit)...............................................      (14,972)     (11,222)         439
Less: Assets and (Liabilities) which are not part of the
  New York and Chicago Operations:
  Cash and cash equivalents...............................          630          751        1,082
  Net assets of radio paging operations in other
     geographic areas.....................................                        --       18,212
  Debt....................................................      (50,347)     (48,735)     (57,991)
  Other assets and liabilities -- net.....................       (1,225)        (512)        (357)
                                                             ----------     --------     --------
Net Assets of New York and Chicago Operations.............   $   35,970     $ 37,274     $ 39,493
                                                             ==========     ========     ========

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE E -- INCOME TAXES

     The Companies join in the filing of a consolidated federal income tax return with the Parent. No tax sharing agreement exists with the Parent and, accordingly, the Companies have provided for taxes based upon a separate return basis. Due to significant tax losses generated by the Companies during the years ended December 31, 1993, 1994, and 1995, no income taxes have been provided.

     As required, the Companies are accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which prescribes an asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets are to be recognized unless it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Net deferred tax assets of $611,000, $925,000 and $1,250,000 at December 31, 1995, 1994, and 1993, respectively, consisting primarily of non-currently deductible amortization, depreciation, bad debt reserves and commission expense have been offset in full by a valuation allowance. The Companies' valuation allowance decreased by approximately $314,000 and $325,000 as of December 31, 1995 and 1994, respectively and increased by approximately $448,000 as of December 31, 1993. The changes in net deferred tax assets and the corresponding valuation allowance were due principally to increases and decreases in amortization and depreciation of intangibles.

NOTE F -- CONTINGENCIES

     The Parent and its subsidiaries are involved in various lawsuits and proceedings arising in the normal course of business. In the opinion of management, the ultimate outcome of these lawsuits and proceedings will not have a material effect on the financial position, results of operations or cash flows of the Companies.

NOTE G -- TRANSACTIONS WITH PARENT

     Page America Group, Inc. provides the Companies with marketing, administrative and employee benefits services. Amounts charged for such services (approximately $870,000 and $1,166,000 for the six month periods ended June 30, 1996 and 1995, respectively (unaudited), and $2,588,000, $2,123,000, and
$2,435,000 for the years ended December 31, 1995, 1994, and 1993, respectively) are included in selling, general and administrative expenses and are allocated based upon the total pager units in service. It is not practicable to determine the amount of the above expenses that would have been incurred had the Companies operated as unaffiliated entities. However, in the opinion of management, the above allocation method is reasonable.

     The Parent sponsors a 401(K) plan covering substantially all employees, including those of the Companies. Employees who have completed ninety days of service are eligible to participate. Under the provisions of the plan, employees may contribute 1% to 4% of compensation on an after-tax basis and also defer additional amounts of compensation in 1% increments on a pre-tax basis, subject to limits established by the Internal Revenue Code. The Parent matches 100% of each participant's after-tax contributions and 25% of each participant's pre-tax contributions. The Companies' total cost of the plan amounted to $24,000 and $37,000 for the six month periods ended June 30, 1996 and 1995, respectively (unaudited), and $59,000, $112,000, and $141,000 for the years ended December 31, 1995, 1994, and 1993, respectively, relating to these matching contributions.

     The assets of the Companies serve as security under the Parent's lending agreements. No amount for interest charged under these agreements has been allocated to the Companies' operations. Interest expense on a consolidated basis for the Parent was $3,225,000 and $3,253,000 for the six month periods ended June 30, 1996 and 1995 respectively (unaudited), and $6,263,000, $5,102,000, and
$4,032,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

           PAGE AMERICA GROUP, INC. (NEW YORK AND CHICAGO OPERATIONS)

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE G -- TRANSACTIONS WITH PARENT -- (CONTINUED)

     Substantially all cash transactions are executed on a consolidated basis by the Parent. Accordingly, the Companies do not maintain separate cash balances attributable to their operations.

NOTE H -- RENTALS

     Rental expense was approximately $1,337,000 and $1,290,000, for the six month periods ended June 30, 1996 and 1995, respectively (unaudited), and approximately $2,546,000, $2,439,000, and $2,351,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

     Future minimum annual payments (in thousands) under non-cancelable operating leases for office space and transmitter sites, as of December 31, 1995, are as follows:

        1996................................................................  $1,145
        1997................................................................     823
        1998................................................................     664
        1999................................................................     546
        2000................................................................     432
        Thereafter..........................................................   1,576
                                                                              ------
                                                                              $5,186
                                                                              ======

     Certain leases are subject to increases in taxes, operating and other expenses.

                                                                       EXHIBIT A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                                METROCALL, INC.

                                      AND

                                A+ NETWORK, INC.

                                  MAY 16, 1996


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
                                          ARTICLE I
                                     THE OFFER AND MERGER
SECTION 1.1     The Offer................................................................   1
SECTION 1.2     AN Actions...............................................................   3
SECTION 1.3     The Merger...............................................................   4
SECTION 1.4     Effective Time...........................................................   4
SECTION 1.5     Certificate of Incorporation and By-Laws.................................   4
SECTION 1.6     Directors and Officers of Surviving Corporation..........................   4
                                          ARTICLE II
                          CONVERSION OF SHARES; EXCHANGE PROCEDURES
SECTION 2.1     Conversion of Shares.....................................................   5
SECTION 2.2     Certain Definitions......................................................   5
SECTION 2.3     Exchange of Certificates.................................................   5
SECTION 2.4     AN Option Plans..........................................................   6
SECTION 2.5     AN Subordinated Notes....................................................   7
SECTION 2.6     Cash Election Merger.....................................................   7
                                         ARTICLE III
                             REPRESENTATIONS AND WARRANTIES OF AN
SECTION 3.1     Organization.............................................................   9
SECTION 3.2     Capitalization...........................................................   9
SECTION 3.3     Authorization; Validity of Agreement; AN Action..........................  10
SECTION 3.4     Consents and Approvals; No Violations; Licenses..........................  11
SECTION 3.5     SEC Reports and Financial Statements.....................................  12
SECTION 3.6     No Undisclosed Liabilities...............................................  12
SECTION 3.7     Absence of Certain Changes...............................................  12
SECTION 3.8     Employee Benefit Plans; ERISA; Labor.....................................  12
SECTION 3.9     Litigation...............................................................  14
SECTION 3.10    No Default; Compliance with Applicable Laws..............................  14
SECTION 3.11    Taxes....................................................................  14
SECTION 3.12    Environmental Matters....................................................  15
SECTION 3.13    Insurance................................................................  15
SECTION 3.14    Offer Documents; Proxy Statement; Registration Statement; Other
                  Information............................................................  15
SECTION 3.15    Transactions with Affiliates.............................................  16
SECTION 3.16    Brokers..................................................................  16
                                          ARTICLE IV
                             REPRESENTATIONS AND WARRANTIES OF MC
SECTION 4.1     Organization.............................................................  16
SECTION 4.2     Capitalization...........................................................  16
SECTION 4.3     Authorization; Validity of Agreement; MC Action..........................  17
SECTION 4.4     Consents and Approvals; No Violations; Licenses..........................  18
SECTION 4.5     SEC Reports and Financial Statements.....................................  18
SECTION 4.6     No Undisclosed Liabilities...............................................  19
SECTION 4.7     Absence of Certain Changes...............................................  19

                                                                                          PAGE
                                                                                          ----
SECTION 4.8     Employee Benefit Plans; ERISA; Labor.....................................  19
SECTION 4.9     Litigation...............................................................  20
SECTION 4.10    No Default; Compliance with Applicable Laws..............................  21
SECTION 4.11    Taxes....................................................................  21
SECTION 4.12    Environmental Matters....................................................  21
SECTION 4.13    Insurance................................................................  22
SECTION 4.14    Offer Documents; Proxy Statement; Registration Statement; Other
                  Information............................................................  21
SECTION 4.15    Transactions with Affiliates.............................................  22
SECTION 4.16    Financing................................................................  22
SECTION 4.17    Share Ownership..........................................................  22
SECTION 4.18    Brokers..................................................................  22
                                          ARTICLE V
                                          COVENANTS
SECTION 5.1     Interim Operations of AN and MC..........................................  22
SECTION 5.2     Stockholder Approval; Meetings; Etc......................................  25
SECTION 5.3     Proxy Statement, Registration Statement, Etc.............................  26
SECTION 5.4     Compliance with the Securities Act.......................................  26
SECTION 5.5     Nasdaq Listing...........................................................  27
SECTION 5.6     Approvals and Consents; Cooperation......................................  27
SECTION 5.7     Access to Information....................................................  28
SECTION 5.8     Employee Benefits and Relocation Matters.................................  28
SECTION 5.9     No Solicitation by AN....................................................  28
SECTION 5.10    No Solicitation by MC....................................................  29
SECTION 5.11    Brokers or Finders.......................................................  30
SECTION 5.12    Publicity................................................................  30
SECTION 5.13    Notification of Certain Matters..........................................  30
SECTION 5.14    Directors' and Officers' Insurance and Indemnification...................  30
SECTION 5.15    Expenses.................................................................  31
SECTION 5.16    Repurchase Option........................................................  31
SECTION 5.17    Fair Price Statute.......................................................  33
SECTION 5.18    Further Assurances.......................................................  33
                                          ARTICLE VI
                                          CONDITIONS
SECTION 6.1     Conditions to Each Party's Obligation To Effect the Merger...............  34
SECTION 6.2     Conditions to Obligations of AN to Effect the Merger.....................  34
SECTION 6.3     Conditions to Obligations of MC to Effect the Merger.....................  35
                                         ARTICLE VII
                                         TERMINATION
SECTION 7.1     Termination..............................................................  35
SECTION 7.2     Termination Fee..........................................................  37
SECTION 7.3     Effect of Termination....................................................  37

                                                                                          PAGE
                                                                                          ----
                                         ARTICLE VIII
                                        MISCELLANEOUS
SECTION 8.1     Amendment and Modification...............................................  37
SECTION 8.2     Nonsurvival of Representations and Warranties............................  37
SECTION 8.3     Notices..................................................................  37
SECTION 8.4     Headings.................................................................  38
SECTION 8.5     Interpretation...........................................................  38
SECTION 8.6     Counterparts.............................................................  38
SECTION 8.7     Entire Agreement; Third Party Beneficiaries..............................  38
SECTION 8.8     Governing Law............................................................  39
SECTION 8.9     Assignment...............................................................  39
SECTION 8.10    Further Assurances.......................................................  39


                                           ANNEXES
Annex A  -- Conditions to the Offer
Annex B  -- Directors of the Surviving Corporation
Annex C  -- Terms of VCRs
Annex D  -- Employment and Employee Benefits
SCHEDULES
      AN:
Schedule 3.1     -- Subsidiaries of AN
Schedule 3.2     -- AN Capitalization; AN Pending Transactions
Schedule 3.4(a)  -- AN Consents and Approvals
Schedule 3.4(c)  -- AN FCC Authorizations
Schedule 3.6     -- Undisclosed Liabilities
Schedule 3.7     -- Certain Changes
Schedule 3.8     -- Employee Benefit Plans
Schedule 3.9     -- Litigation
Schedule 3.11    -- Taxes
Schedule 3.15    -- Transactions with Affiliates
Schedule 5.1(a)  -- Permitted Activities by AN
      MC:
Schedule 4.1     -- Subsidiaries of MC
Schedule 4.2     -- MC Capitalization; Commitments Regarding MC Securities
Schedule 4.4     -- MC Consents and Approvals
Schedule 4.6     -- Undisclosed Liabilities
Schedule 4.7     -- Certain Changes
Schedule 4.8     -- Employee Benefit Plans
Schedule 4.9     -- Litigation
Schedule 4.11    -- Taxes
Schedule 4.15    -- Transactions with Affiliates
Schedule 5.1(b)  -- Permitted Activities by MC

                             INDEX OF DEFINED TERMS

                                                                                        PAGE
                                                                                        ----


A+ Network.............................................................................   11
Affiliates.............................................................................   26
AN.....................................................................................    1
AN Benefit Plans.......................................................................   12
AN Certificates........................................................................    5
AN Comfort Letter......................................................................   26
AN Employee Agreements.................................................................   12
AN ERISA Affiliate.....................................................................   12
AN Fairness Opinion....................................................................    4
AN Financial Advisor...................................................................    4
AN Financial Statements................................................................   12
AN Material Agreements.................................................................   11
AN Option..............................................................................    6
AN Option Plans........................................................................    7
AN Pending Transactions................................................................    9
AN SEC Documents.......................................................................   12
AN State Certificates..................................................................   11
AN Termination Fee Event...............................................................   32
Average MC Share Price.................................................................    5
CERCLA.................................................................................   15
Claim..................................................................................   31
Closing................................................................................    4
Closing Date...........................................................................    4
Code...................................................................................    1
Combination Act........................................................................    1
Communications Act.....................................................................   11
Confidentiality Agreement..............................................................   28
Conversion Ratio.......................................................................    5
D&O Insurance..........................................................................   31
DGCL...................................................................................    1
Effective Time.........................................................................    4
Election contest.......................................................................   32
Environmental Law......................................................................   15
ERISA..................................................................................   12
Exchange Act...........................................................................    2
Exchange Agent.........................................................................    5
FCC....................................................................................   11
Final Regulatory Order.................................................................   32
Fully diluted basis....................................................................   10
GAAP...................................................................................   12
Governmental Entity....................................................................   11
HSR Act................................................................................   11
Indemnified Party......................................................................   30
Interest Payment Event.................................................................   32
IRS....................................................................................   12
Junior Preferred.......................................................................    9
Material Adverse Effect................................................................    9
Materials of Environmental Concern.....................................................   15
MC.....................................................................................    1
MC Benefit Plans.......................................................................   19
MC Employee Agreements.................................................................   19
MC ERISA Affiliate.....................................................................   19

                                                                                        PAGE
                                                                                        ----
MC Fairness Opinion....................................................................    3
MC Financial Advisor...................................................................    3
MC Financial Statements................................................................   19
MC Licenses............................................................................   18
MC Material Agreements.................................................................   18
MC Options.............................................................................   17
MC Pending Transactions................................................................   17
MC SEC Documents.......................................................................   18
MC Shares..............................................................................    3
MC Voting Agreement....................................................................    1
Meeting................................................................................   25
Merger.................................................................................    1
Merger Agreement.......................................................................  A-1
Merger Consideration...................................................................    5
Merger Documents.......................................................................    4
Minimum Condition......................................................................    2
Notes..................................................................................    7
Offer..................................................................................    1
Offer Documents........................................................................    2
Offer Price............................................................................    2
Offer to Purchase......................................................................    2
Parent Pending Transactions............................................................   17
Participant............................................................................   32
Proposal...............................................................................   25
Proxy Statement........................................................................   15
Registration Statement.................................................................   15
Regulatory Filings.....................................................................   27
Repurchase Event.......................................................................   31
Repurchase Period......................................................................   32
Repurchase Shares......................................................................   32
Rights.................................................................................    1
Rights Plan............................................................................    1
SAS 49.................................................................................   26
Schedule 14D-1.........................................................................    2
Schedule 14D-9.........................................................................    3
SEC....................................................................................    2
Securities Act.........................................................................   11
Shareholders' Agreement................................................................    1
Shares.................................................................................    1
Solicitation...........................................................................   32
State Authority........................................................................   11
Subsidiary.............................................................................    9
Surviving Corporation..................................................................    4
Tax Return.............................................................................   15
Taxes..................................................................................   15
TBCA...................................................................................    1
TIPA...................................................................................    1
VCRs...................................................................................    5
Voting Debt............................................................................   10
Voting Stock...........................................................................   32

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 16, 1996, between METROCALL, INC., a Delaware corporation ("MC"), and A+ NETWORK, Inc., a Tennessee corporation ("AN").

     WHEREAS, the Boards of Directors of MC and AN have approved, and deemed it advisable and in the best interests of their respective stockholders to consummate, a combination of their respective businesses upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is intended that the business combination be accomplished by MC commencing a cash tender offer (the "Offer") for certain issued and outstanding shares of common stock of AN, $.01 par value (the "Shares"), together with the related share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated February 16, 1995 by and between AN and First Union National Bank of North Carolina, as Rights Agent (the "Rights Plan"), to be followed by a merger of AN with and into MC (the "Merger");

     WHEREAS, to satisfy a condition to MC entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain shareholders of AN have entered into a Shareholders' Option and Sale Agreement (the "Shareholders' Agreement") with MC pursuant to which such shareholders have agreed, on the terms and subject to the conditions thereof, to sell certain of their Shares to MC, to vote certain of their Shares and to grant MC an option to purchase certain of such Shares;

     WHEREAS, to satisfy a condition of AN's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of MC have entered into a voting agreement (the "MC Voting Agreement") granting AN a proxy with respect to the voting of their MC Shares (as defined below);

     WHEREAS, the Board of Directors of AN has (i) adopted this Agreement pursuant to Section 48-21-104(a) of the Tennessee Business Corporation Act (the "TBCA"), resolved to submit this Agreement for approval by the holders of the Shares pursuant to Section 48-21-104(b) of the TBCA, and resolved to recommend acceptance of the Offer by the holders of the Shares, (ii) duly approved the business combination contemplated by this Agreement, the Shareholders' Agreement and the MC Voting Agreement in accordance with the provisions of Section 48-103-205 of the Tennessee Business Combination Act (the "Combination Act"),
(iii) caused the transactions contemplated hereby not to be a "take over offer" as defined in Section 48-103-102(10)(B)(v) of the Tennessee Investor Protection Act ("TIPA"), and (iv) determined that MC will not be deemed an "Acquiring Person" for the purposes of the Rights Plan.

     WHEREAS, the Board of Directors of MC has (i) adopted this Agreement, resolved to submit this Agreement for approval by the stockholders of MC pursuant to Section 252 of the Delaware General Corporation Law ("DGCL"), and resolved to recommend that all stockholders of MC approve and adopt this Agreement and the Merger, and (ii) duly approved the business combination contemplated by this Agreement, the Shareholders' Agreement and the MC Voting Agreement so as to render inapplicable thereto the provisions of Section 203 of the DGCL; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     SECTION 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution of this Agreement), MC shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the Exchange Act)), an offer (the Offer) to purchase for cash 2,140,526 Shares, together with the Rights, at a price of $21.10 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price" (provided that MC shall not be required to increase the Offer Price)), subject to there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer 2,140,526 Shares and related Rights (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. Except as otherwise provided herein, MC shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as such actions are permitted under applicable law. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. MC shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the Minimum Condition or amend any other material condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of AN (such consent to be authorized by the Board of Directors of AN or a duly authorized committee thereof). Notwithstanding the foregoing,
(i) if on the expiration date of the Offer (A) there exists an AN Acquisition Proposal (as defined in Section 5.9(a)) involving a tender offer, MC may extend the Offer to a date that is two business days after the date the position of AN with respect to the tender offer is first published or sent pursuant to Rule 14e-2 under the Exchange Act, or (B) there exists an AN Acquisition Proposal other than a tender offer, MC may extend the Offer to a date that is two business days after the first date on which AN's failure to reject such AN Acquisition Proposal would permit MC to terminate this Agreement pursuant to
Section 7.1(d)(v) hereof, (ii) in circumstances other than those covered by the preceding clause (i), MC may extend the Offer for such period of time, not to exceed 20 business days in the aggregate, as is reasonably expected to be necessary in order to satisfy the Minimum Condition or the other conditions set forth in Annex A hereto, and (iii) the Offer Price may be increased in good faith and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of AN. It is agreed the conditions set forth in Annex A hereto are for the benefit of MC and may be asserted by MC regardless of the circumstances giving rise to any such condition (including any action or inaction by MC not inconsistent with the terms hereof) or, except with respect to the Minimum Condition set forth above, may be waived (but not amended) by MC, in whole or in part at any time and from time to time, in its sole discretion.

     (b) As soon as practicable on the date the Offer is commenced, MC shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall conform in all material respects with the requirements of the Exchange Act and any other applicable law; provided, however, that no agreement or representation is hereby made or shall be made by MC with respect to information supplied or approved by AN in writing expressly for inclusion in the Offer Documents. MC agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of MC, on the one hand, and AN, on the other hand, agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and MC further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. AN and its counsel shall be given the opportunity to review the Schedule 14D-1 and any amendments thereto before any of them are filed with the SEC. In addition, MC agrees to provide to AN and its counsel, in written form and promptly after receipt, any comments or other communications that MC or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents.

     (c) MC hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of MC, at a meeting duly called and held, has, with the affirmative vote of at least a majority of the members of the Board of Directors of MC, (i) determined that this Agreement, the MC Voting Agreement, and the transactions contemplated hereby (which shall include the Offer, the Merger, and the Shareholders' Agreement) are fair to and in the best interests of the holders of shares of MC's common stock, $.01 par value (the "MC Shares"), (ii) adopted this Agreement and resolved to submit this Agreement for approval by the stockholders of MC pursuant to Section 252 of the DGCL, and
(iii) approved this Agreement and the transactions contemplated hereby, such determination and approval constituting approval hereof for purposes of Section 203 of the DGCL.

     (d) MC has received the written opinion of Wheat, First Securities, Inc. (the "MC Financial Advisor"), dated on or before the date of this Agreement, to the effect that, as of such date, the consideration to be paid (i) to the holders of Shares pursuant to the Offer, and (ii) to the holders of Shares pursuant to the Merger, taken together, is fair to the holders of MC Shares from a financial point of view (the "MC Fairness Opinion"). MC has delivered to AN a copy of the MC Fairness Opinion, together with MC Financial Advisor's written consent to the inclusion of or reference to the MC Fairness Opinion (in a form and substance satisfactory to MC Financial Advisor) in the Offer Documents, the
Schedule 14D-9 and the Registration Statement (as defined below).

     SECTION 1.2 AN Actions. (a) AN hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of AN, at a meeting duly called and held, has, with the affirmative vote of at least a majority of the members of the Board of Directors of AN, (i) determined that this Agreement and the transactions contemplated hereby (which shall include the Offer, the Merger and the Shareholders' Agreement) are fair to and in the best interests of the holders of Shares, (ii) approved this Agreement and the transactions contemplated hereby, such determination and approval constituting approval thereof for purposes of Section 48-103-205 of the Combination Act and such that MC is not an "Acquiring Person" under the Rights Plan, (iii) adopted this Agreement pursuant to Section 48-21-104(a) of the TBCA and resolved to submit the Agreement for approval by the holders of the Shares pursuant to
Section 28-21-104(b), and (iv) resolved to recommend that the shareholders of AN who desire to receive cash for their Shares (or a portion thereof) accept the Offer and tender their Shares thereunder to MC and that all shareholders of AN approve and adopt this Agreement and the Merger, which recommendation shall comply with Section 48-103-102(10)(B) of TIPA; provided, that such recommendations may be withdrawn, modified or amended upon a determination of the Board of Directors made in accordance with Section 5.9(f).

     (b) Concurrently with the commencement of the Offer, AN shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to a determination of the Board of Directors made in accordance with Section 5.9(f), contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Schedule 14D-9 will contain (or be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall conform in all material respects with the requirements of the Exchange Act and any other applicable law; provided, however, that no agreement or representation is hereby made or shall be made by AN with respect to information supplied or approved by MC in writing expressly for inclusion in the Schedule 14D-9. AN further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of AN, on the one hand, and MC, on the other hand, agrees to promptly correct any information such party has previously provided for use in the Schedule 14D-9, if and to the extent that such information shall have become false and misleading in any material respect, and AN further agrees to take all steps necessary to cause the Schedule 14D-9 (as so corrected) to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. MC and its counsel shall be given the opportunity to review the
Schedule 14D-9 and any amendments thereto before any of them are filed with the SEC. In addition, AN agrees to provide MC and its counsel, promptly after receipt and in written form, with any comments or other communications that AN or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9.

     (c) In connection with the Offer, AN will promptly furnish or cause to be furnished to MC mailing labels containing the names and addresses of the record holders of the Shares as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the Shares as of a recent date, together with copies of all security positions listings and all other information in AN's possession or control regarding the beneficial owners of the Shares, and shall furnish MC with such information and assistance as MC or its agents may reasonably request in communicating the Offer to the shareholders of AN. From and after the date of this Agreement, all such information concerning AN's record and, to the extent known, beneficial holders shall be made available to MC. Except for such steps as are necessary to disseminate the Offer Documents or consummate the Merger, MC shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver or cause to be delivered to AN all copies of such information then in its possession or the possession of its agents or representatives.

     (d) AN has received the written opinion of Prudential Securities Incorporated (the "AN Financial Advisor"), dated on or before the date of this Agreement, to the effect that, as of such date, the consideration to be received by holders of Shares (other than MC and its affiliates) pursuant to the Offer and Merger, taken together, is fair to such holders from a financial point of view (the "AN Fairness Opinion"). AN has delivered to MC a copy of the AN Fairness Opinion, together with AN Financial Advisor's written consent to the inclusion of or reference to the AN Fairness Opinion (in a form and substance satisfactory to AN Financial Advisor) in the Offer Documents, the Schedule 14D-9 and the Registration Statement.


     SECTION 1.3 The Merger. Upon the terms and subject to the conditions set forth in Article VI hereof, and in accordance with the DGCL and the TBCA, AN shall be merged with and into MC. The closing (the "Closing") of the Merger shall take place as promptly as practicable but in no event later than the date that is two business days after satisfaction or waiver of the conditions set forth in Article VI (other than those relating to documents to be delivered at the Closing). The Closing will be held at such time and at such place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." Following the Merger, the separate corporate existence of AN will cease, and MC shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of AN.


     SECTION 1.4 Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Tennessee articles of merger, certificates of merger or other appropriate documents (in any such case, the "Merger Documents") in such form as is required by, and executed in accordance with, this Agreement and the relevant provisions of the TBCA and the DGCL (the date and time of the later of such filings being referred to herein as the "Effective Time"). The Merger shall have the effects set forth in Section 48-21-108 of the TBCA and the Section 252 of DGCL.

     SECTION 1.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of MC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     SECTION 1.6 Directors and Officers of Surviving Corporation. (a) The directors of MC immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time.

     (b) The officers of MC shall be the officers of the Surviving Corporation and shall hold their office from the Effective Time until they resign or their earlier death or removal.

                                   ARTICLE II

                   CONVERSION OF SHARES; EXCHANGE PROCEDURES

     SECTION 2.1 Conversion of Shares. (a) Each Share, together with the related Rights, issued and outstanding immediately prior to the Effective Time (other than Shares held by MC or any Subsidiary (as defined in Section 3.1) of MC) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) such number of duly authorized, validly issued, fully paid and nonassessable MC Shares equal to the Conversion Ratio (as defined in Section 2.2), and (ii) a number of rights to receive amounts to be determined in accordance with, and which rights are evidenced by, Variable Common Rights having the terms described in Annex C hereto ("VCRs") in an amount equal to the number of MC Shares to be received pursuant to clause (i); plus (iii) cash, if any, for fractional MC Shares and VCRs pursuant to Section 2.3(f) hereof (collectively, the "Merger Consideration").

     (b) Each Share (i) held in the treasury of AN or any Subsidiary of AN and
(ii) held by MC or any Subsidiary of MC immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist and no Merger Consideration shall be issued in respect thereof.

     SECTION 2.2  Certain Definitions.

          "Average MC Share Price" shall mean the average of the last reported bid price per MC Share on the Nasdaq National Market for the 50 consecutive trading days ending on the trading day that is five trading days prior to the Closing Date, provided that the Average MC Share Price shall not exceed $21.88 or be less than $17.90.

          "Conversion Ratio" shall mean the number determined by dividing $21.10 by the Average MC Share Price and rounding the result to the nearest 1/100,000 of a share. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares or MC Shares shall have been changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spinoff, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Ratio shall be appropriately adjusted. The Conversion Ratio shall also be adjusted by multiplying such Ratio at the Effective Time by a fraction, (a) the numerator of which is the sum of (i) Scheduled Shares (as defined below) plus (ii) any Shares with respect to which MC consents to the issuance pursuant to Section 5.1(a) ("Total Permitted Shares"), and (b) the denominator of which is the sum of (i) all Shares issued and outstanding at the Effective Time plus (ii) all Shares that would be issuable by AN pursuant to or in connection with pending acquisition or AN Options, provided, that no adjustment shall be made if the resulting fraction is equal to 1.00 or more.

     SECTION 2.3 Exchange of Certificates. (a) Prior to the Effective Time, AN and MC shall appoint First Union National Bank of North Carolina (or any other commercial bank or trust company, which shall be reasonably acceptable to AN and
MC) to act as exchange agent (the "Exchange Agent") to effect the exchange of certificates representing the Shares as set forth in Section 2.1 hereof (collectively, the "AN Certificates") for the Merger Consideration. The Surviving Corporation shall make available, or shall cause to be made available, to the Exchange Agent for the benefit of the holders of Shares for exchange in accordance with this Article II, certificates representing MC Shares and VCRs issuable pursuant to Section 2.1 and funds in amounts necessary to make any cash payments pursuant to Section 2.3(f).

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a AN Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to an AN Certificate shall pass, upon (and only upon) proper delivery to, and receipt of such AN Certificate by, the Exchange Agent, and which shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of such AN Certificate in exchange for a certificate representing MC Shares such holder is entitled to pursuant to this Article II. Upon surrender of an AN Certificate, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such AN Certificate shall be entitled to receive in exchange therefor, after the Effective Time, (i) a certificate representing that number of MC Shares to which such holder of Shares shall have become entitled pursuant to the provisions of this Article II, (ii) a certificate representing that number of VCRs to which such holder of Shares shall have become entitled pursuant to the provisions of this Article II, and
(iii) if applicable, a check representing the amount of cash to which such holder of Shares shall have become entitled pursuant to the provisions of
Section 2.3(f), and the AN Certificate so surrendered shall forthwith be canceled. All payments in respect of Shares which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such Shares.

     (c) No dividends or other distributions declared with respect to Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered AN Certificate until the holder thereof shall surrender such AN Certificate in accordance with Section 2.3(b) hereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an AN Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to MC Shares, into which the Shares represented by such AN Certificate have been converted.

     (d) If any portion of the Merger Consideration (whether a certificate representing MC Shares, a certificate representing VCRs or a check representing cash payment pursuant to Section 2.3(f)) is to be issued or paid in a name other than that in which the AN Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the AN Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing MC Shares, a certificate representing VCRs or a check representing the cash payment pursuant to Section 2.3(f) in any name other than that of the registered holder of the AN Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e) On and after the Effective Time: the stock transfer books of AN shall be closed and there shall be no further registration of transfers of the Shares which were outstanding immediately prior to the Effective Time; the AN Certificates representing Shares (and the Rights) shall cease to have any rights with respect to such Shares (or Rights) except as otherwise provided for herein or by applicable law; and the MC Shares and VCRs into which Shares have been converted pursuant to Section 2.1 hereof shall be deemed outstanding (subject to Section 2.3(c)) notwithstanding the failure of the holders thereof to surrender and exchange AN Certificates as specified herein.

     (f) No certificates or scrip representing fractional MC Shares or VCRs shall be issued upon the surrender for exchange of AN Certificates, no dividend, distribution or other payment with respect to MC Shares or VCRs shall be payable on or with respect to any fractional MC Share or VCR and such fractional MC Share shall not entitle the owner thereof to vote or to any other rights of a shareholder or creditor of AN. In lieu of any such fractional MC Share or fractional VCR, the Surviving Corporation shall pay to each shareholder of AN who otherwise would be entitled to receive a fractional MC Share and a fractional VCR an amount in cash determined by (i) dividing $21.10 by the Conversion Ratio and (ii) multiplying the result by the fractional MC Share interest to which such holder would otherwise be entitled.

     (g) At any time following six (6) months after the Effective Time, the Surviving Corporation may terminate its agreement with the Exchange Agent, and thereafter holders of AN Certificates shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the consideration payable upon due surrender of their AN Certificates pursuant to the provisions of this Article
II. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a AN Certificate for consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     SECTION 2.4 AN Option Plans. (a) Each outstanding option to purchase Shares (each, a "AN Option") granted pursuant to AN's 1987 Employee Stock Incentive Plan, 1992 Employee Stock Incentive

Plan, 1992 Non-Qualified Stock Option Plan or the Employee Stock Purchase Plan (collectively, the "AN Option Plans"), or to Dan Hiller which are described in
Schedule 3.2, and which have not vested prior to the Effective Time, shall become fully exercisable and vested as of the Effective Time.

     (b) Effective as of the Effective Time, at the option of the holder thereof, either (i) each AN Option then outstanding and not exercised shall be converted automatically into an option to purchase such number of MC Shares and VCRs equal to the number of Shares subject to such AN Option immediately prior to the Effective Time multiplied by the Conversion Ratio, with the exercise price adjusted accordingly, but otherwise on the same terms and conditions as were applicable under the applicable AN Option Plan and the underlying stock option agreement or (ii) up to a maximum of 40% of the Shares subject to AN Options held by each holder, such percentage to be determined by such holder, shall be cancelled and the holder thereof shall be entitled to receive, with respect to each such Share subject to such AN Option, the Offer Price on the Closing Date net to the holder in cash, less the aggregate unpaid exercise price relating to the exercise of such AN Options, and the remaining AN Options held by such holder shall be converted as described in clause (i) of this sentence.

     (c) Notwithstanding the foregoing provisions, in the case of any option to which Code Section 421 applies, the option price, the number of shares subject to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Code Section 424(a). As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of AN Options appropriate notices setting forth such holders' rights pursuant to AN Option Plans and each underlying stock option agreement.

     SECTION 2.5 AN Subordinated Notes. After the Effective Time, MC will comply with applicable terms of the Indenture for AN's 11 7/8% Senior Subordinated Notes due 2005 (the "Notes") including, if required, offering to repurchase the Notes or causing them to be assumed by the Surviving Corporation. In the event MC elects to exercise the Scenario I Option (as defined in the Shareholders Agreement), MC shall provide an irrevocable letter of credit (from a bank and containing terms reasonably acceptable to AN) permitting AN to draw sufficient funds for AN to honor the "Change in Control" provisions under the 11 7/8% Senior Subordinated Notes due 2005, dated as of October 25, 1995 (the "Indenture") and to permit the Holders (as defined in the Indenture) to sell such Holder's Notes to AN, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase; provided that MC may substitute for the letter of credit a firm financing commitment satisfactory to AN, in its sole discretion, permitting MC to borrow sufficient funds for AN to honor the obligations set forth above. In such event, MC shall provide AN all funds required to satisfy the "Change in Control" obligations under the Indenture prior to the last date AN is permitted to make payments to the Holders of the Notes to be purchased thereunder. If MC provides such funds to AN, upon the purchase of Notes pursuant to the Change in Control obligations, AN will issue to MC negotiable promissory notes in the respective principal amounts of the funds provided by MC, each of which shall bear interest and otherwise have terms and provisions identical as nearly as possible to the Notes so purchased, including the terms and provisions of the Indenture under which such Notes were issued.

     SECTION 2.6 Cash Election Merger. In the event of, and subject to, the purchase by MC of Shares pursuant to the Mandatory Option in accordance with
Section 3.3.3 of the Shareholders' Agreement, then, notwithstanding any other provision of this Agreement to the contrary, each Share, together with the related Rights, issued and outstanding immediately prior to the Effective Time, other than Shares held by MC or any Subsidiary of MC (the "Non-MC Shares"), shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive cash, on the one hand, and MC Shares and VCRs (collectively, the "Alternative Merger Consideration"), on the other, in accordance with the following terms and procedures:

          (a) Each person who, at the Effective Time, is a record holder of Non-MC Shares shall have the right to submit an Election Form (as defined below) specifying the number of Shares that such person desires to have converted into the right to receive cash equal to $21.10 (a "Cash Election") or the number of MC Shares and VCRs equal, in each case, to the Conversion Ratio (the "Stock Election").

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of the Shares immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the AN Certificates shall pass, only upon delivery of such AN Certificates to the Exchange Agent and shall be in such form and have such other provisions as MC shall specify), (B) instructions for use in effecting the surrender of the AN Certificates in exchange for the Alternative Merger Consideration, and (C) an election form (the "Election Form") providing for such holders to make the Cash Election and/or the Stock Election.

          (c) Any Cash Election or Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York, New York time on a date (the "Election Deadline") to be mutually agreed upon by MC and AN prior to the Effective Time, an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's AN Certificates, or by an appropriate guarantee of delivery of such AN Certificates. Any holder of Shares who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Act prior to the Election Deadline. In the event that any holder of Shares shall not have submitted an Election Form or if the Election Form is not in proper form, such holder will be deemed to have elected to have made a Cash Election for 40% of such holder's Shares, and a Stock Election for 60% of such holder's Shares. Promptly following the Election Deadline, the Exchange Agent shall examine the Election Forms and determine the aggregate number of Shares that have made, or are deemed to have made, the Cash Election (the "Requested Cash Amount") and the aggregate number of Shares that have made the Stock Election (the "Requested Stock Amount").

          (d) In the event that the Requested Cash Amount exceeds 40% of the aggregate Non-MC Shares ("Cash Cap"): (i) each holder who submitted or is deemed to have submitted a Cash Election shall have the right to receive
     (i) $21.10 per Share for that number of Shares, or fractions thereof, equal to the number specified or deemed to be specified in the Cash Election, multiplied times a fraction, the numerator of which is the Cash Cap and the denominator of which is the Requested Cash Amount; and (ii) with respect to all other Shares, including Shares not converted into cash pursuant to clause (i) and Shares as to which the holder has submitted or is deemed to have submitted a Stock Election, the holder shall have the right to receive for each such share (A) a number of MC Shares equal to the Conversion Ratio, (B) a number of VCRs equal to the number of MC Shares to be received pursuant to clause (A), plus (C) cash, if any, for fractional MC Shares and VCRs pursuant to Section 2.3(f).

          (e) In the event that the Requested Stock Amount exceeds 60% of the aggregate Non-MC Shares ("Stock Cap"): (i) each holder who submitted or is deemed to have submitted a Stock Election shall have the right to receive for each Share subject to a Stock Election (A) that number of MC Shares equal in each case, to the Conversion Ratio, multiplied by a fraction, the numerator of which is the Stock Cap and the denominator of which is the Requested Stock Amount, (B) a number of VCRs equal to the number of MC Shares to be received pursuant to clause (A), plus (C) cash for fractional shares calculated pursuant to Section 2.3(f); and (ii) with respect to all other Shares, including Shares not converted into MC Shares and VCRs pursuant to clause (i) and Shares as to which the holder has submitted or is deemed to have submitted a Cash Election, or fractions thereof, the holder shall have the right to receive $21.10 in cash per Share.

          (f) Promptly after the Effective Time, (i) MC shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of the Shares, for exchange in accordance with this Section 2.6, cash in the amount sufficient to pay the aggregate cash portion of the Alternative Merger Consideration, and (ii) MC shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of the Shares, certificates representing the MC Shares and VCRs for exchange in accordance with this Section 2.6.

          (g) Except as expressly provided herein, the conversion of Shares and exchange for Alternative Merger Consideration, including without limitation the treatment of unexercised AN Options, shall be governed by the provisions of this Article II.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF AN

     AN represents and warrants to MC as follows:

     SECTION 3.1 Organization. (a) Except as set forth on Schedule 3.1, each of AN and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on AN and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to "Material Adverse Effect" on or with respect to any entity (or group of entities taken as a whole) means any event, change or effect that is materially adverse to the consolidated financial condition, businesses, results of operations or cash flows of such entity (or, if used with respect thereto, of such group of entities taken as a whole). AN and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, or prevent AN from consummating any of the transactions contemplated hereby.

     (b) AN has heretofore made available to MC a complete and correct copy of the Charter and By-Laws or other organizational documents of AN and the organizational documents of each of its Subsidiaries, as currently in effect. Each such document is in full force and effect and no other organizational documents are applicable to or binding upon AN or any Subsidiary.

     (c) Schedule 3.1 identifies all the Subsidiaries of AN.

     SECTION 3.2 Capitalization. (a) The authorized capital stock of AN consists of 30,000,000 shares of common stock and 1,500,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares have been reserved and designated as Series A Junior Participating Preferred Stock ("Junior Preferred"). Schedule 3.2 sets forth (i) the number of issued and outstanding Shares as of the date hereof; (ii) the number of Shares that would be issuable by AN upon the exercise of all unexpired AN Options granted pursuant to AN Option Plans, including the name of each holder of AN Options, the number of AN Options held by such holder, and the date of grant, date of vesting, and exercise price for all such AN Options of AN; (iii) all Shares that would be issuable by AN pursuant to or in connection with each of the acquisition agreements or transactions identified in Schedule 3.2 (the "AN Pending Transactions"); and (iv) all other Shares issuable to any person pursuant to any existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, except pursuant to the Rights (collectively, the "Scheduled Shares"). As of the date hereof, no shares of preferred stock, including any Junior Preferred, are issued and outstanding or held in the treasury of AN, and no Shares are held in the treasury of AN. AN has taken all necessary corporate and other action to authorize and reserve and to permit it to issue shares of AN's capital stock which may be issued pursuant to AN Options. The Shares subject to the Shareholders' Agreement, together with the Shares acquired by MC in the Offer (assuming the Minimum Condition is not waived or reduced) do, and at all times prior to the earlier of exercise or expiration of the options granted pursuant to the Shareholders' Agreement will, represent at least a majority of the Shares on a fully diluted basis. For purposes of this Agreement, "fully diluted basis" shall mean, at any time, the number of Shares that would be outstanding assuming the exercise of all outstanding options and other rights to acquire Shares (other than pursuant to the Rights) or other securities convertible into Shares (including any Shares to be issued pursuant to any AN Pending Transaction), and the conversion of all securities convertible into Shares. All the outstanding shares of AN's capital stock are, and all shares which may be issued pursuant to the exercise of AN Options, when issued in accordance with the respective terms thereof will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of AN or any of its Subsidiaries issued and outstanding. Except as set forth in Schedule 3.2 and for the Rights, as of the date hereof, (i) there are no shares of capital stock of AN authorized, issued or outstanding,
(ii) there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of AN or any of its Subsidiaries, obligating AN or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, AN or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interest or obligations of AN or any of its Subsidiaries, and (iii) other than as contemplated herein, there are no outstanding contractual obligations of AN or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or capital stock of AN or any Subsidiary or affiliate of AN.

     (b) All of the outstanding shares of capital stock of each of AN's Subsidiaries are beneficially owned by AN, directly or indirectly, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever, other than liens in favor of First National Bank of Chicago.

     (c) There are no voting trusts or other agreements or understandings to which AN or any of its Subsidiaries is a party with respect to the voting of the capital stock of AN or any of its Subsidiaries. Other than as contemplated herein, none of AN or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of AN, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     SECTION 3.3 Authorization; Validity of Agreement; AN Action. (a) AN has full corporate power and authority to execute and deliver this Agreement and the MC Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by AN of this Agreement and the MC Voting Agreement, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of AN and no other corporate action on the part of AN is necessary to authorize the execution and delivery by AN of this Agreement and the MC Voting Agreement and the consummation by it of the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares). This Agreement and the MC Voting Agreement have been duly executed and delivered by AN and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto) are valid and binding obligations of AN enforceable against AN in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of AN also has approved the transactions contemplated by this Agreement, the MC Voting Agreement and the Shareholders' Agreement so as to render inapplicable thereto the provisions of Section 48-103-206 of the Combination Act and to cause such transactions to fail to meet the definition of "takeover offer" as defined in Section 46-103-102(10)(B)(v) of TIPA, and so that MC and the stockholder parties to the MC Voting Agreement will not be deemed an "Acquiring Person" for purposes of the Rights.

     SECTION 3.4 Consents and Approvals; No Violations; Licenses. (a) Neither the execution, delivery or performance of this Agreement or the MC Voting Agreement by AN nor the consummation by AN of the transactions contemplated hereby or thereby nor compliance by AN with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Charter or By-Laws or other organizational documents of AN or of any of its Subsidiaries, (ii) require on the part of AN any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") except for (A) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Federal Communication Commission ("FCC"), the Communications Act of 1934, as amended (the "Communications Act"), state public utility or public service laws, the Securities Act of 1933, as amended (the "Securities Act"), the DGCL, the TBCA, state or foreign laws relating to takeovers, state securities or blue sky laws, and the laws of other states in which AN is qualified to do or is doing business, or (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, individually or in the aggregate, would not have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, or prevent AN from consummating the transactions contemplated hereby,
(iii) except as disclosed on Schedule 3.4(a), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which AN or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been included as an exhibit to AN's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "AN Material Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AN, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, or prevent AN from consummating the transactions contemplated hereby.

     (b) AN or one of its Subsidiaries holds all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including without limitation, the FCC, or any state or local regulatory authorities or any state or local public service commission or public utility commission asserting jurisdiction over the radio facilities used in AN's business (each, a "State Authority"), that are required for the conduct of their businesses as now being conducted, except for those the absence of which would not individually or in the aggregate have a Material Adverse Effect on AN and its Subsidiaries taken as a whole (collectively, "AN Licenses") and, provided, that no representation is made with respect to such matters on behalf of any third-parties who are part of the "A+ Network". The AN Licenses are valid, in full force and effect, and the terms of said AN Licenses are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of AN or any of its Subsidiaries as presently conducted, other than restrictions or conditions generally applicable to licenses of that type. The AN Licenses granted, issued or entered by the FCC are subject to the Communications Act. There are no proceedings pending or, to the best knowledge of AN, complaints or petitions by others, or threatened proceedings, before the FCC or any other Governmental Entity relating to the business or operations of AN or any of its Subsidiaries or The AN Licenses, and there are no facts or conditions that reasonably could be expected to constitute grounds for the FCC to revoke, terminate, suspend, deny, annul, or impose conditions on any renewal of any AN Licenses, that would, individually or in the aggregate, have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, or prevent AN from consummating the transactions contemplated hereby or to impose any fines, forfeitures or other penalties on AN or its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole.

     (c) Schedule 3.4(c) contains a true and complete list of each FCC permit and FCC license issued in the name of AN, or any of its Subsidiaries as of May 9, 1996. Schedule 3.4(c) also contains a true and complete list of all licenses, certificates, consents, permits, approvals and authorizations pending before or issued by any State Authority (the "AN State Certificates").

     SECTION 3.5 SEC Reports and Financial Statements. AN and its Subsidiaries have filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by them with the SEC (as such documents have been amended since the time of their filing, collectively, the "AN SEC Documents"), and have filed all exhibits required to be filed with AN SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, AN SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of AN's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of AN included in AN's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (including the related notes thereto) and for the quarter ended March 31, 1996, copies of which have been provided to MC (together, the "AN Financial Statements"), have been prepared from, and are in accordance with, the books and records of AN and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of AN and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

     SECTION 3.6 No Undisclosed Liabilities. Except (i) as disclosed in AN SEC Documents, (ii) as set forth in Schedule 3.6, (iii) AN Pending Transactions, and
(iv) for liabilities incurred in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the consummation of the transactions contemplated hereby (none of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole), since December 31, 1995, neither AN nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of AN and its Subsidiaries (including the notes thereto), and, which individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole.

     SECTION 3.7 Absence of Certain Changes. Except as contemplated by this Agreement, for AN Pending Transactions, or as disclosed in the AN SEC Documents or in Schedule 3.7 hereto, since December 31, 1995, (i) AN and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, (ii) there has not been any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of AN or its Subsidiaries which has had a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, and (iii) there has not been any action taken by AN or its Subsidiaries of a type described in clauses (ii) through (xvii) of Section 5.1(a).

     SECTION 3.8 Employee Benefit Plans; ERISA; Labor. (a) Schedule 3.8 hereto sets forth (i) a list of all employee benefit plans (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by AN, any of its Subsidiaries or any trade or business, whether or not incorporated (an "AN ERISA Affiliate"), which together with AN would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA ("AN Benefit Plans") and (ii) all employment, retention, and severance agreements with employees of AN and its Subsidiaries ("AN Employee Agreements"). True and complete copies of all current AN Benefit Plans and Employee Agreements have been provided to MC by AN.

     (b) With respect to each AN Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan has received a determination letter from the Internal Revenue Service ("IRS") stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code, no such determination letter has been revoked and no such revocation has been threatened, nothing has occurred that could reasonably be expected to cause the relevant AN Benefit Plan to lose such qualification or exemption;

(ii) such plan has been administered in all material respects in accordance with its terms and applicable law, including state and federal securities laws; (iii) no breaches of fiduciary duty by AN, or, to AN's knowledge, by any other person, have occurred that might reasonably be expected to give rise to material liability on the part of AN or any AN ERISA Affiliate; (iv) no disputes are pending, or, to the knowledge of AN, threatened that might reasonably be expected to give rise to material liability on the part of AN or any AN ERISA Affiliate; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of AN or any AN ERISA Affiliate; (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full; (vii) to AN's knowledge, no AN Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any AN Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs; and (viii) all monies withheld from employee paychecks with respect to Benefit Plans have been transferred to the appropriate plan in accordance with the terms of such plan.

     (c) No AN Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any AN Benefit Plan a plan described in section 4063(a) of ERISA. No AN Benefit Plan is or has been subject to Title IV of ERISA.

     (d) No liability under Title IV of ERISA has been incurred by AN or any AN ERISA Affiliate (whether direct, indirect, actual, or contingent, and including, without limitation, withdrawal liability to a multiemployer plan), and no condition exists that presents a material risk to AN or any AN ERISA Affiliate of incurring a material liability under such Title. No AN Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 312 of the Code, whether or not waived.

     (e) With respect to each AN Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of AN or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law). All group health plans of AN and AN ERISA Affiliates have been operated in material compliance with the requirements of
Section 4980B (and its predecessor) and 5000 of the Code, and AN and AN ERISA Affiliates have provided to individuals entitled thereto all required notices and coverage pursuant to Section 4980B, except to the extent that failure to provide such notice or coverage is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on AN and its Subsidiaries, taken as a whole.

     (f) No AN Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of AN or its Subsidiaries by its terms prohibits the amendment or termination of any such AN Benefit Plan.

     (g) As of the date hereof, except for AN Employee Agreements and AN Option Plans, AN and its Subsidiaries are not parties to any (i) agreement with any director, executive officer or other key employee of AN or its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving AN or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from AN or its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding AN or its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (h) As of the date hereof, no collective bargaining agreement is binding and in force against AN or its Subsidiaries or is currently under negotiation, and no current employees of AN or its Subsidiaries are represented by any labor union. As of the date hereof, to AN's knowledge, no labor representation effort exists with respect to AN or its Subsidiaries.

     SECTION 3.9 Litigation. Schedule 3.9 hereto sets forth each suit, action or proceeding pending (as to which AN has received notice), or, to the knowledge of AN, threatened against AN, any of its Subsidiaries, or any of their properties or assets on the date hereof. Except as set forth on Schedule 3.9, none of the foregoing, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, if resolved adversely to AN or its Subsidiaries. As of the date hereof, neither AN nor any of its Subsidiaries, nor any of their respective properties, is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have, a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, or which would prevent AN from consummating the transactions contemplated hereby.

     SECTION 3.10 No Default; Compliance with Applicable Laws. Neither AN nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of (i) its respective Charter or By-laws or other organizational documents, (ii) any AN Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to AN or any of its Subsidiaries or by which they or their respective assets may be bound (other than matters addressed in Sections 3.4, 3.8, 3.9, 3.11, and 3.12), excluding from the foregoing clauses (ii) and (iii), defaults or violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, or prevent AN from consummating the transactions contemplated hereby.

     SECTION 3.11  Taxes.  Except as set forth on Schedule 3.11:

          (a) AN and its Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, other than those Tax Returns for which extensions for filing have been obtained in a timely manner, and such Tax Returns are true, correct and complete in all material respects, and
     (ii) duly paid in full all Taxes (as hereinafter defined) shown to be due on such Tax Returns or have provided adequate reserves in their financial statements for any Taxes that have not been paid. There are no liens on any of the assets of AN or any of its Subsidiaries that arose in connection with any delinquency in paying any tax.

          (b) As of the date hereof, there are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of AN or its Subsidiaries.

          (c) As of the date hereof, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against AN or any of its Subsidiaries (excluding extensions for filings that have been timely obtained), and no power of attorney granted by either AN or any of its Subsidiaries with respect to any Taxes is currently in force.

          (d) Neither AN nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

          (e) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     SECTION 3.12 Environmental Matters. (a) AN and its Subsidiaries have complied in all respects with all applicable Environmental Laws (as defined below), except to the extent that any failure to comply is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on AN and its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of AN, threatened, civil or criminal litigation, written notice or violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity relating to any Environmental Law involving AN or any of its Subsidiaries or any of their properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

     (b) With the exception of releases that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on AN and its Subsidiaries, taken as a whole, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment by AN or any of its Subsidiaries, or, to the knowledge of AN, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by AN or any of its Subsidiaries. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

     SECTION 3.13 Insurance. AN and the Subsidiaries maintain adequate insurance with respect to the their respective businesses and are in compliance with all material requirements and provisions thereof.

     SECTION 3.14 Offer Documents; Proxy Statement; Registration Statement; Other Information. The information with respect to AN, its officers and directors and its Subsidiaries (i) to be contained in the Schedule 14D-9, (ii) supplied in writing by AN for inclusion in the Offer Documents, (iii) to be contained in the definitive joint Proxy Statement to be furnished to the respective shareholders of AN and the stockholders of MC pursuant to Section 5.2 and which will form a part of MC's Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC and will constitute a prospectus of MC with respect to the MC Shares to be issued in the Merger (the "Proxy Statement"), and (iv) to be contained in the Registration Statement will not, on the respective dates on which (A) the Schedule 14D-9, the Offer Documents or any amendment or supplement thereto are filed with the SEC (in the case of each respective document), (B) the Proxy Statement is first mailed to shareholders of AN and MC or on the date of the stockholders' meetings referred to in Section 5.2 (in the case of the Proxy Statement), (C) the Registration Statement becomes effective (in the case of the Registration Statement), and (D) in the case of the Proxy Statement and the Registration Statement, as such Proxy Statement or Registration Statement is then amended or supplemented, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement made by AN in any earlier filing with the SEC or any amendment thereto or any earlier communication made by AN

(including the Proxy Statement) to shareholders of AN with respect to the Merger. When the Proxy Statement or any amendment or supplement thereto shall be mailed, and at the time of each meeting and at the Effective Time, the Proxy Statement will comply as to form with all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event with respect to AN, its officers and directors and its Subsidiaries should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, AN shall promptly so inform MC and such event shall be so described in an amendment or supplement to the Proxy Statement and such information in such amendment or supplement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement made by AN in any earlier filing with the SEC of such Proxy Statement, or any amendment or supplement thereto, or any earlier communication to shareholders of AN with respect to the Merger.

     SECTION 3.15 Transactions with Affiliates. Except as set forth in the AN SEC Documents or on Schedule 3.15, since December 31, 1995, neither AN nor any of its Subsidiaries has entered into any transaction with any current director or officer of AN or any Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

     SECTION 3.16 Brokers. Other than the AN Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from AN in connection with the transactions contemplated by this Agreement. AN has informed MC of the compensation to be paid by AN to the AN Financial Advisor.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF MC

     MC represents and warrants to AN as follows:

     SECTION 4.1 Organization. (a) Each of MC and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on MC and its Subsidiaries taken as a whole. MC and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating any of the transactions contemplated hereby.

     (b) MC has heretofore made available to AN a complete and correct copy of the Certificate of Incorporation and By-Laws or other organizational documents of MC and the organizational documents of each of its Subsidiaries, as currently in effect. Each such document is in full force and effect and no other organizational documents are applicable to or binding upon MC or any Subsidiary.

     (c) Schedule 4.1 identifies all the Subsidiaries of MC.


     (d) At the time of issuance (i) the MC Shares and VCRs issued pursuant to the Merger or the Shareholders' Agreement will be duly authorized and validly issued, and the MC Shares will be fully paid and nonassessable and not subject to preemptive (or similar) rights; and (ii) the VCRs will represent unsecured obligations of MC ranking pari passu with all general obligations of MC.


     SECTION 4.2 Capitalization. (a) The authorized capital stock of MC consists of 26,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $.01 per share. Schedule 4.2 sets forth the

(i) the number of issued and outstanding MC Shares as of the date hereof; (ii) the number of MC Shares that would be issuable by MC upon the exercise of all unexpired options to purchase MC Shares ("MC Options"), and date of vesting thereof, (iii) all MC Shares that would be issuable by MC pursuant to or in connection with each of the acquisition agreements or transactions identified in
Schedule 4.2 (the "MC Pending Transactions"); and (iv) all other MC Shares issuable to any person pursuant to any existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character. As of the date hereof, no shares of preferred stock are issued and outstanding or held in the treasury of MC, and no MC Shares are held in the treasury of MC. MC has taken all necessary corporate and other action to authorize and reserve and to permit it to issue MC Shares which may be issued pursuant to MC Options or the transactions contemplated hereby. There is no Voting Debt of MC or any of its Subsidiaries issued and outstanding. Except as set forth in Schedule 4.2, as of the date hereof, (i) there are no shares of capital stock of MC authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of MC or any of its Subsidiaries, obligating MC or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, MC or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interest or obligations of MC or any of its Subsidiaries, and (iii) there are no outstanding contractual obligations of MC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any MC Shares, or capital stock of MC or any Subsidiary or affiliate of MC.

     (b) All of the outstanding shares of capital stock of each of MC's Subsidiaries are beneficially owned by MC, directly or indirectly, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever, other than liens in favor of Toronto Dominion Bank or First National Bank of Boston.

     (c) Except for (i) the Voting Agreement dated August 31, 1994, as amended, which has been terminated effective at the Effective Time, and (ii) the Brock Voting Agreement dated May 15, 1996, there are no voting trusts or other agreements or understandings to which MC or any of its Subsidiaries is a party with respect to the voting of the capital stock of MC or any of its Subsidiaries. None of MC or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of MC, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     SECTION 4.3 Authorization; Validity of Agreement; MC Action. (a) MC has full corporate power and authority to execute and deliver this Agreement and the Shareholders' Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MC of this Agreement and the Shareholders' Agreement, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of MC and no other corporate action on the part of MC is necessary to authorize the execution and delivery by MC of this Agreement and the Shareholders' Agreement and the consummation by it of the transactions contemplated hereby and thereby (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding MC Shares). This Agreement and the Shareholders' Agreement have been duly executed and delivered by MC and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto) are valid and binding obligations of MC enforceable against MC in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of MC also has approved the transactions contemplated by this Agreement, the Shareholders' Agreement and the MC Voting Agreement so as to render inapplicable thereto the provisions of Section 203 of the DGCL.

     SECTION 4.4 Consents and Approvals; No Violations; Licenses. (a) Neither the execution, delivery or performance of this Agreement or the Shareholders' Agreement by MC nor the consummation by MC of the transactions contemplated hereby or thereby nor compliance by MC with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of MC or of any of its Subsidiaries, (ii) require on the part of MC any filing with, or permit, authorization, consent or approval of, any Governmental Entity except for (A) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the FCC, the Communications Act, state public utility or public service laws, the Securities Act, the DGCL, the TBCA, state or foreign laws relating to takeovers, state securities or blue sky laws, and the laws of other states in which MC is qualified to do or is doing business, or (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, individually or in the aggregate, would not have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby, (iii) except as disclosed on
Schedule 4.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MC or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been included as an exhibit to MC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "MC Material Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MC, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby.

     (b) MC or one of its Subsidiaries holds all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including without limitation, the FCC, or any State Authority, that are required for the conduct of their businesses as now being conducted, except for those the absence of which would not individually or in the aggregate have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole (collectively, "MC Licenses"). The MC Licenses are valid, in full force and effect, and the terms of said MC Licenses are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of MC or any of its Subsidiaries as presently conducted, other than restrictions or conditions generally applicable to licenses of that type. The MC Licenses granted, issued or entered by the FCC are subject to the Communications Act. There are no proceedings pending or, to the best knowledge of MC, complaints or petitions by others, or threatened proceedings, before the FCC or any other Governmental Entity relating to the business or operations of MC or any of its Subsidiaries or the MC Licenses, and there are no facts or conditions that reasonably could be expected to constitute grounds for the FCC to revoke, terminate, suspend, deny, annul, or impose conditions on any renewal of any MC Licenses, that would, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby or to impose any fines, forfeitures or other penalties on MC or its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole.

     SECTION 4.5 SEC Reports and Financial Statements. MC and its Subsidiaries have filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by them with the SEC (as such documents have been amended since the time of their filing, collectively, the "MC SEC Documents"), and have filed all exhibits required to be filed with MC SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, MC SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of MC's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of MC included in MC's Annual Report on Form 10-K for

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

the fiscal year ended December 31, 1995 (including the related notes thereto) and for the quarter ended March 31, 1996, copies of which have been furnished to AN (together, the "MC Financial Statements"), have been prepared from, and are in accordance with, the books and records of MC and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of MC and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

     SECTION 4.6 No Undisclosed Liabilities. Except (i) as disclosed in MC SEC Documents, (ii) set forth in Schedule 4.6, (iii) MC Pending Transactions, and
(iv) for liabilities incurred in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the consummation of the transactions contemplated hereby (none of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole), since December 31, 1995, neither MC nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of MC and its Subsidiaries (including the notes thereto), and which individually or in which the aggregate, is reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole.

     SECTION 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, for MC Pending Transactions, or as disclosed in MC SEC Documents or in Schedule 4.7 hereto, since December 31, 1995, (i) MC and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, (ii) there has not been any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of MC or its Subsidiaries which has had a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, and (iii) there has not been any action taken by MC or its Subsidiaries of a type described in clauses (i) through (ix) of Section 5.1(b).

     SECTION 4.8 Employee Benefit Plans; ERISA; Labor. (a) Schedule 4.8 hereto sets forth (i) a list of all employee benefit plans (including but not limited to plans described in section 3(3) of ERISA), maintained by MC, any of its Subsidiaries or any trade or business, whether or not incorporated (a "MC ERISA Affiliate"), which together with MC would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA ("MC Benefit Plans") and (ii) all employment, retention, and severance agreements with employees of MC and its Subsidiaries ("MC Employee Agreements"). True and complete copies of all current MC Benefit Plans and MC Employee Agreements have been made available to AN.

     (b) With respect to each MC Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan has received a determination letter from the IRS stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code, no such determination letter has been revoked and no such revocation has been threatened, nothing has occurred that could reasonably be expected to cause the relevant MC Benefit Plan to lose such qualification or exemption; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law, including state and federal securities laws; (iii) no breaches of fiduciary duty by MC, or, to MC's knowledge, by any other person have occurred that might reasonably be expected to give rise to material liability on the part of MC or any MC ERISA Affiliate; (iv) no disputes are pending, or, to the knowledge of MC, threatened that might reasonably be expected to give rise to material liability on the part of MC or any MC ERISA Affiliate; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of MC or any MC ERISA Affiliate;
(vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full; (vii) to MC's knowledge, no MC Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs; and (viii) all monies withheld with respect to MC Benefit Plans have been transferred to the appropriate plan in accordance with the terms of such plan.

     (c) No MC Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any MC Benefit Plan a plan described in section 4063(a) of ERISA. No MC Benefit Plan is or has been subject to Title IV of ERISA.

     (d) No liability under Title IV of ERISA has been incurred by MC or any MC ERISA Affiliate (whether direct, indirect, actual, or contingent, and including, without limitation, withdrawal liability to a multiemployer plan), and no condition exists that presents a material risk to MC or any MC ERISA Affiliate of incurring a material liability under such Title. No MC Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 312 of the Code, whether or not waived.

     (e) With respect to each MC Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of MC or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law). All group health plans of MC and MC ERISA Affiliates have been operated in material compliance with the requirements of
Section 4980B (and its predecessor) and 5000 of the Code, and MC and MC ERISA Affiliates have provided, or will have provided prior to the Effective Date, to individuals entitled thereto all required notices and coverage pursuant to
Section 4980B, except to the extent that failure to provide such notice or coverage is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on MC and its Subsidiaries, taken as a whole.

     (f) No MC Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of MC or its Subsidiaries by its terms prohibits the amendment or termination of any such Benefit Plan.

     (g) As of the date hereof, except for MC Employee Agreements or as described in MC SEC Documents, MC and its Subsidiaries are not parties to any
(i) agreement with any director, executive officer or other key employee of MC or its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MC or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from MC or its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding MC or its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (h) As of the date hereof, no collective bargaining agreement is binding and in force against MC or its Subsidiaries or is currently under negotiation, and no current employees of MC or its Subsidiaries are represented by any labor union. As of the date hereof, to MC's knowledge, no labor representation effort exists with respect to MC or its Subsidiaries.

     SECTION 4.9 Litigation. Schedule 4.9 hereto sets forth each suit, action or proceeding pending (as to which MC has received notice), or, to the knowledge of MC, threatened against MC, any of its Subsidiaries, or their properties or assets on the date hereof. Except as set forth on Schedule 4.9 hereto, none of the foregoing, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, if resolved adversely to MC or its Subsidiaries. As of the date hereof, neither MC nor any of its Subsidiaries, nor any of their respective properties, is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or which would prevent MC from consummating the transactions contemplated hereby.

     SECTION 4.10 No Default; Compliance with Applicable Laws. Neither MC nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or other organizational documents, (ii) any MC Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to MC or any of its Subsidiaries or by which they or their respective assets may be bound (other than matters addressed in Sections 4.4, 4.8, 4.9, 4.10, 4.11, and 4.12), excluding from the foregoing clauses (ii) and (iii), defaults or violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby.

     SECTION 4.11  Taxes.  Except as set forth on Schedule 4.11:

          (a) MC and its Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, other than those Tax Returns for which extensions for filing have been obtained in a timely manner, and such Tax Returns are true, correct and complete in all material respects, and
     (ii) duly paid in full all Taxes (as hereinafter defined) shown to be due on such Tax Returns or have provided adequate reserves in their financial statements for any Taxes that have not been paid. There are no liens on any of the assets of MC or any of its Subsidiaries that arose in connection with any delinquency in paying any Tax.

          (b) As of the date hereof, there are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of MC or its Subsidiaries.

          (c) As of the date hereof, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against MC or any of its Subsidiaries (excluding extensions for filings that have been timely obtained), and no power of attorney granted by either MC or any of its Subsidiaries with respect to any Taxes is currently in force.

          (d) Neither MC nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

     SECTION 4.12 Environmental Matters. (a) MC and its Subsidiaries have complied in all material respects with all applicable Environmental Laws, except to the extent that any failure to comply is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of MC, threatened, civil or criminal litigation, written notice or violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity relating to any Environmental Law involving MC or any of its Subsidiaries or any of their properties.

     (b) With the exception of releases that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, there have been no releases of any Materials of Environmental Concern into the environment by MC or any of its Subsidiaries, or, to the knowledge of MC, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by MC or any of its Subsidiaries.

     SECTION 4.13 Insurance. MC and the Subsidiaries maintain adequate insurance with respect to the their respective businesses and are in compliance with all material requirements and provisions thereof.

     SECTION 4.14 Offer Documents; Proxy Statement; Registration Statement; Other Information. The information with respect to MC, its officers and directors and its Subsidiaries (i) to be contained in the Offer Documents, (ii) to be contained in the Proxy Statement; and (iii) to be contained in the Registration Statement will not, on the respective dates on which (A) the Offer Documents or any amendment or supplement thereto are filed with the SEC (in the case of each respective document), (B) the Proxy Statement is first mailed to shareholders of AN and the stockholders of MC or on the date of the stockholders' meetings referred to in
Section 5.2 (in the case of the Proxy Statement), (C) the Registration Statement becomes effective (in the case thereof), and (D) in the case of the Proxy Statement and the Registration Statement, as such Proxy Statement or Registration Statement is then amended or supplemented, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement made by MC in any earlier filing with the SEC of such Registration Statement or any amendment thereto (including the Proxy Statement). When the Registration Statement or any post-effective amendment thereto shall become effective and when the Proxy Statement or any amendment or supplement thereto shall be mailed, and at the time of each meeting and at the Effective Time, the Proxy Statement will comply as to form with all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event with respect to MC, its officers and directors and its Subsidiaries should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, MC shall promptly so inform AN and such event shall be so described in an amendment or supplement to the Registration Statements and such information in such amendment or supplement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement made by MC in any earlier filing with the SEC of such Registration Statement, or any amendment or supplement thereto, or any earlier communication to stockholders of MC with respect to the Merger.

     SECTION 4.15 Transactions with Affiliates. Except as set forth in MC SEC Documents or on Schedule 4.15, since December 31, 1995, neither MC nor any of its Subsidiaries has entered into any transaction with any current director or officer of MC or any Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

     SECTION 4.16 Financing. MC has sufficient funds available (through existing credit arrangements or otherwise) to purchase Shares pursuant to the Offer and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     SECTION 4.17 Share Ownership. As of the date hereof, neither MC nor any of its affiliates beneficially owns any Shares.

     SECTION 4.18 Brokers. Other than the MC Financial Advisor and Daniels & Associates, L.P., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from MC in connection with the transactions contemplated by this Agreement. MC has informed AN of the compensation to be paid by MC to the MC Financial Advisor and Daniels & Associates, L.P.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Interim Operations of AN and MC. (a) AN covenants and agrees that, except (w) as contemplated by this Agreement, (x) as set forth in Schedule 5.1(a) or Annex D, (y) as agreed in writing by MC, or (z) as contemplated by the AN Pending Transactions, after the date hereof and prior the Effective Time:

          (i) the business of AN and its Subsidiaries shall be conducted only in, and AN and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and AN and its Subsidiaries shall use all reasonable efforts, consistent with past practice, to maintain and preserve their business organizations, assets, employees and advantageous business relations;

          (ii) AN will not, directly or indirectly, (A) sell, transfer or pledge or agree to sell, transfer or pledge any Shares, preferred stock or capital stock of any of its Subsidiaries beneficially owned by it, either directly or indirectly; or (B) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of AN;

          (iii) neither AN nor any of its Subsidiaries shall: (A) amend its Charter or by-laws; (B) issue, grant, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of AN or its Subsidiaries or any other ownership interests (including but not limited to stock appreciation rights or phantom stock), other than Shares reserved for issuance on the date hereof pursuant to the exercise of AN Options outstanding on the date hereof and options automatically granted pursuant to the 1992 Non-Qualified Stock Option Plan; (C) with the exception of the existing liens in favor of First National Bank of Chicago, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;
     (D) incur any indebtedness other than borrowings under existing agreements or modify the terms of any indebtedness; (E) incur any material liability, other than borrowings permitted by clause (D) above of money under existing agreements or incurrence of other liabilities in the ordinary and usual course of business and consistent with past practice; or (F) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (iv) AN will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

          (v) neither AN nor any of its Subsidiaries shall modify, amend or terminate any AN Material Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (vi) each of AN and its Subsidiaries shall maintain in full force and effect such types and amounts of insurance issued by insurers of recognized responsibility insuring it with respect to its respective business and properties, in such amount and against such losses and risks as is usually carried by persons engaged in the same or similar businesses;

          (vii) neither AN nor any of its Subsidiaries shall; (A) except for or on behalf of Subsidiaries, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of AN pursuant to AN's written obligations on the date hereof), other than in the ordinary course of business and consistent with past practice; or (C) enter into any commitment or transactions with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (viii) neither AN nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

          (ix) except as permitted by Section 5.1(a)(xi), neither AN nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AN or any of its Subsidiaries (other than the Merger);

          (x) neither AN nor any of its Subsidiaries will take, or agree to take any action that would result in any of the conditions set forth herein or in Annex A not being satisfied, unless the Board of Directors of AN makes a determination in accordance with Section 5.9(f) below;

          (xi) neither AN nor any of its Subsidiaries will acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division of any such entity; provided, however, that AN may engage in such a transaction if
     (i) AN notifies MC prior to entering into any such transaction, (ii) the purchase price for each such transaction is payable only in cash and such price does not exceed $5,000,000, and (iii) the purchase price for each such transaction does not exceed eight times annualized EBITDA for the most recent calendar quarter ended.

          (xii) neither AN nor any of its Subsidiaries will increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in compensation of employees of AN or its Subsidiaries who are not executive officers or directors of AN in the ordinary course of business and consistent with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement with, any present or former director, officer or other employee of AN or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, other than employment of non-executive officers in the ordinary course of business and consistent with past practice;

          (xiii) neither AN nor any of its Subsidiaries will make any material tax election or settle or compromise any material federal, state, local or foreign tax liability except for settlements that would not be material to AN or do not otherwise materially impair the business of AN;

          (xiv) neither AN nor any of its Subsidiaries will settle or compromise any pending or threatened suit, action or claim, which settlement or compromise is material or which relates to the transactions contemplated hereby;

          (xv) neither AN nor any of its Subsidiaries will pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities (A) reflected or reserved against in the financial statements of AN, (B) incurred in the ordinary course of business and consistent with the past practice or (C) incurred in a manner not otherwise prohibited under this Section 5.1(a);

          (xvi) AN shall not effect a registration under the Securities Act with respect to Shares held by any person and entity, other than the registration on a Registration Statement on Form S-8 of Shares to be issued pursuant to AN Options and the registration of Shares pursuant to registration rights agreements in effect on the date hereof or pursuant to the Shareholders' Agreement;

          (xvii) neither AN nor any of its Subsidiaries will modify or amend any AN Pending Transaction in any manner that would increase the consideration payable pursuant to such transaction; and

          (xviii) neither AN nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     (b) MC covenants and agrees that except (w) as contemplated by this Agreement or the Shareholders' Agreement, (x) as set forth in Schedule 5.1(b),
(y) as agreed in writing by AN, or (z) as contemplated by any MC Pending Transactions, after the date hereof and prior to the Effective Time:


          (i) MC will not (A) amend its Certificate of Incorporation or By-Laws; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, provided, that the Board of Directors of MC may adopt a resolution to amend MC's Certificate of Incorporation to increase the number of authorized MC Shares by 7,500,000, and if the Board of Directors of MC declares that such amendment is advisable, the Board may submit such resolution for a vote of the stockholders at the Meeting, and if such amendment is approved at the Meeting, MC may so amend its Certificate of Incorporation;


          (ii) MC will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

          (iii) MC will not, directly or indirectly, split, combine or reclassify the outstanding MC Shares;

          (iv) with the exception of the existing liens in favor of Toronto Dominion Bank and the First National Bank of Boston, neither MC nor any of its Subsidiaries will issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of MC or its

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

     Subsidiaries, other than (A) issuances of MC Shares reserved for issuance on the date hereof upon exercise of MC Options outstanding on the date hereof, (B) issuances by MC of MC Shares or other securities for the fair market value of such MC Shares or other securities at the time of such issuance, provided, that the issuance of MC Shares pursuant to an acquisition agreement with a third party on terms negotiated on an arms' length basis or the issuance of other securities convertible into MC Shares to an unaffiliated third party on terms negotiated on an arms' length basis shall be deemed for purposes hereof the issuance of MC Shares at the fair market value of such MC Shares, and (C) the granting (and issuance of MC Shares upon exercise) of options pursuant to MC's director and employee stock option plans as in effect on the date hereof, with exercise prices equal to the fair market value of MC Shares on the date of grant.

          (v) MC will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MC or any of its Subsidiaries;

          (vi) neither MC nor any of its Subsidiaries will take, or agree to take, any action that would result in any of the conditions set forth herein or in Annex A not being satisfied;

          (vii) neither MC nor any of its Subsidiaries will consummate any acquisitions (by merger, consolidation, or acquisition of stock or assets or otherwise), other than MC Pending Transactions; provided, that MC may make acquisitions to the extent that they (A) comply with the requirements of Section 5.1(b)(iv)(B), (B) do not involve businesses that would be considered "significant subsidiaries" within the meaning of Rule 1-02(v) of Regulation S-X, and (C) do not result in the issuance of more than 3,000,000 MC Shares in the aggregate;

          (viii) neither MC nor any of its Subsidiaries shall engage in any business other than that conducted in the telecommunications industry; and

          (ix) neither MC nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     SECTION 5.2 Stockholder Approval; Meetings; Etc. (a) Subject to the fiduciary duties of AN's Board of Directors and MC's Board of Directors under applicable law, as the case may be, each of AN and MC will take all action necessary in accordance with applicable law, the rules of Nasdaq, this Agreement and AN's or MC's, as the case may be, Charter and By-Laws to convene a meeting of its stockholders (each, a "Meeting") as promptly as practicable after consummation of the Offer to consider and vote upon a proposal to adopt this Agreement (the "Proposal"). Subject to a determination of the respective Board of Directors of AN and MC made in accordance with Section 5.9(f), each of AN and MC will (i) recommend that their respective stockholders vote in favor of the Proposal and (ii) use their respective best efforts to cause to be solicited proxies from stockholders of AN or MC, as the case may be, to be voted at their Meetings in favor of the Proposal and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. MC agrees to vote all Shares purchased in the Offer or pursuant to the Shareholders' Agreement in favor of the Proposal. In addition, AN shall present a resolution to be approved by the affirmative vote of the outstanding Shares as required by Section 48-103-503(a) of the Tennessee Greenmail Act in order to exempt the transactions contemplated by Section 5.16 from the provisions thereof.

     (b) MC shall use its best efforts to cause, immediately prior to the Effective Time, Ray M. Russenberger and Elliott H. Singer to be appointed to the Board of Directors of the Surviving Corporation, to serve in the classes set forth on Annex B.

     (c) MC agrees to use its reasonable best efforts to take the actions described in Section 3.3.2 and 3.3.3 of the Shareholders' Agreement.

     SECTION 5.3 Proxy Statement, Registration Statement, Etc. (a) AN and MC shall promptly after consummation of the Offer prepare and file with the SEC under the Exchange Act, and shall use their best efforts to have cleared by the SEC and shall thereafter promptly mail to their stockholders, the Proxy Statement for the Meetings, which shall also constitute the prospectus included in the Registration Statement to be filed by MC pursuant to Section 5.3(b) hereof. The Proxy Statement shall be mailed to stockholders of

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

each of AN and MC, as the case may be, at least 20 business days in advance of the date of its Meeting. MC shall furnish AN, and AN shall furnish MC, with all information and shall take such other action as AN or MC, as the case may be, may reasonably request in connection with the Proxy Statement. Subject to a determination of the respective Board of Directors of AN and MC made in accordance with Section 5.9(f), the Proxy Statement shall contain the recommendation of each Board of Directors that stockholders of AN and MC, as the case may be, approve and adopt the Proposal.

     (b) MC shall promptly after consummation of the Offer prepare and file with the SEC under the Securities Act the Registration Statement with respect to MC Shares and the VCRs to be issued in the Merger and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. MC shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of MC Shares and the VCRs in the Merger, including qualification under the Trust Indenture Act with respect to the VCRs. AN shall furnish MC with all information and shall take such other action as MC may reasonably request in connection with any such action.

     (c) AN and MC shall notify one another of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, and shall promptly supply one another with copies of all correspondence between any of them (or their representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to either Meeting, any event should occur relating to or affecting AN, MC, or their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to AN's or MC's stockholders, as the case may be, such amendment or supplement.

     (d) Notwithstanding anything to the contrary in this Agreement, AN shall have no obligation to mail the Proxy Statement to its shareholders unless and until AN shall have received a "comfort letter" from Deloitte and Touche LLP, the independent auditors of MC, in the form, scope and content contemplated by Statement of Auditing Standards No. 49 issued by the American Institute of Certified Public Accountants, Inc. ("SAS 49"), relating to financial statements and other financial data with respect to MC and its consolidated Subsidiaries included or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by AN, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

     (e) Notwithstanding anything to the contrary contained in this Agreement, MC shall not mail the Proxy Statement to its stockholders unless and until the Registration Statement has been declared effective under the Securities Act, and MC shall have no obligations to mail the Proxy Statement to its stockholders unless and until MC shall have received a "comfort letter" from Arthur Andersen LLP, the independent auditors of AN, in the form, scope, and content contemplated by SAS 49, relating to the financial statements and other financial data with respect to AN and its consolidated Subsidiaries included or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by MC, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

     SECTION 5.4 Compliance with the Securities Act. (a) Prior to the Effective Time, AN shall cause to be delivered to MC a list identifying all persons who are, at the time of the Meeting, considered by AN to be "affiliates" of AN for purposes of Rule 145 under the Securities Act (the "Affiliates").

     (b) AN shall use reasonable efforts to cause each person who is identified as an affiliate of AN to deliver to MC on or prior to the Effective Time a written agreement, in such form as may be agreed to by the parties, that such person will not offer to sell, sell or otherwise dispose of any of MC Shares issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act. The Surviving Corporation shall be entitled to place appropriate legends on the certificates evidencing MC Shares to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for MC Shares, to the effect that MC Shares received or to be received by such affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or pursuant to an exemption provided from registration under the Securities Act. The foregoing restrictions on the transferability of MC Shares shall apply to all purported sales, transfers and other conveyances of the shares received or to be received by such affiliate pursuant to the Merger and to all purported reductions in the interest in or risks relating to such MC Shares.

     SECTION 5.5 Nasdaq Listing. MC shall use all reasonable efforts to cause MC Shares to be admitted for quotation on the Nasdaq National Market System.

     SECTION 5.6 Approvals and Consents; Cooperation. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using all reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts; (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign laws or regulations; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and Communications Act and submissions of information requested by Governmental Entities; and (v) to fulfill all conditions to this Agreement. Each of AN and MC further covenants and agrees that, prior to the exercise by MC of its right to terminate the Offer under paragraphs (c) or (d) of Annex A hereto, each of AN and MC shall use its respective best efforts (which shall not be construed to require the payment of any money to a third party (other than legal counsel) or the divestiture of any business or assets) to prevent, with respect to a threatened or pending preliminary or permanent injunction or the other order, decree or ruling or statute, rule, regulation or executive order specified in such paragraphs, the entry, enactment or promulgation thereof, as the case may be. For purposes of the foregoing, the obligation of MC to use "best efforts" or "reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a modification of the terms of such documents, except as expressly contemplated hereby or to make any monetary payment in consideration of such waiver, consent or approval.

     (b) AN and MC shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

     (c) Within fifteen business days of the date of this Agreement, or as soon thereafter as practicable, MC and AN shall prepare and make all filings (the "Regulatory Filings") required to be made with the FCC pursuant to the Communications Act and with any State Authority as are required to permit the consummation of the Merger and shall thereafter promptly make any additional or supplemental submissions required or requested by the FCC and any such State Authority. With respect to the Regulatory Filings, counsel to AN shall be responsible for preparing, with the advice and consent of counsel to MC, the transferor's portion of the submissions with respect to the AN Licenses, and counsel to MC shall be responsible for preparing, with the advice and consent of counsel to AN, the transferee's portion of such submissions. Counsel to AN shall also be responsible for preparing, with the advice and consent of counsel to MC, any pro forma transfer applications with respect to the AN Licenses that are required to permit the Merger. All filing fees associated with the preparation and filing of Regulatory Filings pursuant to this Section 5.6(c) shall be shared equally by MC and AN. Each party shall bear its own counsel fees in connection with the Regulatory Filings.

     (d) Notwithstanding any provision of this Agreement or the Shareholders' Agreement to the contrary, MC shall not assume, either directly or indirectly, de jure or de facto control of AN without the prior consent of the FCC and any State Authority of competent jurisdiction. Nothing contained herein shall, without the prior consent of the FCC and any State Authority of competent jurisdiction, give MC any control or responsibility for (i) AN's facilities, including without limitation control of use of the facilities; (ii) daily operations; (iii) policy decisions, including preparing and filing applications with the FCC; (iv) employment, supervision and dismissal of personnel; or (v) payment of financing obligations, including expenses arising out of operations. Without the prior consent of the FCC and any State Authority of competent jurisdiction, MC shall not receive any monies and profits derived from the operation of the AN facilities.

     SECTION 5.7 Access to Information. Upon reasonable notice, each of AN and MC shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of MC or AN, as the case may be, access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, properties, facilities, books, contracts, commitments and records and, during such period, each of AN and MC shall (and shall cause each of its Subsidiaries to) furnish promptly to MC or AN, as the case may be (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as MC or AN, as the case may be, may reasonably request. Each of MC and AN will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between AN and MC, dated on or about November 22, 1995 (the "Confidentiality Agreement"). No investigation pursuant to this
Section 5.7 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Without limiting the foregoing, prior to the earlier of the Effective Time or the termination of the Agreement, each party shall have the right to have no more than two (2) representatives, who shall be directors or members of senior management of such party, attend regular or special meetings of the Board of Directors of the other party; provided, that such representatives may not attend any portion of any meeting concerning this Agreement or the transactions contemplated hereby. Each party will give reasonable notice to the other of such meetings, and the party's representatives may be present by telephone.

     SECTION 5.8 Employee Benefits and Relocation Matters. (a) MC agrees to use its reasonable best efforts to maintain a southeast/southwest regional operations center in Pensacola, Florida for a period not less than three years from the Effective Time, provided that such operations center may be closed in the event of a consolidation or merger of MC or a sale of substantially all of the assets of MC or of a majority of MC's common stock outstanding after the Effective Time.

     (b) The parties' agreement with respect to certain employment matters is set forth in Annex D hereto.

     SECTION 5.9 No Solicitation by AN. (a) AN, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing discussions or negotiations, if any, with any parties (other than MC) conducted heretofore with respect to any AN Acquisition Proposal. For purposes of this Agreement, "AN Acquisition Proposal" shall mean any proposal relating to (i) a possible acquisition of AN, whether by way of merger, purchase of all or substantially all of the assets of AN, or any similar transaction, or (ii) a tender offer for more than 5% of the Shares (excluding any AN Pending Transaction or any other transactions permitted by Section 5.1(a)).

     (b) AN may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access, to any person made after the date hereof which was not encouraged, solicited or initiated by AN or any of its affiliates or any of their respective officers, directors, employees, representatives, financial advisors or agents after the date hereof, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such party concerning any AN Acquisition Proposal, but only if (i) such party has submitted a written proposal to the Board of Directors of AN relating to any such transaction involving economic consideration per Share that the Board of Directors of AN reasonably believes is economically superior to the consideration to be paid hereunder and which does not include or contemplate any condition relating to the obtaining of funds for such AN Acquisition Proposal and (ii) the Board of Directors of AN has made a determination in accordance with Section 5.9(f). AN shall notify MC immediately if any written or oral AN Acquisition Proposal is made and shall keep MC promptly advised of all written or oral AN Acquisition Proposals, provide a copy of any written AN Acquisition Proposal and provide in writing the terms of all oral AN Acquisition Proposals.

     (c) Except as set forth in this Section 5.9, neither AN or any of its affiliates, nor any of their respective officers, directors, employees, representatives, financial advisors or agents, shall, directly or indirectly, encourage or solicit submission of any inquiries, proposals or offers by; participate in or initiate any discussions or negotiations with; disclose any information about AN or its Subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with any corporation, partnership, person or other entity or group (other than MC, any affiliate or associate of MC or any designees of MC) in connection with any AN Acquisition Proposal; provided that the Board of Directors of AN shall not recommend that the shareholders of AN tender their Shares in connection with any tender offer unless the Board of Directors of AN makes a determination in accordance with
Section 5.9(f).

     (d) AN agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which AN is a party, unless the Board of Directors of AN makes a determination in accordance with Section 5.9(f). AN will use all reasonable efforts to have all copies of all nonpublic information it or AN Financial Advisor has distributed to other potential purchasers returned to it as soon as possible after the date hereof.

     (e) Nothing contained in this Section 5.9 shall prohibit AN or its Board of Directors from taking and disclosing to AN's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to AN's shareholders or otherwise if the Board of Directors makes a determination in accordance with Section 5.9(f).

     (f) For purposes of this Agreement, any determination of directors made in accordance with this Section 5.9(f) shall mean that directors constituting a majority of all directors then in office of AN shall reasonably determine in good faith, after consultation with and based upon the advice of independent legal counsel, that the taking of action or the failure to take action (or to withdraw or modify a recommendation) would constitute a breach of such directors' fiduciary duties to stockholders of AN under applicable law.

     SECTION 5.10 No Solicitation by MC. (a) MC, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing discussions or negotiations, if any, with any parties (other than AN) conducted heretofore with respect to any MC Acquisition Proposal. For purposes of this Agreement, "MC Acquisition Proposal" shall mean any proposal relating to (i) a possible acquisition of MC, whether by way of merger, purchase of all or substantially all of the assets of MC, or any similar transaction, or (ii) a tender offer for more than 5% of the MC Shares (excluding any MC Pending Transactions or any other transactions permitted by Section 5.1(b)).

     (b) MC may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access, to any person made after the date hereof which was not encouraged, solicited or initiated by MC or any of its affiliates or any of their respective officers, directors, employees, representatives, financial advisors or agents after the date hereof, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such party concerning any MC Acquisition Proposal, but only if the Board of Directors of MC has made a determination in accordance with Section 5.10(f). MC shall notify AN immediately if any written or oral MC Acquisition Proposal is made and shall keep AN promptly advised of all written or oral MC Acquisition Proposals, provide a copy of any written MC Acquisition Proposal and provide in writing the terms of all oral MC Acquisition Proposals.

     (c) Except as set forth in this Section 5.10, neither MC or any of its affiliates, nor any of their respective officers, directors, employees, representatives, financial advisors or agents, shall, directly or indirectly, encourage or solicit submission of any inquiries proposals, or offers by; participate in or initiate any discussions or negotiations with, or disclose any information about MC or any Subsidiaries to, or otherwise assist, facilitate, or encourage, or enter into any agreement or understanding with, any corporation, partnership, person or other entity or group (other than AN, any affiliate or associate of AN or any designees of AN) in connection with any MC Acquisition Proposal; provided that the Board of Directors of MC shall not recommend that the stockholders of MC tender their MC Shares in connection with any tender offer unless the Board of Directors of MC makes a determination in accordance with Section 5.10(f).

     (d) MC agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which MC is a party, unless the Board of Directors of MC makes a determination in accordance with Section 5.10(f). MC will use all reasonable efforts to have all copies of all nonpublic information it or MC Financial Advisor has distributed to other potential companies returned to it as soon as possible after the date hereof.

     (e) Nothing contained in this Section 5.10 shall prohibit MC or its Board of Directors from taking and disclosing to MC's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to MC's stockholders or otherwise if the Board of Directors makes a determination in accordance with Section 5.10(f).

     (f) For purposes of this Agreement, any determination of directors made in accordance with this Section 5.10(f) shall mean that directors constituting a majority of all directors then in office shall reasonably determine in good faith, after consultation with and based upon the advice of independent legal counsel, that the taking of action or the failure to take action (or to withdraw or modify a recommendation) would constitute a breach of such directors' fiduciary duties to stockholders of MC under applicable law.

     SECTION 5.11 Brokers or Finders. Each of MC and AN represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except the AN Financial Advisor, whose fees and expenses will be paid by AN in accordance with its agreement with such firm, and the MC Financial Advisor and Daniels & Associates L.P., whose fees and expenses will be paid by MC in accordance with MC's agreement with such firms. Each of MC and AN agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

     SECTION 5.12 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to MC and AN. Thereafter, so long as this Agreement is in effect, neither AN, MC nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by the rules of Nasdaq.

     SECTION 5.13 Notification of Certain Matters. AN shall give prompt notice to MC and MC shall give prompt notice to AN of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of AN or MC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.13 (a) is not required until an executive officer of AN or MC, as the case may be, has actual knowledge of the circumstance requiring such notice and (b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.14  Directors' and Officers' Insurance and Indemnification.

          (a) From and after the Effective Time, MC shall, or shall cause the Surviving Corporation, to the fullest extent permitted under applicable law, AN's Charter, By-Laws or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit, to indemnify, defend and hold harmless all persons who are now, or have been at any time prior to the date hereof, or who become prior to the Effective Time, an officer, director, employee or agent of AN or any of its Subsidiaries, or who are or were serving at the request of AN or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, trust, limited liability company or other business enterprise (each, an "Indemnified Party"), against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses) judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of AN or any of its Subsidiaries; or (ii) this Agreement, or any of the transactions contemplated hereby or thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Without limiting the foregoing, in the event that any Claim is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to them, and MC (or prior to the Effective Time, AN) shall advance the fees and expenses of such counsel for the Indemnified Party in accordance with Section 12(a) of Article 12 of the Charter of AN in effect on the date hereof.

          (b) MC and AN agree that the Surviving Corporation's Certificate of Incorporation shall contain provisions no less favorable with respect to rights to indemnification and limitations on liability provided in AN's Charter and By-Laws as in effect as of the date hereof, for a period of six
     (6) years from the Effective Time to the extent such rights are consistent with the DGCL; provided, that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law, MC's Certificate of Incorporation or By-Laws or such agreements, as the case may be, shall be made by independent legal counsel selected by MC and reasonably acceptable to the Indemnified Party and; provided further, that nothing in this Section 5.14 shall impair any rights or obligations of any present or former directors or officers of AN.

          (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.14, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.14 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

          (d) MC or the Surviving Corporation shall use all reasonable efforts to maintain AN's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six (6) years after the Effective Date; provided, (i) that MC may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; and (ii) if the existing D&O Insurance expires or is canceled during such period, MC or the Surviving Corporation will use reasonable efforts to obtain substantially similar D&O Insurance to the extent available.

     SECTION 5.15 Expenses. Except as otherwise provided in the penultimate sentence of Section 5.6(c) and in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that the filing fee for the Proxy Statement or Registration Statement, and all expenses incurred in connection with the printing and mailing of the Proxy Statement and prospectus included in the Registration Statement shall be borne one-half by AN and one-half by MC. The payment of costs and expenses by MC or AN shall not reduce any consideration paid in the Merger. Notwithstanding the foregoing, the costs and expenses incurred in connection with the Shareholders' Agreement will be paid in accordance with the terms of such Agreements.

     SECTION 5.16  Repurchase Option.  (a) For the purposes of this Section
5.16:

          A "Repurchase Event" shall occur automatically if (i) either (A) the Offer has been consummated or (B) a Scenario II Trigger Event (as defined in the Shareholders' Agreement) shall have occurred, (ii) AN is not in material breach of any of its obligations under this Agreement entitling MC to terminate this Agreement, (iii) there has been no AN Termination Fee Event (as hereinafter defined) and (iv) this Agreement has been terminated in accordance with its terms.

          "Interest Payment Event" shall mean, in the case of a Repurchase Event, the occurrence of any of the following (i) a Final Regulatory Order (as hereinafter defined) by the FCC or any State Authority has been entered prohibiting the transfer of the AN Licenses to MC; (ii) the entry of a non-appealable final order by a court of competent jurisdiction prohibiting the consummation of the Merger, or (iii) November 16, 1996 (provided that, if at November 16, 1996 the sole reason the Merger shall not have occurred is the failure to obtain a Final Regulatory Order permitting the consummation of the Merger from the FCC, such date shall be February 16,
     1997).

          "AN Termination Fee Event" shall mean the termination of this Agreement in accordance with its terms solely pursuant to Sections 7.1(d)(iv) or (v).

          "Regulatory Order" shall mean an action taken or order issued by the FCC with respect to the AN Licenses as to which (i) no request for stay by the FCC of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; and (ii) with respect to an action taken or order issued by the FCC granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by AN and MC or that are routine conditions with respect to transfers of this nature. A "Final Regulatory Order" shall mean a Regulatory Order as to which (i) no petition for rehearing or reconsideration of the action or order is pending before the FCC and the time for filing any such petition has passed; and (ii) the FCC does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed.

          "Repurchase Period" shall mean the period commencing upon the occurrence of the Repurchase Event and ending on the earlier of (i) the first anniversary of a Repurchase Event and (ii) the sale or distribution of all Repurchase Shares.

          "Repurchase Shares" means all Shares purchased by MC and/or its affiliates pursuant to the Offer, the Shareholders' Agreement or otherwise.

          "Voting Stock" means the Shares or any other shares of the capital stock of AN having the ordinary power to vote in the election of directors.

     (b) In the event of a Repurchase Event and during the Repurchase Period,
(i) MC shall not (A) acquire any additional Shares or other Voting Stock other than pursuant to any stock dividend, stock split or similar event, (B) solicit proxies with respect to Voting Stock of AN or be a "participant" in an "election contest" or "solicitation" (as such terms are used in Regulation 14A under the Exchange Act) with respect to Voting Stock of AN, (C) deposit any Voting Stock of AN or the Repurchase Shares into a voting trust, (D) propose or advise any other entity to propose any MC Acquisition Proposal, or (E) act in concert with any person for the purpose of holding any Voting Stock of AN; and (ii) the Repurchase Shares may only be voted pro rata with the Shares voted by all other shareholders of AN (excluding MC and its affiliates) with respect to all matters. Notwithstanding the foregoing, (x) MC may sell, transfer or otherwise dispose of any Shares 90 days after the termination of this Agreement if this Agreement is terminated solely pursuant to Section 7.1(d)(v), (y) MC may tender or exchange Repurchase Shares into any tender offer or AN Acquisition Proposal with respect to which the Board of Directors of AN has recommended to AN's shareholders that they accept such tender offer or AN Acquisition Proposal and tender or exchange their Shares pursuant to such tender offer or AN Acquisition Proposal (provided that to the extent the Repurchase Shares are not purchased or exchanged pursuant to such tender offer or AN Acquisition Proposal under this clause (y), such Repurchase Shares shall remain subject to the provisions of this Section 5.16), and (z) MC may pledge the Repurchase Shares pursuant to a bona fide pledge to secure indebtedness of MC or any of its Subsidiaries, provided, that such Repurchase Shares will remain subject to the provisions of this Section 5.16.

     (c) In the event of an Interest Payment Event, AN shall have the right during the period ending 90 days after the Repurchase Event either to (i) repurchase all the Repurchase Shares or (ii) designate a third party to purchase the Repurchase Shares, which third party shall repurchase such Repurchase Shares, in each case at a price per Share equal to (x) with respect to the Repurchase Shares purchased pursuant to the Offer, the Offer Price plus an interest factor of 10.125% per annum commencing on the date of the consummation of the

Offer and ending on the date of such purchase of the Repurchase Shares and (y) with respect to the Repurchase Shares purchased pursuant to the Shareholders' Agreement, cash equal to the price paid therefor (such price with respect to consideration consisting of MC Shares to be equal to the Average MC Share Price used in determining the consideration paid therefor) plus an interest factor of 10.125% per annum commencing on the date any such cash was paid and ending on the date of such purchase; provided, that in the event of such an election, the repurchase shall not occur any earlier than six months and one day after the Shares were acquired by MC.

     (d) In the event of any Repurchase Event which is not an Interest Payment Event, AN shall have the right during the period ending 90 days after the Repurchase Event either to (i) repurchase all the Repurchase Shares or (ii) designate a third party to purchase the Repurchase Shares, which third party shall repurchase such Repurchase Shares, in each case at a price per Share equal to (x) with respect to the Repurchase Shares purchased pursuant to the Offer, the Offer Price and (y) with respect to the Repurchase Shares purchased pursuant to the Shareholders' Agreement, the price paid therefor (such price with respect to consideration consisting of MC Shares to be equal to the Average MC Share Price used in determining the consideration paid therefor).

     (e) (i) If a Repurchase Event occurs and AN has not elected to purchase any Repurchase Shares pursuant to paragraph (c) or (d), as applicable, or (ii) upon request by MC given within 90 days after this Agreement has been terminated due to an AN Termination Fee Event or solely pursuant to Section 7.1(d)(iii), then AN and MC shall cooperate in good faith to sell all of the Repurchase Shares in an orderly and reasonably widespread distribution, subject to the following:

          (a) In the event of an underwritten public offering, AN shall be entitled to select the lead underwriter, which shall be reasonably acceptable to MC, and MC shall be entitled to select one or more co-managing underwriters, which shall be reasonably acceptable to AN.

          (b) All sales shall be made at market prices or, in the case of an underwritten public offering, the price at which such underwriter reasonably determines. MC shall bear all expenses incurred in connection with such sales, including underwriter's discounts, commissions and expenses, except for AN's legal fees, accounting fees and other expenses, which shall be borne in all cases by AN.

     (f) Notwithstanding the provisions of Section 7.3 hereof, the provisions of this Section 5.16 shall survive any termination of this Agreement.

     SECTION 5.17 Fair Price Statute. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulations or any state "blue sky" statute shall become applicable to the transactions contemplated hereby or by the Shareholders' Agreement, AN and the members of the Board of Directors of AN shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

     SECTION 5.18 Further Assurances. Each party hereto shall take all such actions and execute all such documents and instruments that are reasonably requested by the other party to carry out the intent of the parties under this Agreement, and in particular, AN shall take all such actions necessary to obtain the release, or assignment to MC's lenders, of all liens in favor of First National Bank of Chicago prior to the Effective Time, including executing and delivering for filing appropriate UCC-3 statements and other necessary documents for release or assignment of such liens.

                                   ARTICLE VI

                                   CONDITIONS

     SECTION 6.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Purchase of Shares in Offer. MC shall have purchased Shares pursuant to the Offer or pursuant to the Shareholders' Agreement;

          (b) Stockholder/Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of capital stock of MC and AN in accordance with the DGCL and TBCA and the respective Certificates of Incorporation/Charters and By-Laws of MC and AN;

          (c) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Government Entity preventing the Merger or the consummation of the transactions contemplated hereby, and all orders and approvals from Governmental Entities required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

          (d) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

          (e) Regulatory Approval. A Regulatory Order permitting the Merger to be consummated shall have been received from the FCC (or at the election of MC, approval shall have been received from the FCC), and Regulatory Orders permitting the Merger to be consummated shall have been received from any requisite State Authorities;

          (f) HSR Act. The expiration or early termination of any waiting period under the HSR Act shall have occurred;

          (g) Registration Statement. The Registration Statement for MC Shares and VCRs, and the Trust Indenture Act qualification for VCRs, shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time; and

          (h) Nasdaq Listing. The MC Shares to be issued in the Merger shall have been admitted for quotation on the Nasdaq National Market System.

     SECTION 6.2 Conditions to Obligations of AN to Effect the Merger. The obligation of AN to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

          (a) MC shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

          (b) The representations and warranties of MC contained in this Agreement shall have been true and correct in all material respects at the time when made, and (except for representations made as of a certain date) shall be deemed made again on the Closing Date and shall be true in all material respects as of such date, except for changes specifically permitted by this Agreement;

          (c) Except for the transactions contemplated by this Agreement, and except for matters which affect generally the economy or the industry in which MC and its Subsidiaries are engaged, as of the Closing Date, there shall not have occurred any change in the business, properties, assets, liabilities, financial conditions, cash flows, operations, licenses, franchises or results of operations of MC or its Subsidiaries which has a Material Adverse Effect on MC and its Subsidiaries, taken as a whole;

          (d) AN shall have received a certificate from MC, signed on behalf of MC by the Chief Executive Officer or Chief Financial Officer of MC, dated the Closing Date, to the effect that the conditions set forth in paragraph
     (a), (b) and (c) above have been satisfied; and

          (e) AN shall have received the opinion of Wilmer, Cutler & Pickering, dated the Closing Date and in a form reasonably acceptable to AN, to the effect that MC Shares and VCRs to be issued in the Merger have been duly authorized, and when issued in accordance with this Agreement will be validly issued, and with respect to MC Shares, fully paid and nonassessable and no holder of any MC Shares outstanding as of such date has any preemptive or other rights to subscribe for MC Shares pursuant to the DGCL, the Certificate of Incorporation or pursuant to agreements of MC set forth on a schedule to such opinion, which MC will have certified to such counsel as representing all agreements which contain preemptive right or rights to subscribe for MC Shares.

     SECTION 6.3 Conditions to Obligations of MC to Effect the Merger. The obligation of MC to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

          (a) AN shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

          (b) The representations and warranties of AN contained in this Agreement shall have been true and correct in all material respects at the time when made, and (except for representations made as of a certain date) shall be deemed made again on the Closing Date and shall be true in all material respects as of such date, except for changes specifically permitted by this Agreement;

          (c) Except for the transactions contemplated by this Agreement and the Shareholders' Agreement, and except for matters which affect generally the economy or the industry in which AN and its Subsidiaries are engaged, as of the Closing Date, there shall not have occurred any change in business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of AN or its Subsidiaries which has a material adverse effect on AN and its Subsidiaries taken as a whole;

          (d) MC shall have received a certificate from AN, signed on behalf of AN by the Chief Executive Officer or Chief Financial Officer of AN, dated the Closing Date, to the effect that the conditions set forth in paragraph
     (a), (b) and (c) above have been satisfied.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the mutual written consent of MC and AN.

          (b) By either AN or MC:

             (i) If any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or other action the parties hereto shall use their reasonably efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

             (ii) If the Merger shall not have occurred by November 15, 1996, provided, that if at November 16, 1996, the sole reason the Merger shall not have occurred is the failure to obtain a Final Regulatory Order permitting the consummation of the Merger from the FCC, MC may extend the date in this clause (ii) to February 16, 1997, provided, further, that the foregoing date may be extended for an additional 60 days at MC's option following an event described in Section 3.3.2 or 3.3.3 of the Shareholders' Agreement if necessary to allow time for the Meeting, provided, further, that notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before November 16, 1996 (or February 16, 1997, as the case may be).

          (c) By AN:

             (i) if MC shall have terminated the Offer, or the Offer shall have expired, without MC purchasing any Shares pursuant thereto; provided that AN may not terminate this Agreement pursuant to this Section 7.1(c)(i) if AN is in material breach of any of its covenants or agreements in this Agreement;

             (ii) if, due to an occurrence that, if occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions set forth in Annex A hereto, MC or any of its affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that AN may not terminate this Agreement pursuant to this
        Section 7.1(c)(ii) if AN is in material breach of any of its covenants or agreements in this Agreement;

             (iii) if MC shall have failed to perform and comply in all material respects with all material obligations and agreements required to be performed and complied with by it under this Agreement or the Shareholders' Agreement, which failure to perform shall not have been cured prior to the expiration of thirty (30) days following notice of such failure;

             (iv) if the Proposal shall not have been approved and adopted by the requisite vote of the holders of capital stock of MC in accordance with the DGCL and the Certificate of Incorporation and By-Laws of MC at a Meeting held for that purpose (including any adjournment thereof); or

             (v) if the Board of Directors of MC shall have (A) withdrawn or modified or changed in any manner adverse to AN its approval or recommendation of this Agreement, the Offer or the Merger or (B) shall have failed to recommend against a MC Acquisition Proposal involving a tender offer or failed to reject any other MC Acquisition Proposal within ten business days of receipt by the Board of Directors of MC of such proposal or shall have executed an agreement in principle (or similar agreement) or definitive agreement relating to a MC Acquisition Proposal or similar business combination with a person or entity other than AN (or the Board of Directors of MC resolves to do any of the foregoing).

          (d) By MC:

             (i) if MC shall have terminated the Offer, or the Offer shall have expired without MC purchasing any Shares thereunder, provided, that MC may not terminate this Agreement pursuant to this Section 7.1(d)(i) if it has failed to purchase Shares in the Offer in violation of the material terms hereof or thereof;

             (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, MC or any of its affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided that MC may not terminate this Agreement pursuant to this
        Section 7.1(d)(ii) if MC is in material breach of any of its covenants or agreements in this Agreement or the Shareholders' Agreement;

             (iii) if AN or any of its Subsidiaries shall have failed to perform and comply in all material respects with all material obligations and agreements required to be performed and complied with by them under this Agreement which failure to perform shall not have been cured prior to the expiration of thirty (30) days following notice of each failure;

             (iv) if the Proposal shall not have been adopted by the requisite vote of the holders of capital stock of AN in accordance with the TBCA and the Charter and By-Laws of AN at a Meeting held for that purpose (including any adjournment thereof); provided, that all Shares then owned by MC are voted in favor of the Proposal; or

             (v) if the Board of Directors of AN shall have (A) withdrawn or modified or changed, in any manner adverse to MC, its approval or recommendation of this Agreement, the Offer or the Merger or (B) shall have failed to recommend against an AN Acquisition Proposal involving a tender offer or failed to reject any other AN Acquisition Proposal within ten business days of receipt by the Board of Directors of AN of such proposal or shall have executed an agreement in principle (or similar agreement) or definitive agreement relating to an AN Acquisition Proposal or similar business combination with a person or entity other than MC (or the Board of Directors of AN resolves to do any of the foregoing) and MC shall not have exercised its right to purchase Shares under the Shareholders' Agreement.

     SECTION 7.2 Termination Fee. (a) If this Agreement is terminated pursuant to Section 7.1(c)(iv) or (c)(v), then MC will immediately pay to AN a termination fee equal to $10,000,000 in cash.

     (b) If this Agreement is terminated pursuant to Section 7.1(d)(iv) or
(d)(v), then AN will immediately pay to MC a termination fee equal to $10,000,000 in cash.

     (c) The agreement contained in Section 7.2 is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages in the event of a termination under the Sections specified herein and not a penalty.

     SECTION 7.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of Sections 5.15, 5.16 and 7.2, which shall survive such termination) shall forthwith become null and void and, subject to the provisions of Section 7.2, there shall be no liability on the part of MC or AN except for fraud or for material breach of this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of AN contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of AN, no such amendment, modification or supplement shall reduce or change the Conversion Ratio.

     SECTION 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     SECTION 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to MC to:

              Metrocall, Inc.
          6910 Richmond Highway
          Alexandria, Virginia 22306
          Attention: Vincent D. Kelly
          Telecopy No.: (703) 768-9625

              with a copy (which shall not constitute notice) to:

              Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, D.C. 20037
          Attention: George P. Stamas and Thomas W. White
          Telecopy No.: (202) 663-6363

              and

          (b) if to AN, to:

              A+ Network, Inc.
           40 South Palafox Street
           Pensacola, Florida 32501
           Attention: Chuck Emling
           Telecopy No.: (904) 432-9208

              with a copy (which shall not constitute notice) to:

              Waller Lansden Dortch & Davis
           511 Union Street
           Suite 2100
           Nashville, TN 37219
           Attention: Ralph W. Davis
           Telecopy No: (615) 244-6804

     SECTION 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     SECTION 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which have been considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.7 Entire Agreement; Third Party Beneficiaries. This Agreement, the Shareholders' Agreement, the MC Voting Agreement and the Confidentiality Agreement (including the documents and the instruments referred herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Article II and Section 5.14 shall confer on the third parties contemplated thereby the benefits thereof.

     SECTION 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     SECTION 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that MC may assign its rights hereunder to a direct or indirect wholly-owned subsidiary, so long as MC remains liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.10 Further Assurances. The parties agree to execute such further instruments and documents as shall reasonably be necessary to carry out the transactions contemplated by this Agreement, including, without limitation, to file any notices, or to obtain any consents appropriate to carry out the transactions contemplated by this Agreement.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, MC and AN have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          METROCALL, INC.

                                          By: /s/ VINCENT D. KELLY
                                            ------------------------------------
                                            Name: Vincent D. Kelly
                                            Title: Vice President and
                                                  Chief Financial Officer

                                          A+ NETWORK, INC.

                                          By: /s/ CHARLES A. EMLING III
                                            ------------------------------------
                                            Name: Charles A. Emling III
                                            Title: President and Chief Executive
                                                   Officer

                                                                         ANNEX A
                                                                    TO EXHIBIT A

                            CONDITIONS TO THE OFFER

     The capitalized terms used in this Annex A have the meaning set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) MC's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), MC shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after May 16, 1996 and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) the affirmative vote of the holders of more than a majority of the outstanding Shares is required to consummate the Merger or MC is not entitled to vote its Shares, including any Shares acquired pursuant to the Shareholders' Agreement for the Merger;

          (b) any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholder's equity, financial condition, cash flows, operations, licenses, franchises or results of operations of AN or its Subsidiaries which has a Material Adverse Effect on AN and its Subsidiaries taken as a whole, except for matters which affect generally the economy or industry in which AN and its Subsidiaries are engaged;

          (c) (I) there shall have been instituted or pending any, or there is threatened any, action, proceeding, application or counterclaim by any government or governmental authority or agency, or by AN or an affiliate of AN, which (i) challenges or seeks to challenge the acquisition by MC (or any affiliate of MC) of the Shares, restrain or prohibit the making or consummation of the Offer or the Merger, prohibits the performance by MC of the Offer, the Merger, the Shareholders' Agreement or any agreements contemplated thereby, or seeks to obtain any material damages directly or indirectly relating to the transactions contemplated by the Offer, the Merger, or Shareholders' Agreement, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or Shareholders' Agreement illegal or results in a material delay in the ability of MC to accept for payment or pay for some or all of the Shares,
     (iii) seeks to prohibit or limit the ownership or operation by MC (or any affiliate of MC) of all or any material portion of the business or assets of AN and its Subsidiaries or of MC and its affiliates or to compel MC (or any affiliate of MC) to dispose of or to hold separately all or any material portion of the business or assets of MC or any of its affiliates or of AN or any of its Subsidiaries or seeks to impose any material limitation on the ability of MC, or any other affiliate of MC, to conduct AN's or any of its Subsidiary's business or own such assets, (iv) seeks to impose or confirm material limitations on the ability of MC (or any affiliate of MC) to acquire or hold or to exercise full rights of ownership of the Shares, including but not limited to, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of AN, or (v) seeks to require divestiture by MC of any of its Subsidiaries or affiliates of all or any of the Shares, or (II) there shall have been instituted any action, proceeding, application or counterclaim by any person (other than a Governmental Entity or AN, or an affiliate of AN), before any court or governmental regulatory or administrative agency, authority or tribunal, with respect to the matters set forth in subsections
     (i)-(v) above, which has resulted in the issuance of a temporary restraining order ("TRO"), preliminary injunction or permanent injunction enjoining the Merger, this Agreement or the transactions contemplated hereby if such TRO, preliminary injunction or permanent injunction has not been removed or rescinded within 20 business days after the original expiration date of the Offer;

          (d) there shall be any action taken, or any statute, rule, regulation shall be enacted, promulgated, entered, enforced or deemed applicable to, or any order shall be entered or enforced with respect to, the Offer, the Merger or the Shareholders' Agreement by any government, governmental authority or court, domestic, foreign or supranational, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act or approval of license transfers under the Communications Act or by state regulatory agencies that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of subsection (c)(I) above;

          (e) the representations and warranties of AN set forth in the Merger Agreement shall not have been true and correct in all material respects on the date of the Merger Agreement or shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date or AN shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in such cases, (i) for changes specifically permitted by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date which are true and correct as of such date;

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

          (g) (i) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than MC, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 25% of any class or series of capital stock of AN (including the Shares) through the acquisition of stock, formation of a group or otherwise, other than any person or group existing on the date hereof which beneficially owns more than 25% of any class or series of capital stock of AN, or (ii) AN shall have entered into or announced its intention to enter into a definitive agreement or agreement in principle with any person with respect to an AN Acquisition Proposal or similar business combination.

          (h) AN's Board of Directors shall have withdrawn, or modified or changed in any manner adverse to MC (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an AN Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (i) any party to the Shareholders' Agreement other than MC shall have breached or failed to perform, in each case in any material respect, any of its agreements under such agreement or any of the representations and warranties of any such party set forth in such agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Shareholders' Agreement shall have been invalidated or terminated with respect to any Shares subject thereto;

which in the reasonable judgment of MC, in any such case, and regardless of the circumstances giving rise to such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of MC and may be asserted by MC regardless of any circumstances giving rise to any condition and may be waived by MC, in whole or in part at any time and from time to time in the sole discretion of MC. The failure by MC (or any affiliate of MC) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX B
                                                                    TO EXHIBIT A

                     DIRECTORS OF THE SURVIVING CORPORATION

     The following sets forth the membership, by class, of the Board of Directors of the Surviving Corporation.

Class of 1997           Class of 1998             Class of 1999
S. Brock                E. Singer                 H. Brock
W. Collins              R. Aprahamian             R. Johnston
F. Martin               To be determined          R. Russenberger

                                                                         ANNEX C
                                                                    TO EXHIBIT A

           PRINCIPAL TERMS OF INDEXED VARIABLE COMMON RIGHTS ("VCRS")


     Amended by the Amendment to Agreement and Plan of Merger. See "AMENDMENT TO

EXHIBIT A" below.

                                                                         ANNEX D


                                                                    TO EXHIBIT A



                   EMPLOYMENT AND EMPLOYEE BENEFITS COVENANTS



     The capitalized terms used in this Annex D have the meaning set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.



          (a) Charles A. Emling, III ("Emling"), AN's executive officers, managers, salespeople, and staff will continue to participate in the AN Benefit Plans and AN Employee Agreements as in effect on the date of the Merger Agreement until the Effective Time.



          (b) AN will use its best efforts to cause Ray D. Russenberger and Elliot H. Singer to enter into non-compete agreements with MC that will take effect at the Effective Time.



          (c) MC will review compensation arrangements and bonus plans in its normal budgeting cycle, with the expectation of transitioning current AN employees to the MC compensation arrangements and bonus plans as of the later of the Effective Time and January 1, 1997.



          (d) Emling will cooperate with the officers of MC and Tom Matthews in identifying employees whose services will not be required by the Surviving Corporation. Employees who are terminated after the date hereof and before the Effective Time will be provided with severance, less any applicable withholding and social security taxes, equal to the lesser of (i) one (1) month's salary (at the level in effect on the date hereof) for each full year employed by AN to a maximum of six months' pay and (ii) the severance payable under the AN Benefit Plans as of the date hereof.



          (e) AN shall provide all notices, if any, required by the Worker Adjustment and Retraining Notification Act with respect to actions taken before the Effective Time.



          (f) Certain existing one-year employment contract will be revised in accordance with the employment contract entered into with Emling as of the date hereof (to take effect at the Effective Time). MC currently contemplates that these arrangements will cover Poole, Schultz, Goldstein, and Smith.



          (g) AN will review the performance of Goldstein and Schultz at their customary anniversary date (summer 96) for both salary increases and bonuses based on 1996 performance.



          (h) MC agrees to employ all or substantially all of AN employees who are legally on payroll on the Effective Date and to enroll them in the MC Benefit Plans in accordance with the terms of such plans. The employees so hired will be at-will employees of MC.



          (i) MC is under no obligation to provide or continue any MC Benefit Plan or arrangement or any other plan or arrangement before or after the Effective Time and may amend or terminate any such plan or arrangement in whole or in part, and may modify any provision thereof, including any provision dealing with eligibility, levels or types of benefits, deductibles, or co-payment obligations, or any other right, feature, or characteristic.



          (j) AN agrees that it will take appropriate steps to ensure that the AN 401(k) plan meets any ERISA requirements applicable with respect to participating in the Tender Offer and the Merger. In particular, AN will take the appropriate steps to ensure that the trustee(s) of the AN 401(k) Plan meet their obligations with respect to the Shares held in that plan.



     The parties hereto agree that no employee or former employee of AN (or its predecessors) or beneficiary or dependent thereof, whether hired before or after the date hereof, shall have any third-party beneficiary rights under this Annex D.

                                                                    AMENDMENT TO


                                                                       EXHIBIT A



                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     This AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made this 8th day of October, 1996 by and between METROCALL, INC., a Delaware corporation ("MC") and A+ NETWORK, INC., a Tennessee corporation ("AN").



     WHEREAS, MC and AN entered into a certain AGREEMENT AND PLAN OF MERGER dated as of May 16, 1996 (the "Merger Agreement"); and



     WHEREAS, MC and AN have agreed to amend Section 1.2 of the Merger Agreement to allow MC to request that certain persons be elected to the Board of Directors of AN; and



     WHEREAS, MC and AN have agreed to amend certain terms of the Variable Common Rights issued as part of the Merger Consideration;



     NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:



     1. Definitions. Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Merger Agreement.



     2. Amendment of Merger Agreement.



          (a) Section 1.2 of the Merger Agreement is hereby amended by adding the following subsection (e):



             If requested by MC, AN shall, after receipt of a Final Regulatory Order from the FCC permitting the Merger to be consummated, and before acquisition of a majority of the shares of AN Common Stock or consummation of the Merger, request that its Board of Directors, at a meeting duly called and held, approve by a vote of at least 66 2/3% of the members of the AN Board of Directors who were directors on October 24, 1995 (or whose nomination for election was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at such date or whose election or nomination for election was previously so approved) the election of the persons identified in Annex B as directors of AN effective immediately prior to the closing of the Merger and that it amend AN's Bylaws as necessary to permit the foregoing changes in its Board of Directors. AN will supply MC with a certificate of vote attesting to the foregoing. AN agrees to use its best efforts to cause the election of such persons to the Board of Directors of AN and the bylaw amendment as set forth in the preceding sentence; provided that neither AN nor any of its directors shall be obligated to effect a change in AN's Board of Directors and it shall not be a condition of the Merger that any change be effected.



          (b) Section 4.1(d) of the Merger Agreement is hereby amended by deleting ", (i)" in the first line thereof and by inserting a "." prior to the semicolon and deleting the remainder to the subsection.



          (c) Annex C to the Merger Agreement is hereby amended to read in its entirety as Annex C attached hereto.



     3. Effect of Amendment. All of the terms and provisions of the Merger Agreement, other than as amended hereby, are hereby confirmed and remain in full force and effect as of the date of this Amendment.

     4. Miscellaneous.



          (a) Subject to applicable law, this Amendment may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of AN contemplated by the Merger Agreement, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein.



          (b) This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



          (c) This Agreement shall be governed and construed in accordance with the law of the State of Delaware without giving effect to principles of conflicts of law thereof.



     IN WITNESS WHEREOF, MC and AN have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                          METROCALL, INC.



                                          By:  /s/ VINCENT D. KELLY


                                             -----------------------------------

                                          Name: Vincent D. Kelly
                                          Title: Vice President



                                          A+ NETWORK, INC.



                                          By:  /s/ ELLIOTT H. SINGER


                                             -----------------------------------

                                          Name: Elliott H. Singer
                                          Title: Chairman

                                                                         ANNEX C



           PRINCIPAL TERMS OF INDEXED VARIABLE COMMON RIGHTS ("VCRS")



ISSUER.....................  Metrocall, Inc. ("MC")



PAYMENT AT MATURITY........  Following the maturity of a VCR, the holder of such
                             VCR (the "VCR Holder") shall have the right to receive the amount, if any, by which the Target Price exceeds the greater of the Current Market Value and the Minimum Price (each as defined below). The VCRs shall mature on the Maturity Date unless otherwise extended to the Extended Maturity Date (as defined below).



FORM OF PAYMENT............  MC, at its option, may pay any amount due under the terms of the VCRs to the VCR Holders in cash or MC Common Stock valued based on the Current Market Value as defined below; except that if an Event of Default has occurred and is continuing, MC must pay the Default Amount in cash or shares of Metrocall Preferred Stock having a liquidation preference over Metrocall Common Stock in an amount equal to the Default Amount.



TARGET PRICE...............  "Target Price" means (i) at the Maturity Date,
                             $21.10 reduced but not increased by the "Index Factor", as hereinafter defined, and (ii) at the Extended Maturity Date, $25.10 reduced but not increased by the Index Factor. In each case, such Target Prices shall be adjusted upon the occurrence of any event described in the Section entitled "Antidilution" set forth below.



CURRENT MARKET VALUE.......  "Current Market Value" means with respect to the
                             Maturity Date and the Extended Maturity Date, the median of the averages of the closing bid prices on the Nasdaq NMS (or such other exchange on which such shares are then listed) of shares of MC's Common Stock, par value $.01 per share (the "Common Stock"), during each 20 consecutive trading day period that both begins and ends in the Valuation Period. "Valuation Period" means the 60 trading day period immediately preceding (and including) the Maturity Date or the Extended Maturity Date, as the case may be.



MINIMUM PRICE..............  "Minimum Price" means (i) at the Maturity Date,
                             $16.10, and (ii) at the Extended Maturity Date, $18.10. In each case, subject to adjustment upon the occurrence of any event described in the Section entitled "Antidilution" set forth below.



INDEX FACTOR...............  An Index Factor shall be calculated based upon the ratio of the relevant ending period stock prices for the Comparable Paging Company Index (the Index Factor numerator) and the initial Comparable Paging Company Index (the Index Factor denominator). The Comparable Paging Company Index shall consist of the stocks of ARCH COMMUNICATIONS GROUP, INC., MOBILMEDIA COMMUNICATIONS, INC., AND PRONET, INC., or each's successors. The initial Comparable Paging Company Index shall be equal to the median of the simple arithmetic average of closing bid prices of the index group for the 20 trading days preceding May 14, 1996 (i.e., $24.604). The ending period Comparable Company Paging Index shall be the median of the simple arithmetic average of closing bid prices of the index group as measured in the identical fashion as MC's closing bid prices during the relevant Valuation Periods preceding the Maturity

                             Date, Extended Maturity Date, or Disposition Date, as the case may be. In each case, such adjustments shall be made, as appropriate, for each company's stock prices that is included in the Comparable Paging Company Index, upon the occurrence of any event similar to that described in the "Antidilution" section below.



EARLY TERMINATION..........  If the closing bid prices of the Common Stock exceeds (i) $21.10 for any 50 calendar day period prior to the Maturity Date, or (ii) $25.10 for any 50 calendar day period between the Maturity Date and the Extended Maturity Date, then the VCRs shall immediately expire and be of no further force and effect.



MATURITY DATE; EXTENSION
  THEREOF..................  "Maturity Date" means the first anniversary of the effective time (the "Effective Time") of the merger between MC and A+ Network, Inc. ("AN") (the "Merger"); provided, however, that MC, at its option, may extend the Maturity Date to the second anniversary of the Effective Time (the "Extended Maturity Date"). MC shall exercise either such option to extend by publishing notice of such exercise in the Wall Street Journal (Eastern Edition), or if the Wall Street Journal is not then published, such other newspaper with general circulation in the City of New York, New York no later than one business day preceding the Maturity Date, as the case may be.



NO INTEREST................  Other than in the case of interest on the Default
                             Amount (as defined below), no interest shall accrue on any amounts payable to the VCR Holders pursuant to the terms of VCRs.



DISPOSITION PAYMENT........  Following the consummation of a Disposition (as defined below), MC shall pay to each VCR Holder for each VCR held by such VCR Holder an amount, if any, by which the Discounted Target Price (as defined below) exceeds the greater of (a) the fair market value (as determined by an independent nationally recognized investment banking firm) of the consideration, if any, received by holders of Common Stock for each share of Common Stock held by such holder as a result of such Disposition and (b) the Minimum Price.



DISPOSITION EVENT..........  "Disposition" means (a) a merger, consolidation or other business combination involving MC as a result of which no shares of Common Stock shall remain outstanding, (b) a sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the assets of MC or (c) a reclassification of Common Stock as any other capital stock of MC or any other person.



ACCELERATION UPON EVENT OF
  DEFAULT..................  If an Event of Default (as defined below) occurs and is continuing, either the bank or trust company acting as the trustee (the "Trustee") or VCR Holders holding at least 25% of the outstanding VCRs, by notice to MC (and to the Trustee if given by VCR Holders), may declare the VCRs to be due and payable, and upon any such declaration, the Default Amount shall become due and payable and, thereafter, shall bear interest at an interest rate of 12% per annum until payment is made to the Trustee. "Default Amount" means the amount, if any, by which the Discounted Target Price exceeds the Minimum Price.



DISCOUNTED TARGET PRICE....  "Discounted Target Price" means (a) if a
                             Disposition or an Event of Default shall occur prior to the Maturity Date, $21.10 reduced but not increased by the relevant Index Factor, discounted to the Disposition Payment Date (as defined below) or the Default Payment Date (as defined below), as the case may be, at a per annum rate of 8%; or (b) if a Disposition or an Event of Default shall occur after the Maturity Date but prior to the Extended Maturity Date, $25.10 reduced but not increased by the relevant Index Factor discounted to the date of the Disposition Payment Date or Default Payment Date, as the case may be, at a per annum rate of 8%. In each case, the Discounted Target Price and the Minimum Price shall be adjusted upon the occurrence of any event described in the Section entitled "Antidilution" set forth below. "Disposition Payment Date", with respect to a Disposition, means the date established by MC for payment of the amount due on the VCRs in respect of such Disposition, which in no event shall be more than 38 days after the date on which such Disposition was consummated. "Default Payment Date" means the date on which the VCRs become due and payable upon the declaration thereof following an Event of Default.



EVENTS OF DEFAULT..........  "Event of Default", with respect to the VCRs, means any of the following which shall have occurred and be continuing; (a) default in the payment of all or any part of the amounts payable in respect of any of the VCRs as and when the same shall become due and payable following the Maturity Date or the Extended Maturity Date, the Disposition Payment Date or otherwise; (b) material default in the performance, or material breach, of any material covenant or warranty of MC,and continuance of such material default or breach for a period of 98 days after written notice has been given to MC by the Trustee or to MC and the Trustee by VCR Holders holding at least 25% of the outstanding VCRs; or
                             (c) certain events of bankruptcy, insolvency, reorganization or other similar events in respect of MC.



ANTIDILUTION...............  If MC shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Common Stock, MC shall correspondingly subdivide or combine the VCRs and shall appropriately adjust the Target Price, the Minimum Price and the Discounted Target Price.



TRADING....................  None of MC or any of its affiliates shall trade in shares of Common Stock during the period commencing 18 trading days before the Valuation Period and ending on the last day of the Valuation Period, except with respect to employee benefit plans and other incentive compensation arrangements.



VCR AGREEMENT..............  The VCRs will be issued pursuant to a VCR Agreement between MC and the Trustee. MC shall use its reasonable best efforts to cause the VCR Agreement to be qualified under the Trust Indenture Act of 1939, as amended.



REGISTRATION...............  The VCRs will be issued in registered form.



DIVIDENDS..................  If any dividends are paid on the MC Common Stock prior to the Maturity Date or the Extended Maturity Date, as applicable, the holders of the VCRs shall have no right to receive any such dividends.

                                                                       EXHIBIT B

                                                 WHEAT FIRST BUTCHER SINGER LOGO

May 14, 1996

CONFIDENTIAL

The Board of Directors
Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

Members of the Board:

     It is our understanding that Metrocall, Inc. ("Metrocall") and A+ Network, Inc. ("A+ Network") have entered into an Agreement and Plan of Merger (the "Agreement") which provides for the acquisition pursuant to a tender offer (the "Offer") by Metrocall of up to 2,140,526 shares of common stock, par value $.01 per share, of A+ Network (the "A+ Network Common Stock"), at a price of $21.10 per share, in cash, subject to there being tendered in the Offer, and not withdrawn, 2,140,526 shares of A+ Network Common Stock. Simultaneously with the closing of the Offer, Metrocall will purchase for cash from the principal shareholders of A+ Network the number of shares of A+ Network Common Stock provided for in the A+ Shareholders' Option and Sale Agreement (the "Shareholders Agreement"), to be followed by a merger of A+ Network with and into Metrocall (the "Merger"). In the Merger, each shares of A+ Network Common Stock issued and outstanding at the Effective Time will be converted into the right to receive (a) the number of shares of common stock, par value $.01 per share, of Metrocall (the "Metrocall Common Stock") determined by dividing $21.10 by the average of the last reported closing price per Metrocall share for the 50 consecutive trading days ending on the trading day that is five trading days prior to the transaction closing date (the "Average Share Price"), provided that the Average Share Price shall not exceed $21.88 or be less than $17.90, and rounding the result to the nearest 1/100,000 of a share; plus (b) Indexed Variable Common Rights issued by Metrocall ("VCRs") in an amount equal to the number of shares to be received pursuant to clause (a) which, as more fully described in the Agreement, entitles the holder to consideration in certain circumstances in the form of cash or shares of Metrocall Common Stock, the form of which consideration may be determined by Metrocall (the Metrocall Common Stock and VCRs to be issued in the Merger being collectively referred to as the "Merger Consideration"). The terms set forth in the preceding two sentences are referred to in this letter as the "Financial Terms of the Acquisition."

     Wheat, First Securities, Inc. ("Wheat"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Metrocall or A+ Network for our own account or for the accounts of our customers. Wheat has acted as financial advisor to the Board of Directors of Metrocall in connection with this transaction and will receive a fee for such services. Wheat will also receive a fee from Metrocall for rendering this opinion.

                      WHEAT FIRST BUTCHER SINGER TRADEMARK

     In arriving at the Opinion, we, among other things:

          (1) reviewed the financial and other information contained in A+ Network's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q;

          (2) reviewed the financial and other information contained in Metrocall's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q;

          (3) reviewed the audited consolidated balance sheet of Metrocall as of December 31, 1995, and the audited consolidated statement of earnings, stockholders' equity, and cash flows for the fiscal year then ended, together with the notes thereto;

          (4) conducted discussions with members of senior management of A+ Network and Metrocall concerning their respective business and prospects;

          (5) took into account certain long-term strategic benefits expected to occur from the Acquisition, both operational and financial, that were described to us by Metrocall and A+ Network senior management;

          (6) reviewed certain publicly available information with respect to historical market prices and trading activity for A+ Network Common Stock and Metrocall Common Stock and for certain publicly traded companies which we deemed relevant;

          (7) compared the results of operations of A+ Network and Metrocall with those of certain publicly traded companies which we deemed relevant;

          (8) compared the proposed Financial Terms of the Acquisition with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (9) performed a discounted cash flow analysis of A+ Network based upon estimates of projected financial performance prepared by A+ Network and Metrocall;

          (10) evaluated the pro forma financial impact of consummation of the Agreement on Metrocall;

          (11) reviewed other financial information concerning the business and operations of A+ Network and Metrocall, including certain internal financial analyses and forecasts for A+ Network and Metrocall prepared by the senior management of each entity, as well as certain pro forma financial projections for the combined company prepared by the senior management of Metrocall;

          (12) reviewed the Agreement (including the Annexes thereto) and the Shareholders Agreement; and

          (13) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Metrocall and A+ Network, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of Metrocall or A+ Network. We have relied upon the management of Metrocall and A+ Network as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. This opinion does not address the Financial Terms of the Acquisition in the Offer and in the Merger independent of each other. We express no opinion as to what the value of the Merger Consideration actually will be when issued to A+ Network shareholders pursuant to the Merger or the price at which the Metrocall Common Stock or the VCRs will trade subsequent to the Merger. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion, in any event, is directed only to the fairness, from a financial point of view, of the Financial Terms of the Acquisition and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Metrocall, nor does it address the effect of any other business combination in which Metrocall might engage.

     Our advisory services and the opinion expressed herein are provided solely for the use of Metrocall's Board of Directors in evaluation the Merger and are not on behalf of, and are not intended to confer rights or rememdies upon A+ Network, any stockholder or Metrocall or A+ Network or any person other than Metrocall's Board of Directors. It is understood that this opinion letter is for the information on the Board of Directors of Metrocall and, without our prior written consent, is not to be quoted or referred to, in whole or in part, in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, but may be referred to in, and filed as an exhibit to, the Tender Offer Statement on Schedule 14D-1 and any amendments thereto to be filed by Metrocall with the Securities and Exchange Commission in connection with the Merger and the respective proxy statement of A+ Network and the proxy statement/prospectus of Metrocall relating to the Merger and any Registration Statement of which any such proxy statement or proxy statement/prospectus forms a part.

     On the basis of, and subject to the foregoing, we are of the opinion that as of the date hereof the Financial Terms of the Acquisition are fair, from a financial point of view, to Metrocall and to its shareholders.

Very truly yours,

WHEAT, FIRST SECURITIES, INC.

By: /s/ WAYNE L. HUNTER
--------------------------------------
    Managing Director

                                                                       EXHIBIT C

                           Prudential Securities Logo

                                                                    May 15, 1996

The Board of Directors
A+ Network, Inc.
2416 Hillsboro Road
Nashville, TN 37212

Attention:  Elliott H. Singer
          Chairman of the Board

Dear Sirs:

     We understand that A+ Network, Inc. ("A+ Network"), a Tennessee corporation, and Metrocall, Inc. ("Metrocall"), a Delaware corporation, propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, Metrocall shall offer to purchase up to approximately 2.1 million shares of the issued and outstanding voting common stock, par value $0.01 per share, of A+ Network (the "Shares"), together with the related Rights (as defined in the Agreement), at a price of $21.10 per Share (or such higher price as is paid pursuant to the tender offer, the "Cash Consideration") net to the seller in cash (the "Tender Offer"). In addition, subject to the consummation of the Tender Offer, Metrocall shall purchase approximately 2.2 million Shares, together with the related Rights, at the Cash Consideration, from certain A+ Network insiders, such purchases to close promptly following the closing of the Tender Offer. Also pursuant to the Agreement: (i) following the consummation of the Tender Offer and the satisfaction of certain conditions, A+ Network shall be merged with and into Metrocall (the "Merger"); and (ii) each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Metrocall or any subsidiary thereof), together with the related Rights, shall be converted into the right to receive (a) approximately 1.179 newly issued shares of common stock, par value $0.01 per share, of Metrocall (the "Purchaser Shares") if the Average Purchaser Share Price (as defined in the Agreement) is $17.90 or less, (b) approximately 0.964 Purchaser Shares if the Average Purchaser Share Price is $21.88 or greater, or (c) Purchaser Shares equal to the quotient of $21.10 divided by the Average Purchaser Share Price, if the Average Purchaser Share Price is greater than $17.90 but less than $21.88. Further pursuant to the Agreement, for each Purchaser Share issued pursuant to the Agreement, one variable common right ("VCR") shall also be issued, having the terms set forth in the Agreement. The Cash Consideration, the Purchaser Shares and the VCRs are collectively referred to herein as the "Consideration"; such Consideration may be paid at different times and in a different manner if the Tender Offer is terminated under certain circumstances.

     Prudential Securities Incorporated ("Prudential Securities") has been requested by the Board of Directors of A+ Network to provide its opinion as to whether the Consideration to be received by the holders of the Shares is fair from a financial point of view.

     In conducting our analysis and arriving at the opinion set forth below, we have reviewed such materials and considered such financial and other factors as we deemed appropriate under the circumstances, including among others, the following: (i) a draft dated May 15, 1996 of the Agreement; (ii) certain historical financial, operating and other data that were publicly available or that were furnished to us regarding A+ Network and Metrocall; (iii) certain information, including financial analyses and projections, relating to the business, cash flows, assets and prospects of A+ Network provided by the management of A+ Network; (iv) certain information, including financial analyses and projections, relating to the business, cash flows, assets and prospects of Metrocall based on information provided by the management of Metrocall and developed by us in conjunction with the management of A+ Network; (v) the pro forma combined financial impact of the consummation of the Merger on A+ Network and Metrocall; (vi) the trading history of the common stock of each of A+ Network and Metrocall; (vii) publicly available financial, operating and stock market data for

                                      LOGO

PRUDENTIAL SECURITIES LOGO

companies engaged in businesses that we deemed comparable to A+ Network and Metrocall or otherwise relevant to our inquiry; (viii) the financial terms of certain other recent transactions; and (ix) such other factors as we deemed appropriate. We have met with senior officers of A+ Network and Metrocall to discuss their judgments with respect to the prospects for their respective businesses generally, as well as their estimates of future financial performance, and such other matters as we believed relevant to our inquiry.

     In connection with our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We have neither made nor obtained any independent appraisals of the properties, facilities or other assets of A+ Network or Metrocall. With respect to the operating and financial projections which were provided by the managements of A+ Network and Metrocall, and those developed by us in conjunction with the management of A+ Network, we have assumed that they represent each respective management's best currently available estimate as to the future operating and financial performance of A+ Network and Metrocall, respectively. In addition, we have assumed that all the transactions contemplated by the Agreement will be consummated on the basis of the terms and provisions of the draft dated May 15, 1996 of the Agreement. Our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated on the date hereof.

     Prudential Securities has provided financial advisory and financing services to A+ Network in the past, for which we have received fees. As you are aware, we have been retained by A+ Network to act as its financial advisor in connection with the Merger and will receive fees for such services. The majority of such fees are contingent upon consummation of the transactions contemplated by the Agreement. In addition, Prudential Securities provides equity research on A+ Network and Metrocall. Further, in the ordinary course of business, we may trade the securities of A+ Network and of Metrocall for our own account and for the accounts of customers, and, accordingly, at any time we may hold a long or short position in such securities, and certain accounts of our customers hold such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the holders of the Shares of A+ Network.

     This letter and the opinion stated herein is for the use of the Board of Directors of A+ Network, and except as set forth in our engagement letter with A+ Network, dated April 1, 1996, may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent.

     Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of A+ Network in its evaluation of the Tender Offer and the Merger, and our opinion is not intended to be, and does not, constitute a recommendation to any stockholder of A+ Network as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

                                         Very truly yours,


                                         /s/ Prudential Securities Incorporated



                                         PRUDENTIAL SECURITIES INCORPORATED

                                                                       EXHIBIT D

                           PROPOSED AMENDMENT TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                              (CHARTER AMENDMENT)

     The proposed amendment to Section 4.1 of the Company's Amended and Restated Certificate of Incorporation that would be effective if the Charter Amendment is approved by the stockholders are in bold type and the proposed deletions are in brackets and italicized type.

4. CAPITAL STOCK.

     4.1 AUTHORIZED SHARES.


     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 34,500,000 [27,000,000] shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock"), and 33,500,000 [26,000,000] shall be classified as shares of Common Stock, par value $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

                                                                       EXHIBIT E

                             FIRST AMENDMENT TO THE
                        1996 METROCALL STOCK OPTION PLAN

     Section 3 of the Plan is amended by replacing the first paragraph of that section with the following paragraph:

     The stock that may be issued pursuant to Options shall be shares of common stock of the Corporation (the "Stock"), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued under the Plan shall not exceed in the aggregate 2,000,000 shares of Stock, which number of shares is subject to adjustment as provided in Section 12. If any Option expires, terminates or is terminated for any reason prior to exercise in full, the shares of Stock that were subject to the unexercised portion of such Option shall be available immediately for future grants of Options under the Plan.

                                     PROXY
                                A+ NETWORK, INC.
                        SPECIAL MEETING OF STOCKHOLDERS
                                NOVEMBER 6, 1996

    The undersigned hereby appoints Charles A. Emling III or Randy K. Schultz, or either of them, with power of substitution, as proxies to vote all stock of A+ Network, Inc. (the "Company") owned by the undersigned at the Special Meeting of Stockholders to be held at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee at 2:00 p.m. on November 6, 1996, and any adjournment thereof, on the following matter as indicated below.


    To approve an Agreement and Plan of Merger, dated as of May 16, 1996, as amended, which provides for a merger of A+ Network, Inc. with and into Metrocall, Inc., with Metrocall, Inc. being the surviving corporation.

             / / FOR             / / AGAINST             / / ABSTAIN

    THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED ABOVE.

    Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated: , 1996

                                                  ------------------------------
                                                     Signature of Stockholder

                                                  ------------------------------
                                                    Signature if held jointly

                                                  Please mark, sign, date and
                                                  return the Proxy Card promptly
                                                  using the enclosed envelope.

                                METROCALL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder hereby constitutes and appoints the Proxy Committee comprised of Vincent D. Kelly and Steven D. Jacoby the true and lawful agent and proxy with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Metrocall, Inc. to be held at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia on November 6, 1996, at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE(S) UNLESS YOU SIGN AND RETURN THIS CARD.

    The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Assistant Secretary of Metrocall either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

                                                          SEE REVERSE
                                                                 SIDE
--------                 ----------------------------
        PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.
--------
 X      ------------------------------------------------------------------------
                                                                   6615

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.

    1. Approval and adoption of the Agreement and Plan of Merger, as amended.

       FOR / /    AGAINST / /    ABSTAIN / /


    2. Approval and adoption of an amendment to Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 26,000,000 to 33,500,000.


       FOR / /    AGAINST / /    ABSTAIN / /

    3. Approval and adoption of an amendment to the Metrocall 1996 Stock Option Plan increasing the number of shares that may be issued thereunder by 1,000,000.

       FOR / /    AGAINST / /    ABSTAIN / /

    4. Approval of the issuance of up to $35 million aggregate liquidation value of Series A Convertible Preferred Stock of Metrocall on substantially the terms described in the Joint Proxy Statement/Prospectus.

       FOR / /    AGAINST / /    ABSTAIN / /

    5. In its discretion, the Proxy Committee is authorized to vote such other business as may properly come before the meeting or any adjournment thereof.

       NOTE: Please sign exactly as name appears hereon. Only one signature is required in the case of jointly owned stock. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                          --------------------------------------

I PLAN TO ATTEND THE MEETING / /          --------------------------------------
                                            SIGNATURE(S)                DATE

                                METROCALL, INC.

                        Special Meeting of Stockholders
                                November 6, 1996

                          Ritz-Carlton, Pentagon City
                            1250 South Hayes Street
                              Arlington, Virginia

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporate Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Section 6 of the Metrocall Amended and Restated Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Metrocall to the full extent currently permitted by the DGCL.

     In addition, the Metrocall Amended and Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Metrocall and its stockholders by eliminating liability in damages for breach of fiduciary duty. Section 5.5 of the Metrocall Amended and Restated Certificate of Incorporation provides that neither Metrocall nor its stockholders may recover damages from Metrocall directors for breach of their fiduciary duties in the performance of their duties as directors of Metrocall. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Metrocall in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transactions for which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

           2.1     Agreement and Plan of Merger dated as of May 16, 1996, between Metrocall,
                   Inc. and A+ Network, Inc.(a)

           2.2     Amendment to Agreement and Plan of Merger between Metrocall, Inc. and A+
                   Network, Inc.
           2.3     Shareholders' Option and Sale Agreement dated as of May 16, 1996 between
                   Metrocall, Inc. and certain shareholders of A+ Network, Inc. listed therein.(a)
           2.4     Metrocall Stockholders Voting Agreement dated as of May 16, 1996 between A+
                   Network, Inc. and certain stockholders of Metrocall, Inc. listed therein.(a)
           2.5     Agreement dated May 16, 1996 among Metrocall, Inc. and Ray D. Russenberger and Elliott H. Singer regarding voting for director.(a)
           3.1     Amended and Restated Certificate of Incorporation of Metrocall, Inc.*
           3.2     Certificate of Amendment of Certificate of Incorporation of Metrocall, Inc.*
           3.3     Fourth Amended and Restated Bylaws of Metrocall, Inc.*
           4.1     Specimen Certificate representing the Metrocall, Inc. Common Stock.(c)
           4.2     Form of Variable Common Rights Agreement between Metrocall, Inc. and the
                   Variable Common Rights Agent, including Form of Certificate representing
                   Variable Common Rights of Metrocall, Inc.
           5       Opinion of Wilmer, Cutler and Pickering as to the legality of the securities being registered.
          10.1     Employment Agreement between Metrocall and Vincent D. Kelly.*
          10.2     Employment Agreement between Metrocall and William L. Collins, III.*
          10.3     Employment Agreement between Metrocall and Steven D. Jacoby.*
          10.4     Agreement and Plan of Merger entered into effective the 26th day of April between A+ Network, Inc. ("ACOM"), a Louisiana corporation to be formed as a wholly-owned subsidiary of ACOM, Radio and Communications Consultants, Inc.,
                   Advanced Cellular Telephone, Inc., Leroy Faith, Sr. and Eddie Ray Faith,
                   DeWayne Faith and Leroy Faith Jr.*
          10.5     Asset Purchase Agreement by and among Page America Group, Inc., Page America of New York, Inc., Page America of Illinois, Inc., Page America
                   Communications of Indiana, Inc., Page America of Pennsylvania, Inc., and
                   Metrocall, Inc. dated as of April 22, 1996.(d)
          10.6     Non-disclosure/No Conflict Agreement dated May 16, 1996 between Metrocall,
                   Inc. and Ray D. Russenberger.(a)
          10.7     Non-disclosure/No Conflict Agreement dated May 16, 1996 between Metrocall,
                   Inc. and Elliott H. Singer.(a)
          10.8     Employment Agreement dated May 16, 1996 between Metrocall, Inc. and Charles
                   A. Emling III.(a)
          10.9     Change of Control Agreement between Metrocall and Vincent D. Kelly.*
          10.10    Change of Control Agreement between Metrocall and William L. Collins, III.*
          10.11    Change of Control Agreement between Metrocall and Steven D. Jacoby.*
          10.12    Amended and Restated Loan Agreement among Metrocall, Inc., the
                   Toronto-Dominion Bank and the First National Bank of Boston with the
                   Toronto-Dominion Bank as "Documentation Agent," the First National Bank of
                   Boston as "Syndication Agent," the Toronto-Dominion Bank and the First
                   National Bank of Boston as "Managing Agents," and Toronto-Dominion (Texas),
                   Inc. as "Administrative Agent."(e)
          13.1     Metrocall's Annual Report on Form 10-K for the year ended December 31,
                   1995.*
          13.2     Metrocall's Quarterly Report on Form 10-Q for the quarter ended March 31,
                   1996.*
          23.1     Consent of Wilmer, Cutler & Pickering (included in Exhibit 5).
          23.2     Consent of Arthur Andersen LLP, as independent public accountants for
                   Metrocall, Inc.*
          23.3     Consent of Arthur Andersen LLP, as independent public accountants for O.R.
                   Estman, Inc. and Dana Paging, Inc. dba Satellite Paging.*
          23.4     Consent of Hutton, Patterson & Company, as independent public accountants for Parkway Paging, Inc.*
          23.5     Consent of Deloitte & Touche LLP, as independent public accountants for A+
                   Network, Inc.

          23.6     Consent of Price Waterhouse LLP, as independent public accountants for
                   Network Paging Corporation.
          23.7     Consent of Ernst & Young LLP, as independent auditors for Page America
                   Group, Inc.
          23.8     Consent of Ray D. Russenberger to be named as a director in the Joint Proxy
                   Statement/ Prospectus.*
          23.9     Consent of Elliott H. Singer to be named as a director in the Joint Proxy
                   Statement/ Prospectus.*
          24       Power of Attorney (included in signature pages of this Registration
                   Statement)*
          25       Statement of Eligibility of Trustee on Form T-1.*


---------------
*    Exhibit previously filed.


(a)  Incorporated by reference to Metrocall, Inc.'s Tender Offer Statement on
     Schedule 14D-1, filed with the Commission on May 22, 1996.


(b) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-96042) filed with the Commission on September 27, 1995.

(c) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-63886), filed with the Commission on July 12, 1993.

(d) Incorporated by reference to Metrocall's Statement on Schedule 13D, filed with the Commission on May 2, 1996.

(e) Incorporated by reference to Metrocall's Registration Statement on Form S-3, filed with the Commission on October 1, 1996.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALEXANDRIA, COMMONWEALTH OF VIRGINIA, ON OCTOBER 8, 1996.


                                          METROCALL, INC.

                                          By:        /s/ VINCENT D. KELLY

                                            ------------------------------------
                                            Name: Vincent D. Kelly
                                            Title:  Vice President and CFO

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                               CAPACITY                       DATE
------------------------------------   ------------------------------------   -----------------
                     *                  President, Chief Executive Officer    October 8, 1996
------------------------------------                   and
      WILLIAM L. COLLINS, III             Director (Principal Executive
                                                     Officer)
               /s/ VINCENT D.            Vice President, Chief Financial      October 8, 1996
               KELLY                                 Officer
------------------------------------    and Director (Principal Financial
          VINCENT D. KELLY                   and Accounting Officer)
                     *                        Chairman of the Board           October 8, 1996
------------------------------------
        RICHARD M. JOHNSTON
                     *                               Director                 October 8, 1996
------------------------------------
        RONALD V. APRAHAMIAN
                     *                               Director                 October 8, 1996
------------------------------------
        HARRY L. BROCK, JR.
                     *                               Director                 October 8, 1996
------------------------------------
          SUZANNE S. BROCK
                     *                               Director                 October 8, 1996
------------------------------------
       FRANCIS A. MARTIN, III
                     *                 Chief Operating Officer and Director   October 8, 1996
------------------------------------
          STEVEN D. JACOBY
     *By:       /s/ VINCENT D.                                                October 8, 1996
               KELLY
------------------------------------
          VINCENT D. KELLY
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                                  EXHIBITS
 ------    ---------------------------------------------------------------------
   2.1     Agreement and Plan of Merger dated as of May 16, 1996, between
           Metrocall, Inc. and A+ Network, Inc.(a)
   2.2     Amendment to Agreement and Plan of Merger between Metrocall, Inc. and
           A+ Network, Inc.
   2.3     Shareholders' Option and Sale Agreement dated as of May 16, 1996 between Metrocall, Inc. and certain shareholders of A+ Network, Inc.
           listed therein.(a)
   2.4     Metrocall Stockholders Voting Agreement dated as of May 16, 1996 between A+ Network, Inc. and certain stockholders of Metrocall, Inc.
           listed therein.(a)
   2.5     Agreement dated May 16, 1996 among Metrocall, Inc. and Ray D.
           Russenberger and Elliott H. Singer regarding voting for director.(a)
   3.1     Amended and Restated Certificate of Incorporation of Metrocall, Inc.*
   3.2     Certificate of Amendment of Certificate of Incorporation of
           Metrocall, Inc.*
   3.3     Fourth Amended and Restated Bylaws of Metrocall, Inc.*
   4.1     Specimen Certificate representing the Metrocall, Inc. Common
           Stock.(c)
   4.2     Form of Variable Common Rights Agreement between Metrocall, Inc. and the Variable Common Rights Agent, including Form of Certificate representing Variable Common Rights of Metrocall, Inc.
   5       Opinion of Wilmer, Cutler and Pickering as to the legality of the securities being registered.
  10.1     Employment Agreement between Metrocall and Vincent D. Kelly.*
  10.2     Employment Agreement between Metrocall and William L. Collins, III.*
  10.3     Employment Agreement between Metrocall and Steven D. Jacoby.*
  10.4     Agreement and Plan of Merger entered into effective the 26th day of
           April between A+ Network, Inc. ("ACOM"), a Louisiana corporation to be formed as a wholly-owned subsidiary of ACOM, Radio and
           Communications Consultants, Inc., Advanced Cellular Telephone, Inc.,
           Leroy Faith, Sr. and Eddie Ray Faith, DeWayne Faith and Leroy Faith
           Jr.*
  10.5     Asset Purchase Agreement by and among Page America Group, Inc., Page
           America of New York, Inc., Page America of Illinois, Inc., Page
           America Communications of Indiana, Inc., Page America of
           Pennsylvania, Inc., and Metrocall, Inc. dated as of April 22,
           1996.(d)
  10.6     Non-disclosure/No Conflict Agreement dated May 16, 1996 between
           Metrocall, Inc. and Ray D. Russenberger.(a)
  10.7     Non-disclosure/No Conflict Agreement dated May 16, 1996 between
           Metrocall, Inc. and Elliott H. Singer.(a)
  10.8     Employment Agreement dated May 16, 1996 between Metrocall, Inc. and
           Charles A. Emling III.(a)
  10.9     Change of Control Agreement between Metrocall and Vincent D. Kelly.*
  10.10    Change of Control Agreement between Metrocall and William L. Collins,
           III.*
  10.11    Change of Control Agreement between Metrocall and Steven D. Jacoby.*
  10.12    Amended and Restated Loan Agreement among Metrocall, Inc., the
           Toronto-Dominion Bank and the First National Bank of Boston with the
           Toronto-Dominion Bank as "Documentation Agent," the First National
           Bank of Boston as "Syndication Agent," the Toronto-Dominion Bank and
           the First National Bank of Boston as "Managing Agents," and
           Toronto-Dominion (Texas), Inc. as "Administrative Agent."(e)

 EXHIBIT
 NUMBER                                  EXHIBITS
 ------    ---------------------------------------------------------------------
  13.1     Metrocall's Annual Report on Form 10-K for the year ended December
           31, 1995.*
  13.2     Metrocall's Quarterly Report on Form 10-Q for the quarter ended March
           31, 1996.*
  23.1     Consent of Wilmer, Cutler & Pickering (included in Exhibit 5).
  23.2     Consent of Arthur Andersen LLP, as independent public accountants for
           Metrocall, Inc.*
  23.3     Consent of Arthur Andersen LLP, as independent public accountants for
           O.R. Estman, Inc. and Dana Paging, Inc. dba Satellite Paging.*
  23.4     Consent of Hutton, Patterson & Company, as independent public accountants for Parkway Paging, Inc.*
  23.5     Consent of Deloitte & Touche LLP, as independent public accountants for A+ Network, Inc.
  23.6     Consent of Price Waterhouse LLP, as independent public accountants for Network Paging Corporation.
  23.7     Consent of Ernst & Young LLP, as independent auditors for Page
           America Group, Inc.
  23.8     Consent of Ray D. Russenberger to be named as a director in the Joint
           Proxy Statement/Prospectus.*
  23.9     Consent of Elliott H. Singer to be named as a director in the Joint
           Proxy Statement/Prospectus.*
  24       Power of Attorney (included in signature pages of this Registration
           Statement)*
  25       Statement of Eligibility of Trustee on Form T-1.*


---------------
*    Exhibit previously filed.


(a)  Incorporated by reference to Metrocall, Inc.'s Tender Offer Statement on
     Schedule 14D-1, filed with the Commission on May 22, 1996.


(b) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-96042) filed with the Commission on September 27, 1995.

(c) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-63886), filed with the Commission on July 12, 1993.

(d) Incorporated by reference to Metrocall's Statement on Schedule 13D, filed with the Commission on May 2, 1996.

(e) Incorporated by reference to Metrocall's Registration Statement on Form S-3, filed with the Commission on October 1, 1996.